THIS CIRCULAR IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION

The definitions and interpretations commencing on page 21 of this Circular apply, unless the context clearly indicates otherwise, throughout this Circular, including this cover page.

Action required:

1. This entire Circular is important and should be read with particular attention to the section entitled "*Action required by Renergen Shareholders in relation to the Scheme*", which commences on page 9 of this Circular and the section entitled "*Action required by Renergen Shareholders in relation to the Standby Offer*", which commences on page 15 of this Circular.
2. If you are in any doubt as to what action to take arising from this Circular, you should consult your Broker, CSDP, banker, accountant, attorney or other professional advisor immediately.
3. If you have disposed of all your Renergen Shares, please forward this Circular incorporating the Form of Proxy (*yellow*) and the Form of Surrender, Transfer and Acceptance (*blue*) to the purchaser of such Renergen Shares, or the Broker, CSDP, banker or other agent through whom the disposal was effected.

This Circular should be considered together with the circular distributed to Renergen Shareholders on Wednesday, 28 May 2025, containing full details of the ASPI Funding Arrangements and the Shareholder Ratification Resolution, which incorporates a notice convening a hybrid extraordinary general meeting of Renergen Shareholders to be held at 10:00 SAST on Thursday, 26 June 2025, to consider and, if deemed fit, to pass the Shareholder Ratification Resolution, the adoption of which, is an Offer Condition.

Renergen and ASPI do not accept responsibility, and will not be held liable, for any action of, or omission by, any CSDP or Broker including, without limitation, any failure on the part of the CSDP or Broker of any beneficial owner of Renergen Shares to notify such beneficial owner of the matters set out in this Circular, or to take any action on behalf of such person.

RENERGEN

RENERGEN LIMITED
(Incorporated in the Republic of South Africa)
(Registration number 2014/195093/06)
JSE and A2X Share code: REN
ISIN Number: ZAE000202610
LEI: 378900B1512179F35A69
Australian Business Number (ABN): 93 998 352 675
ASX Share code: RLT
("**Renergen**")

ASP isotopes

ASP ISOTOPES INC.
(Incorporated in the State of Delaware, United States of America)
(Delaware file number: 6228898)
Ticker Symbol: NASDAQ: ASPI
ISIN Number: US00218A1051
("**ASPI**")

COMBINED CIRCULAR TO RENERGEN SHAREHOLDERS

Relating, amongst other things, to:

- a scheme of arrangement in terms of section 114(1) read with section 115 of the Companies Act, proposed by the Renergen Board between Renergen and Renergen Shareholders and to which ASPI is a party, in terms of which, if successfully implemented, ASPI will acquire all of the Scheme Shares from the Scheme Participants for the Scheme Consideration (subject to adjustment as contemplated herein) of 0.09196 new ASPI Common Stock for every 1 (one) Renergen Share held by a Scheme Participant on the Scheme Consideration Record Date and disposed of in terms of the Scheme (with no entitlement to cash, save for fractional entitlements which will be settled in cash) which, if successfully implemented, will result in the delisting of all Renergen Shares from the JSE, A2X and ASX; and
- a Standby Offer, if the Standby Offer Trigger Event occurs;

and incorporating, amongst other things:

- a report prepared by the Independent Expert in terms of regulations 90 and 110 of the Companies Regulations, and sections 114(2) and 114(3) of the Companies Act, in respect of the Offer;
- extracts of section 115 of the Companies Act dealing with the approval requirements for the Scheme, of section 164 of the Companies Act dealing with Appraisal Rights, and of section 124 of the Companies Act dealing with the Squeeze Out;

– the Notice of General Meeting of Renergen Shareholders;
– the Form of Proxy *(yellow)* in respect of the General Meeting of Renergen Shareholders for use by Certificated Renergen Shareholders and Own-Name Dematerialised Renergen Shareholders only; and
– a Form of Surrender, Transfer and Acceptance *(blue)* in respect of the Scheme and the Standby Offer for use by Certificated Renergen Shareholders only.

Transaction and Designated Advisor to Renergen	Independent Reporting Accountant	Corporate Advisor and Sponsor to ASPI
PSG CAPITAL	BDO	Valeo
Legal Advisor to Renergen	**Independent Expert**	**South African Legal Advisor to ASPI**
BOWMANS	forvis mazars	DLA PIPER
US Legal Advisor to ASPI		**South African Legal Advisor to ASPI**
BLANKROME		AVADVISORY

This Circular is available in English only. Copies of this Circular may be obtained during normal business hours from the registered office of Renergen, the registered office of ASPI and the offices of PSG Capital at their respective addresses set out in the "Corporate Information and Advisors" section of this Circular, and on the websites www.renergen.co.za and www.aspisotopes.com, from the date of posting of this Circular until the earlier of: (i) the Scheme Implementation Date; (ii) if the Standby Offer becomes Effective, the Standby Offer Closing Date; and (iii) the date on which it is announced on SENS and on the ASX that the Offer has failed, whichever occurs first.

Date of issue: Thursday, 12 June 2025

IMPORTANT LEGAL NOTES

The definitions and interpretations commencing on page 21 of this Circular apply, unless the context clearly indicates otherwise, to this section on important legal notes.

FORWARD-LOOKING STATEMENTS

This Circular contains statements about Renergen and ASPI that are or may be forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. These forward-looking statements are not based on historical facts, but rather reflect current expectations concerning future results and events and generally may be identified by the use of forward-looking words or phrases such as "believe", "aim", "expect", "anticipate", "intend", "foresee", "forecast", "likely", "should", "planned", "may", "estimated", "potential" or similar words and phrases.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Renergen and ASPI caution that forward-looking statements are not guarantees of future performance. Actual results, financial and operating conditions, liquidity and the developments within the industries in which Renergen and ASPI operate may differ materially from those made in, or suggested by, the forward-looking statements contained in this Circular.

All these forward-looking statements are based on estimates and assumptions, as regards Renergen, made by Renergen or, as regards ASPI, made by ASPI, as communicated in publicly available documents by the respective companies, all of which estimates and assumptions, although Renergen or ASPI believe them to be reasonable, are inherently uncertain. Such estimates, assumptions or statements may not eventuate. Factors which may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied in those statements or assumptions include other matters not yet known to Renergen or ASPI or not currently considered material by Renergen or ASPI.

Renergen Shareholders should keep in mind that any forward-looking statement made in this Circular or elsewhere is applicable only at the date on which such forward-looking statement is made. New factors that could cause the business of either Renergen or ASPI not to develop as expected may emerge from time to time and it is not possible to predict all of them. Further, the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statement is not known. Renergen and ASPI have no duty to, and do not intend to, update or revise the forward-looking statements contained in this Circular after the date of this Circular, except as may be required by Law.

Any forward-looking statements have not been reviewed nor reported on by the Independent Reporting Accountant.

FOREIGN RENERGEN SHAREHOLDERS

This Circular has been prepared for the purposes of complying with the Laws of South Africa and is subject to applicable South African Laws, including but not limited to the Companies Act, the Companies Regulations and, to the limited extent applicable, the JSE Listings Requirements, and the information disclosed may not be the same as that which would have been disclosed if this Circular had been prepared in accordance with the Laws of any jurisdiction outside of South Africa, or the requirements of any exchange other than the JSE.

This Circular does not constitute a prospectus or a prospectus equivalent document. Renergen Shareholders are advised to read this Circular, which contains the full terms and conditions of the Offer, with care. Any decision to approve the Scheme, accept the Standby Offer or any other response to the proposals should be made only on the basis of the information in this Circular.

This Circular and any accompanying documentation are not intended to, and do not constitute, or form part of, an offer to issue, an offer to sell or a solicitation of any vote or approval in any jurisdiction in which it is unlawful to make such an offer or solicitation, or in which such offer or solicitation would require Renergen or ASPI to comply with any filing and/or other regulatory obligations. In those circumstances or otherwise if the distribution of this Circular and any accompanying documentation in jurisdictions outside of South Africa are restricted or prohibited by the Laws of such jurisdiction, this Circular and any accompanying documentation are deemed to have been sent for information purposes only and should not be copied or redistributed.

Foreign Renergen Shareholders must inform themselves about, and observe, any applicable requirements and satisfy themselves as to the full observance of the Laws of any applicable jurisdiction concerning the receipt of the Scheme Consideration, or their election to receive the Standby Offer Consideration, including any requisite governmental or other consents, observing any other requisite formalities and paying any transfer or other taxes due in such other jurisdictions and are required to advise Renergen of all such filing or regulatory obligations as Renergen or ASPI may be required to comply with in such jurisdictions in relation to the Scheme or the Standby Offer. Any failure to comply with the applicable requirements may constitute a violation of the securities laws of any such jurisdiction. Renergen or ASPI and their respective boards of directors and advisors accept no responsibility for the failure by a Renergen Shareholder to inform itself about, or to observe, any applicable legal requirements in any relevant jurisdiction, nor for any failure by Renergen or ASPI to observe the requirements of any jurisdiction.

The Scheme and Standby Offer are governed by the Laws of South Africa and are subject to applicable South African Laws, including the Companies Act, the Companies Regulations and, to the limited extent applicable, the JSE Listings Requirements. In accordance with paragraph 11.54 of the JSE Listings Requirements, given that the Offer and the Circular involve a corporate action regulated by the Takeover Panel, the Offer is only required to comply with the relevant JSE corporate action timetable and section 8 of the JSE Listings Requirements in respect of the *pro forma* financial information included in this Circular.

Any Renergen Shareholder who is in doubt as to its position, including, without limitation, its tax status, should consult an appropriate independent professional advisor in the relevant jurisdiction without delay.

Foreign Renergen Shareholders who are registered, resident, domiciled or located in certain countries may be considered to be Scheme Restricted Foreign Renergen Shareholders or Standby Offer Restricted Foreign Renergen Shareholders.

Scheme Restricted Foreign Renergen Shareholders (if any) will not receive Consideration Shares under the Scheme. Consideration Shares that would otherwise be issued to these Scheme Restricted Foreign Renergen Shareholders under the Scheme will be delivered to Computershare, as the nominee for all Scheme Restricted Foreign Renergen Shareholders (including Scheme Restricted Foreign Renergen Shareholders recorded in the South African Register and in the Australian Register). Computershare will sell all such Consideration Shares on the JSE on a "best efforts" basis, and the average net proceeds of such sale will be paid to Scheme Restricted Foreign Renergen Shareholders, less any relevant costs and converted at the applicable exchange rate (if applicable).

Standby Offer Restricted Foreign Renergen Shareholders (if any) who, notwithstanding the limitations on distribution of the Circular into Affected Jurisdictions, accept the Standby Offer will not receive Consideration Shares under the Standby Offer. Consideration Shares that would otherwise be issued to these Standby Offer Restricted Foreign Renergen Shareholders under the Standby Offer will be delivered to Computershare, as the nominee for all Standby Offer Restricted Foreign Renergen Shareholders (including Standby Offer Restricted Foreign Renergen Shareholders recorded in the South African Register and in the Australian Register). Computershare will sell all such Consideration Shares on the JSE on a "best efforts" basis, and the average net proceeds of such sale will be paid to Standby Offer Restricted Foreign Renergen Shareholders, less any relevant costs and converted at the applicable exchange rate (if applicable).

IMPORTANT NOTICE TO RENERGEN SHAREHOLDERS IN THE UNITED STATES

The proposed business combination is made for the securities of a non-US company (Renergen, a South African company), by means of the Scheme or the Standby Offer. The Offer is subject to disclosure and procedural requirements under South African Law and other non-US jurisdictions that are different from those of the United States. The financial information relating to Renergen contained in this Circular has been extracted from financial statements that have been prepared in accordance with IFRS Accounting Standards and the requirements of the South African Companies Act that may not be comparable to the financial statements and financial information of US companies.

It may be difficult for US holders of Renergen Shares to enforce their rights and any claim they may have arising under the federal securities laws of the United States, since Renergen is incorporated in a non-US jurisdiction, and some or all of its officers and directors may be residents of a non-US jurisdiction. US holders may not be able to sue a non-US company or its officers or directors in a non-US court, including South African courts, for violations of US securities Laws. Further, it may be difficult to compel a non-US company and its affiliates to subject themselves to a US court's judgment.

You should be aware that ASPI may purchase securities otherwise than under the Scheme, or Standby Offer, such as in open market or privately negotiated purchases, subject to any restrictions or requirements under South African Law.

The securities to be issued pursuant to the Scheme or the Standby Offer to Renergen Shareholders in the United States have not been registered in terms of the US Securities Act 1933, as amended ("**Securities Act**") and will be issued in reliance on the exemption from the registration requirements thereof provided by Rule 802 of the Securities Act.

IMPORTANT NOTICE TO RENERGEN SHAREHOLDERS IN AUSTRALIA

The issue of ASPI Common Stock under the Scheme, to Australian resident Renergen Shareholders constitutes an issue of securities under a compromise or arrangement in accordance with the exemption in paragraph 5 of Part 2 of ASIC Corporations (Compromises or Arrangements) Instrument 2015/358. Accordingly, ASPI is exempt from lodging and publishing an Australian prospectus in relation to the proposed issue of ASPI Common Stock as part of the Scheme Consideration, under the Scheme. Accordingly, Renergen Shareholders who are registered, resident, domiciled or located in, or citizens of, Australia are not considered to be Scheme Restricted Foreign Renergen Shareholders and will receive Consideration Shares under the Scheme in accordance with paragraph 5.7 of the Circular.

To the extent that –

(i) the Standby Offer Trigger Event may occur; and

(ii) it may be necessary to lodge a prospectus with the Australian Securities and Investments Commission and publish the same (or alternatively, to obtain relief or an exemption from the Australian Securities and Investments Commission), in relation to the Standby Offer,

the offer to issue ASPI Common Stock to Renergen Shareholders who are registered, resident, domiciled or located in, or citizens of, Australia in terms of Standby Offer, specifically including **Annexure 1**, are distributed to Australian resident Renergen Shareholders for information only).

Should the Scheme fail and the Standby Offer Trigger Event occur, Renergen Shareholders who are registered, resident, domiciled or located in, or citizens of, Australia will be treated as Standby Offer Restricted Foreign Renergen Shareholders (and will not receive Consideration Shares under the Standby Offer), as detailed in paragraph 9.7 of Annexure 1 to this Circular, unless the necessary relief or exemption has been obtained from the Australian Securities and Investments Commission, or a prospectus has been lodged and published, and has been announced by Renergen prior to the Standby Offer Closing Date.

ASPI FINANCIAL INFORMATION

ASPI is a US domiciled and tax registered company and has an accounting year end of December 31, and its reporting currency is USD.

ASPI prepares, and will continue to prepare, its consolidated financial statements in conformity with US GAAP, as issued by the US Financial Accounting Standards Board and the US Governmental Accounting Standards Board, as well as the requirements of the SEC.

Accordingly, the historical financial information of ASPI has been prepared in accordance with US GAAP. Similarly, the *pro forma* financial information, prepared to show the effects and associated costs of the Scheme and the Standby Offer, has been prepared in accordance with US GAAP.

For more information on ASPI's financial information, accounting policies, principles or related matters, please refer to the Annual Report on Form 10-K, as amended by the Form 10-K/A, which is incorporated by reference in this Circular.

INFORMATION INCORPORATED BY REFERENCE

The following table sets out the information included or incorporated by reference in this Circular:

Document	Website link
ASPI's Quarterly Report on Form 10-Q (including financial statements) for the quarterly period ended 31 March 2025 and filed with the SEC on 20 May 2025	https://ir.aspisotopes.com/sec-filings/all-sec-filings/content/0000950170-25-075197/0000950170-25-075197.pdf
ASPI's Annual Report on Form 10-K (including financial statements) for the fiscal year ended 31 December 2024 and filed with the SEC on 31 March 2025	https://ir.aspisotopes.com/sec-filings/all-sec-filings/content/0000950170-25-047694/0000950170-25-047694.pdf
ASPI's Form 10-K/A, being an amendment to its Annual Report on Form 10-K for the fiscal year ended 31 December 2024 and filed with the SEC on 30 April 2025	https://ir.aspisotopes.com/sec-filings/all-sec-filings/content/0001477932-25-003142/0001477932-25-003142.pdf
ASPI's Annual Report on Form 10-K (including financial statements) and Forms 10-K/A for the fiscal year ended 31 December 2023	https://ir.aspisotopes.com/financial-information/financial-results
ASPI's Annual Report on Form 10-K (including financial statements) and Form 10-K/A for the fiscal year ended 31 December 2022	https://ir.aspisotopes.com/financial-information/financial-results
The audited financial statements of Renergen for the three years ended 28 February 2022, 28 February 2023 and 29 February 2024 prepared in accordance with IFRS Accounting Standards	https://www.renergen.co.za/financial-statements/
Corporate governance guidelines adopted by the ASPI Directors as of 9 December 2024	https://ir.aspisotopes.com/sec-filings/all-sec-filings/content/0001477932-25-003142/0001477932-25-003142.pdf

CORPORATE INFORMATION AND ADVISORS

The definitions and interpretations commencing on page 21 of this Circular apply, unless the context clearly indicates otherwise, to this Corporate Information and Advisors section.

Directors of Renergen
Dr David King (Chairman)*#
Stefano Marani (Chief Executive Officer)
Brian Harvey (Chief Financial Officer)
Nick Mitchell (Chief Operating Officer)
Mbali Swana*#
Dumisa Hlatshwayo*#

** non-executive*
 # independent

Directors of ASPI
Paul E. Mann (Chairman)
Dr Michael Gorley*#
Sipho Maseko*#
Dr Duncan Moore*#
Robert Ryan*#
Todd Wider*#

Executives of ASPI
Paul E. Mann (Chief Executive Officer, Secretary)
Heather Kiessling (Chief Financial Officer)
Robert Ainscow (Chief Operating Officer)
Dr Hendrik Strydom (Chief Technology Officer)

** non-executive*
 # independent

Date and place of incorporation of Renergen
30 September 2014
Republic of South Africa

Date and place of incorporation of ASPI
13 September 2021
Delaware, United States of America

Registered office of Renergen
2nd Floor, Sandton Gate
25 Minerva Avenue, Glenadrienne
Sandton, 2196
Gauteng, South Africa

Registered office of ASPI
601 Pennsylvania Avenue NW
South Building, Suite 900
Washington, DC
United States of America

Company Secretary of Renergen
Acorim Proprietary Limited
(Registration number 2013/087325/07)
13th Floor, Illovo Point, 68 Melville Road,
Illovo Sandton, 2196, South Africa

Transfer Secretaries to Renergen and ASPI
Computershare Investor Services Proprietary Limited
(Registration number 2004/003647/07)
Rosebank Towers, 15 Biermann Avenue, Rosebank
Johannesburg, 2196, South Africa
(Private Bag X9000, Saxonwold, 2132)

Transaction and Designated Advisor to Renergen
PSG Capital Proprietary Limited
(Registration number 2006/015817/07)
First Floor, Ou Kollege, 35 Kerk Street,
Stellenbosch, 7600, South Africa
(PO Box 7403, Stellenbosch, 7599)

and

1st Floor, The Place, 1 Sandton Drive North Towers,
Sandhurst, Sandton, 2196

Corporate Advisor and Sponsor to ASPI
Valeo Capital Proprietary Limited
(Registration number 2021/834806/07)
Unit G02 Skyfall Building, De Beers Avenue
Paardevlei, Somerset West 7130
Western Cape
South Africa

(Postnet Suite 272, Private Bag X29, Somerset West,
Western Cape, 7129)

Independent Reporting Accountant
BDO Corporate Finance Proprietary Limited
(Registration number 1983/002903/07)
Wanderers Office Park
52 Corlett Drive
Illovo, 2196
(Private Bag X60500, Houghton, 2041)

Independent Expert to Renergen
Forvis Mazars Corporate Finance Proprietary Limited
(Registration number 2003/029561/07)
54 Glenhove Road, Melrose Estate
Johannesburg, South Africa, 2196
(PO Box 669, Johannesburg, 2000)

Legal Advisor to Renergen
Bowman Gilfillan Inc
(Registration number 1998/021409/21)
11 Alice Lane, Sandton, Johannesburg, 2196
(PO Box 785812, Sandton, 2146, South Africa)

US Legal Advisor to ASPI
Blank Rome LLP
(Registration number 2792348)
200 Crescent Court, Suite 1000
Dallas, TX 75201, United States of America
(postal address as above)

South African Legal Advisor to ASPI
AVAdvisory Proprietary Limited
(Registration number 2013/030538/07)
9th Floor, Atrium on 5th, 5th Street, Sandhurst, 2196
(postal address as above)

South African Legal Advisor to ASPI
DLA Piper Advisory Services Proprietary Limited
(Registration number 2015/222271/07)
6th Floor, 61 Katherine Street, Sandton, 2196
(Private Bag X40, Benmore, 2010)

TABLE OF CONTENTS

		Page
IMPORTANT LEGAL NOTES		1
CORPORATE INFORMATION AND ADVISORS		5
ACTION REQUIRED BY RENERGEN SHAREHOLDERS IN RELATION TO THE SCHEME		9
ACTION REQUIRED BY RENERGEN SHAREHOLDERS IN RELATION TO THE STANDBY OFFER		15
IMPORTANT DATES AND TIMES RELATING TO THE SCHEME		18
DEFINITIONS AND INTERPRETATIONS		21
COMBINED CIRCULAR TO RENERGEN SHAREHOLDERS		31
1.	Introduction	31
2.	Purpose of This Circular	32
3.	Overview of ASPI	32
4.	Rationale for the Scheme and Standby Offer	34
5.	The Scheme	35
6.	Delisting of Renergen	45
7.	Intentions Regarding The Continuation of The Renergen Business and the Renergen Board	46
8.	Standby Offer	46
9.	Interests of ASPI and ASPI Directors in Renergen Securities	46
10.	Interests of ASPI Directors in ASPI Securities	46
11.	Interests of Renergen and Renergen Directors in ASPI Securities	48
12.	Interests of Renergen Directors in Renergen Securities	48
13.	Irrevocable Undertakings	49
14.	Dealings by Providers of Irrevocable Undertakings	49
15.	Agreements	49
16.	Historical Financial Information of Renergen	52
17.	Historical Financial Information of ASPI	52
18.	*Pro Forma* Financial Effects	53
19.	Report of the Independent Expert	53
20.	The Views of the Independent Board and the ASPI Board on the Offer	54
21.	Intended Action of Renergen Directors	55
22.	Renergen Directors' Service Contracts	55
23.	Service Contracts Entered Into or Amended	55
24.	Remuneration of Renergen Directors	55
25.	Tax Implications for Renergen Shareholders	55
26.	Notice of General Meeting	55
27.	Independent Board Responsibility Statement	55
28.	ASPI Board Responsibility Statement	56
29.	Advisors' Consents	56
30.	Documents Available for Inspection	56

		Page
Annexure 1	Standby Offer by ASPI to Renergen Shareholders	57
Annexure 2	Report of the Independent Expert regarding the offer	67
Annexure 3	Extracts from the consolidated historical financial information of Renergen for the financial years ended 28 February 2025, 29 February 2024 and 28 February 2023	74
Annexure 4	Extracts from the consolidated historical financial information of ASPI for the financial years ended 31 December 2024, 31 December 2023 and 31 December 2022	126
Annexure 5A	*Pro forma* financial information in respect of the Scheme	161
Annexure 5B	*Pro forma* financial information in respect of the Standby Offer	175
Annexure 6	Independent Reporting Accountant's report on the *pro forma* financial information	182
Annexure 7	Foreign Renergen Shareholders and Exchange Control Regulations	184
Annexure 8	Wording of section 115, section 124 and section 164 of the Companies Act	186
Annexure 9	Table of Entitlements	192
Annexure 10	Dealings by providers of Irrevocable Undertakings	193
Notice of General Meeting of Renergen Shareholders		Enclosed
Form of Proxy *(yellow) (for use by Certificated Renergen Shareholders and Own-Name Dematerialised Renergen Shareholders only)*		Enclosed
Form of Surrender, Transfer and Acceptance *(blue) (for use by Certificated Renergen Shareholders only)*		Enclosed

ACTION REQUIRED BY RENERGEN SHAREHOLDERS IN RELATION TO THE SCHEME

The definitions and interpretations commencing on page 21 of this Circular apply, unless the context clearly indicates otherwise, to this section on the action required by Renergen Shareholders in relation to the Scheme.

This Circular is important and requires your immediate attention. The action you need to take is set out below. If you are in any doubt as to what action to take, you should consult your Broker, CSDP, banker, accountant, attorney or other advisor. If you have disposed of any of your Renergen Shares, this Circular should be handed to the purchaser to whom, or the Broker, CSDP or other agent through whom, the disposal was effected.

GENERAL MEETING

Renergen Shareholders are invited to attend the hybrid General Meeting, convened in terms of the Notice of General Meeting, held in person at Renergen's offices situated at the 2nd Floor, Sandton Gate, 25 Minerva Ave, Glenadrienne, Sandton at 10:00 SAST on Thursday, 10 July 2025, and conducted virtually by electronic communication for Renergen Shareholders who are unable to attend in person, to consider and, if deemed fit, to pass the resolutions required to approve the Scheme and matters ancillary thereto. A notice convening such General Meeting is attached to, and forms part of, this Circular.

1. DEMATERIALISED RENERGEN SHAREHOLDERS WHO DO NOT HAVE OWN-NAME REGISTRATION

1.1 Voting at the General Meeting

1.1.1 Your Broker or CSDP should contact you to ascertain how you wish to cast your vote at the General Meeting and should thereafter cast your vote in accordance with your instructions.

1.1.2 If your Broker or CSDP has not contacted you, it is advisable for you to contact your Broker or CSDP and furnish them with your voting instructions.

1.1.3 If your CSDP or Broker does not obtain voting instructions from you, your CSDP or Broker will be obliged to act in accordance with the instructions contained in the Custody Agreement between you and your CSDP or Broker.

1.1.4 Renergen does not accept responsibility and will not be held liable for any failure on the part of the CSDP or Broker of a Dematerialised Renergen Shareholder to notify such Renergen Shareholder of the General Meeting or any business to be conducted thereat.

1.0.1 You must not complete the attached Form of Proxy (*yellow*).

1.2 Attendance and representation at the General Meeting

1.2.1 In accordance with the Custody Agreement between you and your CSDP or Broker, you must advise your CSDP or Broker if you wish to:

1.2.1.1 attend, speak and vote at the General Meeting; or

1.2.1.2 appoint a proxy to represent you at the General Meeting.

1.2.2 If you wish, or you wish to appoint a proxy, to attend the General Meeting, your CSDP or Broker should then issue the necessary letter of representation to you or your proxy to attend, speak and vote at the General Meeting.

1.3 Surrender of Documents of Title

You must not complete the Form of Surrender, Transfer and Acceptance *(blue)*.

1.4 Settlement of Scheme Consideration

If the Scheme becomes Operative, you will have your account held at your CSDP or Broker credited with the Scheme Consideration and debited with the Scheme Shares you are transferring to ASPI on the Scheme Implementation Date or, if you are a Dissenting Shareholder who subsequently becomes a Scheme Participant pursuant to paragraph 5.10.1 of this Circular, on the date set out in paragraph 5.10.1.2 of this Circular.

2. CERTIFICATED RENERGEN SHAREHOLDERS OR DEMATERIALISED RENERGEN SHAREHOLDERS WITH OWN-NAME REGISTRATION

2.1 Voting, attendance and representation at the General Meeting

2.1.1 You may attend the General Meeting and may vote (or abstain from voting) at the General Meeting.

2.1.2 Alternatively, you may appoint a proxy to represent you at the General Meeting by completing the attached Form of Proxy *(yellow)* in accordance with its instructions and lodging it at or posting it to the Transfer Secretaries (Rosebank Towers, 15 Biermann Avenue, Rosebank, 2196 or Private Bag X9000, Saxonwold, 2132), or emailing it to the Transfer Secretaries at proxy@computershare.co.za, to be received by it, for administrative purposes, by no later than 10:00 SAST on Tuesday, 8 July 2025, provided that any Form of Proxy not delivered to the Transfer Secretaries by this time may be emailed to the Transfer Secretaries (who will provide same to the chairman of the General Meeting) or handed to the chairman at the General Meeting at any time before the appointed proxy exercises any rights of the Renergen Shareholder at such General Meeting.

2.2 Surrender of Documents of Title (this applies only to Certificated Renergen Shareholders and not to Own-Name Dematerialised Renergen Shareholders)

2.2.1 You are required to complete the attached Form of Surrender, Transfer and Acceptance (*blue*) in accordance with its instructions and return it, together with the Documents of Title representing all your Certificated Renergen Shares, to Computershare at Rosebank Towers, 15 Biermann Avenue, Rosebank, Johannesburg, 2196 (Private Bag X3000, Saxonwold, 2132), to be received by no later than 12:00 SAST on the Scheme Consideration Record Date.

2.2.2 Documents of Title held by Certificated Renergen Shareholders in respect of their Renergen Shares will cease to be of any value, and shall not be good for delivery, from the Scheme Implementation Date, other than for surrender in terms of the Scheme and/or the Appraisal Rights.

2.2.3 If you wish to surrender your Documents of Title in anticipation of the Scheme becoming Operative:

2.2.3.1 you should complete the Form of Surrender, Transfer and Acceptance *(blue)* in accordance with its instructions and return it, together with your Documents of Title, to Computershare at Rosebank Towers, 15 Biermann Avenue, Rosebank, Johannesburg, 2196 (Private Bag X3000, Saxonwold, 2132); and

2.2.3.2 it should be noted that you will not be able to Dematerialise or deal in your Renergen Shares between the date of surrender of your Documents of Title and the Scheme Implementation Date or, if the Scheme does not become Operative, the date on which your Documents of Title are returned to you pursuant to paragraph 2.3.1.13 of this section of the Circular below.

2.2.4 Own-Name Dematerialised Renergen Shareholders must not complete the Form of Surrender, Transfer and Acceptance *(blue)*.

2.3 Settlement of Scheme Consideration

2.3.1 Certificated Renergen Shareholders

2.3.1.1 If you hold Certificated Renergen Shares, you should pay special attention to the provisions of this paragraph 2.3. You shall only be entitled to receive the Scheme Consideration owed to you once you have surrendered your Documents of Title in respect thereof. If the Scheme becomes Operative, ASPI will not issue any individual share certificates. Certificated Renergen Shareholders are required to appoint a CSDP or Broker to receive and/or be issued with the Consideration Shares in Dematerialised form on their behalf, and shall notify Renergen and the Transfer Secretaries of the relevant details of the account with such CSDP or Broker no later than 12:00 SAST on the Scheme Consideration Record Date. If you are in any doubt as to what action you should take, please consult your CSDP, Broker, legal advisor, accountant, banker, other financial intermediary or other professional advisor.

2.3.1.2 If the Scheme becomes Operative and you have surrendered your Documents of Title and returned the correctly completed Form of Surrender, Transfer and Acceptance *(blue)* to Computershare at Rosebank Towers, 15 Biermann Avenue, Rosebank Johannesburg, 2196 (Private Bag X3000, Saxonwold, 2132), at or before 12:00 SAST on the Scheme Consideration Record Date, you will have your account held at your CSDP or Broker credited with the Scheme Consideration and debited with the Scheme Shares you are transferring to ASPI on the Scheme Implementation Date or, if you are a Dissenting Shareholder who subsequently becomes a Scheme Participant pursuant to paragraph 5.10.1 of this Circular, on the date set out in paragraph 5.10.1.2 of this Circular.

2.3.1.3 If the Scheme becomes Operative and subject to paragraphs 2.3.1.6, 2.3.1.10, 2.3.1.11 below and paragraph 5.7.11 of this Circular:

2.3.1.3.1 you will be required to surrender your Documents of Title in respect of all your Renergen Shares in order to receive the Scheme Consideration which will be in Dematerialised form;

2.3.1.3.2 you shall only be entitled to receive the Scheme Consideration owed to you once you have surrendered your Documents of Title in respect thereof. This is achieved by completing the attached Form of Surrender, Transfer and Acceptance *(blue)* in accordance with its instructions and returning it, together with the relevant Documents of Title, to Computershare at Rosebank Towers, 15 Biermann Avenue, Rosebank Johannesburg, 2196 (Private Bag X3000, Saxonwold, 2132), on or before 12:00 SAST on the Scheme Consideration Record Date. Should it be received after such time, or, if you are a Dissenting Shareholder who subsequently becomes a Scheme Participant pursuant to paragraph 5.10.1 of this Circular, you will be required to submit an individual instruction to Computershare to facilitate transfer to the receiving CSDP and the costs thereof shall be for your account. Should you wish to expedite receipt of your Scheme Consideration, you are entitled to surrender your Documents of Title in anticipation of the Scheme being implemented, by completing the Form of Surrender, Transfer and Acceptance *(blue)* in accordance with the provisions contained in paragraph 2.2.3 above. Documents of Title surrendered by you prior to the Scheme Implementation Date will be held in trust by Computershare, at your risk, pending the Scheme becoming Operative. Should you surrender your Documents of Title in anticipation of the Scheme being implemented only (and not in anticipation of the Standby Offer becoming Operative) and the Scheme then is not implemented, Computershare shall return any Documents of Title surrendered by you, to you at your own risk.

2.3.1.4 No receipts will be issued for Documents of Title surrendered unless specifically requested.

2.3.1.5 Once you have surrendered your Documents of Title, you will not be able to trade your Renergen Shares from the date that you surrender your Documents of Title in respect of those Renergen Shares until the Scheme Implementation Date or, if the Scheme is not implemented, between the date of surrender and the date on which your Documents of Title are returned to you as set out in paragraph 2.3.1.3.2 above.

2.3.1.6 If (i) you fail to surrender your Documents of Title by not completing and returning the Form of Surrender, Transfer and Acceptance *(blue)* in accordance with the instructions contained therein; or (ii) you fail to provide any account details, or provide incorrect account details, of your CSDP or Broker, into which your Scheme Consideration will be transferred in Dematerialised form; or, (iii) if you are a Dissenting Shareholder who subsequently becomes a Scheme Participant pursuant to paragraph 5.10.1 of this Circular, your Scheme Consideration will be transferred to an account in the name of Computershare Nominees, who will, subject to what is stated in paragraphs 5.7.10, 5.7.11 and 5.7.12 of this Circular, hold such Consideration Shares as the registered holder thereof, for and on your behalf, and

you will become an Issuer Nominee Dematerialised ASPI Shareholder. For further detail in this regard, see paragraphs 5.7.10, 5.7.11 and 5.7.12 of this Circular.

2.3.1.7 If you are entitled to any fractional entitlement and your bank account details are not held by the Transfer Secretaries, you are requested to provide such details to the Transfer Secretaries to enable payment of the cash amount due for the aforementioned fraction of a Consideration Share. Should no details be on record, the funds will be held by Transfer Secretaries on behalf of Renergen in trust until such time as the details have been provided and the cash fraction will thereafter be paid to a Scheme Participant upon its request without interest, provided that such funds shall be held by Transfer Secretaries on behalf of Renergen in trust until lawfully claimed by such Scheme Participant, or until the Scheme Participant's claim to such funds has prescribed in terms of the applicable Laws of prescription.

2.3.1.8 You should note that if the Scheme becomes Operative, you will have to surrender your Documents of Title in respect of your Renergen Shares in exchange for your Scheme Consideration, irrespective of whether you voted in favour of the Scheme or not.

2.3.1.9 If the Scheme is not implemented, you will retain your Renergen Shares and will not be entitled to receive any Consideration Shares, unless the Standby Offer is implemented and you accept the Standby Offer in accordance with the steps outlined in the section of this Circular entitled *"Action Required By Renergen Shareholders In Relation To The Standby Offer"*.

2.3.1.10 If you wish to Dematerialise your Renergen Shares, please contact your CSDP or Broker. You do not need to Dematerialise your Renergen Shares to participate in the Scheme or to receive any Consideration Shares in terms of the Scheme.

2.3.1.11 If your share certificates relating to the Scheme Shares to be surrendered have been lost or destroyed and you are a Certificated Renergen Shareholder, you should nevertheless return the Form of Surrender, Transfer and Acceptance *(blue)*, duly signed and completed, to Computershare together with a duly completed indemnity form, which is obtainable from the Transfer Secretaries, as well as satisfactory evidence that the Documents of Title have been lost or destroyed.

2.3.1.12 Under Strate directives, Dematerialised Renergen Shareholders are required to elect to receive direct communication in the future, which includes but is not limited to the receipt of shareholder communication documentation. Such election will facilitate the direct communication by ASPI to ASPI Shareholders. Scheme Participants who are currently Certificated Renergen Shareholders and will be Dematerialised are encouraged to make such election.

2.3.1.13 Should the Scheme not become Operative (and you have not also surrendered your Documents of Title in anticipation of the Standby Offer becoming Operative), Computershare will return any Documents of Title surrendered by you, to you at your own risk.

2.3.2 Own-Name Dematerialised Renergen Shareholders

2.3.2.1 If you are an Own-Name Dematerialised Renergen Shareholder who is, or is deemed (pursuant to paragraph 5.10.1 of this Circular) to be, a Scheme Participant, you will have your account held at your CSDP or Broker credited with the Scheme Consideration and debited with the Scheme Shares you are transferring to ASPI pursuant to the Scheme on the Scheme Implementation Date or, if you are a Dissenting Shareholder who subsequently becomes a Scheme Participant pursuant to paragraph 5.10.1 of this Circular, on the date contemplated in paragraph 5.10.1.2 of this Circular.

2.3.2.2 You must <u>not</u> complete the attached Form of Surrender, Transfer and Acceptance *(blue)*.

2.4 If you wish to Dematerialise your Renergen Shares, please contact your CSDP or Broker. Renergen Shareholders should note that it will take between 1 (one) and 10 (ten) Business Days to Dematerialise your Renergen Shares through their CSDP or Broker. Renergen Shareholders that do not have a CSDP or Broker can contact Computershare directly to Dematerialise their Renergen Shares on 086 1100 634 (or +27 11 370 5000 if phoning from outside South Africa) on every Business Day between 08:30 and 16:00 SAST.

2.5 No Dematerialisation or re-materialisation of Renergen Shares may take place (i) from the Business Day following the voting last day to trade, being the last day to trade in Renergen Shares so as to be recorded in the Register on the Scheme Voting Record Date, up to and including the Scheme Voting Record Date, or (ii)after the Scheme JSE LDT. You do not need to Dematerialise your Renergen Shares to receive the Scheme Consideration.

2.6 If Documents of Title relating to any Renergen Shares to be surrendered are lost or destroyed, Certificated Renergen Shareholders should nevertheless return the attached Form of Surrender, Transfer and Acceptance *(blue)* duly signed and completed to Computershare by hand to Rosebank Towers, 15 Biermann Avenue, Rosebank, Johannesburg, 2196, or by post to Private Bag X3000, Saxonwold, 2132, together with an indemnity form, which is obtainable from Computershare.

2.7 Renergen may dispense with the surrender of Documents of Title upon production of evidence satisfactory to Renergen and ASPI that the Documents of Title relating to the Renergen Shares in question have been lost or destroyed and upon provision of a suitable indemnity on terms satisfactory to Renergen and ASPI. Indemnity forms are obtainable from Computershare.

2.8 Renergen Shareholders are advised to consult their professional advisors about their personal tax positions regarding the Scheme.

3. CHESS DEPOSITARY INTERESTS IN RENERGEN

3.1 Voting at the General Meeting

3.1.1 Each CDI holder has the right to direct CHESS Depositary Nominees Proprietary Limited ("**CDN**"), the legal holder of the Renergen Shares to which the CDIs relate, how to vote the underlying Renergen Shares in respect of their CDIs in respect of the business to be conducted at the General Meeting.

3.1.2 If you are a CDI holder and you wish to direct or instruct CDN in the manner contemplated above, please read, complete, and sign the CDI Voting Instruction Form *(pink)* to be distributed to each CDI holder together with this Circular and return to the CDI Registry by one of the methods and by the deadline set out on the CDI Voting Instruction Form *(pink)*.

3.1.3 CDI Voting Instruction Forms *(pink)* received by the CDI Registry later than the specified date and time will be invalid.

3.2 Settlement of Scheme Consideration

3.2.1 If you are a CDI holder, the Consideration Shares, tradeable on the NASDAQ, will be issued to you as soon as practical after the Scheme Implementation Date, with this issuance expected to occur on Monday, 8 September 2025, on the ASPI register of shareholders maintained in the United States. The Consideration Shares will be registered directly in the same name your CDIs were recorded in on the Scheme Consideration Record Date and will be held in book-entry form through the Direct Registration System. A holding statement will be posted to the CDI holder's registered address.

3.2.2 Alternatively, if a CDI holder wishes to be issued the Consideration Shares on the ASPI register in South Africa, the CDI holder must either (i) establish an account with a CSDP or Broker in South Africa or (ii) confirm their own Australian broker has a relationship with a CSDP or Broker in South Africa that allows the Australian broker to hold securities in South Africa on behalf of their clients.

3.2.3 After the CDI holder has fully established the necessary arrangements that will allow them to hold securities in South Africa, then the CDI holder will need to submit a valid request to convert their CDIs into Renergen Shares by:

3.2.3.1 in the case of CDIs held through the issuer sponsored sub-register, contacting the CDI Registry, directly to obtain the applicable request form; or

3.2.3.2 in the case of CDIs which are sponsored on the CHESS sub-register, contacting their controlling participant (usually a broker). In this case, their controlling participant will arrange for completion of the relevant form and its return to the CDI Registry,

ensuring the CDI holder, their Australian broker (as applicable) and CSDP all act with sufficient time that the conversion of CDIs into Renergen Shares is fully completed by the Scheme JSE LDT.

4. ELECTRONIC PARTICIPATION

4.1 The Renergen Board has determined that it is appropriate that the General Meeting will be a hybrid meeting, held in person at the offices of Renergen, Sandton Gate, 2nd Floor, 25 Minerva Avenue, Glenadrienne, Sandton, 2196 and conducted virtually via electronic communication for Renergen Shareholders who are unable to attend in person.

4.2 Renergen has retained the services of The Meeting Specialist Proprietary Limited ("**TMS**") to host the virtual General Meeting. The virtual hosting will be on an electronic communication platform that will facilitate remote participation by Renergen Shareholders. TMS will also act as scrutineer for purposes of the General Meeting.

4.3 Renergen Shareholders who wish to participate in the virtual General Meeting via electronic communication are required to:

4.3.1 Contact TMS as soon as possible, but in any event, no later than 10:00 SAST on Tuesday, 8 July 2025, either by email at proxy@tmsmeetings.co.za or by telephone at Farhana Adam +27 84 433 4836 / Izzy van Schoor +27 81 711 4255 / Michael Wenner +27 61 440 0654. Renergen Shareholders who require assistance in joining the virtual General Meeting can also contact TMS telephonically, on any of the aforementioned phone numbers.

4.3.2 TMS will follow a verification process to verify each applicant's entitlement to participate in the virtual General Meeting.

4.3.3 Valid identification will be required:

4.3.3.1 If the Renergen Shareholder is an individual, a certified copy of their identity document, driver's license and/or passport.

4.3.3.2 If the Renergen Shareholder is not an individual, a certified copy of a resolution by the relevant entity and a certified copy of the identity documents and/or passports of the persons who passed the relevant resolution, specifying the name of the individual that is authorised to represent the relevant entity at the virtual General Meeting by way of electronic communication.

4.4 By attending the General Metting, each participant indemnifies Renergen and the Renergen Directors, employees, company secretary, transfer secretary, service providers (including TMS) and advisors against any loss, injury, damage, penalty, or claim arising in any way from the use or possession of the electronic facility, whether or not the problem is caused by any act or omission on the part of the participants or anyone else. In particular, but not exclusively, each participant is deemed to acknowledge that he/she will have no claim against Renergen and the Renergen Directors, employees, company secretary, transfer secretary, service providers (including TMS) and advisors, whether for consequential damages or otherwise, arising from the use of the electronic facility or any defect in it or from total or partial failure of the electronic facility and connections linking the electronic facility to the General Meeting.

4.5 TMS is obliged to validate, in consultation with Renergen, its Transfer Secretaries, and the relevant CSDP, each Renergen Shareholder's entitlement to participate in the virtual General Meeting via electronic communication before providing Renergen Shareholders with the necessary means to access the electronic communication platform. TMS will assist Renergen Shareholders with the requirements for participation in the General Meeting via electronic communication.

ACTION REQUIRED BY RENERGEN SHAREHOLDERS IN RELATION TO THE STANDBY OFFER

The definitions and interpretations commencing on page 21 of this Circular apply, unless the context clearly indicates otherwise, to this section on the action required by Renergen Shareholders in relation to the Standby Offer.

This Circular is important and requires your immediate attention. The action you need to take is set out below. If you are in any doubt as to what action to take, you should consult your Broker, CSDP, banker, accountant, attorney or other advisor. If you have disposed of any of your Renergen Shares, this Circular should be handed to the purchaser to whom, or the Broker, CSDP or other agent through whom, the disposal was effected.

The Standby Offer will only become Effective if the Standby Offer Trigger Event occurs.

Should the Standby Offer Trigger Event occur, the Standby Offer will automatically become Effective in accordance with the provisions of Annexure 1 to this Circular. In such event, an announcement will be issued on SENS and on the ASX, confirming that the Scheme will not proceed and that the Standby Offer has become Effective, and advising Renergen Shareholders of the salient dates applicable to the Standby Offer.

1. IF YOU HAVE DEMATERIALISED YOUR RENERGEN SHARES

1.1 Acceptance of the Standby Offer

1.1.1 You must <u>not</u> complete the Form of Surrender, Transfer and Acceptance *(blue)*.

1.1.2 If you wish to accept the Standby Offer you should instruct your duly appointed CSDP or Broker, in accordance with the Custody Agreement concluded with your CSDP or Broker.

1.1.3 If your Broker or CSDP has not contacted you, it is advisable for you to contact your Broker or CSDP and furnish them with your acceptance of the Standby Offer.

1.1.4 If your CSDP or Broker does not obtain instructions from you, your CSDP or Broker will be obliged to act in accordance with the instructions contained in the Custody Agreement between you and your CSDP or Broker.

1.1.5 The instruction to accept the Standby Offer must be provided to your CSDP or Broker by no later than the cut-off time stipulated by your CSDP or Broker for such instruction in order for such CSDP or Broker to take the necessary action to accept the Standby Offer by 12:00 SAST on the Standby Offer Closing Date. You are accordingly advised to confirm with your CSDP or Broker as to what the cut-off time will be. This must be done in accordance with the Custody Agreement between you and your CSDP or Broker.

1.2 Surrender of Documents of Title

You must <u>not</u> complete the Form of Surrender, Transfer and Acceptance *(blue)*.

1.3 Settlement of Standby Offer Consideration

If the Standby Offer becomes Operative, you will have your account held at your CSDP or Broker credited with the Standby Offer Consideration and debited with the Renergen Shares you are transferring to ASPI on the Standby Offer Settlement Date.

2. IF YOU HAVE NOT DEMATERIALISED YOUR RENERGEN SHARES

2.1 Acceptance of the Standby Offer

You must complete the Form of Surrender, Transfer and Acceptance *(blue)* attached to this Circular, in accordance with the instructions therein, and forward it, together with the relevant Documents of Title, by hand or by mail to Computershare by no later than 12:00 SAST on the Standby Offer Closing Date. If the Standby Offer becomes Operative, ASPI will not issue any individual share certificates, and to receive the Standby Offer Consideration to which you are entitled, you will be required to receive such Consideration Shares in Dematerialised form. If you are in any doubt as to what action you should take, please consult your CSDP, Broker, legal advisor, accountant, banker, other financial intermediary or other professional advisor.

2.2 Surrender of Documents of Title

2.2.1 You are required to complete the attached Form of Surrender, Transfer and Acceptance *(blue)* in accordance with its instructions and return it, together with the relevant Documents of Title representing all your Certificated Renergen Shares, to Computershare at Rosebank Towers, 15 Biermann Avenue, Rosebank, Johannesburg, 2196 (Private Bag X3000, Saxonwold, 2132), to be received by it by no later than 12:00 SAST on the Standby Offer Closing Date.

2.2.2 Documents of Title held by Certificated Renergen Shareholders in respect of their Renergen Shares that accept the Standby Offer will cease to be of any value, and shall not be good for delivery, from the Standby Offer Closing Date, other than for surrender in terms of the Standby Offer.

2.2.3 If you wish to surrender your Documents of Title in anticipation of the Standby Offer becoming Operative:

2.2.3.1 you should complete the Form of Surrender, Transfer and Acceptance *(blue)* in accordance with its instructions and return it, together with your Documents of Title, to Computershare at Rosebank Towers, 15 Biermann Avenue, Rosebank, Johannesburg, 2196 (Private Bag X3000, Saxonwold, 2132); and

2.2.3.2 it should be noted that you will not be able to Dematerialise or deal in your Renergen Shares between the date of surrender of your Documents of Title and the Standby Offer Settlement Date.

2.3 Settlement of Standby Offer Consideration

2.3.1 Certificated Renergen Shareholders are required to appoint a CSDP or Broker to receive and/or be issued with the Standby Offer Consideration on their behalf, and shall notify Renergen and the Transfer Secretaries of the relevant details of the account with such CSDP or Broker no later than 12:00 SAST on the Standby Offer Closing Date. If you are in any doubt as to what action you should take, please consult your legal advisor, accountant, banker, other financial intermediary or other professional advisor.

2.3.2 If the Standby Offer becomes Operative and you have both (i) forwarded your completed Form of Surrender, Transfer and Acceptance *(blue)*, and (ii) surrendered your Documents of Title, to Computershare at Rosebank Towers, 15 Biermann Avenue, Rosebank, Johannesburg, 2196 (Private Bag X3000, Saxonwold, 2132) on or before 12:00 SAST on the Standby Offer Closing Date, you will have your account held at your CSDP or Broker credited with the Standby Offer Consideration and debited with the Renergen Shares you are transferring to ASPI on the Standby Offer Settlement Date.

2.3.3 If the Standby Offer becomes Operative and you forward your completed Form of Surrender, Transfer and Acceptance *(blue)* to Computershare on or before 12:00 SAST on the Standby Offer Closing Date, but you surrender your Documents of Title after 12:00 SAST on the Standby Offer Closing Date, you will have your account held at your CSDP or Broker credited with the Standby Offer Consideration within 5 Business Days of receipt of your Documents of Title. No receipts will be issued for Documents of Title surrendered unless specifically requested.

2.3.4 If you fail to surrender your Documents of Title to Computershare by not completing and returning the Form of Surrender, Transfer and Acceptance *(blue)* in accordance with the instructions contained therein, or if you fail to provide any account details, or provide incorrect account details, of your CSDP or Broker, into which your Standby Offer Consideration will be transferred in Dematerialised form, your Standby Offer Consideration will be transferred to an account in the name of Computershare Nominees, who will, subject to what is stated in paragraph 5.7.11 of this Circular, hold such Consideration Shares as the registered holder thereof, for and on your behalf, and you will become an Issuer Nominee Dematerialised ASPI Shareholder. For further detail in this regard, see paragraphs 5.7.10, 5.7.11 and 5.7.12 of this Circular, *mutatis mutandis*.

2.3.5 If you are entitled to any fractional entitlement and your bank account details are not held by the Transfer Secretaries, are requested to provide such details to the Transfer Secretaries to enable payment of the cash amount due for the aforementioned fraction of a Consideration Share. Should no details be on record, the funds will be held by Transfer Secretaries on behalf of Renergen in trust until such time as the details have been provided

and the cash fraction will thereafter be paid to a Standby Offer Participant upon its request without interest, provided that such funds shall be held by Transfer Secretaries on behalf of Renergen in trust until lawfully claimed by such Standby Offer Participant, or until the Standby Offer Participant's claim to such funds has prescribed in terms of the applicable Laws of prescription.

2.3.6 Documents of Title surrendered prior to 12:00 SAST on the Standby Offer Closing Date, subject to the Standby Offer becoming Operative, will be held in trust by Computershare, at the risk of the relevant Certificated Renergen Shareholders.

2.3.7 ASPI may accept late acceptances or amended acceptances on the same terms and conditions applicable to the Standby Offer (the acceptance of late acceptances or amended acceptances will be disclosed to the Takeover Panel).

2.4 If you wish to Dematerialise your Renergen Shares, please contact your CSDP or Broker. Renergen Shareholders should note that it will take between 1 and 10 Business Days to Dematerialise their Renergen Shares through their CSDP or Broker. Renergen Shareholders that do not have a CSDP or Broker can contact Computershare directly to Dematerialise their Renergen Shares on 086 1100 634 (or +27 370 5000 if phoning from outside South Africa) on every Business Day between 8:30 and 16:00 SAST.

2.5 No Dematerialisation or re-materialisation of Renergen Shares may take place from the Business Day following the Standby Offer last day to trade (which date will be announced in due course, if required), being the last day to trade Renergen Shares as to be recorded in the Register on the Standby Offer Closing Date, up to and including the Standby Offer Settlement Date. You do not need to Dematerialise your Renergen Shares to receive the Standby Offer Consideration.

2.6 If Documents of Title relating to any Renergen Shares to be surrendered are lost or destroyed, Certificated Renergen Shareholders should nevertheless return the attached Form of Surrender, Transfer and Acceptance *(blue)* duly signed and completed to Computershare by hand to Rosebank Towers, 15 Biermann Avenue, Rosebank, Johannesburg, 2196, or by post to Private Bag X3000, Saxonwold, 2132, together with an indemnity form, which is obtainable from Computershare.

2.7 Renergen may dispense with the requirement to surrender Documents of Title upon production of evidence satisfactory to ASPI that the documents of title relating to the Renergen Shares in question have been lost or destroyed and upon provision of a suitable indemnity on terms satisfactory to ASPI. Indemnity forms are obtainable from Computershare.

2.8 Renergen Shareholders are advised to consult their professional advisors about their personal tax positions regarding the Standby Offer.

3. CHESS DEPOSITARY INTERESTS IN RENERGEN

3.1 Should the Scheme fail and the Standby Offer Trigger Event occur, each holder of a CDI, will receive a form of acceptance and transfer from the CDI Registry, to enable such CDI holders to elect whether to accept the Standby Offer, prior to the Standby Closing Date.

3.2 To the extent that:

3.2.1 the Standby Offer Trigger Event may occur; and

3.2.2 it may be necessary to register a prospectus with the Australian Securities and Investments Commission and to publish same (or alternatively, to obtain clearances or exemptions from the Australian Securities and Investments Commission), in relation to the Standby Offer,

the offer to issue ASPI Common Stock to Australian resident Renergen Shareholders in terms of the Standby Offer is not hereby being made, directly or indirectly, in or into Australia (with the portions of this Circular relating to the Standby Offer, specifically including **Annexure 1**, being distributed to Australian resident Renergen Shareholders) for information only.

3.3 Should the Scheme fail and the Standby Offer Trigger Event occur, Australian resident Renergen Shareholders will be treated as Standby Offer Restricted Foreign Renergen Shareholders (and will not receive Consideration Shares under the Standby Offer), as detailed in paragraph 9.7 of Annexure 1 to this Circular, unless the necessary clearances or exemptions have been obtained from the Australian Securities and Investments Commission, or a prospectus has been registered and published, and has been announced by Renergen prior to the Standby Offer Closing Date.

IMPORTANT DATES AND TIMES RELATING TO THE SCHEME

The definitions and interpretations commencing on page 21 of this Circular shall, unless the context clearly indicates otherwise, apply to this section.

	2025
Record date to determine which Renergen Shareholders are entitled to receive this Circular	Friday, 30 May
Circular distributed to Renergen Shareholders and notice convening the General Meeting released on SENS and on the ASX on	Thursday, 12 June
Last day to trade in order to be recorded in the Register on the Scheme Voting Record Date in order to be eligible to vote at the General Meeting	Tuesday, 1 July
Scheme Voting Record Date being 17:00 SAST (in respect of the South African Register) and 19:00 AEST (in respect of the Australian Register) on	Friday, 4 July
For administrative reasons, Forms of Proxy to be lodged with the Transfer Secretaries by 10:00 SAST (18:00 AEST) on	Tuesday, 8 July
Forms of Proxy *(yellow)* not lodged timeously with the Transfer Secretaries, to be emailed to the Transfer Secretaries (who will provide same to the chairman of the General Meeting) before the proxy exercises the rights of the Renergen Shareholder at the General Meeting on	Tuesday, 8 July
Last date and time for Renergen Shareholders to give notice to Renergen objecting, in terms of section 164(3) of the Companies Act, to the Scheme Resolution to be able to invoke Appraisal Rights* at any time before the voting on the Scheme Resolution takes place	Thursday, 10 July
General Meeting of Renergen Shareholders to be held at 10:00 SAST (18:00 AEST) on (Please refer to note 2 below)	Thursday, 10 July
Results of General Meeting released on SENS and on the ASX on	Thursday, 10 July
If the Scheme is approved by Renergen Shareholders at the General Meeting:	
Last date for Renergen Shareholders who voted against the Scheme Resolution, to require Renergen to seek court approval for the Scheme Resolution, in terms of section 115(3)(a) of the Companies Act, if the Scheme Resolution was opposed by at least 15% of the voting rights exercised thereon	Thursday, 17 July
Last date for Renergen Shareholders who voted against the Scheme Resolution to apply to court for leave to apply for a review of the Scheme Resolution, in terms of section 115(3)(b) of the Companies Act, on	Thursday, 24 July
Last date for Renergen to send objecting Renergen Shareholders notices of the adoption of the Scheme Resolution, in accordance with section 164(4)* of the Companies Act	Thursday, 24 July

Action	2025
The following dates assume that all Conditions are fulfilled or, where applicable, waived and that neither court approval, nor the review of the Scheme Resolution is required, and will be confirmed in the finalisation announcement if the Scheme becomes unconditional:	
Anticipated date to receive compliance certificate from the Takeover Panel on	Thursday, 14 August
Scheme Finalisation Date expected to be on	Thursday, 14 August
Scheme Finalisation Date announcement expected to be released on SENS by 9:00 SAST and on the ASX by 17:00 AEST on	Thursday, 14 August
Application for delisting of Renergen Shares to be lodged with the JSE	Thursday, 14 August
Last day for Renergen Shareholders to request to reposition securities between the South African Register and Australian Register to ensure that it is completed before the Scheme JSE LDT	Tuesday, 26 August
Scheme JSE LDT in Renergen Shares on the JSE expected to be on	Tuesday, 26 August
Trading in Renergen Shares on the JSE expected to be suspended from commencement of trade on	Wednesday, 27 August
Scheme ASX LDT in CDIs on the ASX expected to be on	Wednesday, 27 August
Listing and suspension of the ASPI Common Stock on the JSE expected at commencement of trade (9:00 SAST) on or about (Note 1)	Wednesday, 27 August
Lifting of suspension and commencement of trading in the ASPI Common Stock on the JSE expected at commencement of trade (9:00 SAST) on or about (Note 1)	Thursday, 28 August
Please refer to Note 1 below explaining why the ASPI Common Stock will list and be suspended on Wednesday, 27 August, and the suspension will be lifted, and trading will commence on Thursday, 28 August	
Announcement in respect of the cash value of fractional entitlements applicable to the Scheme, expected to be released on SENS by 9:00 SAST and on the ASX by 17:00 AEST on	Friday, 29 August
Expected Scheme Consideration Record Date to be recorded in the Register in order to receive the Scheme Consideration, being 17:00 SAST (in respect of the South African Register) and 19:00 AEST (in respect of the Australian Register) on(Note 1)	Friday, 29 August
Expected Scheme Implementation Date (Note 1)	Tuesday, 2 September
Expected date of issue of Consideration Shares to Scheme Participants recorded in the South African Register (and thereby having the accounts of the CSDP or Broker of Scheme Participants, as applicable, updated with such Consideration Shares)(Note 1)	Tuesday, 2 September
Expected date on which Scheme Participants recorded in the South African Register will receive cash payments arising from fractional entitlements	Tuesday, 2 September
Expected date of issue of the Consideration Shares to the Scheme Participants holding CDIs on the ASPI register of shareholders maintained in the United States	Monday, 8 September
Expected termination of listing of Renergen Shares on the JSE, A2X and ASX at commencement of trade on or about	Monday, 8 September
Expected date on which Scheme Participants holding CDIs will be paid cash payments arising from fractional entitlements	Tuesday, 9 September

*** As detailed in paragraph 5.2 of the Circular, it is a Condition to the Scheme that no Renergen Shareholders exercise their Appraisal Rights in terms of section 164 of the Companies Act, provided that ASPI shall be entitled (in its sole discretion) to waive such Condition.**

Notes:

1. Due to the cross-border implementation of the settlement of the Scheme Consideration Shares, the ASPI Common Stock will be issued on the ASPI US share register on the Scheme Consideration Record Date plus 1 (one) Business Day (expected to be Monday, 1 September 2025 at approximately 9:00 NY/ET which is 15:00 SAST) and delivered to Computershare US custody account, which will then only allow the Consideration Shares to be issued in South Africa by Strate on the Scheme Consideration Record Date plus 2 (two) Business Days (expected to be Tuesday, 2 September 2025). Accordingly, as trades in ASPI Common Stock on the JSE is settled in the electronic settlement system used by Strate, settlement of trades takes place 3 (three) Business Days after the date of such trades, the trading in ASPI Common Stock will only commence on Scheme JSE LDT plus 2 (two) Business Days (expected to be Thursday, 28 August 2025) despite the listing of ASPI Common Stock taking place on Scheme JSE LDT plus 1 (one) Business Day (expected to be Wednesday, 27 August 2025).
2. The above dates and times are subject to such changes as may be agreed to by Renergen and ASPI and approved by the Takeover Panel and/or the JSE, if required. If the Scheme Finalisation Date is not on Thursday, 14 August 2025 (or if the Scheme Finalisation Date falls on a day after Thursday, 14 August 2025), an updated timetable will be released on SENS and on the ASX.
3. Completed Forms of Proxy and the authority (if any) under which they are signed must be (i) lodged with, emailed or posted to Computershare, to be received by them no later than 10:00 SAST on Tuesday, 8 July 2025 or (ii) thereafter emailed to Computershare (who will provide same to the chairman of the General Meeting) or (iii) handed to the chairman of the General Meeting before the proxy exercises the rights of the Renergen Shareholder at the General Meeting.
4. Renergen Shareholders should note that, as trade in Renergen Shares on the JSE is settled in the electronic settlement system used by Strate, settlement of trades takes place 3 (three) Business Days after the date of such trades. Therefore, Renergen Shareholders who acquire Renergen Shares on the JSE after the voting last day to trade, expected to be on Tuesday, 1 July 2025, being the last day to trade in Renergen Shares so as to be recorded in the Register on the Scheme Voting Record Date, will not be entitled to vote at the General Meeting.
5. Renergen Shareholders who wish to exercise their Appraisal Rights are referred to **Annexure 8** to this Circular for purposes of determining the relevant timing for the exercise of their Appraisal Rights.
6. The exercise of Appraisal Rights may result in changes to the above salient dates and times and Renergen Shareholders will be notified separately of the applicable dates and times resulting from any such changes.
7. Renergen Shareholders who wish to exercise their right in terms of section 115(3) of the Companies Act, to require the approval of a court for the Scheme, should refer to **Annexure 8** to this Circular which includes an extract of section 115 of the Companies Act. Should Renergen Shareholders exercise their rights in terms of section 115(3) of the Companies Act, the dates and times set out above may change, in which case an updated timetable will be released on SENS and on the ASX.
8. Dematerialised Renergen Shareholders, other than those with Own-Name Registration, must provide their CSDP or Broker with their instructions for voting at the General Meeting by the cut-off time and date stipulated by their CSDP or Broker in terms of their respective Custody Agreements between them and their CSDP or Broker.
9. No Dematerialisation or re-materialisation of Renergen Shares may take place (i) from the Business Day following the voting last day to trade, being the last day to trade in Renergen Shares so as to be recorded in the Register on the Scheme Voting Record Date, up to and including the Scheme Voting Record Date, or (ii) after the Scheme JSE LDT.
10. If the General Meeting is adjourned or postponed, the above dates and times will change, but the Forms of Proxy submitted for the initial General Meeting will remain valid in respect of any adjournment or postponement of the General Meeting.
11. Although the salient dates and times are stated to be subject to change, such statement shall not be regarded as consent or dispensation for any change to time periods which may be required in terms of the Companies Act, the Companies Regulations, the JSE Listings Requirements and the ASX Listing Rules, where applicable, and any such consents or dispensations must be specifically applied for and granted.
12. The important dates and times relating to the Standby Offer shall be released if the Standby Offer Trigger Event occurs.
13. Unless indicated otherwise, all times referred to in this Circular are references to South African Standard Time (SAST).

DEFINITIONS AND INTERPRETATIONS

In this Circular, unless the context clearly indicates a contrary intention, a word or an expression which denotes any gender includes the other genders, a natural person includes a juristic person and *vice versa*, the singular includes the plural and *vice versa* and the following words and expressions bear the meanings assigned to them below and the additional definitions set out in **Annexure 1** shall apply, *mutatis mutandis*, to the Circular:

"act in concert"	means any action pursuant to an agreement between or among 2 (two) or more Persons, in terms of which all or any of them co-operate for the purpose of entering into or proposing an "affected transaction" or "offer", as these terms are defined in section 117 of the Companies Act, and "acting in concert" and "acts in concert" have a corresponding meaning;
"AEST"	Australian Eastern Standard Time;
"AIRSOL Convertible Debentures"	the unsecured convertible debentures issued by Renergen to AIRSOL SRL, an Italian wholly-owned subsidiary of SOL S.p.A, in two tranches totalling USD7 million;
"ASP SA"	ASP Isotopes South Africa Proprietary Limited (Registration number 2021/701779/07), a limited liability private company duly incorporated and registered under the laws of South Africa;
"ASPI"	ASP Isotopes Inc., Delaware file number 6228898, a company incorporated in the State of Delaware, United States of America;
"ASPI Common Stock"	the common stock of the ASPI, having a par value of USD 0.01 per share;
"ASPI Directors" or "ASPI Board"	the directors of ASPI as at the Last Practicable Date, whose names are set out in the *"Corporate Information and Advisors"* section of this Circular;
"ASPI Funding Arrangements"	the Exclusivity Agreement and the Loan Agreement, and all amounts advanced under those agreements from time to time, as described and defined in paragraph 15.3 of this Circular;
"ASPI Group"	ASPI and its Subsidiaries;
"ASPI Pre-listing Statement"	the pre-listing statement expected to be distributed by ASPI before the General Meeting, a copy of which will be available on the ASPI website at www.aspisotopes.com;
"ASPI Shareholder"	a holder of one or more ASPI Common Stock;
"Appraisal Rights"	the rights afforded to Renergen Shareholders in terms of section 164 of the Companies Act, as set out in **Annexure 8** to this Circular;
"ASX"	the Australian securities exchange, operated by ASX Limited (ABN 98 008 624 691), a public company incorporated under the Laws of Australia;
"ASX Listing Rules"	the listing rules and settlement operating rules of the ASX from time to time, as waived or modified in respect of Renergen;
"A2X"	the A2X Markets, a stock exchange licenced and regulated by the South African Financial Sector Conduct Authority;
"Australian Register"	the register of holders of CDIs maintained in Australia by the CDI Registry;
"Bonus Share Plan"	Renergen's existing bonus share plan, being an equity-settled compensation plan which was approved by Renergen Shareholders on 29 September 2017, and which allows executives and senior management employees to participate in the long-term bonus share incentive scheme by granting the holder the right to acquire shares in Renergen at no consideration, subject to the terms of the plan;

"Broker"	any Person registered as a *"broking member (equities)"* in terms of the Financial Markets Act;
"Business Day"	a day which is not a Saturday, Sunday or official public holiday in South Africa;
"CDI" or "CHESS Depositary Interest"	a unit of beneficial ownership in Renergen Shares as defined in the ASX settlement operating rules;
"CDI Voting Instruction Form"	the voting instruction form *(pink)*, for use by Renergen Shareholders holding CDIs only, directing CHESS Depositary Nominees Proprietary Limited, the legal holder of the Renergen Shares to which the CDIs relate, how to vote the underlying Renergen Shares in relation to the business to be conducted at the General Meeting, to be distributed to each CDI holder together with this Circular;
"CDI Registry"	Computershare Investor Services Pty Limited (Australian business number 48 078 279277), a private company duly incorporated under the Laws of Australia;
"Certificated Renergen Shareholders"	holders of Certificated Renergen Shares;
"Certificated Renergen Shares"	Renergen Shares being "certificated securities" as defined in the Financial Markets Act and having accordingly not been Dematerialised, title to which is evidenced by Documents of Title;
"Circular"	this combined circular to Renergen Shareholders, dated Thursday, 12 June 2025, together with the annexures hereto and incorporating the Notice of General Meeting, the Form of Proxy *(yellow)* and the Form of Surrender, Transfer and Acceptance *(blue)*;
"Common Monetary Area"	South Africa, the Republic of Namibia, the Kingdom of Lesotho and the Kingdom of eSwatini;
"Companies Act"	the South African Companies Act, No. 71 of 2008;
"Companies Regulations"	the South African Companies Regulations, 2011, promulgated under the Companies Act;
"Competition Act"	the South African Competition Act, No. 89 of 1998;
"Competition Appeal Court"	the Competition Appeal Court, a court established in terms of section 36 of the Competition Act;
"Competition Authorities"	the Competition Commission, the Competition Tribunal and/or the Competition Appeal Court, insofar as approvals are required from them for the Scheme and the Standby Offer;
"Competition Commission"	the Competition Commission of South Africa, a statutory body established in terms of section 19 of the Competition Act;
"Competition Tribunal"	the Competition Tribunal of South Africa, a statutory body established in terms of section 26 of the Competition Act;
"Computershare" or "Transfer Secretaries"	Computershare Investor Services Proprietary Limited (Registration number 2004/003647/07), a private company duly incorporated under the Laws of South Africa, whose details appear in the *"Corporate Information and Advisors"* section of this Circular;
"Computershare Nominees"	Computershare Nominees Proprietary Limited (Registration number 1999/008543/07), a private company duly incorporated under the Laws of South Africa, being the nominee of Computershare's CSDP;
"Conditions"	the Offer Conditions and the Scheme Conditions, collectively;

"Conduct of Business Undertakings"	the undertakings by ASPI and Renergen to carry on their respective businesses in all material respects in the ordinary course, consistent with past practice, and in accordance with their policies and strategies in order to maintain the respective business values and protect shareholder value during the period between the date of the Firm Intention Offer Letter and the earlier of: (i) the implementation of the Scheme or the Standby Offer; and (ii) the date on which it is announced on SENS that the Offer has failed, as set out in the Firm Intention Offer Letter, which undertakings are set out in paragraph 5.13 of this Circular;
"Consideration Shares"	the ASPI Common Stock to be issued by ASPI as the Scheme Consideration or Standby Offer Consideration (as applicable);
"Consideration Ratio"	0.09196 Consideration Shares for every 1 (one) Renergen Share held by a Scheme Participant on the Scheme Consideration Record Date or by a Standby Offer Participant on acceptance of the Standby Offer, subject to adjustment as contemplated herein;
"Control"	bears the meaning ascribed to it in section 2(2) of the Companies Act and "Controlled" shall have a corresponding meaning;
"CSDP"	a "participant" as defined in the Financial Markets Act;
"Custody Agreement"	a custody mandate agreement between a Dematerialised Renergen Shareholder and a CSDP or Broker, regulating their relationship in respect of Dematerialised Renergen Shares held on Renergen's uncertificated securities register administered by a CSDP or Broker on behalf of such Renergen Shareholder;
"Dematerialise" or "Dematerialised" or "Dematerialisation"	the process by which certificated shares are converted into an electronic format as dematerialised shares and recorded in a company's uncertificated securities register administered by a CSDP;
"Dematerialised Renergen Shareholders"	holders of Dematerialised Renergen Shares;
"Dematerialised Renergen Shares"	Renergen Shares which have been incorporated into the Strate system, title to which is not represented by share certificates or other physical Documents of Title;
"Dissenting Shareholders"	Renergen Shareholders who validly exercise their Appraisal Rights (if any) by giving written notice to Renergen objecting in advance to, and voting against, the Scheme Resolution at the General Meeting and by demanding, in terms of sections 164(5) to 164(8) of the Companies Act, that Renergen pay to them the fair value of their Renergen Shares;
"Documents of Title" or "Document of Title"	share certificates, certified transfer deeds, balance receipts or any other physical documents of title pertaining to the Renergen Shares in question acceptable to the ASPI Board;
"Effective"	in relation to the Standby Offer, means the Standby Offer will be commencing by reason of the occurrence of the Standby Offer Trigger Event;
"Encumbrance"	(i) a mortgage, pledge, hypothecation, lien, option, restriction, right of first refusal, right of pre-emption, right of retention, right of set-off, third party right or interest, assignment in security, title extension, trust arrangement, cession in security, security interest of any kind or any other encumbrance of any kind; and (ii) any other type of preferential transaction or agreement having, or which might have, the effect of Encumbering as contemplated in (i), whether or not subject to a condition precedent, and "Encumbered", "Encumber" and "Encumbering" each bears a corresponding meaning;

"Exchange Control Regulations"	the Exchange Control Regulations, 1961, issued in terms of section 9 of the Currency and Exchanges Act, No. 9 of 1933 and all directives and rulings issued thereunder;
"Exclusivity Agreement"	the exclusivity agreement concluded between Renergen and ASPI on or about 31 March 2025, as amended and restated on or about 19 May 2025, as detailed and defined in paragraph 15.3 of this Circular;
"Financial Markets Act"	the Financial Markets Act, No. 19 of 2012;
"Firm Intention Offer Letter"	the letter from ASPI to the Renergen Board, dated 19 May 2025, in terms of which ASPI made an offer to acquire all Renergen Shares by way of, *inter alia*, the Scheme and if the Scheme is not successful and provided the Standby Offer Trigger Event occurs, then pursuant to the Standby Offer, the terms of which letter was accepted by the Renergen Board, whereupon, the Firm Intention Offer Letter became unconditional;
"Firm Intention Announcement"	the joint firm intention announcement published by Renergen and ASPI on SENS and on the ASX dated 20 May 2025;
"Foreign Renergen Shareholder"	a Renergen Shareholder that is registered in, or who is resident, domiciled or located in, or who is a citizen of, a jurisdiction other than South Africa;
"Form of Proxy"	for purposes of the General Meeting, the form of proxy *(yellow)* for use by Certificated Renergen Shareholders and Dematerialised Renergen Shareholders with Own-Name Registration, enclosed herewith;
"Form of Surrender, Transfer and Acceptance"	a form of surrender, transfer and acceptance *(blue)* in respect of the Offer for use by Certificated Renergen Shareholders only, enclosed herewith;
"General Meeting"	the hybrid general meeting of Renergen Shareholders scheduled to be held in person at the offices of Renergen, Sandton Gate, 2nd Floor, 25 Minerva Avenue, Glenadrienne, Sandton, 2196 and conducted virtually via electronic communication for Renergen Shareholders who are unable to attend in person, at 10:00 SAST on Thursday, 10 July 2025, to consider and, if deemed fit, approve, *inter alia*, the Scheme Resolution and matters ancillary thereto, as same may be postponed or adjourned from time to time;
"Governmental Authority"	(i) the government of any applicable jurisdiction (including any national, state, municipal or local government or any political or administrative subdivision thereof) and any department, ministry, agency, instrumentality, court, central bank, commission or other authority thereof; (ii) any governmental, quasi-governmental or private body or agency lawfully exercising, or entitled to exercise, any administrative, executive, judicial, legislative, regulatory, licensing, competition, tax, importing or other governmental authority or quasi-governmental authority within any applicable jurisdiction; and (iii) any securities exchange within any applicable jurisdiction;
"Group"	in relation to any Person, that Person and its Subsidiaries from time to time;
"IFRS Accounting Standards"	the IFRS® Accounting Standards as issued by the International Accounting Standards Board or its successor body from time to time;
"Independent Board"	collectively, Dr David King (Chairman), Mbali Swana and Dumisa Hlatshwayo, being the independent non-executive Renergen Directors who have been appointed as the independent board of Renergen in relation to the Offer for purposes of the Companies Regulations;

"Independent Expert"	Forvis Mazars Corporate Finance Proprietary Limited, private company duly incorporated under the Laws of South Africa with registration number 2003/029561/07, whose details appear in the *"Corporate Information and Advisors"* section of this Circular;
"Independent Reporting Accountant"	BDO Corporate Finance Proprietary Limited, a private company duly incorporated under the Laws of South Africa with registration number 1983/002903/07, whose details appear in the *"Corporate Information and Advisors"* section of this Circular;
"Irrevocable Undertakings"	the irrevocable undertakings to vote in favour of the Scheme Resolution, to accept the Standby Offer (if triggered) and to vote in favour of related resolutions, and matters ancillary thereto, which were provided by the Renergen Shareholders listed in paragraph 13 of this Circular, as at the Last Practicable Date;
"Issuer Nominee Dematerialised ASPI Shareholders"	if the Scheme or the Standby Offer becomes Operative and is implemented, ASPI Shareholders who, prior to implementation of the Scheme or the Standby Offer and whilst they were Certificated Renergen Shareholders, (i) failed to complete and return a Form of Surrender, Transfer and Acceptance *(blue)* in accordance with the instructions contained therein; or (ii) in the Form of Surrender, Transfer and Acceptance *(blue)* failed to provide any account details, or provided incorrect account details, of a CSDP or Broker, into which the relevant Consideration Shares were to be transferred, and on whose behalf Computershare Nominees will hold the Consideration Shares until such Person appoints a CSDP or Broker and provides such details to Computershare Nominees with an instruction to transfer the Consideration Shares;
"JSE"	the securities exchange, licensed under the Financial Markets Act, operated by JSE Limited (Registration number 2005/022939/06), a public company incorporated under the Laws of South Africa;
"JSE Listings Requirements"	the Listings Requirements of the JSE in force as at the Last Practicable Date;
"Last Practicable Date"	the last practicable date prior to the finalisation of this Circular, being Monday, 2 June 2025;
"Laws"	laws, legislation, statutes, regulations, directives orders, notices, promulgations and other decrees of any Governmental Authority which have force of law or which would be an offence not to obey, and the common law, all of the aforementioned as modified, re-enacted, restated, replaced or reimplemented from time to time;
"LNG"	liquid natural gas;
"Loan Agreement"	the loan agreement entered into between Renergen, ASPI and ASP SA on or about 19 May 2025, into which the Exclusivity Agreement has converted and in terms of which ASP SA has or will advance two further tranches (which coupled with the amounts advanced under the Exclusivity Agreement, which convert into the Loan Agreement, represents the three tranches of funding) for a total amount equal to the ZAR equivalent of USD 30,000,000 to Renergen, as further detailed and defined in paragraph 15.3 of this Circular;

"Material Adverse Change"	either: (i) Renergen having committed a breach of any of its material Conduct of Business Undertakings and, where such breach is capable of being remedied, not having remedied such breach within 30 (thirty) business days of receipt of written notice from ASPI requiring it to do so (and in any event by no later than the date on which the last of the Conditions, other than the Offer Condition in paragraph 5.2.1.7, has been fulfilled or waived); (ii) any event, change or circumstance (or any series of combination thereof) that has occurred, or may reasonably be expected to occur which, individually or in aggregate, will have, or is reasonably likely to have a material adverse effect on the business, operations, financial condition or prospects of Renergen and/or a Subsidiary of Renergen. For the purposes of this clause "materially adverse effect" shall mean anything that is expected to result in a reduction of at least 20% (twenty percent) in the Renergen Group's enterprise/equity value, comprising the total equity value (as per the Consolidated Statement of Financial Position in Renergen's most recently published annual results (SOFP)) plus interest bearing borrowings (as per the SOFP), excluding the impact of the Loan Agreement, as determined by an auditor or independent expert appointed by the Parties on agreement within 3 days of receipt of notification from Renergen or if there is no agreement then by the most senior officer for the time being of the South African Institute of Chartered Accountants. Renergen shall promptly notify ASPI in writing upon becoming aware of any actual or potential Material Adverse Change. A reduction in enterprise/equity value will not constitute a material adverse effect to the extent it results from: a. any event, change or circumstance which is temporary in nature; b. changes in accounting standards; or c. any fact fairly disclosed in writing to ASPI prior to the date of the Offer;
"Member"	of a Group is a Person which forms part of that Group;
"MOI"	the memorandum of incorporation of Renergen;
"Nasdaq"	the Nasdaq Stock Market LLC (Nasdaq Capital Market), the stock exchange operated by Nasdaq Inc.;
"Notice of General Meeting"	the notice of the General Meeting of Renergen Shareholders forming part of this Circular;
"Offer"	the offer made by ASPI to Renergen Shareholders to acquire all Renergen Shares by way of the Scheme, and if the Scheme is not successful, then pursuant to the Standby Offer, provided the Standby Offer Trigger Event occurs;
"Offer Conditions"	the conditions precedent to the Offer (comprising the Scheme and the Standby Offer only) set out in paragraph 5.2.1 of this Circular;
"Operative"	in relation to the Scheme, means all the Conditions are fulfilled or, where applicable, waived and in relation to the Standby Offer, means all the Offer Conditions are fulfilled or, where applicable, waived;
"Own-Name Registration" or "Own-Name Dematerialised Renergen Shareholders"	Renergen Shareholders who hold Renergen Shares that have been Dematerialised and are recorded by the CSDP on the sub-register kept by that CSDP in the name of such Renergen Shareholders;
"Person"	includes any individual, body corporate, trust, company, close corporation, Governmental Authority, corporate entity, unincorporated association or other entity, whether or not recognised under any Law as having separate legal existence or personality and wherever incorporated, created or established;

"PSG Capital"	PSG Capital Proprietary Limited (Registration number 2006/015817/07), a private company duly incorporated under the Laws of South Africa, whose details appear in the "Corporate Information and Advisors" section of this Circular;
"Register"	the South African Register and the Australian Register, collectively;
"Renergen"	Renergen Limited (Registration number 2014/195093/06), a public company with limited liability duly incorporated under the Laws of South Africa, the ordinary shares of which are listed on the JSE, A2X and ASX;
"Renergen Board" or "Renergen Directors"	the board of directors of Renergen as at the Last Practicable Date, whose names are set out in the "Corporate Information and Advisors" section of this Circular;
"Renergen Group"	Renergen, the other Members of its Group and each other Person Controlled from time to time by Members of the Renergen Group;
"Renergen Share"	an ordinary share of no par value in the issued share capital of Renergen, including CDIs, representing ordinary shares, as the context requires;
"Renergen Shareholder"	a holder of one or more Renergen Shares;
"SAST"	South African Standard Time;
"Scheme"	the scheme of arrangement in terms of section 114(1) read with section 115 of the Companies Act, proposed by the Renergen Board between Renergen and the Scheme Participants and to which ASPI is a party, as more fully described in paragraph 5 of this Circular, in terms of which ASPI will, if the Scheme becomes Operative, acquire all Scheme Shares from the Scheme Participants for the Scheme Consideration;
"Scheme ASX LDT"	the last day to trade in CDIs on the ASX in order to participate in the Scheme, being at the close of trading 2 (two) trading days prior to the Scheme Consideration Record Date, which is expected to be on Wednesday, 27 August 2025 (or such other date and time as the ASX may direct);
"Scheme Conditions"	the conditions precedent to the Scheme (in addition to the Offer Conditions) set out in paragraph 5.2.2 of this Circular;
"Scheme Consideration"	the Scheme consideration of 0.09196 Consideration Shares for every 1 (one) Scheme Share disposed of by Scheme Participants in terms of the Scheme, rounded down to the nearest whole number and credited as fully paid (which will be a maximum of 14,270,000 Consideration Shares, subject to rounding), together with the cash payment applicable to any such fraction rounded down, as set out in paragraph 5.5 of this Circular (the Scheme Consideration will have no cash alternative), subject to adjustment as contemplated herein;
"Scheme Consideration Record Date"	the time and date for Persons, who are Renergen Shareholders, to be registered as Renergen Shareholders in the Register in order to be eligible to receive the Scheme Consideration, being the first Friday following the Scheme JSE LDT and Scheme ASX LDT, which is expected to be at 17:00 SAST (in respect of the South African Register) and 19:00 AEST (in respect of the Australian Register) on Friday, 29 August 2025 (or such other date and time as the JSE may direct);
"Scheme Finalisation Date"	the date on which the "finalisation date announcement" (as contemplated by the JSE Listings Requirements) is released on SENS and on the ASX, after all the Conditions to the Scheme are fulfilled or waived, as the case may be, which is expected to be on or about Thursday, 14 August 2025;
"Scheme Implementation Date"	the date on which the Scheme is to be implemented, being the second Business Day immediately following the Scheme Consideration Record Date, which is expected to be on Tuesday, 2 September 2025 (or such other date as the JSE may direct);

"Scheme JSE LDT"	the last day to trade in Renergen Shares on the JSE in order to participate in the Scheme, being at the close of trading 3 (three) trading days prior to the Scheme Consideration Record Date, which is expected to be on Tuesday, 26 August 2025 (or such other date and time as the JSE may direct);
"Scheme Participants"	all Persons who are recorded in the Register on the Scheme Consideration Record Date, excluding the CDI depositary nominee (being CHESS Depositary Nominees Pty Limited), any Subsidiaries of Renergen and Dissenting Shareholders who have not, whether voluntarily or pursuant to a final order of the Court, withdrawn their demands made in terms of sections 164(5) to (8) of the Companies Act on or prior to the Scheme Consideration Record Date, or allowed any offers made to them in terms of section 164(11) of the Companies Act to lapse on or prior to the Scheme Consideration Record Date, being Persons who are entitled to receive the Scheme Consideration;
"Scheme Resolution"	the special resolution to be proposed to Renergen Shareholders, at the General Meeting seeking their approval of the Scheme, which will require the support of at least 75% of the votes exercised on it;
"Scheme Restricted Foreign Renergen Shareholder"	a Foreign Renergen Shareholder that is registered in, or who is resident, domiciled or located in, or who is a citizen of, a jurisdiction other than South Africa, the British Virgin Islands, Canada, Australia, the United States, the United Kingdom and the European Union, except to the extent that such Foreign Renergen Shareholder satisfies ASPI, in its sole and absolute discretion, that it can receive the Consideration Shares in terms of the Scheme, without ASPI having to register a prospectus or take any other action to comply with the laws of the jurisdiction in which it is registered, resident, domiciled or located, or of which it is a citizen or ASPI satisfies itself of same independently;
"Scheme Shares"	the Renergen Shares held by a Scheme Participant on the Scheme Consideration Record Date;
"Scheme Voting Record Date"	the time and date for Renergen Shareholders to be recorded in the Register in order to be eligible to attend, speak and vote at the General Meeting, being 17:00 SAST (in respect of the South African Register) and 19:00 AEST (in respect of the Australian Register) on Friday, 4 July 2025;
"SEC"	the US Securities and Exchange Commission;
"Secondary Listing"	the proposed secondary listing of all the ASPI's Shares on the JSE's Main Board, as detailed in the ASPI Pre-listing Statement;
"Securities Act"	the US Securities Act of 1933;
"SENS"	the Stock Exchange News Service of the JSE;
"Share Appreciation Rights Plan"	the Renergen Equity-Settled Share Appreciation Rights Plan 2021, as approved by the Renergen Shareholders on 30 July 2021;
"Shareholder Ratification Resolution"	the ordinary resolution of Renergen Shareholders ratifying and approving the actions taken by Renergen, on a retrospective basis, when it entered into the Exclusivity Agreement, which has converted into the Loan Agreement, to the extent that such actions constituted frustrating actions under section 126 of the Companies Act, to be proposed and considered at the hybrid extraordinary general meeting of Renergen Shareholders to be held at 10:00 SAST on Thursday, 26 June 2025, as detailed in the circular distributed to Renergen Shareholders on Wednesday, 28 May 2025;
"South Africa"	the Republic of South Africa;
"South African Register"	the South African register of Certificated Renergen Shareholders maintained by the Transfer Secretaries and the sub-register of Dematerialised Renergen Shareholders maintained by the relevant CSDPs;
"Squeeze Out"	has the meaning set out in paragraph 10 of **Annexure 1** to the Circular;
"Standby Offer"	in the event of the Standby Offer Trigger Event occurring, the general offer to be made automatically by ASPI to Renergen Shareholders, the full details of which are set out in **Annexure 1**;

"Standby Offer Consideration"	the Standby Offer consideration of 0.09196 Consideration Shares for every 1 (one) Standby Offer Share disposed of by Standby Offer Participants in terms of the Standby Offer, rounded down to the nearest whole number and credited as fully paid (which will be a maximum of 14,270,000 Consideration Shares, subject to rounding), together with the cash payment applicable to any such fraction rounded down, as set out in paragraph 5.5 of this Circular (the Standby Offer Consideration will not have a cash alternative), subject to adjustment as contemplated herein;
"Standby Offer Participants"	Renergen Shareholders who lawfully and validly accept the Standby Offer by the Standby Offer Closing Date and who are thus entitled to receive the Standby Offer Consideration;
"Standby Offer Restricted Foreign Renergen Shareholder"	a Foreign Renergen Shareholder that is registered in, or who is resident, domiciled or located in, or who is a citizen of, a jurisdiction other than South Africa, the British Virgin Islands (provided that a Foreign Renergen Shareholder who is resident, domiciled or located in the British Virgin Islands has provided the details of an address or representative outside of the British Virgin Islands to be utilised for the Standby Offer or it has provided details of the British Virgin Islands company's registered agent to be utilised for the Standby Offer), the United States and the United Kingdom, except to the extent that such Foreign Renergen Shareholder satisfies ASPI, in its sole and absolute discretion, that it can receive the Consideration Shares in terms of the Standby Offer, in compliance with the laws of the jurisdiction in which it is registered, resident, domiciled or located, or of which it is a citizen; or ASPI satisfies itself of same independently. A Foreign Renergen Shareholder that is registered in, or who is resident, domiciled or located in, or who is a citizen of, Australia is a Standby Offer Restricted Foreign Renergen Shareholder unless the necessary relief or exemption has been obtained from the Australian Securities and Investments Commission, or a prospectus has been lodged and published in respect of the Standby Offer, and has been announced by Renergen prior to the Standby Offer Closing Date;
"Standby Offer Trigger Event"	the Standby Offer trigger event, as defined in **Annexure 1**;
"Strate"	Strate Proprietary Limited (Registration number 1998/022242/07), a private company duly incorporated under the Laws of South Africa, a central securities depository licensed in terms of the Financial Markets Act and responsible for the electronic clearing and settlement system provided to the JSE;
"Subsidiary"	a "subsidiary" as defined in the Companies Act, but also includes a Person incorporated outside South Africa which would, if incorporated in South Africa, be a "subsidiary" as defined in the Companies Act and "Subsidiaries" bears a corresponding meaning;
"Takeover Panel"	the Takeover Regulation Panel established in terms of section 196 of the Companies Act;
"USA" or "US" or "United States"	the United States of America;
"USD" or "US$"	United States Dollars, the lawful currency of the United States;
"US GAAP"	the accounting principles generally accepted in the United States of America, as issued by the US Financial Accounting Standards Board and the US Governmental Accounting Standards Board, as well as the requirements of the US Securities and Exchange Commission;
"Virginia Gas Project"	the Renergen project located adjacent to the towns of Welkom, Virginia and Theunissen in the Free State Province of South Africa; and
"ZAR", "R", "Rand" or "cents"	the lawful currency of South Africa.

The following shall apply throughout this Circular, unless the context clearly provides otherwise:

1. headings are to be ignored when construing this Circular;
2. references to one gender include all genders and references to the singular include the plural and *vice versa*;
3. any reference to a time of day is a reference to South African Standard Time (SAST), unless a contrary indication appears;
4. a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified, replaced or re-enacted;
5. a reference to any agreement or document referred to in this Circular is a reference to that agreement or document as amended, revised, varied, novated or supplemented at any time;
6. should any provision in a definition be a substantive provision conferring rights or imposing obligations on any Person, effect shall be given to that provision as if it were a substantive provision in the body of this Circular;
7. where any number of days is prescribed, those days shall be reckoned exclusively of the first and inclusively of the last day unless the last day falls on a day which is not a Business Day, in which event the last day shall be the next succeeding Business Day;
8. the use of the word including, include/s, in particular or any similar such word followed by a specific example/s shall not be construed as limiting the meaning of the general wording preceding it and the *eiusdem generis* rule shall not be applied in the interpretation of such general wording or such specific example/s;
9. the use of any expression covering a process available under South African Law shall, if any of Renergen and ASPI is subject to the Law of any other jurisdiction, be interpreted as including any equivalent or analogous proceedings under the Law of such other jurisdiction;
10. references to Laws or any similar such word shall be deemed to include the JSE Listings Requirements;
11. a Condition "Fails" if it is not fulfilled by the latest date allowed for its fulfilment, and, if it is capable of being waived, it is also not waived by that latest date; and
12. no rule of construction shall be applied to the disadvantage of Renergen and/or ASPI because any or all of them were responsible for, or participated in, the preparation of this Circular.

RENERGEN LIMITED
(Incorporated in the Republic of South Africa)
(Registration number 2014/195093/06)
JSE and A2X Share code: REN
ISIN Number: ZAE000202610
LEI: 378900B1512179F35A69
Australian Business Number (ABN): 93 998 352 675
ASX Share code: RLT
("**Renergen**")

ASP ISOTOPES INC.
(Incorporated in the State of Delaware, United States of America)
(Delaware file number: 6228898)
Ticker Symbol: NASDAQ: ASPI
ISIN Number: US00218A1051
("**ASPI**")

COMBINED CIRCULAR TO RENERGEN SHAREHOLDERS

Directors of Renergen
Dr David King (Chairman)*#
Stefano Marani (Chief Executive Officer)*#
Brian Harvey (Chief Financial Officer)
Nick Mitchell (Chief Operating Officer)
Mbali Swana*#
Dumisa Hlatshwayo*#

* non-executive
# independent

Directors of ASPI
Paul E. Mann (Chairman)
Dr Michael Gorley*#
Sipho Maseko*#
Dr Duncan Moore*#
Robert Ryan*#
Todd Wider*#

Executives of ASPI
Paul E. Mann (Chief Executive Officer, Secretary)
Heather Kiessling (Chief Financial Officer)
Robert Ainscow (Chief Operating Officer)
Dr Hendrik Strydom (Chief Technology Officer)

* non-executive
# independent

1. INTRODUCTION

1.1 Renergen Shareholders are referred to the Firm Intention Announcement by Renergen and ASPI published on SENS and on the ASX on 20 May 2025. In the Firm Intention Announcement, Renergen Shareholders were advised that Renergen had received the Firm Intention Offer Letter from ASPI notifying Renergen of ASPI's firm intention to make the Offer, being an offer as contemplated by the Companies Regulations:

1.1.1 to acquire all of the Renergen Shares by way of a scheme of arrangement in terms of section 114(1) read with section 115 of the Companies Act, to be proposed by the Renergen Board between Renergen and the Renergen Shareholders; or

1.1.2 should the Scheme fail, and provided the Standby Offer Trigger Event occurs, by way of the Standby Offer, on the terms set out in **Annexure 1** of this Circular.

1.2 Should the Scheme become Operative:

1.2.1 ASPI will become the registered and beneficial owner of all the Scheme Shares and as a consequence thereof and Renergen will become a subsidiary of ASPI;

1.2.2 the Scheme Participants will receive 0.09196 Consideration Shares for every 1 (one) Renergen Share held by them on the Scheme Consideration Record Date subject to adjustment as contemplated herein; and

1.2.3 Renergen Shares will be delisted from the JSE, A2X and ASX. The JSE and A2X will suspend the trading of the Renergen Shares on the JSE and A2X with effect from the commencement of trading on the Business Day following the Scheme JSE LDT; and the ASX will suspend the trading in CDIs on the ASX with effect from the commencement of trading on the Business Day following the Scheme ASX LDT. Subject to the Scheme becoming Operative, the listing of Renergen on the JSE, A2X and ASX will be terminated from the commencement of trading on the Business Day following the Scheme Implementation Date.

2. PURPOSE OF THIS CIRCULAR

The purpose of this Circular is to:

2.1 provide Renergen Shareholders with information regarding the Offer;

2.2 provide Renergen Shareholders with the Independent Expert's report in respect of the Offer, prepared in terms of regulations 90 and 110 of the Companies Regulations and sections 114(2), 114(3) and 115 of the Companies Act;

2.3 advise Renergen Shareholders of the Independent Board's opinion in respect of the Offer (as supported by the Independent Expert's report);

2.4 to inform Renergen Shareholders of the status of the ASPI Funding Arrangements (described more fully in paragraph 15.3 below) as conditionally exempted by the Takeover Panel; and

2.5 convene the General Meeting to consider and, if deemed fit, approve the resolutions set out in the Notice of General Meeting.

3. OVERVIEW OF ASPI

3.1 ASPI was incorporated in the state of Delaware, US on 13 September 2021, and has its principal operations in Washington, DC. ASPI has a primary listing on the Nasdaq under the trading symbol "ASPI" since November 2022. ASPI has operations across various jurisdictions and operates principally through its Subsidiaries in Guernsey, South Africa and the United Kingdom.

3.2 ASPI is an advanced materials company dedicated to the development of technology and processes that, if successful, will allow for the enrichment of natural isotopes into higher concentration products, which could be used in several industries. ASPI's proprietary technologies, the Aerodynamic Separation Process ("**ASP technology**") and Quantum Enrichment technology ("**QE technology**"), are designed to enable the production of isotopes used in several industries. ASPI's initial focus is on the production and commercialization of enriched Carbon-14 ("**C-14**"), Silicon-28 ("**Si-28**") and Ytterbium-176 ("**Yb-176**").

3.3 ASPI has completed the commissioning phase and is commencing commercial production at its C-14 and Si-28 enrichment facilities in Pretoria, South Africa. ASPI has also completed the commissioning phase and is commencing production of commercial samples of highly enriched Yb-176 at its Yb-176 enrichment facility in Pretoria, South Africa. ASPI's C-14 and Si-28 enrichment facilities utilize the ASP technology and its Yb-176 enrichment facility utilizes QE technology. ASPI expects its first three enrichment facilities to generate commercial product during 2025. In addition, ASPI has started planning additional isotope enrichment plants both in South Africa and in other jurisdictions, including Iceland and the United States. ASPI believes the C-14 it may produce using the ASP technology could be used in the development of new pharmaceuticals and agrochemicals. ASPI believes the Si-28 it may produce using the ASP technology may be used to create advanced semiconductors and in quantum computing. ASPI believes the Yb-176 it may produce using the QE technology may be used to create radiotherapeutics that treat various forms of oncology.

3.4 In addition, ASPI is considering the future development of the ASP technology for the separation of Zinc-68, Xenon-129/136 for potential use in the healthcare end market, Germanium 70/72/74 for potential use in the semiconductor end market, and Chlorine -37 for potential use in the nuclear energy end market. ASPI is also considering the future development of QE technology for the separation of Nickel-64, Gadolinium-160, Ytterbium-171, Lithium-6 and Lithium-7.

3.5 ASPI is currently pursuing an initiative to apply its enrichment technologies to the enrichment of Uranium-235 ("**U-235**") in South Africa. ASPI believes that the U-235 it may produce using QE technology may be commercialised as a nuclear fuel component for use in the new generation

of high-assay low-enriched uranium (HALEU)-fuelled small modular reactors that are now under development for commercial and government uses. In furtherance of its uranium enrichment initiative, in May 2025, ASPI entered into a loan agreement with TerraPower, LLC ("**TerraPower**"), as lender, and QLE TP Funding SPE LLC, a Delaware limited liability company and wholly owned subsidiary of ASPI, as borrower, which provides conditional commitments from TerraPower to ASPI, through the borrower, for a multiple advance term loan of up to USD 22,000,000 to partially finance a proposed new uranium enrichment facility at Pelindaba, South Africa, which is designed to produce commercial quantities of HALEU. The aggregate loan amount is inclusive of a 10% original issue discount on each disbursement and carries a fixed interest rate of 10% per annum. Per the terms of the TerraPower loan agreement and subject to the satisfaction of various conditions precedent to each disbursement (including receiving all required licenses and permits to perform uranium enrichment in South Africa), ASPI could receive aggregate loan disbursements of USD 20,000,000. The TerraPower loan agreement matures on 16 May 2032. Interest will begin accruing upon each milestone disbursement received by ASPI and will be added to the principal balance until November 2027. Principal and interest payments will be made in 60 equal instalments beginning in November 2027. Concurrently with the TerraPower loan agreement, ASPI and TerraPower have entered into two supply agreements, each dated 16 May 2025, for the HALEU expected to be produced at ASPI's initial uranium enrichment facility in Pelindaba. The initial core supply agreement is intended to support the supply of the required first fuel cores for the initial loading of TerraPower's Natrium project in Wyoming during the 2027/28 timeframe. The initial core supply agreement is currently valued at up to approximately USD 375 million over an 18-month timeframe primarily dependent on the quantity of HALEU to be supplied and the firm fixed price for the HALEU set forth in the related purchase order. The initial core supply agreement includes price adjustment mechanisms and renegotiation provisions that may be applicable to the extent that there are changes in the cost or availability of feedstock or energy. The long-term supply agreement is a 10-year supply agreement of up to a total of 150 metric tons of HALEU, commencing in 2028 through end of 2037 currently valued at up to approximately USD 3.75 billion primarily dependent on the total quantity of HALEU to be supplied over the 10-year period and the base price of HALEU under the long-term supply agreement. The long-term supply agreement includes a price adjustment mechanism based on the gross domestic product implicit price deflator and renegotiation provisions that may be applicable to the extent that there are changes in the cost or availability of feedstock or energy. The long-term supply agreement does not include minimum required purchase quantities per year, but includes a mechanism for TerraPower to provide advance notice of annual purchase quantities for acceptance by ASPI, and if TerraPower does not purchase a specified minimum annual amount of HALEU ASPI has the right to sell the excess quantity of HALEU produced in such year, if any, to other purchasers.

3.6 In November 2024, ASPI entered into a memorandum of understanding with The South African Nuclear Energy Corporation ("**Necsa**"), a South African state-owned company responsible for undertaking and promoting research and development in the field of nuclear energy and radiation sciences, to collaborate on the research, development and ultimately the commercial production of advanced nuclear fuels. Subject to the receipt of funding and all required permits and licenses to begin enrichment of U-235 in South Africa, it is anticipated that the research, development and ultimate construction of a HALEU production facility will take place at South Africa's main nuclear research centre at Pelindaba in Pretoria.

3.7 ASPI operates principally through subsidiaries: ASP Isotopes Guernsey Limited (the holding company of ASP Isotopes efh (a Subsidiary incorporated in Iceland), ASP Isotopes South Africa Proprietary Limited, Enlightened Isotopes (Pty) Ltd), ASPI South Africa Asset Finance (Pty) Ltd, and ASP Isotopes UK Limited, which will be focused on the development and commercialization of high-value, low-volume isotopes for highly specialized end markets (such as C-14, Si-28 and Yb-176). In September 2023, ASPI formed a new subsidiary, Quantum Leap Energy LLC, which also has a subsidiary in the United Kingdom (Quantum Leap Energy Ltd), to focus on the development and commercialization of advanced nuclear fuels such as HALEU and Lithium-6. ASP Isotopes UK Ltd is the owner of ASPI's technology. In addition, ASPI has a 51% ownership stake in Pet Labs Pharmaceuticals Proprietary Limited (PET Labs), a South African radiopharmaceutical operations company focused on the production of fluorinated radioisotopes and active pharmaceutical ingredients, through which it entered the downstream medical isotope production and distribution market.

3.8 Further information about ASPI and its business will be set out in the ASPI Pre-listing Statement.

4. RATIONALE FOR THE SCHEME AND STANDBY OFFER

4.1 In today's volatile geopolitical landscape, where critical materials security has become paramount to national interests, the strategic business combination between ASPI and Renergen creates a uniquely positioned global entity in critical and strategically important materials vital to the healthcare, semiconductor manufacturing and energy sectors.

4.2 Isotopes have one of the most severely compromised supply chains in the world. Isotope supply is mostly controlled by Rosatom State Nuclear Energy Corporation, the Russian state-owned entity, and two small European producers. The United States Department of Energy and other governments across the world have identified isotopes as critical material. Many industries and defence capabilities that are critical to national security in the US, Europe and elsewhere face existential risk without secure isotope supply.

4.3 The timing of the transaction is opportune. China's recent export restrictions on critical materials, including gallium, germanium and graphite have exposed significant vulnerabilities in global supply chains, with western and other governments recognizing the key importance of securing access to critical materials and other strategic resources that are increasingly necessary to maintain economic and military strength. This business combination directly addresses these concerns by creating a resilient, vertically integrated supplier of essential critical materials.

4.4 Global demand for helium in semiconductor manufacturing alone is projected to increase total consumption significantly; therefore, this business combination combines ASPI's world-leading silicon-28 enrichment capabilities with Renergen's helium reserves to address critical supply vulnerabilities. Renergen's Virginia Gas Project boasts some of the highest helium concentrations recorded globally, providing a secure supply alternative at a time when helium prices have surged over 400% amid severe supply constraints.[1]

4.5 This business combination offers strong growth potential. ASPI brings a proven track record of exceptional project execution and leadership 'on the ground' in South Africa – having completed construction of three enrichment facilities in South Africa in the past three years. It has also developed extensive engineering and fabrication facilities in South Africa that may support accelerated project construction and cost savings. Renergen has recently completed construction of its first LNG plant in South Africa, having developed highly advanced cryogenic engineering skills, while ASPI has transitioned from development to commercialization of high-value isotopes including silicon-28, carbon-14, and ytterbium-176, each backed by multi-year supply agreements. Producing these isotopes is highly energy intensive, with energy costs representing 90% of the cost of goods. Leveraging power from Renergen's large-scale LNG plant could potentially reduce ASPI's energy costs by up to 94%.

4.6 ASPI is also a key global player in the clean energy transition, working with a number of world-leading nuclear reactor companies, such as TerraPower, to enrich uranium to produce HALEU for use in the next generation of nuclear power plants: small modular reactors. ASPI has worked extensively with the South African Government body, Necsa, on this project and will start construction of their plant at Pelindaba in 2H25.

4.7 Renergen's financial position faces significant liquidity concerns due to a delayed Phase 1 of the Virginia Gas Project, as it addressed some of the technical challenges common in commissioning a highly technical and specialised liquefaction facility. The business however has several significant tailwinds and unique opportunities, which makes it an attractive asset. Should the Offer not materialise, Renergen will most likely be required to undertake a capital raise to complete Phase 1 of the Virginia Gas Project. The proposed transaction achieves substantial benefits for shareholders in both companies as it:

4.7.1 addresses Renergen's immediate liquidity needs, providing the necessary capital to complete Phase 1 and progress to Phase 2 of the Virginia Gas Project;

4.7.2 enhances Renergen's ability to accelerate its business plan, leveraging (i) expertise of recently appointed Kinley Exploration who are supporting reservoir engineering, well design and location for both remaining planned wells for Phase 1C and Phase 2, (ii) recent operational milestones such as the completion of the liquid helium production train and (iii) increased LNG production from the completion and ramp up of the plant from the Phase 1C project;

1 https://www.cruxinvestor.com/posts/heliums-critical-role-in-tech-and-space-why-prices-are-soaring-amid-supply-shortages-in-2025

4.7.3 offers existing Renergen Shareholders a premium on their investment, as the Offer is structured to deliver value above the current Renergen Share price. Based on the volume weighted average price ("**VWAP**") of Renergen Shares on the JSE over the 30 trading days up to and including, Friday, 16 May 2025 of ZAR 6.68; and the VWAP of ASPI Common Stock on the NASDAQ over the same period of USD 5.69, the Offer consideration amounts to a premium of circa 41.3%, when applying the Consideration Ratio and the ruling ZAR to USD exchange rate on Friday, 16 May 2025 of USD 1 : ZAR 18.04;

4.7.4 unlocks the potential the Virginia Gas Project holds with Phase 2 and beyond, allowing both ASPI and Renergen's shareholders to participate in the development of the Virginia Gas Project, but also allowing Renergen Shareholders to participate in the development of ASPI's business in speciality gases and isotopes; and

4.7.5 creates a strategic materials company with vertical and horizontal business integration without equal in the industry, from which all shareholders will benefit.

4.8 Renergen's proven resource base and strategic partnerships position it well for future success once combined with ASPI, as it continues to develop its unique helium and LNG assets.

4.9 The combined entity benefits from ASPI's US capital markets expertise, as well as its NASDAQ listing which has attracted US and global institutional investors who understand how fragile global critical material supply chains are. The combined benefit of Renergen becoming part of a US company, together with its existing funding committed from the United States Development Finance Corporation and, producing critical materials for the purpose of bringing them into the US and other jurisdictions, will enhance their strong government and regulatory relationships.

4.10 ASPI and Renergen have a shared, complimentary customer base with both companies serving end markets in medical (helium, carbon-14, ytterbium), nuclear (uranium, helium) and semiconductor (silicon-28, helium, germanium) industries, enabling immediate operational and sales synergies. Renergen have already built an extensive sales network within the semiconductor sector which may significantly increase sales targets for ASPI.

4.11 The combined entity's diverse portfolio of high-margin industrial materials provides natural revenue diversification in one of the highest growth markets globally with "Big Tech" expected to spend over USD300 billion in AI infrastructure capex in 2025 alone.[2] By combining ASPI's proprietary isotope enrichment technologies, ASPI and QE, with Renergen's Virginia Gas Project, ASPI-Renergen is expected to be well-positioned in the global industrial materials market.

4.12 Accordingly, the Independent Board believes that it is in the interest of Renergen Shareholders that they be given an opportunity to consider the Offer.

5. THE SCHEME

5.1 Overview and effects of the Scheme

5.1.1 In terms of section 114(1) read with section 115 of the Companies Act, the Renergen Board proposes the Scheme as set out in this paragraph 5 between Renergen and the Renergen Shareholders and to which ASPI is a party. The Scheme will constitute an "affected transaction" as defined in section 117(1)(c) of the Companies Act. It will be implemented in accordance with the Companies Act and the Companies Regulations and will be regulated by the Takeover Panel.

5.1.2 In terms of the Scheme, subject to the Scheme becoming Operative, ASPI will acquire the Scheme Shares from the Scheme Participants for the Scheme Consideration, whereupon Renergen will become a wholly-owned Subsidiary of ASPI.

5.1.3 If the Scheme becomes Operative:

5.1.3.1 the Scheme Participants (whether they voted in favour of the Scheme or not, or abstained or refrained from voting) shall dispose of and transfer their Scheme Shares (including all rights, interests and benefits attaching thereto), free of Encumbrances, to ASPI on and with effect from the Scheme Implementation Date;

2 https://qz.com/meta-microsoft-alphabet-amazon-spend-billions-ai-capex-1851767670#:~:text=Meta%2C%20Microsoft%2C%20Google%2C%20and,billion%20on%20AI%20in%202025&text=We%20may%20earn%20a%20commission%20from%20links%20on%20this%20page.&text=Last%20year's%20multi%2Dbillion%20dollar,spend%20on%20AI%20in%202025

5.1.3.2 ASPI shall acquire registered and beneficial ownership, free of Encumbrances, of all the Scheme Shares on and with effect from the Scheme Implementation Date; and

5.1.3.3 Scheme Participants shall be entitled to receive the Scheme Consideration, subject to the provisions of this Circular.

5.1.4 Each Scheme Participant irrevocably, unconditionally authorises and empowers Renergen *in rem suam* (that is, irrevocably for Renergen's advantage), as principal, with power of substitution, to cause the Scheme Shares held by such Scheme Participant to be disposed of and transferred to, and registered in the name of, ASPI on or at any time after the Scheme Implementation Date, and to do all such things and take all such steps (including the signing of any transfer form) as Renergen in its discretion considers necessary in order to effect that transfer and registration.

5.1.5 The Scheme Consideration will be settled in full to Scheme Participants in accordance with the terms of the Scheme and on the terms and in the manner set out in this Circular without regard to any lien, right of set-off, counterclaim or other analogous right to which ASPI or Renergen may otherwise be, or claim to be, entitled against any Scheme Participant.

5.1.6 Renergen, as principal, shall procure that ASPI complies with its obligations under the Scheme, and Renergen alone shall have the right to enforce those obligations (if necessary) against ASPI.

5.1.7 A Scheme Participant's right to receive the Scheme Consideration shall be conditional upon the surrender by such Scheme Participant, if applicable, of their Documents of Title in accordance with the provisions contained in relation thereto in the *"Action Required by Renergen Shareholders in relation to the Scheme"* section of this Circular.

5.1.8 The rights of the Scheme Participants to receive the Scheme Consideration will be rights enforceable by Scheme Participants against Renergen only. Scheme Participants will be entitled to require Renergen to enforce its rights in terms of the Scheme against ASPI.

5.1.9 The effect of the Scheme, *inter alia*, will be that ASPI will, with effect from the Scheme Implementation Date, become the registered and beneficial owner of all the Scheme Shares (including all rights, interests and benefits attaching thereto), free of Encumbrances.

5.1.10 ASPI and Renergen agree that, upon the Scheme becoming Operative, they will give effect to the terms and conditions of the Scheme and will take all actions and sign all necessary documents to give effect to and implement the Scheme.

5.1.11 The Scheme is subject to, *inter alia*, Renergen Shareholder approval. No Renergen Shareholders are excluded from voting on the Scheme Resolution.

5.1.12 As a consequence of the Scheme becoming Operative, application will be made to the JSE, A2X and ASX for the delisting of the Scheme Shares.

5.2 Conditions to the Offer

Offer Conditions

5.2.1 The Offer is subject to the fulfilment or waiver, as permissible, of each of the following Offer Conditions:

5.2.1.1 that written consent to the transfer of Renergen Shares in terms of the Offer is obtained from the Industrial Development Corporation of South Africa and the United States International Development Finance Corporation (collectively, the "**Lenders**") in terms of the change of control provisions under their respective loan/funding agreements with Renergen and Subsidiaries of Renergen and that the Lenders agree not to proceed in foreclosing on outstanding debt due by those Subsidiaries, as a result of any breach of covenants, event of default or otherwise, prior to 31 July 2027;

5.2.1.2 the written consent for the transfer of the Renergen Shares in terms of the Offer is obtained from The Standard Bank of South Africa ("**SBSA**") in terms of the change of control provisions under its respective loan(s) and/or funding arrangement(s) with Renergen and SBSA agrees to extend the repayment date for the loan(s) and/or funding arrangement(s) to at least 31 March 2026;

5.2.1.3 AIRSOL SRL agrees to extend the maturity date for the AIRSOL Convertible Debentures that it holds in Renergen, to at least 31 March 2026;

5.2.1.4 that all regulatory approvals, except for the requirement that Takeover Panel issue a compliance certificate to Renergen in terms of section 121(b) of the Companies Act, required to implement the Offer are obtained, including:

5.2.1.4.1 the Financial Surveillance Department of the South African Reserve Bank granting such approvals with respect to the Offer, as are required in terms of the Exchange Control Regulations, to implement the Offer either unconditionally, or subject to conditions acceptable to ASPI in its sole discretion;

5.2.1.4.2 the JSE granting all requisite approvals in terms of the JSE Listings Requirements with respect to the Offer; and

5.2.1.4.3 the ASX and Australian Securities and Investments Commission granting such approvals (if any) as are required with respect to the Offer (to the extent required);

5.2.1.5 that all regulatory approvals required for the Secondary Listing of ASPI Common Stock are obtained, including:

5.2.1.5.1 the Financial Surveillance Department of the South African Reserve Bank granting such approvals with respect to the Secondary Listing, as are required in terms of the Exchange Control Regulations, to implement the Secondary Listing; and

5.2.1.5.2 the JSE granting all requisite approvals in terms of the JSE Listings Requirements with respect to the Secondary Listing;

5.2.1.6 the relevant Competition Authorities granting such approvals as are required in terms of the Competition Act and other applicable Laws to implement the Offer, either unconditionally or subject to conditions acceptable to ASPI, in its sole discretion;

5.2.1.7 a general meeting of Renergen Shareholders is held to consider the Shareholder Ratification Resolution (as detailed in paragraphs 15.3.6.3 to 15.3.6.5 below) and such resolution has been adopted by ordinary resolution; and

5.2.1.8 a Material Adverse Change has not occurred by the date on which the last of the Conditions to the Scheme or the Standby Offer, other than this Condition, has been fulfilled or waived.

5.2.2 In order to comply with section 121(b) of the Companies Act and regulation 102(13) of the Companies Regulations, notwithstanding the fulfilment of the conditions, the Offer shall not be implemented unless and until the Takeover Panel has issued a compliance certificate in respect of the Offer in terms of section 119(4)(b) of the Companies Act.

Scheme Conditions

5.2.3 In addition to the Offer Conditions, the Scheme will be subject to (and will only become Operative after) the fulfilment or waiver, as permissible, of the following Scheme Conditions:

5.2.3.1 that, either:

5.2.3.1.1 no Renergen Shareholder (i) gives notice objecting to the Scheme Resolution in terms of section 164(3) of the Companies Act, and (ii) votes against the Scheme Resolution at the General Meeting to be convened by Renergen to approve the Scheme Resolution and matters ancillary thereto; or

5.2.3.1.2 if any Renergen Shareholder gives notice objecting to the Scheme Resolution as contemplated in section 164(3) of the Companies Act and then votes against the Scheme Resolution at the General Meeting, that no Renergen Shareholders exercise their Appraisal Rights, by giving valid demands in terms of sections 164(5) to 164(8) of the Companies Act;

5.2.3.2 that the Scheme Resolution is approved by the requisite majority of votes of the Renergen Shareholders as contemplated in section 115(2) of the Companies Act;

5.2.3.3 that to the extent required in terms of section 115(3)(a) of the Companies Act, the court approves the implementation of the Scheme Resolution;

5.2.3.4 if any Person who voted against the Scheme Resolution applies to court for a review of the Scheme Resolutions in terms of section 115(3)(b) and section 115(6) of the Companies Act, that either:

5.2.3.4.1 leave to apply to court for any such review is refused; or

5.2.3.4.2 if leave is so granted, the court refuses to set aside the Scheme Resolution; and

5.2.3.5 the Scheme Resolution is not withdrawn or treated as a nullity.

Fulfilment Date, Extension and Waiver

5.2.4 The deadline for fulfilment or waiver, as permissible, of the Conditions is 30 September 2025.

5.2.5 Subject to regulatory requirements, ASPI will be entitled to extend the date for the fulfilment of the Conditions by up to 60 (sixty) days, in its sole discretion, upon written notice to Renergen. Any extension longer than the aforementioned period must be agreed in writing by ASPI and Renergen.

5.2.6 In addition, ASPI may, to the extent legally permissible, by written notice to Renergen, waive, wholly or in part:

5.2.6.1 the Offer Conditions set out in paragraphs 5.2.1.1, 5.2.1.2, 5.2.1.3 and 5.2.1.7; and

5.2.6.2 the Scheme Condition set out in paragraph 5.2.3.1.

5.2.7 An announcement will be released on SENS and on the ASX as soon as possible after the (i) fulfilment, or waiver, as the case may be, of all of the Conditions or (ii) non-fulfilment of any Condition.

5.3 Equitable Treatment of Share Appreciation Rights Plan

Renergen intends to ensure the equitable treatment of holders of share appreciation rights under the existing Share Appreciation Rights Plan, as required in terms of the Companies Regulations. A further announcement in this regard will be made in due course.

5.4 Scheme Consideration

5.4.1 Subject to the Scheme being Operative, Scheme Participants will receive the Scheme Consideration of 0.09196 ASPI Common Stock, subject to adjustment as contemplated herein, for every 1 (one) Renergen Share held by them on the Scheme Consideration Record Date (being the Consideration Ratio).

5.4.2 The Consideration Ratio has been calculated on the basis that there will be 155,170,891 Renergen Shares capable of participating in the Scheme, which includes (i) the Renergen Shares in issue on the Last Practicable Date and (ii) the Renergen Shares which Renergen is obliged to issue in settlement of the vested awards under the Bonus Share Plan. Subject to rounding down to the nearest whole number, a maximum of 14,270,000 Consideration Shares will be issued by ASPI as the Scheme Consideration or the Standby Offer Consideration, therefore should there be more than 155,170,891 Renergen Shares in issue or, which are required to be issued, on the Scheme Consideration Record Date or on the Standby Offer Opening Date, the Scheme Consideration (being the Consideration Ratio) will be adjusted downwards on a *pro rata* basis to reflect same.

5.4.3 If any additional Renergen Shares are required to be issued to AIRSOL SRL in terms of Renergen's AIRSOL Convertible Debentures or for any other reason, the Scheme Consideration (being the Consideration Ratio) will be adjusted downward on a *pro rata* basis to reflect same, as the maximum Consideration Shares shall at all times be capped at 14,270,000 Consideration Shares.

5.4.4 As detailed in paragraph 20 below, the Independent Board believes that the Scheme Consideration reflects a value which is not fair but which is reasonable for the Scheme Shares. In this regard, Renergen Shareholders are referred to paragraphs 19 and 20 of this Circular and the Independent Expert's report in respect of the Scheme attached as **Annexure 2** to this Circular.

5.4.5 The Scheme, if implemented, will entitle the Scheme Participants to receive the Scheme Consideration in Dematerialised form, on the terms and in the manner set out in this Circular.

5.4.6 ASPI will have sufficient unissued ASPI Common Stock in its authorised share capital to issue to each Scheme Participant as many Consideration Shares as may be required to fully satisfy the Scheme Consideration. Should the Scheme be implemented and assuming there are no Dissenting Shareholders, a maximum of 14,270,000 ASPI Common Stock, representing approximately 19.0% of the number of issued shares in ASPI on the Last Practicable Date, will be issued to Scheme Participants in consideration for all the Scheme Shares held by them.

5.4.7 Renergen Shareholders are reminded that the settlement of the Scheme Consideration is subject to the Exchange Control Regulations. The salient Exchange Control provisions are referred to in paragraph 5.11 below of this Circular and set out more fully in **Annexure 7**, attached to this Circular.

5.5 Fractions

5.5.1 Where a Scheme Participant's entitlement to the Scheme Consideration in terms of the Scheme, gives rise to a fraction of a Consideration Share, such fraction will be rounded down to the nearest whole number, resulting in allocations of whole Consideration Shares and a cash payment for the fraction to the Scheme Participant.

5.5.2 The fractional entitlements will be delivered in aggregate to each CSDP and they will be responsible for the payment of the cash fractional payment to Scheme Participants, which will be funded by ASPI from available cash resources.

5.5.3 ASPI will procure that the CDI Registry, will pay the fractional entitlements to holders of CDIs in Australian dollars, which will be funded by ASPI from available cash resources.

5.5.4 Holders of CDIs can update their bank account details by visiting www.investorcentre.com/au. If the CDI holder has already registered as a member, the CDI holder can log in using their user ID and password. If the holder of CDIs is not a member, they will need their holder identification number/securityholder reference number to register. The new user registration process requires an account verification code to be mailed to the CDI holder's registered address as an additional layer of security to protect their security holding. The CDI holder should allow sufficient time for delivery of the verification code so that they can update their bank account details before the fractional entitlement payment is made. If the CDI holder's registered address is in New Zealand, the fractional payment will be made via direct credit only and payment will be withheld until bank account details have been provided.

5.5.5 In accordance with the JSE Listings Requirements, the weighted average traded price for ASPI Common Stock on the JSE on the Scheme JSE LDT plus 2 trading days, less 10% will be used to calculate the cash value in respect of the respective fractions of Consideration Shares to be paid to the applicable Renergen Shareholders. Should ASPI Common Stock not trade on that day, then the issue price for a Consideration Share (which will be determined by ASPI), less 10% will be used to calculate the cash value in respect of the respective fractions of Consideration Shares to be paid to the applicable Renergen Shareholders. The cash value applicable to fractions of Consideration Shares will be announced on SENS and on the ASX on Friday, 29 August 2025.

5.5.6 Certificated Renergen Shareholders whose bank account details are not held by the Transfer Secretaries, are requested to provide such details to the Transfer Secretaries to enable payment of the cash amount due for the aforementioned fraction of a Consideration Share. Should no details be on record, the funds will be held by Computershare on behalf of Renergen in trust until such time as the details have been provided and the cash fraction will thereafter be paid to a Scheme Participant upon its request without interest, provided that such funds shall be held by Computershare on behalf of Renergen in trust until lawfully claimed by such Scheme Participant, or until the Scheme Participant's claim to such funds has prescribed in terms of the applicable Laws of prescription.

5.6 Cash Confirmation

5.6.1 The cash fractional payments to Scheme Participants in accordance with paragraph 5.5 will be funded by ASPI from available cash resources.

5.6.2 ASPI has deposited an amount of ZAR 4,500,000 into an escrow account, administered by Tiaan Smuts Attorneys Incorporated, for the sole purpose of settling any fractional entitlements, and in accordance with regulations 111(4) and 111(5) of the Companies Regulations, ASPI has provided an irrevocable cash confirmation to the Takeover Panel which confirms that, ASPI has sufficient cash resources in terms of regulation 111 of the Companies Regulations, to satisfy payment to Scheme Participants of the maximum cash fractional payments.

5.7 Settlement of Scheme Consideration

5.7.1 If the Scheme becomes Operative, Scheme Participants will be entitled to receive the Scheme Consideration on the Scheme Implementation Date.

5.7.2 Settlement of the Scheme Consideration is subject to the Exchange Control Regulations, the salient provisions of which are summarised in **Annexure 9** to this Circular.

5.7.3 The Transfer Secretaries (on behalf of Renergen) will administer and effect settlement of the Scheme Consideration to Scheme Participants.

5.7.4 The Consideration Shares offered to holders of Renergen Shares recorded in the South African Register, will be issued by ASPI and reflected on ASPI's security register maintained in South Africa; and such Consideration Shares shall be credited to the Renergen Shareholder's account held at its Broker or CSDP (or for those Renergen Shareholders currently holding Certificated Renergen Shares, to the account of a CSDP appointed by ASPI) through Strate.

5.7.5 The Consideration Shares offered to holders of CDIs in respect of Renergen Shares tradeable on the ASX, will be issued by ASPI, as soon as practical after the Implementation Date, and reflected on ASPI's securities register maintained in the United States, and such Consideration Shares will be recorded directly in the name of the holder of the CDIs and held in book-entry form through the Direct Registration System. It is noted that Scheme Restricted Foreign Renergen Shareholders who hold CDIs will not receive Consideration Shares under the Scheme. See paragraph 5.12 of this Circular for further details.

5.7.6 Renergen Shareholders are referred to the section entitled *"Action required by Renergen Shareholders in relation to the Scheme"*, commencing on page 9 of the Circular, for further information regarding the steps to be taken by Renergen Shareholders in relation to the settlement of the Scheme Consideration.

5.7.7 No receipt will be issued for Documents of Title surrendered, unless specifically requested.

Dematerialised Renergen Shares

5.7.8 Scheme Participants who hold Dematerialised Renergen Shares will have their accounts held at their CSDP or Broker credited with the Scheme Consideration and debited with the Renergen Shares they are transferring to ASPI pursuant to the Scheme on the Scheme Implementation Date or, in the case of Dissenting Shareholders who subsequently become Scheme Participants pursuant to paragraph 5.10.1 of this Circular, on the date contemplated in paragraph 5.10.1.2 of this Circular.

Certificated Renergen Shares

5.7.9 Scheme Participants who hold Certificated Renergen Shares shall, against the surrender by them of the Documents of Title in respect of their Scheme Shares and the specification of a valid account with a CSDP or Broker into which the Scheme Consideration is to be transferred, receive the Scheme Consideration.

5.7.10 If you are required to complete and return the Form of Surrender, Transfer and Acceptance *(blue)* and you fail to do so or in the Form of Surrender, Transfer and Acceptance *(blue)*, you fail to provide any account details, or provide incorrect account details, of your CSDP or Broker, into which your Consideration Shares are to be transferred, your Consideration Shares will be transferred in Dematerialised form to an account in the name of Computershare

Nominees, who will, subject to what is stated below, hold such Consideration Shares as the registered holder thereof for and on your behalf, and you will become an Issuer Nominee Dematerialised ASPI Shareholder.

5.7.11 The beneficial ownership of such Consideration Shares will remain with you, as the relevant Issuer Nominee Dematerialised ASPI Shareholder, subject to what is stated below, and will be recorded on a sub-register (also commonly known as the nominee sub-register) maintained by Computershare. Issuer Nominee Dematerialised ASPI Shareholders will receive a statement from Computershare, which will confirm the number of Consideration Shares held by such Issuer Nominee Dematerialised ASPI Shareholder. Issuer Nominee Dematerialised ASPI Shareholders will have the option to move their Consideration Shares to the account of their own CSDP or Broker or to materialise and certificate their Consideration Shares, at any stage, subject to what is stated below. Issuer Nominee Dematerialised ASPI Shareholders will be bound by the provisions of Strate's rules and directives in respect of their Consideration Shares held in the nominee sub-register, and will be deemed to have concluded a custody agreement with Computershare, which established a business relationship between Computershare and each Issuer Nominee Dematerialised ASPI Shareholder. A copy of the aforesaid custody agreement, which will be deemed to have been concluded in such circumstances, is available on the Computershare website at www.computershare.com.

5.7.12 Renergen Shareholders should note that, should any Issuer Nominee Dematerialised ASPI Shareholder fail to arrange with Computershare for either the transfer of their Consideration Shares from the nominee sub-register into the account of their own CSDP or Broker or to materialise and certificate their Consideration Shares within 3 (three) years from the Scheme Implementation Date, the Consideration due to such Issuer Nominee Dematerialised ASPI Shareholder will be disposed of at the ruling market price and the disposal consideration, less the costs and taxes incurred in disposing of the Consideration Shares, will be paid to the benefit of the Guardian's Fund of the Master of the High Court, Johannesburg (the "**Guardian's Fund**"). The proceeds of such disposal may be claimed by the relevant Issuer Nominee Dematerialised ASPI Shareholder, subject to the requirements imposed by the Master of the High Court, Johannesburg. In this regard, each Issuer Nominee Dematerialised ASPI Shareholder irrevocably authorises and appoints Renergen (or its successor-in-title), *in rem suam*, with full power of substitution, to act as its agent and in its name, place and stead to dispose of such Issuer Nominee Dematerialised ASPI Shareholder's ASPI Common Stock and to pay the proceeds to the benefit of the Guardian's Fund in the aforesaid manner.

5.8 No Encumbrance

Each Scheme Participant is deemed, on and with effect from the Scheme Implementation Date, to have warranted and undertaken in favour of ASPI that (i) the relevant Scheme Shares are not subject to a pledge or otherwise Encumbered, or (ii) if subject to any such pledge or Encumbrance, such Scheme Shares shall be released from such pledge or other Encumbrance immediately on settlement and discharge of the Scheme Consideration as contemplated herein. In this regard such Scheme Participants irrevocably authorise and appoint Renergen and ASPI, *in rem suam* (that is, irrevocably for Renergen's and ASPI's advantage), with full power of substitution, to act as agent in the name, place and stead of such Scheme Participants in doing all things and signing all documents in ensuring that the relevant Scheme Shares are released from any pledge or Encumbrance, including the removal of any endorsements to that effect present in the Register.

5.9 Offeror

5.9.1 ASPI shall be the entity which will acquire title to the Scheme Shares in terms of the Scheme.

5.9.2 ASPI confirms that it will be the ultimate acquirer of the Scheme Shares and that it is acting alone and not acting in concert with any other Person.

5.10 Dissenting Shareholders

5.10.1 Any Dissenting Shareholder that withdraws its demand made in terms of sections 164(5) to 164(8) of the Companies Act, either voluntarily or pursuant to an order of Court, or that allows an offer by Renergen in terms of section 164(11) of the Companies Act to lapse without exercising its rights in terms of section 164(14) of the Companies Act, shall, if that Dissenting Shareholder withdrew its demand or allowed the offer to lapse:

5.10.1.1 on or prior to the Scheme Consideration Record Date, be deemed to be a Scheme Participant and be subject to the provisions of the Scheme; or

5.10.1.2 after the Scheme Consideration Record Date, be deemed to have been a Scheme Participant and be subject to the provisions of the Scheme, provided that settlement of the Scheme Consideration due to such Dissenting Shareholder, and the transfer of such Dissenting Shareholder's Renergen Shares to ASPI, shall take place on the latest of (i) the Scheme Implementation Date, (ii) the date which is 5 (five) Business Days after that Dissenting Shareholder so withdrew its demand or allowed the offer to lapse, as the case may be, and (iii) if that Renergen Shareholder is a Certificated Renergen Shareholder, the date which is 5 (five) Business Days after that Dissenting Shareholder shall have surrendered its Documents of Title and completed Form of Surrender, Transfer and Acceptance *(blue)* to Computershare.

5.10.2 The wording of section 164 of the Companies Act (which sets out the Appraisal Rights) is included in **Annexure 8** to this Circular.

5.11 Foreign Renergen Shareholders and Exchange Control Regulations

5.11.1 **Annexure 7** to this Circular contains a summary of the Exchange Control Regulations as they apply to Scheme Participants. Scheme Participants who are not resident in, or who have a registered address outside of, South Africa, must satisfy themselves as to the full observance of the Laws of any relevant territory concerning the receipt of the Scheme Consideration, including obtaining any requisite governmental or other consents, observing any other requisite formalities and paying any transfer or other taxes due in such territory.

5.11.2 Following the approval by the Financial Surveillance Department of the South African Reserve Bank of the inward listing of ASPI, Scheme Participants who are residents will be entitled to acquire and hold the ASPI Common Stock as domestic investments.

5.12 Restricted jurisdictions

5.12.1 To the extent that the distribution of this Circular in certain jurisdictions outside of South Africa may be restricted or prohibited by the Laws of such foreign jurisdiction, then this Circular is deemed to have been provided for information purposes only, and none of Renergen, ASPI and their respective boards of directors accept any responsibility for any failure by Renergen Shareholders to inform themselves about, and to observe, any applicable legal requirements in any relevant foreign jurisdiction. Renergen Shareholders are, in this regard, referred to the *"Important Legal Notes"* section of this Circular.

5.12.2 Renergen Shareholders who are in doubt as to their position should consult their professional advisors.

5.12.3 If you are a Scheme Restricted Foreign Renergen Shareholder (recorded in either the South African Register or the Australian Register), you will not receive Consideration Shares. Instead, the Consideration Shares to which you would otherwise be entitled in terms of the Scheme will be issued to Computershare as your nominee. Computershare will procure the sale of your Consideration Shares on the JSE, on a "best efforts" basis, having regard to a number of factors, including the prevailing market conditions, as soon as practicable following (and in any event within 14 days of) the Scheme Implementation Date. As the market price of ASPI Common Stock will be subject to change from time to time, the sale price of the Consideration Shares and the proceeds of such sales cannot be guaranteed. Neither ASPI nor Computershare will have any liability for any loss or damage arising from the timing or terms of any such sales or the conversion of the sale proceeds from Rand into Australian dollars at the applicable exchange rate (if applicable).

5.12.4 A Scheme Restricted Foreign Renergen Shareholder will receive the average net proceeds per Consideration Share sold on the JSE on behalf of all Scheme Restricted Foreign Renergen Shareholders (including Scheme Restricted Foreign Renergen Shareholders recorded in the South African Register and in the Australian Register), less any relevant costs and converted at the applicable exchange rate (if applicable), by Computershare no later than four weeks after the Scheme Implementation Date.

5.12.5 If you are a Dematerialised Scheme Restricted Foreign Renergen Shareholder (recorded in the South African Register), the net proceeds will be remitted to you in Rand in accordance with the rules of Strate.

5.12.6 In the case of Certificated Scheme Restricted Foreign Renergen Shareholders (recorded in the South African Register), the remittance will be made by means of a deposit into the bank account recorded with Renergen into which such Scheme Restricted Foreign Renergen Shareholder's Renergen dividends are paid. If you have not provided Renergen with your bank account details, you will need to do so in order to receive the net proceeds of the sale of your Consideration Shares. Proceeds not claimed within three years of the Scheme Implementation Date will be made over to the Guardians Fund of the High Court of South Africa.

5.12.7 In the case of Scheme Restricted Foreign Renergen Shareholder holding CDIs and recorded in the Australian Register, the net proceeds will be remitted on behalf of ASPI by the CDI Registry in Australian dollars (converted at the applicable exchange rate). Payment to Scheme Restricted Foreign Renergen Shareholders holding CDIs with a registered address in New Zealand, will be made via direct credit only, and payment will be withheld until bank account details have been provided.

5.12.8 Holders of CDIs can update their bank account details by visiting www.investorcentre.com/au. If the CDI holder has already registered as a member, the CDI holder can log in using their user ID and password. If the holder of CDIs is not a member, they will need their holder identification number/securityholder reference number to register. The new user registration process requires an account verification code to be mailed to the CDI holder's registered address as an additional layer of security to protect their security holding. The CDI holder should allow sufficient time for delivery of the verification code so that they can update their bank account details before the Scheme Implementation Date and payment will be withheld until bank account details have been provided.

5.13 Undertakings and Conduct of Business Undertakings

5.13.1 ASPI and Renergen have both given certain Conduct of Business Undertakings as set out below, in terms of which they undertake to carry on their respective businesses in all material respects in the ordinary course, consistent with past practice, and in accordance with their policies and strategies in order to maintain the respective business values and protect shareholder value during the period between the date of the Firm Intention Offer Letter and the earlier of: (i) the implementation of the Scheme or the Standby Offer; and (ii) the date on which it is announced on SENS and the ASX that the Offer has failed.

5.13.2 In terms of the Conduct of Business Undertakings, Renergen and ASPI have undertaken to:

5.13.2.1 carry on its business in all material respects in the ordinary course, consistent with past practice, and in accordance with its policies and strategies in order to maintain the value of its business and to protect shareholder value;

5.13.2.2 exercise its reasonable endeavours to preserve and protect its rights and assets;

5.13.2.3 continue to conduct its business under the same name/s, and in all material respects on the same basis and in the same manner, as it did immediately prior to the signature date of the Firm Intention Offer Letter;

5.13.2.4 not enter into any arrangement prohibiting or restricting its right or ability to operate or compete in any market;

5.13.2.5 not adopt a plan of liquidation or resolutions providing for its liquidation;

5.13.2.6 continue to comply with all applicable Laws in all material respects;

5.13.2.7 obtain and maintain in full force and effect all material approvals required for the conduct of its business, in the places and in the manner in which that business is carried on as at the date of the Firm Intention Offer Letter;

5.13.2.8 not change, or cause or permit a change of, the nature or scope of any substantial part of its business in any material respect, or cease or suspend, or threaten or propose to cease or suspend, to carry on all or a substantial part of its business;

5.13.2.9 not dispose of, or enter into any agreement (whether oral, in writing or otherwise and whether or not subject to conditions precedent) to dispose of, whether by one transaction or a series of transactions, the whole or a substantial or material part of its business, save for transactions that have been disclosed to each other; and

5.13.2.10 not declare, distribute or pay any distribution.

5.13.3 In addition to the above, Renergen has undertaken to:

5.13.3.1 not, other than for purposes of complying with its obligations under the Bonus Share Plan or the Share Appreciation Plan, issue, or cause or permit to be issued, any securities, and not dispose of, or cause or permit to be disposed of, any shares held in treasury;

5.13.3.2 not make or undertake any capital expenditure in amounts exceeding ZAR 278,000,000, unless provided for in the budget of Renergen as approved by the Renergen Board at the date of the Firm Intention Offer Letter;

5.13.3.3 not make any material changes to its insurance or pension arrangements otherwise in the ordinary course of business;

5.13.3.4 not repurchase any Renergen Shares;

5.13.3.5 not, other than in terms of the Loan Agreement or otherwise in the ordinary course of business, incur, create, assume or otherwise become liable for any indebtedness (or any other material liability or obligation, including pursuant to any debt financing, leasing or off-balance sheet financing arrangements or any hedging arrangements);

5.13.3.6 not, otherwise than in the ordinary course of business, create any encumbrance over any of its material assets;

5.13.3.7 not enter into a partnership or other joint venture with a third party that will constitute a Category 1 or 2 transaction as defined in the JSE Listings Requirements;

5.13.3.8 not, otherwise in the ordinary course of business, give any guarantee, indemnity or other agreement to secure an obligation of a third party, which shall specifically exclude any Renergen Group Member;

5.13.3.9 not grant or make any new awards in terms of or for purposes of any share option, share incentive or phantom share plan, other than in the ordinary course of business and in accordance with Renergen's existing long-term incentive plans;

5.13.3.10 not initiate, settle or abandon any claims, litigation, arbitration or other proceedings or make any admissions of liability by or on behalf of any Renergen Group Member with an aggregate value in excess of ZAR 150 million;

5.13.3.11 not alter, or agree to alter, any of its constitutional documents in any material respect;

5.13.3.12 not alter, amend or vary its accounting policies, unless required by applicable Laws or accounting requirements;

5.13.3.13 not terminate, save for breach of contract, poor performance or pursuant to disciplinary action, the employment or office of any of its directors, officers or senior employees:

5.13.3.14 not, other than in the ordinary course of business and subject to obtaining the requisite waivers and/or consents from the relevant counterparties in relation to the Offer, enter into any material contract (whether or not subject to conditions precedent) which contain any change of control provisions; and

5.13.3.15 not materially alter the terms of employment or engagement of any of its directors, officers or senior employees including materially increasing their compensation or benefits (including any that are payable on death, leaving employment or retirement), other than in the ordinary course of business.

5.13.4 Provided that nothing set out in Conduct of Business Undertakings, shall limit or restrict either Renergen or ASPI's ability to:

5.13.4.1 take steps necessary to implement or otherwise give effect to the Offer or the transactions set out in this Circular;

5.13.4.2 conduct its business in the ordinary course; or

5.13.4.3 take steps necessary to prevent or otherwise deal with any emergency that arises or could reasonably be expected to arise.

5.13.5 ASPI and Renergen have agreed that, upon the Scheme becoming Operative, they will give effect to the terms and conditions of the Scheme and will take all actions and sign all necessary documents to give effect to the Scheme.

5.14 Amendment or variation of the Scheme

Subject to compliance with applicable Laws including the requirements of the JSE and the Takeover Panel, no amendment or variation of the Scheme shall be valid unless it is consented to by Renergen and ASPI in writing, provided that ASPI shall, notwithstanding anything to the contrary in this Circular, be entitled to (without the consent of Renergen) propose a higher consideration than the Scheme Consideration.

5.15 Termination of the Scheme

Renergen Shareholders are advised that the Scheme will automatically fail or lapse if the Conditions are not fulfilled, or if applicable, waived by the relevant deadlines. The Scheme cannot be terminated after the Scheme Finalisation Date.

5.16 Governing Law

The Scheme is governed by the Laws of South Africa. Both of Renergen and ASPI submit, and each Scheme Participant shall be deemed to have irrevocably submitted, to the non-exclusive jurisdiction of the High Court of South Africa, Gauteng Division, Johannesburg, in relation to all matters arising out of or in connection with the Scheme.

5.17 Major Shareholders

To the best of the knowledge of Renergen, as at the Last Practicable Date, the following Renergen Shareholders are directly or indirectly beneficially interested in 5% or more of the issued shares of Renergen:

Name	Number of Renergen Shares held beneficially	% of issued Renergen Shares held beneficially[1]
Government Employees Pension Fund	10,018,565	6.5%
MATC Investments (Pty) Ltd	8,714,306	5.6%
CRT Investments (Pty) Ltd	8,600,269	5.5%
Eagle Eyes Investment Holdings Limited	7,972,500	5.1%

Notes:

(1) As at the Last Practicable Date, Renergen had 155,047,410 shares in issue.

(2) Following the publication of the Firm Intention Announcement, Mr Ye Jia transferred the Renergen Shares previously held directly by him to a related entity, Eagle Eyes Investment Holdings Limited.

6. DELISTING OF RENERGEN

6.1 Should the Scheme be implemented, Renergen will be a subsidiary of ASPI and application will be made to the JSE, A2X and ASX to delist the Renergen Shares.

6.2 Renergen is expected to be removed from the official list of the ASX on the date and time referred to in the *"Important Dates and Times Relating to the Scheme"* section of this Circular.

6.3 Renergen Shareholders holding CDI's are advised that if they wish to sell their CDI's on the ASX, they will need to do so before close of trading on the Scheme ASX LDT.

7. INTENTIONS REGARDING THE CONTINUATION OF THE RENERGEN BUSINESS AND THE RENERGEN BOARD

7.1 Should the Scheme become Operative, Renergen will continue its business as a wholly-owned Subsidiary of ASPI, following which the size, remuneration and composition of the Renergen Board will be considered, taking into account, *inter alia*, that Renergen will be an unlisted Subsidiary of ASPI rather than a listed entity.

7.2 In the event that either the Scheme or the Standby Offer results in ASPI acquiring at least 51% (fifty one percent) of the issued Renergen Shares after such event, Renergen will become an operating Subsidiary of ASPI and will continue to be led by the current Chief Executive Officer, Stefano Marani, who will join the ASPI Board and become the Chief Executive Officer of the Electronics and Space Division of ASPI. Nick Mitchell will become Co-Chief Operating Officer for the ASPI Group alongside Robert Ainscow. Multiple members of ASPI's engineering team and project management team may transition to Renergen as needed to ensure timely completion of Phase 1C and Phase 2 of the Virginia Gas Project.

8. STANDBY OFFER

If the Standby Offer Trigger Event occurs, meaning that the Scheme fails solely due to one of the Scheme Conditions not being fulfilled or waived, as permissible, and provided that the Standby Offer becomes Effective, the Standby Offer shall be open for acceptances once ASPI and Renergen have announced through SENS and on the ASX that the Standby Offer Trigger Event has occurred, and that the Standby Offer has become Operative and shall be made on the terms set out in **Annexure 1** of this Circular.

9. INTERESTS OF ASPI AND ASPI DIRECTORS IN RENERGEN SECURITIES

9.1 As at the Last Practicable Date, neither ASPI nor any of the ASPI Directors have any beneficial interest in Renergen Shares.

9.2 ASPI has had no dealings in Renergen Shares during the period from 19 November 2024 (being six months prior to the publication of the Firm Intention Announcement) up to the Last Practicable Date.

9.3 None of the ASPI Directors have had any dealings in Renergen Shares during the period from 19 November 2024 being six months prior to the publication of the Firm Intention Announcement) up to the Last Practicable Date.

10. INTERESTS OF ASPI DIRECTORS IN ASPI SECURITIES

10.1 The direct and indirect interests of the ASPI Directors (and their associates) and executive management in ASPI's Common Stock as at the Last Practicable Date are set out in the table below (including directors who resigned in the 18 (eighteen) months prior to the Last Practicable Date):

ASPI Director	Direct beneficial[(1)]	Indirect beneficial	Total	% of issued Common Stock
Sipho Maseko	22,422	–	22,422	<0.5%
Dr Duncan Moore [(2)]	1,165,553	–	1,165,553	1.39%
Todd Wider [(3)]	806,230	–	806,230	0.96%
Prof Mike Gorley, PhD	145,360	–	145,360	<0.5%
Rob Ryan	615,674	–	615,674	0.73%
Dr Hendrik Strydom [(4)]	2,562,424	–	2,562,424	3.05%
Paul E. Mann [(5), (6)]	8,531,454	–	8,531,454	10.03%
Robert Ainscow [(7), (8)]	1,716,992	–	1,716,992	2.04%
Heather Kiessling[(8)]	812,500	–	812,500	0.97%
TOTAL	**16,378,609**		**16,378,609**	**19.08%**

Notes:

(1) The percentage of ASPI Common Stock beneficially owned is computed on the basis of 83,875,417 ASPI Common Stock outstanding as at the Last Practicable Date. ASPI Common Stock that a person has the right to acquire within 60 days of 29 April 2025, are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group.

(2) Includes 96,000 shares of ASPI Common Stock issuable upon exercise of options held by Dr. Moore exercisable within 60 days of the Last Practicable Date.

(3) Includes 96,000 shares of ASPI Common Stock issuable upon exercise of options held by Dr. Wider exercisable within 60 days of the Last Practicable Date.

(4) Includes 265,000 shares of ASPI Common Stock issuable upon exercise of options held by Dr. Strydom exercisable within 60 days of the Last Practicable Date.

(5) Includes 1,216,000 shares of ASPI Common Stock issuable upon exercise of options held by Mr. Mann exercisable within 60 days of the Last Practicable Date.

(6) This is inclusive of an amount of 1,441,361 restricted ASPI Common Stock, which will become 25% vested on each of 1 June 2025, 1 September 2025, 1 December 2025 and 1 March 2026, subject to compliance with applicable vesting conditions.

(7) Includes 297,000 shares of ASPI Common Stock issuable upon exercise of options held by Mr. Ainscow exercisable within 60 days of the Last Practicable Date.

(8) This is inclusive of an amount of 400,000 restricted ASPI Common Stock, which will vest in equal semi-annual instalments over a four-year period, subject to compliance with applicable vesting conditions.

10.2 The ASPI Directors had no dealings in ASPI securities during the period from 19 November 2024 (being six months prior to the publication of the Firm Intention Announcement) up to the Last Practicable Date, other than the following dealings in ASPI as set out below:

ASPI Director	Date	Nature of Transaction	Number of ASPI Common Stock	Price
Sipho Maseko	14/04/2025	Acquired	22,422	(1)
Prof Mike Gorley, PHD	20/11/2024	Acquired	42,522	(2)
	29/11/2024	Acquired	1,000	USD 5.05
Rob Ryan	20/11/2024	Acquired	42,522	(2)
	30/05/2024	Acquired	1,050	USD 5.4 (3)
Dr Duncan Moore	20/11/2024	Acquired	42,522	(2)
	09/12/2024	Acquired	77,626	(3)
	09/12/2024	Acquired	95,238	(2)
Todd Wider	20/11/2024	Acquired	42,522	(2)
Paul E. Mann	14/04/2025	Acquired	1,441,361	(5)
	15/04/2025	Disposed of	316,667	USD 5.7535 (6)
	16/04/2025	Disposed of	316,667	USD 5.4454 (7)
	17/04/2025	Disposed of	316,666	USD 5.6213 (8)
Robert Ainscow	14/04/2025	Acquired	400,000	(9)
	15/04/2025	Disposed of	66,666	USD 5.7535 (6)
	16/04/2025	Disposed of	66,666	USD 5.4454 (7)
	17/04/2025	Disposed of	66,668	USD 5.6213 (8)
Heather Kiessling	14/04/2025	Acquired	400,000	(9)

Notes:

(1) This award of ASPI Common Stock shall vest in full on the one-year anniversary of the grant date (provided, however, that the vesting of such award shall cease if Mr. Maseko resigns from the ASPI's board of directors or otherwise ceases to serve as a director prior to such vesting date, unless the ASPI's board of directors determines that the circumstances warrant continuation of vesting).

(2) Annual award of ASPI Common Stock for service as an independent director of ASPI.

(3) Only reported on 02/14/2025 in accordance with Rule 16a-6 under the US Securities Exchange Act of 1934.

(4) This award of ASPI Common Stock was issued in lieu of quarterly cash fees payable to the reporting person for service as an independent director of ASPI.

(5) This award of ASPI Common Stock was issued pursuant to his Employment Agreement dated 4 October 2021, as amended on 20 December 2022, and shall vest (subject to compliance with applicable vesting conditions) in four equal instalments over a one-year period beginning on 1 March 2025.

(6) The price reported is a weighted average price. These ASPI Common Stock were sold in multiple transactions at prices ranging from USD 5.48 to USD 6.70, inclusive.

(7) The price reported is a weighted average price. These ASPI Common Stock were sold in multiple transactions at prices ranging from USD 5.26 to USD 5.70, inclusive.

(8) The price reported is a weighted average price. These ASPI Common Stock were sold in multiple transactions at prices ranging from USD 5.25 to USD 6.02, inclusive.

(9) This award of Common Stock shall vest (subject to compliance with applicable vesting conditions) in semi-annual instalments over a four-year period beginning on the grant date.

10.3 On 14 April 2025, ASPI made an award of restricted ASPI Common Stock to Mr. Mann pursuant to the terms of his employment agreement. Mr. Mann received 1,441,361 restricted ASPI Common Stock (or 2% of ASPI's outstanding ASPI Common Stock as of ASPI's immediately preceding fiscal year), which will become 25% vested on each of 1 June 2025, 1 September 2025, 1 December 2025 and 1 March 2026. In addition, on 14 April 2025, ASPI made a discretionary award of restricted ASPI Common Stock to Ms. Kiessling and Mr. Ainscow. Ms. Kiessling and Mr. Ainscow each received 400,000 restricted ASPI Common Stock, which will vest in equal semi-annual instalments over a four-year period beginning on the grant date, subject to his/her continuous service with ASPI as of each such vesting date.

11. INTERESTS OF RENERGEN AND RENERGEN DIRECTORS IN ASPI SECURITIES

11.1 As at the Last Practicable Date, Renergen held no ASPI securities.

11.2 Renergen had no dealings in ASPI securities during the period from 19 November 2024 (being six months prior to the publication of the Firm Intention Announcement) up to the Last Practicable Date.

11.3 As at the Last Practicable Date, no Renergen Director held any beneficial interest in ASPI securities.

11.4 No Renergen Director had any dealings in ASPI securities during the period from 19 November 2024 (being six months prior to the publication of the Firm Intention Announcement) up to the Last Practicable Date.

12. INTERESTS OF RENERGEN DIRECTORS IN RENERGEN SECURITIES

12.1 As at the Last Practicable Date, no Renergen Director, or former director in the past six months, had any beneficial interest in Renergen Shares, other than as set out below:

Renergen Director	Direct	Indirect	Total	% of Renergen issued share capital[1]
Stefano Marani	297,806	8,714,306	9,012,112	5.8%
Nick Mitchell	38,031	8,600,269	8,638,300	5.6%
Dr David King	5,000	148,487	153,487	0.1%
Total	**340,837**	**17,463,062**	**17,803,899**	**11.5%**

Notes:

[1] As at the Last Practicable Date, Renergen had 155,047,410 shares in issue.

12.2 No Renergen Director had any dealings in Renergen Shares during the period from 19 November 2024 (being six months prior to the publication of the Firm Intention Announcement) up to the Last Practicable Date.

13. IRREVOCABLE UNDERTAKINGS

The Renergen Shareholders listed below, collectively holding 35.86% of the aggregate issued Renergen Shares as at the Last Practicable Date, provided Irrevocable Undertakings to vote in favour of the resolutions to be proposed at the General Meeting in terms of the Notice of General Meeting, or, if applicable, accept the Standby Offer, in respect of all the Renergen Shares held by them at the relevant time. The Irrevocable Undertakings were provided during May 2025 and will expire on 30 September 2025.

Renergen Shareholder	**Number of Renergen Shares**	**% of Renergen's issued share capital[1]**
Mazi Asset Management (Pty) Ltd on behalf of its clients	20,944,555	13.50%
MATC Investments Limited (Stefano Marani)	8,714,306	5.62%
CRT Investments (Pty) Ltd (Nick Mitchell)	8,600,269	5.54%
Eagle Eyes Investment Holdings Limited[2]	7,972,500	5.14%
Anchor Capital (Pty) Ltd on behalf of its clients	5,536,060	3.57%
Ivy Asset Management	3,874,893	2.50%
Total	**55,642,583**	**35.86%**

Notes:

(1) Calculated on the basis that Renergen will have 155,170,891 shares in issue on the Scheme Voting Record Date.

(2) Following the publication of the Firm Intention Announcement, Mr Ye Jia transferred the Renergen Shares previously held directly by him to a related entity, Eagle Eyes Investment Holdings Limited, which entity provided an identical Irrevocable Undertaking.

14. DEALINGS BY PROVIDERS OF IRREVOCABLE UNDERTAKINGS

To the best of the knowledge of Renergen, the providers of Irrevocable Undertakings had no dealings in Renergen securities during the period from 19 November 2024 (being six months prior to the publication of the Firm Intention Announcement) up to the Last Practicable Date, other than as set out in **Annexure 10** to this Circular.

15. AGREEMENTS

15.1 Save for the Firm Intention Offer Letter, the Irrevocable Undertakings, the Exclusivity Agreement and the Loan Agreement:

15.1.1 no agreements have been entered into by ASPI and/or any Persons acting in concert with ASPI (there being none), with any of:

15.1.1.1 Renergen;

15.1.1.2 the Renergen Directors (or persons who were Renergen Directors in the 12 months preceding the Last Practicable Date); or

15.1.1.3 Renergen Shareholders (or Persons who were Renergen Shareholders in the 12 months preceding the Last Practicable Date) which agreements are considered to be material to the decision to be taken by Renergen Shareholders regarding the Offer; and

15.1.2 no agreement has been entered into by Renergen with any of:

15.1.2.1 ASPI and/or Persons acting in concert with ASPI;

15.1.2.2 the ASPI Directors (or persons who were ASPI Directors in the 12 months preceding the Last Practicable Date); or

15.1.2.3 ASPI and/or ASPI Shareholders (or Persons who were ASPI Shareholders in the 12 months preceding the Last Practicable Date) which agreements are considered to be material to the decision to be taken by Renergen Shareholders regarding the Offer.

15.2 The material terms of the Irrevocable Undertakings are, *inter alia*, that the providers of the Irrevocable Undertakings, irrevocably undertake in favour of ASPI to vote in favour of, or support, the resolutions to be proposed at the General Meeting in terms of the Notice of General Meeting, including the Scheme Resolution, and to accept the Standby Offer if made.

15.3 ASPI Funding Arrangements

15.3.1 On 31 March 2025, prior to receipt of the Firm Intention Offer Letter, Renergen and ASPI entered into an exclusivity agreement ("**Exclusivity Agreement**"). Pursuant to the Exclusivity Agreement, Renergen received an exclusivity payment of the ZAR equivalent amount of USD 10,000,000, which amount ("**Initial Funding Amount**") has since been converted into and credited as an advance under the USD 30,000,000 bridge loan agreement subsequently concluded between Renergen, ASPI and ASP SA ("**Loan Agreement**") (collectively, "**ASPI Funding Arrangements**"). In terms of the ASPI Funding Arrangements, the Initial Funding Amount was followed by one tranche of the ZAR equivalent amount of USD 10,000,000 and will be followed by another tranche of the ZAR equivalent amount of USD 10,000,000, to be advanced by ASP SA on or before 30 June 2025, such that the total advanced amounts will be the ZAR equivalent of USD 30,000,000 ("**Total Advanced Amounts**"), to enable Renergen to meet key lender payment deadlines and avoid a default by Renergen under its existing loan/funding arrangements.

15.3.2 Under the original terms of the Exclusivity Agreement, the Initial Funding Amount was repayable by Renergen if the Circular was not posted, a further loan agreement was not concluded or the Scheme was not implemented as a result of the actions or non-actions of Renergen. In order to facilitate such repayment, Renergen would implement a rights offer ("**Rights Offer**"), which would be underwritten by ASPI, thereby ensuring that the Rights Offer would be fully subscribed and that Renergen would receive sufficient funds to settle its repayment obligations.

15.3.3 In Renergen's engagements with the Takeover Panel, the Takeover Panel raised concerns in terms of section 126(1)(a) of the Companies Act relating to the ASPI Funding Arrangements, which concerns may be summarised as follows:

15.3.3.1 the structure of the ASPI Funding Arrangements may have the effect of denying Renergen Shareholders the opportunity to consider the Offer on its merits; and

15.3.3.2 the structure of the ASPI Funding Arrangements may have coercive features in that a failure to adopt the resolutions necessary to give effect to the Offer would automatically result in a rights offer underwritten by ASPI.

15.3.4 While neither Renergen, nor ASPI agrees with the Takeover Panel's characterisation of the ASPI Funding Arrangements as frustrating actions or as coercive in nature, given the financial pressures on Renergen and the need to ensure that the ASPI Funding Arrangements will be advanced to ensure that Renergen meets key lender payment deadlines, thereby avoiding a default and subsequent cross-defaults on lending agreements, Renergen and ASPI have decided to act in the most expedient way and to accommodate the Takeover Panel's requirements and recommendations. Renergen and ASPI are clear that the reason for the ASPI Funding Arrangements is to support Renergen's operations as a going concern and are not designed to be coercive. The Takeover Panel is, however, precluded from basing its regulatory decisions on the commercial advantages or disadvantages of intended actions.

15.3.5 Renergen applied for a formal exemption from the Takeover Panel in terms of section 119(6) of the Companies Act and made certain undertakings to the Takeover Panel as set out in paragraph 15.3.6 below.

15.3.6 The Takeover Panel has granted a conditional exemption in terms of section 119(6) of the Companies Act, exempting Renergen from the strict application of the prior approval requirements of section 126(1) of the Companies Act in respect of the ASPI Funding Arrangements ("**Conditional Exemption**"), subject to the following conditions:

Condition 1: Definitive Implementation of Remedial Amendments to the ASPI Funding Arrangements

15.3.6.1 The original terms of ASPI Funding Arrangements must be legally and definitively amended to:

15.3.6.1.1 remove all references to a rights offer from the ASPI Funding Arrangements;

15.3.6.1.2 remove all references to underwriting a rights offer from the ASPI Funding Arrangements; and

15.3.6.1.3 remove any relationship between the success or failure of the Offer and the repayment terms for the amounts advanced in terms of the ASPI Funding Arrangements and amend the repayment terms such that the total amounts advanced are repayable by no later than 30 September 2025, or such later date that the parties agree,

(collectively, the "**Remedial Amendments**").

15.3.6.2 Renergen and ASPI confirm that the terms of the ASPI Funding Arrangements have been amended to incorporate all the Remedial Amendments prior to 20 May 2025, and accordingly this condition has therefore been complied with.

Condition 2: Retrospective Renergen Shareholder Approval of the Amended ASPI Funding Arrangements

15.3.6.3 The amended and restated ASPI Funding Arrangements reflecting the Remedial Amendments (and the Conditional Exemption in relation thereto) must be made expressly conditional upon Renergen Shareholders ratifying and approving the actions taken by Renergen, on a retrospective basis, when it entered into the Exclusivity Agreement, which has converted into the Loan Agreement, to the extent that such actions constituted frustrating actions under section 126 of the Companies Act ("**Shareholder Ratification**").

15.3.6.4 The Shareholders Ratification must be by way of an ordinary resolution at a duly constituted general meeting of Renergen Shareholders, convened by a notice and circular providing full and fair disclosure of the terms of the amended ASPI Funding Arrangements, which general meeting must be held on a date at least 10 calendar days prior to the General Meeting.

15.3.6.5 In this regard, Renergen confirms that a separate circular (including full and fair disclosure of the history of the ASPI Funding Arrangements, the terms of the amended ASPI Funding Arrangements, the Takeover Panel's initial concerns as outlined in its 15 May Ruling and 16 May Guidance Letter, and the Conditional Exemption granted by the Takeover Panel on 17 May 2025) ("**EGM Circular**") was distributed to Renergen Shareholders on Wednesday, 28 May 2025, to convene a hybrid extraordinary general meeting for this purpose to be held at 10:00 SAST on Thursday, 26 June 2025 ("**EGM**"). The Offer is subject to the convening of the EGM and the adoption of the Shareholder Ratification Resolution by ordinary resolution, as set out in the Offer Condition in paragraph 5.2.1.7 above.

Condition 3: Full and Frank Disclosure in Offer Documentation

15.3.6.6 The Circular must, *inter alia*, clearly and accurately disclose the details of the ASPI Funding Arrangements, the Remedial Amendments and the terms of the Conditional Exemption granted by the Takeover Panel.

15.4 Salient Terms of the ASPI Funding Arrangements

15.4.1 Under the Exclusivity Agreement ASPI advanced the ZAR equivalent of USD 10,000,000 to Renergen through its South African subsidiary, ASP SA. The advance was not subject to interest (except default interest if Renergen is in default of repayment) and must be repaid on or before 30 September 2025.

15.4.2 The advance under the Exclusivity Agreement has been incorporated into the Loan Agreement as the first advance under the Loan Agreement and is subject to the terms of the Loan Agreement from the signature of the Loan Agreement.

15.4.3 ASPI, through its wholly owned subsidiary ASP SA has advanced one further tranche of the ZAR equivalent of USD 10,000,000 and will advance one further tranche of the ZAR equivalent of USD 10,000,000 to Renergen on or before 30 June 2025, which will bring the total amount of funding advanced by ASPI through ASP SA to Renergen to the ZAR equivalent of USD 30,000,000.

15.4.4 The advances that remain outstanding are subject to interest at the prime rate as published by FirstRand Bank Limited from time to time and the Total Advanced Amounts, as defined in paragraph 15.3.1 above, are repayable on 30 September 2025, or such later dates that the parties agree.

15.4.5 The loan advanced under the Loan Agreement is further subject to undertakings, covenants, warranties and events of default as are usual for commercial loans of this type and the loan advanced under the Loan Agreement is unsecured.

16. HISTORICAL FINANCIAL INFORMATION OF RENERGEN

16.1 The Takeover Panel has granted a conditional exemption in terms of section 119(6) of the Companies Act, exempting Renergen from complying with regulation 106(7)(c)(i) of the Companies Regulations, requiring it to include complete copies of its annual financial statements for the last three financial years in the Circular, subject to the conditions that Renergen:

16.1.1 includes extracts of the annual financial statements for the past three years in the Circular;

16.1.2 makes the full and complete copies of the financial information available to Renergen Shareholders on request;

16.1.3 posts on its website and allow full and unrestricted access of the complete financial information to Renergen Shareholders; and

16.1.4 includes the full and complete financial information to the pack made available for inspection at Renergen's premises.

16.2 Extracts from the audited consolidated historical financial information of Renergen for the last three financial years ended 28 February 2025, 29 February 2024 and 28 February 2023 are annexed hereto as **Annexure 3**.

16.3 Copies of the full audited consolidated historical financial information of Renergen for the last three financial years ended 28 February 2025, 29 February 2024 and 28 February 2023 will be available for inspection by Renergen Shareholders during normal business hours at the registered office of Renergen and at the offices of PSG Capital at their respective addresses set out in the "*Corporate Information and Advisors*" section of this Circular, from the date of posting of this Circular until the date of the General Meeting (both days inclusive) and are also available on Renergen's website at https://www.renergen.co.za/financial-statements/.

17. HISTORICAL FINANCIAL INFORMATION OF ASPI

17.1 The Takeover Panel has granted a conditional exemption in terms of section 119(6) of the Companies Act, exempting ASPI from complying with regulation 106(6)(d)(i) of the Companies Regulations, requiring it to include complete copies of its annual financial statements for the last three financial years in the Circular, subject to the conditions that ASPI:

17.1.1 includes extracts of the annual financial statements for the past three years in the Circular;

17.1.2 makes the full and complete copies of the financial information available to Renergen Shareholders on request;

17.1.3 posts on its website and allow full and unrestricted access of the complete financial information to Renergen Shareholders; and

17.1.4 includes the full and complete financial information to the pack made available for inspection at Renergen's premises.

17.2 Extracts from the audited consolidated historical financial information of ASPI for the last three financial years ended 31 December 2024, 31 December 2023 and 31 December 2022 are annexed hereto as **Annexure 4**.

17.3 Copies of the full audited consolidated historical financial information of ASPI for the last three financial years ended 31 December 2024, 31 December 2023 and 31 December 2022, will be available for inspection by Renergen Shareholders during normal business hours at the registered office of Renergen and at the offices of PSG Capital at their respective addresses set out in the *"Corporate Information and Advisors"* section of this Circular, from the date of posting of this Circular until the date of the General Meeting (both days inclusive) and are also available on ASPI's website at www.aspisotopes.com. For more information on ASPI's financial information, accounting policies, principles or related matters, please refer to the Annual Report on Form 10-K, as amended by the Form 10-K/A, which is incorporated by reference in this Circular.

18. *PRO FORMA* FINANCIAL EFFECTS

18.1 In compliance with regulations 106(6)(d)(ii) and 106(7)(c)(ii) of the Companies Regulations **Annexure 5A** to this Circular sets out the *pro forma* consolidated financial information of ASPI (presented in USD, prepared in terms of US GAAP and ASPI's accounting policies), incorporating the financial results of Renergen (converted to USD, prepared in terms of US GAAP and ASPI's accounting policies), assuming a 100% successful Offer result, following which, Renergen will be a wholly-owned subsidiary of ASPI.

18.2 The *pro forma* financial effects of the Scheme and the Standby Offer, as set out in **Annexure 5A** and **Annexure 5B**, respectively, are the responsibility of the ASPI Board. The *pro forma* financial effects are presented in a manner consistent with the basis on which the audited consolidated historical financial information of ASPI has been prepared and in terms of ASPI's accounting policies. For clarity, the *pro forma* financial effects do not comply with IFRS Accounting Standards. The *pro forma* financial effects have been presented for illustrative purposes only and, because of their nature, may not fairly present ASPI's financial position, changes in equity, results of operations or cash flows post the implementation of the Scheme or the Standby Offer.

18.3 The *pro forma* financial information in respect of the Standby Offer, as set out in **Annexure 5B**, has been prepared based on the minimum expected take-up supported by Irrevocable Undertaking received as set out in paragraph 13 of this Circular. Should only the minimum take-up be acquired by ASPI, it would result in ASPI acquiring 35,86% of Renergen, giving ASPI significant influence over Renergen and resulting in ASPI equity accounting its interest in Renergen in terms of ASC 323.

18.4 The *pro forma* financial information in respect of the Scheme and the Standby Offer has been prepared based on the assumption that the Scheme or the Standby Offer are implemented with effect from 1 January 2024 for purposes of the *pro forma* consolidated statement of comprehensive income and on 31 December 2024 for purposes of the *pro forma* consolidated statement of financial position.

18.5 The Independent Reporting Accountant's report on the *pro forma* financial information in respect of the Scheme and the Standby Offer is annexed hereto as **Annexure 6**.

18.6 The Takeover Panel has granted an exemption in terms of section 119(6) of the Companies Act, exempting Renergen from complying with regulation 106(6)(d)(ii) of the Companies Regulations, requiring it to include *"the pro forma effects per offeree regulated company security, if the offeree regulated company holders will continue to hold some form of security"*, as the per share metrics of ASPI and Renergen will not be directly comparable, given the different reporting standards (IFRS vs US GAAP), the resulting differences in Renergen and ASPI's accounting policies and the different reporting currencies.

19. REPORT OF THE INDEPENDENT EXPERT

19.1 The report of the Independent Expert prepared in accordance with sections 114(2) and 114(3) of the Companies Act, regulations 90 and 110 of the Companies Regulations is provided in **Annexure 2** to this Circular and has not been withdrawn prior to publication of this Circular.

19.2 Having considered the terms and conditions of the Offer, based on the conditions set out in its report, the Independent Expert has concluded that the terms and conditions of the Offer (including the swap ratio of ASPI Common Stock for Renergen Shares), are not fair but reasonable to Renergen Shareholders, as each of these terms is contemplated in the Companies Regulations.

20. THE VIEWS OF THE INDEPENDENT BOARD AND THE ASPI BOARD ON THE OFFER

20.1 The Independent Board has appointed the Independent Expert to compile a report on the Offer. The ASPI Board has provided all relevant information on ASPI requested by the Independent Expert in order to compile the report.

20.2 The Independent Board, after due consideration of the report of the Independent Expert, has determined that it will place reliance on the valuation performed by the Independent Expert for the purposes of reaching its own opinion regarding the Offer and the Scheme Consideration/Standby Offer Consideration as contemplated in regulation 110(3)(b) of the Companies Regulations. The Independent Board has formed a view of the Scheme Consideration and Standby Offer Consideration, which accords with the view contained in the Independent Expert's report, in considering its opinion and recommendation. The Independent Board is not aware of any factors which are difficult to quantify or are unquantifiable (as contemplated in regulation 110(6) of the Companies Regulations) and has not taken any such factors into account, in forming its opinion.

20.3 The Independent Board has considered the benefits which the proposed acquisition of Renergen by ASPI would achieve for Renergen Shareholders, as detailed in paragraph 4 of this Circular, including, without limitation, that it:

20.3.1 addresses Renergen's immediate liquidity needs, providing the necessary capital to complete Phase 1 and progress to Phase 2 of the Virginia Gas Project;

20.3.2 enhances Renergen's ability to accelerate its business plan, leveraging (i) expertise of recently appointed Kinley Exploration who are supporting reservoir engineering, well design and location for both remaining planned wells for Phase 1C and Phase 2, (ii) recent operational milestones such as the completion of the liquid helium production train and (iii) increased LNG production from the completion and ramp up of the plant from the Phase 1C project;

20.3.3 offers existing Renergen Shareholders a premium on their investment, as the Offer is structured to deliver value above the current Renergen Share price. Based on the VWAP of Renergen Shares on the JSE over the 30 trading days up to and including, Friday, 16 May 2025 of ZAR 6.68; and the VWAP of ASPI Common Stock on the NASDAQ over the same period of USD 5.69, the Offer consideration amounts to a premium of circa 41.3%, when applying the Consideration Ratio and the ruling ZAR to USD exchange rate on Friday, 16 May 2025 of USD 1 : ZAR 18.04;

20.3.4 unlocks the potential the Virginia Gas Project holds with Phase 2 and beyond, allowing both ASPI and Renergen's shareholders to participate in the development of the Virginia Gas Project, but also allowing Renergen Shareholders to participate in the development of ASPI's business in speciality gases and isotopes; and

20.3.5 creates a strategic materials company with vertical and horizontal business integration without equal in the industry, from which all shareholders will benefit.

20.4 The Independent Board, taking into account the report of the Independent Expert, and considering the abovementioned benefits for Renergen Shareholders, as detailed in paragraph 4 of this Circular, has considered the terms and conditions of the Offer and is also unanimously of the opinion that the terms and conditions of the Offer are not fair but are reasonable to Renergen Shareholders.

20.5 The Independent Board has made the report of the Independent Expert available to the ASPI Board. In accordance with regulation 106(6)(b) of the Companies Regulations, the ASPI Board has placed reliance on the valuation performed by the Independent Expert and considering the benefits which the proposed acquisition of Renergen by ASPI would achieve for shareholders of both companies, as detailed in paragraph 4 of this Circular, the ASPI Board is also unanimously of the opinion that the terms and conditions of the Offer are not fair but are reasonable to Renergen Shareholders.

20.6 As at the Last Practicable Date, the Renergen Board has not received any firm intention offers, other than in relation to the Offer set out in this Circular.

21. INTENDED ACTION OF RENERGEN DIRECTORS

All the Renergen Directors who own Renergen Shares in their own beneficial capacity intend to vote in favour of the resolutions to be proposed at the General Meeting in terms of the Notice of General Meeting, including the Scheme Resolution.

22. RENERGEN DIRECTORS' SERVICE CONTRACTS

22.1 At the date of their appointment, the executive Renergen Directors have concluded service contracts with terms and conditions that are market-related and appropriate for their positions in Renergen.

22.2 No service contracts have been concluded between Renergen and the non-executive Renergen Directors.

22.3 All Renergen Directors, other than the executive Renergen Directors, are subject to retirement by rotation and re-election in terms of the MOI.

23. SERVICE CONTRACTS ENTERED INTO OR AMENDED

No service contracts of the executive Renergen Directors have been entered into or amended within the period from 19 November 2024 (being six months prior to the publication of the Firm Intention Announcement) up to the Last Practicable Date.

24. REMUNERATION OF RENERGEN DIRECTORS

24.1 The remuneration of the non-executive Renergen Directors will not be affected by the Scheme, however, following the successful implementation of the Scheme, the composition and remuneration of the Renergen Board will be assessed by ASPI, taking into account, *inter alia*, that Renergen will be a subsidiary of ASPI rather than a listed entity.

24.2 Following the successful implementation of the Scheme, the executive Renergen Directors will be subject to ASPI's remuneration policies and will receive a total remuneration commensurate with that of similarly positioned ASPI directors, taking into account their remuneration prior to the implementation of the Scheme.

25. TAX IMPLICATIONS FOR RENERGEN SHAREHOLDERS

The tax position of a Renergen Shareholder under the Scheme is dependent on such Renergen Shareholder's individual circumstances, including but not limited to whether it holds the Renergen Shares as capital assets or as trading stock, whether the Renergen Shares are held by a Collective Investment Scheme or Pension Fund and on the tax jurisdiction in which the Renergen Shareholder is resident. It is recommended that the Renergen Shareholders seek appropriate advice in this regard. No dividend tax is applicable to the Scheme Consideration.

26. NOTICE OF GENERAL MEETING

26.1 Renergen Shareholders are invited to attend the hybrid General Meeting, convened in terms of the Notice of General Meeting, held in person at Renergen's offices situated at the 2nd Floor, Sandton Gate, 25 Minerva Ave, Glenadrienne, Sandton, and conducted virtually via electronic communication for Renergen Shareholders who are unable to attend in person, to be held at 10:00 SAST on Thursday, 10 July 2025 to consider and, if deemed fit, to pass the resolutions required to approve the Scheme and matters ancillary thereto.

26.2 The notice convening such General Meeting, Form of Proxy *(yellow)* for use by Certificated Renergen Shareholders, and the Form of Surrender, Transfer and Acceptance *(blue)* for use by Certificated Renergen Shareholders are attached to, and forms part of, this Circular.

27. INDEPENDENT BOARD RESPONSIBILITY STATEMENT

The Independent Board accepts responsibility for the information contained in this Circular which relates to Renergen and confirms that, to the best of its knowledge and belief, such information which relates to Renergen is true and the Circular does not omit anything likely to affect the importance of such information.

28. ASPI BOARD RESPONSIBILITY STATEMENT

The ASPI Board accepts responsibility for the information contained in this Circular which relates to ASPI and confirms that, to the best of its knowledge and belief, such information which relates to ASPI is true and the Circular does not omit anything likely to affect the importance of such information.

29. ADVISORS' CONSENTS

The parties referred to in the "Corporate Information and Advisors" section of this Circular, have consented in writing to act in the capacities stated and to the inclusion of their names and, where applicable, reports, in this Circular in the form and context in which they appear and have not withdrawn their consent prior to the publication of this Circular.

30. DOCUMENTS AVAILABLE FOR INSPECTION

The following documents, or copies thereof, will be available for inspection by the Renergen Shareholders at the registered office of Renergen and at the offices of PSG Capital at their respective addresses set out in the *"Corporate Information and Advisors"* section of this Circular, or electronic copies can be requested for viewing by emailing Renergen's company secretary at renergen@acorim.co.za, from the date of posting of this Circular until the earlier of: (i) the Scheme Implementation Date; (ii) if the Standby Offer becomes Effective, the Standby Offer Closing Date; and (iii) the date on which it is announced on SENS and on the ASX that the Offer has failed, whichever occurs first:

30.1 the extracts from the financial statements of Renergen for the three financial years ended 28 February 2025, 29 February 2024 and 28 February 2023, as reproduced in **Annexure 3** to this Circular as well as the full audited annual financial statements of Renergen for the three financial years ended 28 February 2025, 29 February 2024 and 28 February 2023;

30.2 the extracts from the annual financial statements of ASPI for the three financial years ended 31 December 2024, 31 December 2023 and 31 December 2022, as reproduced in **Annexure 4** to this Circular as well as the full audited annual financial statements of ASPI for the three financial years ended 31 December 2024, 31 December 2023 and 31 December 2022;

30.3 the *pro forma* financial information in respect of the Scheme and the Standby Offer, as reproduced in **Annexure 5A** and **Annexure 5B** to this Circular;

30.4 the Independent Reporting Accountant's report on the *pro forma* financial information in respect of the Scheme and the Standby Offer, as reproduced in **Annexure 6** to this Circular;

30.5 the consent letter of the Independent Expert and all other consent letters referred to in paragraph 29 of this Circular;

30.6 the Irrevocable Undertakings;

30.7 a signed copy of this Circular;

30.8 the signed report of the Independent Expert;

30.9 the ASPI Funding Arrangement agreements, the exemption applications submitted to the Takeover Panel and the Takeover Panel's rulings and guidance letters in relation to the ASPI Funding Arrangement;

30.10 the letter confirming approval of this Circular by the Takeover Panel;

30.11 the signed Firm Intention Offer Letter; and

30.12 the Renergen MOI and ASPI Certificate of Incorporation and Bylaws.

SIGNED ON 12 JUNE 2025 BY DAVID KING ON BEHALF OF THE RENERGEN INDEPENDENT BOARD

Dr David King
Chairman of the Renergen Independent Board

SIGNED ON 12 JUNE 2025 BY PAUL MANN ON BEHALF OF THE ASPI BOARD

Paul Mann
Chairman of the ASPI Board

RENERGEN LIMITED
(Incorporated in the Republic of South Africa)
(Registration number 2014/195093/06)
JSE and A2X Share code: REN
ISIN Number: ZAE000202610
LEI: 378900B1512179F35A69
Australian Business Number (ABN): 93 998 352 675
ASX Share code: RLT
("**Renergen**")

ASP ISOTOPES INC.
(Incorporated in the State of Delaware, United States of America)
(Delaware file number: 6228898)
Ticker Symbol: NASDAQ: ASPI
ISIN Number: US00218A1051
("**ASPI**")

STANDBY OFFER BY ASPI TO RENERGEN SHAREHOLDERS

1. DEFINITIONS AND INTERPRETATION

Except for the additional definitions set out below, unless the context indicates otherwise, the definitions commencing on page 21 of the Circular apply, *mutatis mutandis*, to this **Annexure 1**. References to the singular shall include the plural and vice versa, words denoting one gender include the other and words and expressions denoting natural persons include juristic persons and associations of persons and *vice versa*.

"**Standby Offer Closing Date**"	the closing date and time of the Standby Offer, which date shall be 12:00 SAST on the first Friday falling 10 Business Days or more after the Standby Offer Operative Date, or the first Friday falling 30 Business Days or more after the Standby Offer Opening Date, whichever is the later, subject to any extension agreed between ASPI and Renergen; provided that if that Friday is not a Business Day, the closing date of the Standby Offer shall be the Business Day preceding that Friday (or such other date as the JSE may direct);
"**Standby Offer Opening Date**"	the opening date of the Standby Offer, being 09:00 SAST on the first Business Day following the date on which the Standby Offer becomes Effective, as announced on SENS and on the ASX;
"**Standby Offer Operative Date**"	the date on which the last of the Offer Conditions to be fulfilled or waived, is fulfilled or waived, as the case may be;
"**Standby Offer Period**"	the period from the Standby Offer Opening Date to the Standby Offer Closing Date;
"**Standby Offer Settlement Date**"	the date on which the Standby Offer Consideration payable to a Standby Offer Participant is settled, being a date within six Business Days after the later of (i) the Standby Offer Operative Date, and (ii) the acceptance of the Standby Offer by that Standby Offer Participant;
"**Standby Offer Shares**"	those Renergen Shares held by Standby Offer Participants on the Standby Offer Closing Date, in respect of which the Standby Offer Participants have accepted the Standby Offer (Standby Offer Participants may accept the Standby Offer in respect of any or all of the Renergen Shares held by them); and
"**Standby Offer Trigger Event**"	the lapse or failure of the Scheme solely due to one or more of the Scheme Conditions not being fulfilled or waived, as permissible.

2. INTRODUCTION

2.1 Renergen Shareholders are referred to the joint announcement by ASPI and Renergen, released on SENS and on the ASX on 20 May 2025, advising Renergen Shareholders that Renergen had received the Firm Intention Offer Letter from ASPI notifying Renergen of ASPI's firm intention to make the Offer to acquire all of the Renergen Shares:

2.1.1 by way of the Scheme; or

2.1.2 if the Standby Offer Trigger Event occurs and the Scheme fails, by way of the Standby Offer.

2.2 If the Scheme fails and the Standby Offer Trigger Event occurs, the Standby Offer will become effective immediately and shall be open for acceptances immediately once ASPI and Renergen have announced through SENS and on the ASX that the Standby Offer Trigger Event has occurred and that the Scheme has therefore failed.

2.3 The Standby Offer is an affected transaction as defined in section 117 of the Companies Act. Therefore, the Standby Offer is regulated by the Companies Act, the Companies Regulations and the Takeover Panel.

2.4 The purpose of this **Annexure 1** is to:

2.4.1 extend the Standby Offer to all Renergen Shareholders, provided that the Standby Offer Trigger Event has occurred; and

2.4.2 record the terms of the Standby Offer in compliance with the Companies Act and the Companies Regulations.

3. IMPORTANT DATES AND TIMES

Should the Standby Offer become effective, all dates and times pertinent thereto will be released on SENS and on the ASX.

4. INFORMATION ON ASPI

Please refer to paragraph 3 of the Circular to which this **Annexure 1** is annexed for information regarding ASPI. For further information regarding ASPI, Renergen Shareholders are referred to the ASPI Pre-listing Statement.

5. RATIONALE FOR THE OFFER

The rationale for the Offer is detailed in paragraph 4 of the Circular to which this **Annexure 1** is annexed.

6. TERMS OF THE STANDBY OFFER

6.1 The Standby Offer

6.1.1 ASPI hereby offers to acquire all or any of the issued Renergen Shares held by Renergen Shareholders, in exchange for the Standby Offer Consideration. Renergen Shareholders may elect to accept the Standby Offer in whole or in part.

6.1.2 If the Standby Offer becomes Effective upon the occurrence of the Standby Offer Trigger Event, the Standby Offer will be subject to (and will become Operative on the Standby Offer Operative Date upon) the fulfilment of the Offer Conditions.

6.2 The Standby Offer Consideration

6.2.1 If the Standby Offer becomes Operative, each Standby Offer Participant will receive the Standby Offer Consideration (being the Consideration Ratio) for each Standby Offer Share held by such Standby Offer Participant as at the Standby Offer Closing Date and in respect of which such Standby Offer Participant has accepted the Standby Offer.

6.2.2 The Standby Offer Consideration (being the Consideration Ratio) has been calculated on the basis that there will be 155,170,891 Renergen Shares capable of participating in the Standby Offer, which includes (i) the Renergen Shares in issue on the Last Practicable Date and (ii) the Renergen Shares which Renergen is obliged to issue in settlement of

the vested awards under the Bonus Share Plan. Subject to rounding down to the nearest whole number, a maximum of 14,270,000 Consideration Shares will be issued by ASPI as the Standby Offer Consideration (being the Consideration Ratio), therefore should there be more than 155,170,891 Renergen Shares in issue or, which are required to be issued, during the Standby Offer Period, the Standby Offer Consideration (being the Consideration Ratio) will be adjusted downwards on a pro rata basis to reflect same.

6.2.3 If any additional Renergen Shares are required to be issued to AIRSOL SRL in terms of Renergen's AIRSOL Convertible Debentures or for any other reason, the Consideration Ratio will be adjusted downward on a pro rata basis to reflect same, as the maximum Consideration Shares shall at all times be capped at 14,270,000 Consideration Shares;

6.2.4 For further information in this regard, please refer to paragraph 5.4 and 5.5 of the Circular to which this Annexure 1 is annexed.

6.3 **The Standby Offer Period**

6.3.1 The Standby Offer will be open for acceptance from 09:00 SAST on the Standby Offer Opening Date and shall close at 12:00 SAST on the Standby Offer Closing Date. The Standby Offer will be open for acceptance by those Renergen Shareholders that are recorded in the Register as such at any time from the Standby Offer Opening Date up to and including the Standby Offer Closing Date.

6.3.2 ASPI may, but subject to the provisions and requirements of the Companies Act and Companies Regulations, extend the Standby Offer Closing Date on one or more occasions, in which event the amended Standby Offer Closing Date will be announced on SENS and the ASX.

6.4 **Sufficient securities**

6.4.1 Should the Standby Offer be implemented and assuming the Standby Offer is accepted by all Renergen Shareholders, a maximum of 14,270,000 ASPI Common Stock will be issued to Standby Offer Participants in consideration for all the Renergen Shares held by them.

6.4.2 ASPI has sufficient authorised but unissued share capital available from which to issue the abovementioned maximum of 14,270,000 ASPI Common Stock.

6.5 **Amendment or variation of the Standby Offer**

No amendment or variation of the Standby Offer shall be valid, unless it is agreed to by ASPI in writing and approved by the Takeover Panel, provided that ASPI shall not agree to any amendment or variation that has the effect of reducing the Standby Offer Consideration.

6.6 **No set-off of Standby Offer Consideration**

Settlement of the Standby Offer Consideration pursuant to the Standby Offer will be implemented in full in accordance with the terms of the Standby Offer without regard to any lien, right of set-off, counterclaim, deduction, withholding or other analogous right to which ASPI may otherwise be, or claim to be, entitled against any Renergen Shareholder.

6.7 **Governing law**

The Standby Offer is governed by the Laws of South Africa. Both of Renergen and ASPI submit, and each Standby Offer Participant shall be deemed to have irrevocably submitted, to the non-exclusive jurisdiction of the High Court of South Africa, Gauteng Division, Johannesburg, in relation to all matters arising out of or in connection with the Standby Offer.

7. STANDBY OFFER CONDITIONS

7.1 The Standby Offer will be subject to (and will become Operative on the Standby Offer Operative Date) upon the fulfilment or waiver, where permissible, of the Offer Conditions.

7.2 The Standby Offer is not conditional on any number of valid minimum acceptances from Renergen Shareholders being received.

8. IRREVOCABLE UNDERTAKINGS

8.1 Renergen Shareholders are referred to paragraph 13 of the Circular, which details the Irrevocable Undertakings and firm commitments provided by Renergen Shareholders to, *inter alia*, accept the Standby Offer in respect of the Renergen Shares held by them at the time on which the Standby Offer is made.

8.2 To the best of the knowledge of Renergen, the providers of Irrevocable Undertakings had no dealings in Renergen securities during the period from 19 November 2024 (being six months prior to the publication of the Firm Intention Announcement) up to the Last Practicable Date, other than as set out in **Annexure 10** to this Circular.

9. PROCEDURE FOR ACCEPTANCE OF THE STANDBY OFFER

9.1 General

9.1.1 The Standby Offer may be accepted by Renergen Shareholders in respect of all or some of their Renergen Shares. Renergen Shareholders who do not wish to accept the Standby Offer need take no further action and will be deemed to have declined the Standby Offer. Please note that the last day to trade:

9.1.1.1 Renergen Shares on the JSE, in order to be registered in the Register by the Standby Offer Closing Date, will be at the close of trading on the JSE 3 (three) trading days before the Standby Offer Closing Date; and

9.1.1.2 CDIs on the ASX, in order to be registered in the Register by the Standby Offer Closing Date, will be at the close of trading on the ASX 2 (two) trading days prior to the Standby Offer Closing Date;

9.1.2 Renergen Shareholders are referred to the section entitled *"Action required by Renergen Shareholders in relation to the Standby Offer"*, commencing on page 15 of the Circular, which details the action to be taken by Renergen Shareholders (including Certificated Renergen Shareholders, Dematerialised Renergen Shareholders and holders of CDIs) in relation to the Standby Offer, including the action to be taken by Renergen Shareholders whose original Renergen share certificates are currently held by Renergen on their behalf.

9.1.3 Should the Scheme fail and the Standby Offer Trigger Event occur, each holder of a CDI, will receive a form of acceptance and transfer from the CDI Registry, to enable such CDI holders to elect whether to accept the Standby Offer, prior to the Standby Closing Date.

9.1.4 ASPI reserves the right, in its discretion, to:

9.1.4.1 treat as invalid, Forms of Surrender, Transfer and Acceptance *(blue)* not completed correctly; and

9.1.4.2 require proof of the authority of the person signing the Form of Surrender, Transfer and Acceptance *(blue)* where such proof has not yet been lodged with or recorded by the Transfer Secretaries (or Renergen's company secretary).

9.1.5 ASPI may in its sole discretion treat as invalid any acceptance given by a Standby Offer Restricted Foreign Renergen Shareholder which ASPI considers to be in breach of any Law.

9.2 Acceptances irrevocable

9.2.1 All valid acceptances of the Standby Offer received by the Transfer Secretaries (or Renergen's company secretary) on or prior to Standby Offer Closing Date, shall be irrevocable.

9.2.2 Standby Offer Participants should note that they may not trade any Renergen Shares surrendered to ASPI in terms of the Standby Offer, from the date of acceptance of the Standby Offer.

9.3 No Encumbrance

Each Standby Offer Participant is deemed, on and with effect from the date of acceptance of the Standby Offer, to have warranted and undertaken in favour of ASPI that (i) the relevant Standby Offer Shares are not subject to a pledge or otherwise Encumbered, or (ii) if subject to any such pledge or Encumbrance, such Standby Offer Shares shall be released from such pledge or other Encumbrance immediately on settlement and discharge of the Standby Offer Consideration as contemplated herein. In this regard such Standby Offer Participants irrevocably authorise and

appoint Renergen and ASPI, *in rem suam* (that is, irrevocably for Renergen's and ASPI's advantage), with full power of substitution, to act as agent in the name, place and stead of such Standby Offer Participants in doing all things and signing all documents in ensuring that the relevant Standby Offer Shares are released from any pledge or Encumbrance, including the removal of any endorsements to that effect present in the Register.

9.4 **Transaction receipts**

No receipts will be issued by the Transfer Secretaries (or Renergen's company secretary) for Form of Surrender, Transfer and Acceptance *(blue)* unless specifically requested to do so by the Renergen Shareholder in question. Lodging agents who require special transaction receipts are requested to prepare such receipts and to submit them for stamping by the Transfer Secretaries together with the Form of Surrender, Transfer and Acceptance (*blue*).

9.5 **Acceptances of the Standby Offer by nominee companies and representatives**

Acceptances of the Standby Offer by recognised nominee companies may be submitted in aggregate or in respect of each Renergen Shareholder represented by such nominee companies. Any representative accepting the Standby Offer warrants that it is duly authorised to do so.

9.6 **Offer not made where illegal**

9.6.1 The legality of the Standby Offer to Renergen Shareholders resident in jurisdictions outside of South Africa may be affected by Laws of the relevant jurisdiction. Such Renergen Shareholders should familiarise themselves with any applicable legal requirements, which they are obligated to observe. It is the responsibility of any such Renergen Shareholders wishing to accept the Standby Offer to satisfy themself as to the full observance of the Laws of the relevant jurisdiction in connection therewith.

9.6.2 In particular, the Standby Offer is not being made, directly or indirectly, in or into any jurisdiction where it is illegal for the Standby Offer to be made or accepted ("**Affected Jurisdictions**") or by the use of mail, or by means or instrumentality of interstate or foreign commerce of, or any facility of a national securities exchange of, any of the Affected Jurisdictions. In such circumstances, this Circular is sent for information only.

9.6.3 Renergen Shareholders wishing to accept the Standby Offer should not use the post of any of the Affected Jurisdictions or any such means, instrumentality or facility for any purpose, directly or indirectly, relating to the Standby Offer. Envelopes containing Forms of Surrender, Transfer and Acceptance *(blue)* or other documents relating to the Standby Offer should not be post-marked in any of the Affected Jurisdictions or otherwise dispatched from any of the Affected Jurisdictions and all acceptors must provide addresses outside the Affected Jurisdictions for receipt of the Standby Offer Consideration to which they are entitled under the Standby Offer.

9.6.4 Without limitation to the generality of the above, the Standby Offer is not being made, directly or indirectly, in or into or by the use of mails of, or by any means or instrumentality (including, without limitation, telephonically or electronically) of interstate or foreign commerce of, or any facility of a national securities exchange of, the Affected Jurisdictions and the Standby Offer cannot be accepted by any such use, means, instrumentality or facility or from within the Affected Jurisdictions. Renergen Shareholders are referred to paragraph 5.12 of the Circular.

9.7 **Standby Offer Restricted Foreign Renergen Shareholders**

9.7.1 If you are a Standby Offer Restricted Foreign Renergen Shareholder (recorded in either the South African Register or the Australian Register) and, notwithstanding the limitations on distribution of the Circular into Affected Jurisdictions, you accept the Standby Offer, you will not receive Consideration Shares. Instead, the Consideration Shares to which you would otherwise be entitled in terms of the Standby Offer will be issued to Computershare as your nominee. Computershare will procure the sale of your Consideration Shares on the JSE on a "best efforts" basis, having regard to a number of factors, including the prevailing market conditions, as soon as practicable following (and in any event within 14 days of the Standby Offer Closing Date). As the market price of ASPI Common Stock will be subject to change from time to time, the sale price of the Consideration Shares and the proceeds of such sales cannot be guaranteed. Neither ASPI nor Computershare will have any liability for any loss

or damage arising from the timing or terms of any such sales or the conversion of the sale proceeds from Rand into Australian dollars at the applicable exchange rate (if applicable).

9.7.2 A Standby Offer Restricted Foreign Renergen Shareholder who accepts the Standby Offer will receive the average net proceeds per Consideration Share sold on the JSE on behalf of all Standby Offer Restricted Foreign Renergen Shareholders (including Standby Offer Restricted Foreign Renergen Shareholders recorded in the South African Register and in the Australian Register), less any relevant costs, by Computershare no later than four weeks after the Standby Offer Closing Date.

9.7.3 If you are a Dematerialised Standby Offer Restricted Foreign Renergen Shareholder (recorded in the South African Register), the net proceeds will be remitted to you in Rand in accordance with the rules of Strate.

9.7.4 In the case of Certificated Standby Offer Restricted Foreign Renergen Shareholders (recorded in the South African Register), the remittance will be made by means of a deposit into the bank account recorded with Renergen into which such Standby Offer Restricted Foreign Renergen Shareholder's Renergen dividends are paid. If you have not provided Renergen with your bank account details, you will need to do so in order to receive the net proceeds of the sale of your Consideration Shares. Proceeds not claimed within three years of the Standby Offer Closing Date will be made over to the Guardians Fund of the High Court of South Africa.

9.7.5 In the case of Standby Offer Restricted Foreign Renergen Shareholder holding CDIs and recorded in the Australian Register, the net proceeds will be remitted on behalf of ASPI by the CDI Registry in Australian dollars (converted at the applicable exchange rate). Payment to Standby Offer Restricted Foreign Renergen Shareholders holding CDIs with a registered address in New Zealand, will be made via direct credit only, and payment will be withheld until bank account details have been provided.

9.7.6 Holders of CDIs can update their bank account details by visiting www.investorcentre.com/au. If the CDI holder has already registered as a member, the CDI holder can log in using their user ID and password. If the holder of CDIs is not a member, they will need their holder identification number/securityholder reference number to register. The new user registration process requires an account verification code to be mailed to the CDI holder's registered address as an additional layer of security to protect their security holding. The CDI holder should allow sufficient time for delivery of the verification code so that they can update their bank account details before the Standby Offer Closing Date and payment will be withheld until bank account details have been provided.

9.8 **Important Notice to Australian resident Renergen Shareholders**

9.8.1 To the extent that:

9.8.1.1 the Standby Offer Trigger Event may occur; and

9.8.1.2 it may be necessary to lodge a prospectus with the Australian Securities and Investments Commission and to publish the same (or alternatively, to obtain relief or an exemption from the Australian Securities and Investments Commission), in relation to the Standby Offer,

the offer to issue ASPI Common Stock to Renergen Shareholders who are registered, resident, domiciled or located in, or citizens of, Australia in terms of the Standby Offer is not hereby being made, directly or indirectly, in or into Australia (and the portions of this Circular relating to the Standby Offer, specifically including **Annexure 1**, are distributed to Australian resident Renergen Shareholders for information only).

9.8.2 Should the Scheme fail and the Standby Offer Trigger Event occur, Renergen Shareholders who are registered, resident, domiciled or located in, or citizens of, Australia will be treated as Standby Offer Restricted Foreign Renergen Shareholders (and will not receive Consideration Shares under the Standby Offer), as detailed in paragraph 9.7 above, unless the necessary relief or exemption has been obtained from the Australian Securities and Investments Commission, or a prospectus has been lodged and published, and has been announced by Renergen prior to the Standby Offer Closing Date.

9.8.3 Renergen Shareholders are, in this regard, referred to the "*Important Legal Notes*" section of this Circular.

10. COMPULSORY ACQUISITION IN TERMS OF SECTION 124 OF THE COMPANIES ACT

10.1 If (i) the Standby Offer Operative Date occurs, and (ii) the Standby Offer is accepted by Standby Offer Participants such that, following implementation of the Standby Offer, ASPI holds at least 90% of all Renergen Shares (other than the Renergen Shares held before the Offer by ASPI, related or inter-related persons, or Persons acting in concert, or a nominee or Subsidiary of any such Person/s as contemplated in section 124 of the Companies Act), then ASPI will be entitled to acquire the remaining Renergen Shares by invoking the provisions of section 124(1) of the Companies Act (the "**Squeeze Out**") and all of the Renergen Shares will be delisted from the JSE, A2X and ASX without the need for shareholder approval as contemplated in terms of paragraph 1.17(a) of the JSE Listings Requirements, following applications to each of the JSE, A2X and ASX.

10.2 The provisions of section 124 of the Companies Act are set out in **Annexure 8** to this Circular.

11. SETTLEMENT OF THE STANDBY OFFER CONSIDERATION

Renergen Shareholders are referred to the section entitled "*Action required by Renergen Shareholders in relation to the Standby Offer*", commencing on page 15 of the Circular, which details the action to be taken by Renergen Shareholders in relation to the Standby Offer. Detail regarding the treatment of fractional entitlements pursuant to the Standby Offer is also contained in this section.

12. EXCHANGE CONTROL REGULATIONS

Annexure 7 to the Circular contains a summary of the Exchange Control Regulations as they apply to Standby Offer Participants. Standby Offer Participants who are not resident in, or who have a registered address outside of South Africa, must satisfy themselves as to the full observance of the Laws of any relevant territory concerning the receipt of the Standby Offer Consideration, including obtaining any requisite governmental or other consents, observing any other requisite formalities and paying any issue, transfer or other taxes due in such territory.

13. DELISTING

13.1 If the Standby Offer Operative Date occurs, and ASPI implements the Squeeze Out as contemplated in section 124 of the Companies Act, Renergen will be delisted without further approval by Renergen Shareholders, in accordance with paragraph 1.17(a) of the JSE Listings Requirements.

13.2 If the Standby Offer Operative Date occurs, and ASPI does not implement the Squeeze Out, Renergen will remain listed on the JSE, A2X and ASX. The nature of Renergen's business will not change significantly pursuant to the Standby Offer.

14. INTENTIONS REGARDING THE CONTINUATION OF RENERGEN'S BUSINESS AND THE RENERGEN BOARD

Renergen Shareholders are referred to paragraph 7 of the Circular in this regard.

15. REMUNERATION OF RENERGEN DIRECTORS

The remuneration of Renergen Directors will not be affected by the Standby Offer, however, if the Standby Offer becomes Operative and if ASPI implements the Squeeze Out as contemplated in section 124 of the Companies Act:

15.1 the composition and remuneration of the Renergen Board will be assessed by ASPI, taking into account, *inter alia*, that Renergen will be a Subsidiary of ASPI rather than a listed entity; and

15.2 the executive Renergen Directors will be subject to ASPI's remuneration policies and will receive a total remuneration commensurate with that of similarly-positioned ASPI directors, taking into account their remuneration prior to the implementation of the Squeeze Out.

15.3 In the event that either the Scheme or the Standby Offer results in ASPI acquiring at least 51% (fifty one percent) of the issued Renergen Shares after such event, Renergen will become an operating Subsidiary of ASPI and will continue to be led by the current Chief Executive Officer, Stefano Marani, who will join the ASPI Board and become the Chief Executive Officer of the Electronics and Space Division of ASPI. Nick Mitchell will become Co-Chief Operating Officer for the ASPI Group alongside Robert Ainscow. Multiple members of ASPI's engineering team and project management team may transition to Renergen as needed to ensure timely completion of Phase 1C and Phase 2 of the Virginia Gas Project.

16. AGREEMENTS

16.1 Save for the Firm Intention Offer Letter, the Irrevocable Undertakings, the Exclusivity Agreement and the Loan Agreement:

16.1.1 no agreements have been entered into by ASPI and/or any Persons acting in concert with ASPI (there being none), with any of:

16.1.1.1 Renergen;

16.1.1.2 the Renergen Directors (or persons who were Renergen Directors in the 12 months preceding the Last Practicable Date); or

16.1.1.3 Renergen Shareholders (or Persons who were Renergen Shareholders in the 12 months preceding the Last Practicable Date) which agreements are considered to be material to the decision to be taken by Renergen Shareholders regarding the Offer; and

16.1.2 no agreement has been entered into by Renergen with any of:

16.1.2.1 ASPI and/or Persons acting in concert with ASPI;

16.1.2.2 the ASPI Directors (or persons who were ASPI Directors in the 12 months preceding the Last Practicable Date); or

16.1.2.3 ASPI and/or ASPI Shareholders (or Persons who were ASPI Shareholders in the 12 months preceding the Last Practicable Date) which agreements are considered to be material to the decision to be taken by Renergen Shareholders regarding the Offer.

16.2 The material terms of the Irrevocable Undertakings are, *inter alia*, that the providers of the Irrevocable Undertakings, irrevocably undertake in favour of ASPI to vote in favour of, or support, the resolutions to be proposed at the General Meeting in terms of the Notice of General Meeting, including the Scheme Resolution, and accept the Standby Offer.

16.3 The material terms of the Exclusivity Agreement and the Loan Agreement are set out in paragraph 15 of the Circular.

17. RENERGEN DIRECTORS' SERVICE CONTRACTS

17.1 The executive Renergen Directors have concluded service contracts with terms and conditions that are market-related and appropriate for their positions in Renergen.

17.2 No service contracts have been concluded between Renergen and the non-executive Renergen Directors.

17.3 All Renergen Directors, other than the executive Renergen Directors, are subject to retirement by rotation and re-election in terms of the MOI.

18. SERVICE CONTRACTS ENTERED INTO OR AMENDED

No service contracts of the executive Renergen Directors have been entered into or amended within the period from 19 November 2024 (being six months prior to the publication of the Firm Intention Announcement) up to the Last Practicable Date.

19. INTEREST AND DEALINGS IN SHARES

19.1 Interests of ASPI and ASPI Directors in Renergen Shares

Renergen Shareholders are referred to paragraph 9 of the Circular for information regarding the interests of ASPI and ASPI Directors in Renergen Shares, as well as their dealings in Renergen Shares during the period from 19 November 2024 (being six months prior to the publication of the Firm Intention Announcement) up to the Last Practicable Date.

19.2 Interests of ASPI Directors in ASPI Common Stock

Renergen Shareholders are referred to paragraph 10 of the Circular for information regarding the interests of ASPI Directors in ASPI Common Stock, as well as their dealings in ASPI Common Stock during the period from 19 November 2024 (being six months prior to the publication of the Firm Intention Announcement) up to the Last Practicable Date.

19.3 Interests of Renergen and Renergen Directors in ASPI Common Stock

Renergen Shareholders are referred to paragraph 11 of the Circular for information regarding the interests of Renergen and Renergen Directors in ASPI Common Stock, as well as their dealings in ASPI Common Stock during the period from 19 November 2024 (being six months prior to the publication of the Firm Intention Announcement) up to the Last Practicable Date.

19.4 Interests of Renergen Directors in Renergen Shares

Renergen Shareholders are referred to paragraph 12 of the Circular for information regarding the interests of Renergen Directors in Renergen Shares, as well as their dealings in Renergen Shares during the period from 19 November 2024 (being six months prior to the publication of the Firm Intention Announcement) up to the Last Practicable Date.

20. TAX IMPLICATIONS FOR RENERGEN SHAREHOLDERS

The swap of the Renergen Shares for ASPI Common Stock on implementation of the Scheme will not qualify for any tax roll over relief under the Income Tax Act, 1962 and it will be a tax event which may result in Scheme Participants, which are not tax exempt, being subject to tax. The tax position of a Renergen Shareholder under the Standby Offer is dependent on such Renergen Shareholder's individual circumstances, including but not limited to whether it holds the Renergen Shares as capital assets or as trading stock, whether the Renergen Shares are held by a Collective Investment Scheme or Pension Fund and on the tax jurisdiction in which the Renergen Shareholder is resident. It is recommended that the Renergen Shareholders seek appropriate advice in this regard. No dividend tax is applicable to the Standby Offer Consideration.

21. FINANCIAL INFORMATION OF RENERGEN AND ASPI

21.1 Historical Financial Information of Renergen

Renergen Shareholders are referred to paragraph 16 of the Circular for financial information of Renergen.

21.2 Historical Financial Information of ASPI

Renergen Shareholders are referred to paragraph 17 of the Circular for financial information of ASPI.

21.3 *Pro Forma* Financial Effects

Renergen Shareholders are referred to paragraph 18 of the Circular for the *pro forma* financial effects of the Offer.

22. REPORT OF THE INDEPENDENT EXPERT

22.1 The report of the Independent Expert prepared in accordance with sections 114(2) and 114(3) of the Companies Act, regulations 90 and 110 of the Companies Regulations is provided in **Annexure 2** to this Circular and has not been withdrawn prior to publication of this Circular.

22.2 Having considered the terms and conditions of the Standby Offer, based on the conditions set out in its report, the Independent Expert has concluded that the terms and conditions of the Standby Offer (including the swap ratio of ASPI Common Stock for Renergen Shares), are not fair but are reasonable to Renergen Shareholders, as each of these terms is contemplated in the Companies Regulations.

23. THE VIEWS OF THE INDEPENDENT BOARD AND THE ASPI BOARD ON THE OFFER

23.1 Renergen Shareholders are referred to paragraph 20 of the Circular for the views of the Independent Board and the ASPI Board on the Offer.

23.2 As at the Last Practicable Date, the Renergen Board has not received any firm intention offers, other than in relation to the Offer set out in this Circular.

24. INTENDED ACTION OF RENERGEN DIRECTORS

Should the Scheme fail and the Standby Offer Trigger Event occurs, resulting in the Standby Offer being made, all the Renergen Directors who own Renergen Shares in their own beneficial capacity intend to accept the Standby Offer.

25. INDEPENDENT BOARD RESPONSIBILITY STATEMENT

The Independent Board accepts responsibility for the information contained in the Circular, including this **Annexure 1**, which relates to Renergen and confirms that, to the best of its knowledge and belief, such information which relates to Renergen is true and the Circular does not omit anything likely to affect the importance of such information.

26. ASPI RESPONSIBILITY STATEMENT

The ASPI Board accepts responsibility for the information contained in the Circular, including this **Annexure 1**, which relates to ASPI and confirms that, to the best of its knowledge and belief, such information which relates to ASPI is true and the Circular does not omit anything likely to affect the importance of such information.

27. ADVISORS' CONSENTS

The parties referred to in the *"Corporate Information and Advisors"* section of the Circular, have consented in writing to act in the capacities stated and to the inclusion of their names and, where applicable, reports, in the Circular in the form and context in which they appear and have not withdrawn their consent prior to the publication of the Circular.

28. DOCUMENTS AVAILABLE FOR INSPECTION

The documents, or copies thereof, listed in paragraph 30 of the Circular, will be available for inspection by the Renergen Shareholders at the registered office of Renergen and at the offices of PSG Capital at their respective addresses set out in the *"Corporate Information and Advisors"* section of this Circular, or electronic copies can be requested for viewing by emailing Renergen's company secretary at renergen@acorim.co.za, from the date of posting of the Circular until the earlier of: (i) the Scheme Implementation Date; (ii) if the Standby Offer becomes Effective, the Standby Offer Closing Date; and (iii) the date on which it is announced on SENS and on the ASX that the Offer has failed, whichever occurs first.

SIGNED ON 12 JUNE 2025 BY DAVID KING ON BEHALF OF THE RENERGEN INDEPENDENT BOARD

Dr David King
Chairman of the Renergen Independent Board

SIGNED ON 12 JUNE 2025 BY PAUL MANN ON BEHALF OF THE ASPI BOARD

Paul Mann
Chairman of the ASPI Board

REPORT OF THE INDEPENDENT EXPERT REGARDING THE OFFER

6 June 2025

The Independent board of directors of Renergen Limited

Renergen Limited
2nd Floor, Sandton Gate,
25 Minerva Avenue, Glenadrienne,
Sandton,
2196

Dear Sirs,

INDEPENDENT EXPERT REPORT TO THE INDEPENDENT BOARD OF DIRECTORS OF RENERGEN LIMITED ("RENERGEN") IN TERMS OF SECTION 114(3) OF THE COMPANIES ACT 71 OF 2008 ("COMPANIES ACT") AND REGULATION 90(6) OF THE COMPANIES ACT REGULATIONS, 2011 ("COMPANIES REGULATIONS") IN RESPECT OF THE PROPOSED TRANSACTION BETWEEN RENERGEN AND ASP ISOTOPES INC. ("ASPI"), THE ("TRANSACTION")

INTRODUCTION

The Independent Board of Directors of Renergen have appointed Forvis Mazars Corporate Finance (Pty) Ltd ("**Forvis Mazars**") as an independent expert to provide a fair and reasonable opinion in relation to the Offer and swap ratio determined between Renergen Shares and ASPI Common Stock in accordance with Regulation 110(10)(a) of the Companies Regulations.

The definitions and interpretations commencing on page 21 of the combined circular to Renergen Shareholders ("**Circular**") dated on or about Thursday, 12 June 2025, which will include a copy of this opinion, shall, unless the context clearly indicates otherwise, apply to this opinion.

The Transaction will be implemented by way of:

- An offer by ASPI to acquire all of the issued shares of Renergen ("**Renergen Shares**") by way of a scheme of arrangement in terms of section 114(1) read with section 115 of the Companies Act ("**Scheme**"), to be proposed by the Renergen Board between Renergen and the Renergen Shareholders; or
- If a Standby Offer Trigger Event occurs, and the Scheme lapses or fails, ASPI will, as part of the same offer, automatically and without further actions being required from it, make an offer to acquire up to 100% of the Renergen Shares by way of general standby offer ("**Standby Offe**r"), on the terms set out in **Annexure 1** of the Circular.

Should the Scheme become Operative:

- ASPI will become the registered and beneficial owner of all the Scheme Shares and as a consequence thereof and Renergen will become a subsidiary of ASPI;
- the Scheme Participants will receive 0.09196 Consideration Shares for every 1 (one) Renergen Share held by them on the Scheme Consideration Record Date; and
- Renergen Shares will be delisted from the JSE, A2X and ASX. The JSE and A2X will suspend the trading of the Renergen Shares on the JSE and A2X with effect from the commencement of trading on the Business Day following the Scheme JSE LDT; and the ASX will suspend the trading in CHESS Depositary Interests on the ASX with effect from the commencement of trading on the Business Day following the Scheme ASX LDT. Subject to the Scheme becoming Operative, the listing of Renergen on the JSE, A2X and ASX will be terminated from the commencement of trading on the Business Day following the Scheme Implementation Date.

If the Standby Offer becomes Effective upon the occurrence of the Standby Offer Trigger Event, the Standby Offer will be subject to (and will become Operative on the Standby Offer Operative Date upon) the fulfilment of the Offer Conditions.

Full details of the Offer are contained in the Circular, which will include a copy of this opinion.

EXPLANATION OF THE TERM "FAIR" AND "REASONABLE"

For the purposes of our opinion, fairness is primarily based on a quantitative assessment. Therefore, the Consideration Shares to be issued would be considered fair if the swap ratio of ASPI Common Stock per Renergen Share falls within or above an indicative swap range, as determined in accordance with an accepted valuation approach, or unfair if it falls below the swap range.

The assessment of reasonableness is based on qualitative considerations. Therefore, when all the circumstances surrounding the transaction are taken into account, it may be reasonable for the shareholders to proceed with the transaction, even though the transaction may not be fair on a quantitative basis.

SOURCES OF INFORMATION

In the course of our analysis, we relied upon financial and other information, including financial information obtained from management together with industry related and other information available in the public domain. Our conclusion is dependent on such information being accurate in all material respects. For the purpose of compiling this report and the opinion contained herein, we have considered all information relevant to the securities affected by the offer.

The principal sources of information used in formulating our opinion are as follows:

- Information and assumptions made available by and from discussions held with management and executive directors of Renergen and ASPI in terms of the rationale for the Transaction;
- The audited financial statements of Renergen for the 12 months ended 29 February 2023, 28 February 2024 as well as the unaudited interim accounts for the 6 months ended 31 August 2024;
- The year-to-date ("**YTD**") management accounts of Renergen for the 1 month ended 31 March 2025;
- The 17-year forecast financial information for the periods ending 28 February 2026 to 28 February 2042 for Renergen;
- 2021 Independent Reserve and Resource report submitted to Renergen by Sproule ERCE;
- The 11-year forecast financial information for the periods ending 31 December 2025 to 31 December 2035 for ASPI;
- The Form 10K and 10K/A documents of ASPI for the years ended 31 December 2022, 31 December 2023 and 31 December 2024;
- The management accounts of ASPI for the 3 months ended 31 March 2025; and
- Publicly available information relating to Renergen and ASPI together with other competitors in the industry that we deemed to be relevant, including company announcements.

We obtained the information through:

- Conducting interviews with management;
- Obtaining corroborating evidence from third parties; and
- Extracting information from the internet and the press.

We satisfied ourselves as to the appropriateness and reasonableness of the information with reference to:

- Conducting analytical reviews on the financial statements, management accounts and forecast financial information;
- Understanding the industry in which Renergen and ASPI operates;
- Assessing the credentials, independence and qualifications of Sproule ERCE; and
- Assessing whether replies from management on certain issues were corroborated by third parties and documentary evidence.

LIMITING CONDITIONS AND RELATED PARTY RELATIONSHIPS

Forvis Mazars Corporate Finance (Pty) Ltd has a substantial internal resource base with extensive experience in providing independent expert opinions.

We have relied upon the accuracy of information provided to us or otherwise reviewed by us, for the purposes of this opinion, whether in writing or obtained through discussion with the management of Renergen and ASPI. We express no opinion on this information. In particular, Forvis Mazars relied on the 2021 Independent Reserve and Resource report submitted to Renergen by Sproule ERCE, which report has not been updated and based on confirmation from Renergen management there has been no material changes in Renergen's Reserves and Resources.

There were no limiting conditions, or any restrictions of scope imposed by Renergen whilst this opinion was being prepared.

Our opinion is based on current economic, regulatory, market as well as other conditions. Subsequent developments may affect this opinion, which we are under no obligation to update, review or re-affirm.

This opinion is provided to the Renergen Independent Board solely to assist the Independent Board in forming and expressing an opinion for the benefit of the shareholders of Renergen in connection with and for the purposes of their consideration in respect of the Transaction.

There is no relationship between us and any other parties involved in the Transaction. We have no shares in Renergen or any other party involved in the Transaction. Forvis Mazars in South Africa is independent regarding the services provided to Renergen as of the date of this letter. We have various policies and procedures designed to uphold the highest levels of objectivity and independence. Our fee in respect of this opinion is R1,100,000 excluding VAT and is not payable in Renergen Shares and is not contingent or related to the outcome of the Transaction.

Each shareholder's individual decision may be influenced by such shareholder's particular circumstances and accordingly each shareholder should consult an independent advisor if in any doubt as to the merits or otherwise of the Transaction.

Our procedures and enquiries did not constitute an audit in terms of International Standards on Auditing. Accordingly, we cannot express any opinion on the financial data or other information used in arriving at our opinion

PROCEDURES

In order to assess the fairness of the value of the Renergen Shares in accordance with Regulation 110(10)(a) of the Companies Regulations, we have performed, amongst others, the following procedures:

- Considered information made available by and from discussions held with management and executive directors of Renergen and ASPI;
- Reviewed the audited financial statements of Renergen for the 12 months ended 29 February 2023, 28 February 2024 as the unaudited interim accounts for the 6 months ended 31 August 2024;
- Reviewed the YTD management accounts of Renergen for the 1 month ended 31 March 2025;
- Reviewed the 17-year forecast financial information for the periods ending 28 February 2026 to 28 February 2042 for Renergen and placed reliance on management information;
- Reviewed the 11-year forecast financial information for the periods ending 31 December 2025 to 31 December 2035 for ASPI and placed reliance on management information;
- Considered the 2021 Independent Reserve and Resource report submitted to Renergen by Sproule ERCE;
- Reviewed the Form 10K and 10K/A documents of ASPI for the years ended 31 December 2022, 31 December 2023 and 31 December 2024;
- Reviewed the management accounts of ASPI for the 3 months ended 31 March 2025;
- Considered the public information available of Renergen and ASPI;
- Reviewed the methodologies available for performing valuations of businesses operating in the Renergen's and ASPI's respective industry;
- Performed an indicative valuation of the Renergen Shares, and ASPI Common Stock using the discounted cashflow methodology;
- Conducted appropriate sensitivity analyses given a reasonable range of key assumptions on the valuations; and
- Reviewed general economic, market and related conditions in which Renergen and ASPI operates.

In arriving at our opinion, we have considered, in addition to the procedures performed above, the following key qualitative considerations in assessing the reasonableness of the offer:

- Considered the rationale for the Transaction, from the perspective of Renergen;
- Considered the prospects of the post transaction structure and whether the offer will be beneficial to Renergen Shareholders; and
- The general state of the economy and the impact this will have on current and future industry and company-specific performance.

VALUATION

We have performed an independent valuation of Renergen and ASPI to determine whether the share swap ratio of Renergen Shares for ASPI Common Stock represents fair value to Renergen Shareholders. The primary valuation methodology applied in determining the fair value of Renergen Shares, and ASPI Common Stock was based on the discounted cash flow ("**DCF**") methodology using the forecast information provided by both Renergen and ASPI respectively. A NAV methodology was used as a corroborative valuation method. The NAV methodology yielded lower values than the DCF methodology, given that it only considers the current balance sheet strength and is not reflective of potential cashflow values.

The valuations were performed taking cognisance of Renergen's and ASPI's current and planned operations as well as other market factors affecting these operations. Using the values derived from the above valuations, a comparison was made to the consideration.

Assumptions:

We arrived at our opinion based on the following assumptions:

- Current economic, regulatory and market conditions will not change materially. This included an analysis of publicly available information relating to the forecast market outlook;
- That reliance can be placed on the audited financial statements of Renergen for the 12 months ended 29 February 2023, 28 February 2024 as well as the YTD 31 August 2024 unaudited interim accounts;
- That reliance management accounts of Renergen for the 1 month ended 31 March 2025;
- That reliance can be placed on the 17-year forecast financial information for the periods ending 28 February 2026 to 28 February 2042 for Renergen;
- That reliance be placed on the 11-year forecast financial information for the periods ending 31 December 2025 to 31 December 2035 for ASPI and placed reliance on management information;
- That reliance be placed on the 2021 Independent Reserve and Resource report submitted to Renergen by Sproule ERCE;
- That reliance can be placed on Form 10K and 10K/A documents of ASPI for the years ended 31 December 2022, 31 December 2023 and 31 December 2024;
- That reliance can be placed on the management accounts of ASPI for the 3 months ended 31 March 2025; and
- That reliance can be placed on the public information available of ASPI and Renergen.

Key value drivers to the valuation and NAV valuation are as follows:

Internal:

- Revenue growth rates – forecasted revenue growth rates were considered against historic revenue growth rates achieved, where possible;
- Profit margins to be achieved through the forecast period – forecasted profit margins were considered against historic profit margins achieved, where possible;
- The discount rates applicable to Renergen – the weighted average cost of capital ("**WACC**") applicable to Renergen was used as a discount rate which is derived from the cost of equity and the after tax cost of debt in proportion to the long term target capital structure of the company;
- The discount rates applicable to ASPI – the WACC applicable to ASPI was used as a discount rate which is derived from the cost of equity and the after tax cost of debt in proportion to the long-term target capital structure of the company;
- Forecast working capital assumptions – forecasted working capital days were considered against historic working capital days achieved; and
- Forecast capital expenditure requirements – forecasted capital expenditure requirements were considered against historic capital expenditure requirements.

External:

- Stability of the economy and other macroeconomic factors. This included an analysis of publicly available information in respect of macroeconomic outlook; and
- Sensitivity analyses on the long-term inflation rate assumed and assessed the impact thereof on the valuation. A sustainable growth rate in line with inflation was assumed in determining the perpetuity value.

The following analyses were performed on the key value drivers:

- An analysis and review of the forecast profit margins. This included a sensitivity analysis performed on the forecast EBITDA margins and assessed the impact thereof on the valuation.
- A sensitivity of the weighted average cost of capital (WACC) and perpetuity was also performed.
- A 50 basis points increase to the WACC decreased fair value by approximately 12% while a 50 basis points decrease to WACC increased fair value by approximately 13%;
- A 50 basis points increase to the perpetuity growth rate increased fair value by approximately 2% while a 50 basis points decrease to perpetuity growth rate decreased fair value by approximately 2%.
- A 50 basis points increase to the EBITDA margin increased fair value by approximately 1% while a 50 basis points decrease to the EBITDA margin decreased fair value by approximately 1%.

The indicative swap ratio ranges between 0.11679 and 0.12542 with a core value of 0.11679. The Consideration Shares of 0.09196 ASPI Common Stock for each Renergen Share does not fall within this range, thus the Transaction is considered unfair to the Renergen Shareholders.

The Offer is considered to be reasonable as post transaction, Renergen will derive the benefits of increased cash injections with which to scale in the form of cash required to complete its Phase 2 expansion and increase its operational and revenue generating capacity further.

The proposed transaction achieves substantial benefits for shareholders in both companies as it:

- addresses Renergen's immediate liquidity needs, providing the necessary capital to complete Phase 1 and progress to Phase 2 of the Virginia Gas Project;
- enhances Renergen's ability to accelerate its business plan, leveraging (i) expertise of recently appointed Kinley Exploration who are supporting reservoir engineering, well design and location for both remaining planned wells for Phase 1C and Phase 2, (ii) recent operational milestones such as the completion of the liquid helium production train and (iii) increased LNG production from the completion and ramp up of the plant from the Phase 1C project;
- offers existing Renergen Shareholders a premium on their investment, as the Offer is structured to deliver value above the current Renergen Share price. Based on the volume weighted average price ("**VWAP**") of Renergen Shares on the JSE over the 30 trading days up to and including, Friday, 16 May 2025 of ZAR 6.68; and the VWAP of ASPI Common Stock on the NASDAQ over the same period of USD 5.69, the Offer consideration amounts to a premium of circa 41.3%, when applying the Consideration Ratio and the ruling ZAR to USD exchange rate on Friday, 16 May 2025 of USD 1 : ZAR 18.04;
- unlocks the potential the Virginia Gas Project holds with Phase 2 and beyond, allowing both ASPI and Renergen's shareholders to participate in the development of the Virginia Gas Project, but also allowing Renergen Shareholders to participate in the development of ASPI's businesses; and
- creates a strategic materials company with vertical and horizontal business integration without equal in the industry, from which all shareholders will benefit.

Renergen's proven resource base and strategic partnerships position it well for future success once combined with ASPI, as it continues to develop its unique helium and liquified natural gas assets.

OPINION

Our opinion is based upon the market, regulatory and trading conditions as they currently exist and can only be evaluated at the date of the share exchange. It should be understood that subsequent developments may affect our opinion, which we are under no obligation to update, revise or re-affirm.

We have considered the terms and conditions of the offer, and based upon and subject to the aforegoing, we are of the opinion that the Offer and the swap ratio is unfair but reasonable to Renergen Shareholders in terms of the Companies Act and Companies Regulations.

CONSENT

We hereby consent to the inclusion of this opinion and references hereto, in the form and context in which it appears in any required regulatory announcement or document.

Yours faithfully

Rishi Juta
Director

Forvis Mazars Corporate Finance (Pty) Ltd
54 Glenhove Road
Melrose Estate, 2196

115. Required approval for transactions contemplated in Part

(1) Despite section 65, and any provision of a company's Memorandum of Incorporation, or any resolution adopted by its board or holders of its securities, to the contrary, a company may not dispose of, or give effect to an agreement or series of agreements to dispose of, all or the greater part of its assets or undertaking, implement an amalgamation or a merger, or implement a scheme of arrangement, unless:

(a) the disposal, amalgamation or merger, or scheme of arrangement-

(i) has been approved in terms of this section; or

(ii) is pursuant to or contemplated in an approved business rescue plan for that company, in terms of Chapter 6; and

(b) to the extent that Parts B and C of this Chapter, and the Takeover Regulations, apply to a company that proposes to:

(i) dispose of all or the greater part of its assets or undertaking;

(ii) amalgamate or merge with another company; or

(iii) implement a scheme of arrangement,

the Panel has issued a compliance certificate in respect of the transaction, in terms of section 119(4)(b), or exempted the transaction in terms of section 119(6).

[Para. (b) substituted by s. 71 of Act 3/2011]

(2) A proposed transaction contemplated in subsection (1) must be approved:

(a) by a special resolution adopted by persons entitled to exercise voting rights on such a matter, at a meeting called for that purpose and at which sufficient persons are present to exercise, in aggregate, at least 25% of all of the voting rights that are entitled to be exercised on that matter, or any higher percentage as may be required by the company's Memorandum of Incorporation, as contemplated in section 64(2); and

[Para. (a) substituted by s. 71 of Act 3/2011]

(b) by a special resolution, also adopted in the manner required by paragraph (a), by the shareholders of the company's holding company if any, if-

(i) the holding company is a company or an external company;

(ii) the proposed transaction concerns a disposal of all or the greater part of the assets or undertaking of the subsidiary; and

(iii) having regard to the consolidated financial statements of the holding company, the disposal by the subsidiary constitutes a disposal of all or the greater part of the assets or undertaking of the holding company; and

[Subpara. (iii) substituted by s. 71 of Act 3/2011]

(c) by the court, to the extent required in the circumstances and manner contemplated in subsections (3) to (6).

(3) Despite a resolution having been adopted as contemplated in subsections (2)(a) and (b), a company may not proceed to implement that resolution without the approval of a court if:

(a) the resolution was opposed by at least 15% of the voting rights that were exercised on that resolution and, within five business days after the vote, any person who voted against the resolution requires the company to seek court approval; or [Para. (a) substituted by s. 71 of Act 3/2011]

(b) the court, on an application within 10 business days after the vote by any person who voted against the resolution, grants that person leave, in terms of subsection (6), to apply to a court for a review of the transaction In accordance with subsection (7).

[Para. (b) substituted by s. 71 of Act 3/2011]

(4) For the purposes of subsections (2) and (3), any voting rights controlled by an acquiring party, a person related to an acquiring party, or a person acting in concert with either of them, must not be included in calculating the percentage of voting rights:

(a) required to be present, or actually present, in determining whether the applicable quorum requirements are satisfied; or

(b) required to be voted in support of a resolution, or actually voted in support of the resolution.

[Subs. (4) substituted by s. 71 of Act 3/2011]

(4A) In subsection (4), "act in concert" has the meaning set out in section 117(1)(b).
[Subs. (4A) inserted by s. 71 of Act 3/2011]

(5) If a resolution requires approval by a court as contemplated in terms of subsection (3)(a), the company must either:

(a) within 10 business days after the vote, apply to the court for approval, and bear the costs of that application; or [Para. (a) substituted by s. 71 of Act 3/2011]

(b) treat the resolution as a nullity.

(6) On an application contemplated in subsection (3)(b), the court may grant leave only if it is satisfied that the applicant:

(a) is acting in good faith;

(b) appears prepared and able to sustain the proceedings; and

(c) has alleged facts which, if proved, would support an order in terms of subsection (7).

(7) On reviewing a resolution that is the subject of an application in terms of subsection (5)(a), or after granting leave in terms of subsection (6), the court may set aside the resolution only if:

(a) the resolution is manifestly unfair to any class of holders of the company's securities; or

(b) the vote was materially tainted by conflict of interest, inadequate disclosure, failure to comply with the Act, the Memorandum of Incorporation or any applicable rules of the company, or other significant and material procedural irregularity.

(8) The holder of any voting rights in a company is entitled to seek relief in terms of section 164 if that person:

(a) notified the company in advance of the intention to oppose a special resolution contemplated in this section; and

(b) was present at the meeting and voted against that special resolution.

(9) If a transaction contemplated in this Part has been approved, any person to whom assets are, or an undertaking is, to be transferred, may apply to a court for an order to effect-

(a) the transfer of the whole or any part of the undertaking, assets and liabilities of a company contemplated in that transaction;

(b) the allotment and appropriation of any shares or similar interests to be allotted or appropriated as a consequence of the transaction;

(c) the transfer of shares from one person to another;

(d) the dissolution, without winding-up, of a company, as contemplated in the transaction;

(e) incidental, consequential and supplemental matters that are necessary for the effectiveness and completion of the transaction; or

EXTRACTS FROM THE CONSOLIDATED HISTORICAL FINANCIAL INFORMATION OF RENERGEN FOR THE FINANCIAL YEARS ENDED 28 FEBRUARY 2025, 29 FEBRUARY 2024 AND 28 FEBRUARY 2023

The information contained in this annexure has been extracted from the consolidated financial statements of Renergen Group for the financial years ended 28 February 2025, 29 February 2024 and 28 February 2023. The full consolidated financial statements of the Renergen Group including the notes thereto have been incorporated by reference and are available on Renergen website at www.renergen.co.za.

The directors of Renergen are responsible for the preparation and fair presentation of the consolidated financial statements of Renergen in accordance with IFRS, from which the information below was extracted.

The consolidated financial statements for the 3 financial years ended 28 February 2025, 29 February 2024 and 28 February 2023, from which the related information below has been extracted, were audited by BDO South Africa Incorporated ("**BDO**") in accordance with IFRS. The auditor, BDO, has issued its unmodified opinion with a material uncertainty related to going concern paragraph on the Group's audited consolidated financial statements for the year ended 28 February 2025. The material uncertainty relates to the regulatory and other approvals, and the completion of the Funding Initiatives highlighted in note 19 during the period ending 28 February 2025, which represent material uncertainties that may cast significant doubt on the Group's ability to continue as a going concern and therefore, that it may be unable to realise its assets and discharge its liabilities in the normal course of business. Their opinion is not modified in respect of this matter.

The extracts of the consolidated financial statements of the Renergen Group have not been reported on by BDO.

The information set out in this **Annexure 3** is not a full set of financial statements in accordance with IFRS. Reading the information in this **Annexure 3** is therefore no substitute for reading the audited consolidated financial statements of Renergen for the 3 financial years ended 28 February 2025, 29 February 2024 and 28 February 2023 which can be obtained from the Renergen website at www.renergen.co.za

Renergen Limited

Consolidated Balance Sheets

R'000	Notes	2025	2024
Assets			
Non-current assets		**2 236 021**	**2 110 001**
Property, plant and equipment	2	2 009 373	1 877 132
Intangible assets	3	24 300	82 212
Deferred taxation	14.2	141 586	90 435
Restricted cash	4	23 079	17 243
Finance lease receivables		37 683	42 979
Current assets		**113 153**	**599 126**
Inventory		3 198	2 073
Restricted cash	4	49 497	87 300
Finance lease receivables		6 116	5 969
Trade and other receivables		26 025	32 709
Cash and cash equivalents	5	28 317	471 075
Total Assets		**2 349 174**	**2 709 127**
Equity and Liabilities			
Stated capital	6	1 210 302	1 170 059
Share-based payments reserve		26 318	26 445
Other reserves		946	628
Accumulated (loss)/profit		(198 934)	46 515
Equity attributable to equity holders of Renergen		**1 038 632**	**1 243 647**
Non-controlling interest	7	75 977	77 456
Total Equity		**1 114 609**	**1 321 103**
Liabilities			
Non-current liabilities		**122 646**	**816 467**
Borrowings	8	53 205	748 659
Lease liabilities		10 011	11 613
Deferred revenue		15 095	15 743
Provisions		44 335	40 452
Current liabilities		**1 111 919**	**571 557**
Borrowings	8	1 013 737	487 470
Trade and other payables	9	96 413	82 272
Lease liabilities		1 769	1 815
Total Liabilities		**1 234 565**	**1 388 024**
Total Equity and Liabilities		**2 349 174**	**2 709 127**

The accompanying notes are an integral part of these consolidated financial statements.

Renergen Limited

Consolidated Statements of Operations and Comprehensive Loss

R'000	Notes	2025	2024
Revenue	11	52 113	28 952
Cost of sales		(80 173)	(18 885)
Gross (loss)/profit		**(28 060)**	**10 067**
Other operating income		227	9 778
Share-based payments expense		(3 115)	(8 074)
Other operating expenses	12	(196 796)	(146 868)
Operating loss		**(227 744)**	**(135 097)**
Interest income		10 784	10 853
Interest expense and imputed interest	13	(81 119)	(22 747)
Loss before taxation		**(298 079)**	**(146 991)**
Taxation	14.1	51 151	37 199
Loss for the year		**(246 928)**	**(109 792)**
Other comprehensive income:			
Items that may be reclassified to profit or loss in subsequent periods:			
Exchange differences on translation of foreign operation		318	(74)
Items that may not be reclassified to profit or loss in subsequent periods:			
Revaluation of properties		–	110
Other comprehensive income for the year		**318**	**36**
Total comprehensive income for the year		**(246 610)**	**(109 756)**
Loss attributable to:			
Owners of Renergen		(236 120)	(110 273)
Non-controlling interest		(10 808)	481
Loss for the year		**(246 928)**	**(109 792)**
Total comprehensive loss attributable to:			
Owners of Renergen		(235 802)	(110 243)
Non-controlling interest		(10 808)	487
Total comprehensive loss attributable to:		**(246 610)**	**(109 756)**

The accompanying notes are an integral part of these consolidated financial statements.

Renergen Limited

Consolidated Statements of Changes in Stockholders' Equity

R'000	Share capital	Share-based payments reserve	Revaluation reserve	Foreign currency translation reserve	Accumu-lated (loss)/profit	Total equity attributable to equity holders of Renergen	Non-controlling interest ("NCI")	Total equity
Balance at 28 February 2023	**1 134 750**	**21 099**	**598**	**–**	**(316 243)**	**840 204**	**–**	**840 204**
Loss for the year	–	–	–	–	(110 273)	(110 273)	481	(109 792)
Other comprehensive income for the year	–	–	104	(74)	–	30	6	36
Total comprehensive loss for the year	**–**	**–**	**104**	**(74)**	**(110 273)**	**(110 243)**	**487**	**(109 756)**
Sale of interest in Tetra4	–	–	–	–	473 031	473 031	76 969	550 000
Issue of shares	35 309	(2 728)	–	–	–	32 581	–	32 581
Share-based payments expense	–	8 074	–	–	–	8 074	–	8 074
Balance at 28 February 2024	**1 170 059**	**26 445**	**702**	**(74)**	**46 515**	**1 243 647**	**77 456**	**1 321 103**
Loss for the year	–	–	–	–	(236 120)	(236 120)	(10 808)	(246 928)
Other comprehensive income for the year	–	–	–	318	–	318	–	318
Total comprehensive loss for the year	**–**	**–**	**–**	**318**	**(236 120)**	**(235 802)**	**(10 808)**	**(246 610)**
NCI Share of equity contribution	–	–	–	–	(9 329)	(9 329)	9 329	–
Issue of shares	42 558	(3 242)	–	–	–	39 316	–	39 316
Share issue costs	(2 315)	–	–	–	–	(2 315)	–	(2 315)
Share-based payments expense	–	3 115	–	–	–	3 115	–	3 115
Balance at 28 February 2025	**1 210 302**	**26 318**	**702**	**244**	**(198 934)**	**1 038 632**	**75 977**	**1 114 609**
Notes	6						7	

The accompanying notes are an integral part of these consolidated financial statements.

Renergen Limited

Consolidated Statements of Cash Flows

R'000	Notes	2025	2024
Cash flows used in operating activities		**(139 854)**	**(53 847)**
Cash used in operations	16.1	(150 638)	(64 700)
Interest received		10 784	10 853
Cash flows used in investing activities		**(99 936)**	**(303 740)**
Investment in property, plant and equipment	2	(105 481)	(221 874)
Disposal of property, plant and equipment	2	220	–
Investment in intangible assets	3	(26 642)	(81 866)
Movement in restricted cash		31 967	–
Cash flows (used in)/from financing activities		**(202 956)**	**773 717**
Ordinary shares issued for cash	6	39 316	32 581
Share issue costs	6	–	(2 208)
Proceeds from part-disposal of interest in Tetra4		–	550 000
Repayment of borrowings – capital	8	(375 311)	(105 245)
Repayment of interest on borrowings	8	(92 156)	(69 999)
Interest paid on leasing and other arrangements	13	(2 797)	(3 683)
Proceeds from borrowings	8	229 640	373 972
Payment of lease liabilities – capital		(1 648)	(1 701)
Total cash movement for the year		**(442 746)**	**416 130**
Cash and cash equivalents at the beginning of the year	5	471 075	55 705
Effects of exchange rate changes on cash and cash equivalents		(12)	(760)
Total cash and cash equivalents at the end of the year	5	**28 317**	**471 075**

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PREPARATION

The consolidated financial statements for the year ended 28 February 2025 have been prepared in accordance with IFRS Accounting Standards and in accordance with and containing the information required by IAS 34: Interim Financial Reporting, the South African Financial Reporting Requirements, the JSE Listings Requirements and in a manner required by the Companies Act. The consolidated financial statements have been prepared on the historical cost basis except for land that is carried at a revalued amount. Significant accounting policies applied in the preparation of the consolidated financial statements are in terms of IFRS and are consistent with those applied in the previous consolidated financial statements. Amendments to accounting standards and new accounting pronouncements which came into effect for the first time during the financial year did not have a material impact on the Group.

These consolidated financial statements have been prepared on a going concern basis. The consolidated financial statements are presented in South African Rand which is the Company's functional and presentation currency. All monetary information is rounded to the nearest thousand (R'000), except where otherwise stated.

2. PROPERTY, PLANT AND EQUIPMENT

	2025			2024		
R'000	**Cost or valuation**	**Accumulated depreciation**	**Net book value**	**Cost or valuation**	**Accumulated depreciation**	**Net book value**
Assets under construction	432 594	–	432 594	1 284 461	–	1 284 461
Development asset	321 930	(4 545)	317 385	238 962	(997)	237 965
Rehabilitation asset	36 909	(1 986)	34 923	–	–	–
Right-of-use asset – head office building	12 684	(3 305)	9 379	12 684	(1 101)	11 583
Land – at revalued amount	3 600	–	3 600	3 600	–	3 600
Plant and machinery	1 105 820	(61 637)	1 044 183	338 216	(24 446)	313 770
Furniture and fixtures	1 582	(1 147)	435	1 582	(982)	600
Motor vehicles	17 124	(7 586)	9 538	17 224	(4 458)	12 766
Office equipment	287	(193)	94	287	(162)	125
IT equipment	1 187	(1 132)	55	1 148	(986)	162
Right-of-use assets – motor vehicles	5 671	(4 546)	1 125	5 671	(3 475)	2 196
Office building	157 594	(10 258)	147 336	2 065	(888)	1 177
Lease hold improvements:						
Office equipment	–	–	–	142	(142)	–
Furniture and fixtures	12 124	(3 398)	8 726	10 321	(1 594)	8 727
TOTAL	**2 109 106**	**(99 733)**	**2 009 373**	**1 916 363**	**(39 231)**	**1 877 132**

2. PROPERTY, PLANT AND EQUIPMENT (continued)

2025 R'000	At 1 March 2024	Derecog- nition[1]	Transfers[2]	Additions	Depreciation	At 28 February 2025
Assets under construction	1 284 461	–	(960 042)	108 175	–	432 594
Development asset[3]	237 965	–	82 968	–	(3 548)	317 385
Rehabilitation asset	–	–	36 909	–	(1 986)	34 923
Right-of-use asset – head office building	11 583	–	–	–	(2 204)	9 379
Land – at revalued amount	3 600	–	–	–	–	3 600
Plant and machinery	313 770	–	767 604	–	(37 191)	1 044 183
Furniture and fixtures	600	–	–	–	(165)	435
Motor vehicles	12 766	(100)	–	–	(3 128)	9 538
Office equipment	125	–	–	–	(31)	94
IT equipment	162	–	–	39	(146)	55
Right-of-use assets – motor vehicles	2 196	–	–	–	(1 071)	1 125
Office building[4]	1 177	–	155 529	–	(9 370)	147 336
Lease hold improvements:						
Furniture and fixtures	8 727	–	–	1 803	(1 804)	8 726
TOTAL	**1 877 132**	**(100)**	**82 968**	**110 017**	**(60 644)**	**2 009 373**

1. The Group sold a motor vehicle with a book value of R0.1 million for R0.2 million.
2. Plant and machinery and an office building totalling R923.1 million were brought into use during the year under review resulting in transfers out of assets under construction to plant and machinery (R767.6 million) and the office building (R155.5 million). A rehabilitation asset totalling R36.9 million was also transferred for assets under construction during the year under review.
3. Costs amounting to R83.0 million were transferred from exploration and development costs due to the commercial viability of the extraction of LNG being demonstrable.
4. Office building includes the plant office administration building, warehouse, and other civil structures for Phase 1.

2. PROPERTY, PLANT AND EQUIPMENT (continued)

Pledge of assets

Tetra4 concluded finance agreements with the DFC on 20 August 2019 and the IDC on 17 December 2021 (see note 8). All physical assets are held as security for the debt under these agreements. Physical assets have a carrying amount of R1.6 billion as at 28 February 2025 (2024: prior year security comprised assets under construction and land totalling R1.3 billion), representing 100% (2024: 100%) of each of these asset categories.

Additions and borrowing costs

Additions include foreign exchange differences attributable to the DFC loan and interest capitalised as part of borrowing costs in line with the Group's policy. These costs and exchange differences were capitalised within assets under construction. In the prior year additions also included non-cash additions to right-of-use assets. The Group's borrowings are disclosed in note 8.

A reconciliation of additions to exclude the impact of capitalised borrowing costs (inclusive of foreign exchange differences) and non-cash additions to right-of-use assets is provided below:

Capital commitments

Capital commitments attributable to assets under construction are disclosed in note 17

R'000	2025	2024
Additions as shown above	110 017	288 439
Capitalised interest attributable to the DFC loan (note 8)	(13 512)	(32 927)
Unrealised foreign exchange gains/(losses) attributable to the DFC loan (note 8)	36 704	(16 548)
Capitalised interest attributable to the IDC loan (note 8)	(9 979)	(23 398)
Capitalised interest attributable to the SBSA bridge loan (note 8)	–	(30 798)
Capitalised interest attributable to the AIRSOL debentures (note 8)	–	(3 648)
Net movement in accruals attributable to assets under construction	(17 749)	54 422
Non-cash additions to right-of-use assets	–	(13 668)
Additions as reflected in the cash flow statement	**105 481**	**221 874**

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

3. INTANGIBLE ASSETS

	2025			2024		
R'000	**Cost**	**Accumulated amortisation and impairment**	**Net book value**	**Cost**	**Accumulated amortisation and impairment**	**Cost**
Acquired intangible assets						
Exploration and development costs	–	–	–	56 031	(32)	55 999
Computer software	9 568	(5 820)	3 748	9 568	(3 907)	5 661
Internally developed intangible assets						
Development costs – Cryo-Vacc™	17 070	–	17 070	17 070	–	17 070
Development costs – Helium Tokens System	3 482	–	482	3 482	–	3 482
TOTAL	**30 120**	**(5 820)**	**24 300**	**86 151**	**(3 939)**	**82 212**

2025 R'000	At 1 March 2024	Additions – separately acquired	Transfers[1]	Amorti-sation	At 28 February 2025
Exploration and development costs	55 999	26 969	(82 968)	–	–
Computer software	5 661	–	–	(1 913)	3 748
Development costs – Cryo-Vacc™	17 070	–	–	–	17 070
Development costs – Helium Tokens System	3 482	–	–	–	3 482
Total	**82 212**	26 969	**(82 968)**	**(1 913)**	**24 300**

1. Costs amounting to R83.0 million were transferred to property, plant and equipment due to the commercial viability of the extraction of LNG being demonstrable.

A reconciliation of additions to exclude the impact of accruals is provided below:

R'000	2025	2024
Additions as shown above	26 969	81 866
Net movement in accruals	(327)	–
Additions as reflected in the cash flow statement	**26 642**	**81 866**

4. RESTRICTED CASH

R'000	2025	2024
Non-current:	**23 079**	**17 243**
Environmental rehabilitation cash guarantee	15 086	8 838
Eskom Holdings SOC Limited cash guarantee	7 993	8 405
Current:	**49 497**	**87 300**
Debt Service Reserve Accounts	49 497	87 300
DFC	29 824	66 969
IDC	19 673	20 331
TOTAL	**72 576**	**104 543**

5. CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of:

R'000	2025	2024
Cash at banks and on hand	11 152	24 711
Short-term deposits	17 165	446 364
TOTAL	**28 317**	**471 075**

Cash at banks earns interest at floating rates. Short-term deposits are made for varying periods (less than three months) depending on the immediate cash requirements of the Group, and earn interest at the respective short-term deposit rates. The Group's cash and cash equivalents are primarily denominated in South African Rands. The amounts denominated in Australian Dollars at 28 February 2025 are immaterial (2024: R0.3 million). The amounts denominated in US Dollars at 28 February 2025 are immaterial (2024: immaterial). The Group banks with financial institutions with a ba2 Moody's standalone credit rating.

6. STATED CAPITAL

	2025	2024
Authorised number of shares	**'000**	**'000**
500 000 000 no par value shares	500 000	500 000
Reconciliation of number of shares issued:		
Balance at 1 March	147 529	144 748
Issue of shares – ordinary shares issued for cash	7 376	2 580
Issue of shares – share incentive scheme, non-cash	142	201
Balance at 28/29 February	**155 047**	**147 529**
Reconciliation of issued stated capital:	**R'000**	**R'000**
Balance at 1 March	1 170 059	1 134 750
Issue of shares	42 558	35 309
Issue of shares – ordinary shares issued for cash	39 316	32 581
Issue of shares – share incentive scheme, non-cash	3 242	2 728
Share issue costs[1]	(2 315)	–
Balance at 28/29 February	**1 210 302**	**1 170 059**

[1] Share issue costs for the year were unpaid as at 28 February 2025.

Shares issued for cash during the year under review comprise:

2025 Nature	**Date**	**Number of shares issued '000**	**Issue price Rand**	**Value of shares issued R'000[1]**
Issue of shares on the Johannesburg Stock Exchange	28 January 2025	7 376	5.33	39 316
Total		**7 376**		**39 316**

1. The value of shares issued is impacted by rounding.

7. NON-CONTROLLING INTEREST

Tetra4, a 94.5% owned subsidiary of the Company, has a material NCI. Tetra4 is the only subsidiary of the Company with an NCI.

Tetra4's summarised financial information, before intra-group eliminations, is presented below together with amounts attributable to NCI.

R'000	2025	2024
Summarised statement of profit or loss and other comprehensive loss (100%)		
Revenue	52 113	28 952
Cost of sales	(80 173)	(18 885)
Gross (loss)/profit	**(28 060)**	**10 067**
Other operating income	227	9 778
Share-based payments expense	(717)	(1 767)
Other operating expenses	(171 352)	(109 787)
Operating loss	**(199 902)**	**(91 709)**
Interest income	9 802	9 074
Interest expense and imputed interest	(46 315)	(21 697)
Taxation	39 907	33 335
Loss for the year	**(196 508)**	**(70 997)**
Other comprehensive loss for the year	–	110
Total comprehensive loss for the year	**(196 508)**	**(70 887)**
Summarised statement of financial position (100%)		
Non-current assets	2 181 907	2 064 920
Current assets	98 390	309 423
Non-current liabilities	(113 235)	(805 632)
Current liabilities	(785 653)	(145 511)
Summarised cash flows (100%)		
Cash flows used in operating activities	(100 105)	(14 560)
Cash flows used in investing activities	(99 936)	(307 633)
Cash flows generated from financing activities	29 249	470 219
Net (decrease)/increase in cash and cash equivalents	**(170 792)**	**148 026**

Tetra4 did not declare a dividend during the year under review (2024: Rnil). Tetra4's operations are included under the Tetra4 segment (see note 10).

The comprehensive loss attributed to the NCI is outlined below:

	2025 NCI in subsidiary %	2025 Total comprehensive income allocated to NCI R'000	2025 NCI Share of equity contribution R'000	2025 Accumulated NCI R'000	2024 NCI in subsidiary %	2024 Total comprehensive income allocated to NCI R'000	2024 Accumulated NCI R'000
Tetra4	5.5	10 808	(9 329)	75 977	5.5	(487)	77 456

8. BORROWINGS

R'000	2025	2024
Non-current liabilities at amortised cost	**53 205**	**748 659**
Molopo Energy Limited ("Molopo")	53 205	46 960
DFC	–	540 957
IDC	–	160 742
Current liabilities at amortised cost	**1 013 737**	**487 470**
DFC	546 393	83 224
IDC	160 590	12 695
SBSA	169 159	333 798
AIRSOL	137 595	57 753
Total	**1 066 942**	**1 236 129**

The movement in borrowings for the year under review is as follows:

		Non-cash movements			Cash movements		
R'000	At 1 March 2024	Interest[1]	Foreign exchange gains[2]	Additions	Repayments – capital[3]	Repayments – interest[3]	At 28 February 2025
Molopo	46 960	6 245	–	–	–	–	53 205
DFC	624 181	33 196	(26 072)	–	(59 464)	(25 448)	546 393
IDC	173 437	25 470	–	–	(12 847)	(25 470)	160 590
SBSA	333 798	16 491	–	155 000	(303 000)	(33 130)	169 159
AIRSOL	57 753	16 528	(3 218)	74 640	–	(8 108)	137 595
Total	**1 236 129**	**97 930**	**(29 290)**	**229 640**	**(375 311)**	**(92 156)**	**1 066 942**

1. The Group capitalises interest which qualifies as borrowing costs attributable to the construction of qualifying assets. The interest presented above will therefore not correspond to amounts shown within the additions reconciliation for cash flow purposes as shown in note 2.
2. Foreign exchange gains reflect the impact of the strengthening of the Rand against the US Dollar. Qualifying foreign exchange gains amounting to R36.7 million were capitalised to assets under construction within PPE (see note 2). Foreign exchange gains presented above therefore will not correspond to amounts shown within the additions reconciliation for cash flow statement purposes as shown in note 2.
3. Repayments of capital, interest and fees attributable to the DFC loan, IDC loan, SBSA loan and AIRSOL debentures are in line with loan terms. The Group shows repayments of interest under financing activities.

Molopo

Tetra4 entered into a R50.0 million loan agreement with Molopo on 11 April 2014. The loan term was for a period of 10 financial years and six months commencing on 1 July 2014 (repayable on 31 August 2024). During this period the loan was unsecured and is interest free. The loan was discounted on initial recognition and the unwinding of the discount applied on initial recognition was recognised in borrowing costs as imputed interest.

As the loan was not repaid on 31 August 2024 it now accrues interest at the prime lending rate plus 2% (13.00% on 28 February 2025). The loan can only be repaid when Tetra4 declares a dividend and utilises a maximum of 36% of the distributable profits in order to pay the dividend. It is not expected that the loan or interest will be repaid in the next 12 months given the unavailability of distributable profits based on Tetra4's most recent forecasts. As such, the loan is classified as long term. The loan accrued interest amounting to R6.2 million for the year (at an average rate of 13.33%) (2024: R4.0 million (at an average rate of 12.75%)). The Molopo loan outstanding on 28 February 2025 amounted to R53.2 million (2024: R47.0 million).

8. BORROWINGS (continued)

On 14 November 2024 Molopo initiated legal proceedings against Tetra4 in the High Court of South Africa, Gauteng Local Division, Johannesburg, by issuing a summons alleging a breach of contract when Renergen sold the 5.5% stake in Tetra4 to MGE. The claim pertains to a written loan agreement concluded between Molopo, as the lender, and Tetra4, as the borrower, on or about 11 April 2014. As a consequence, Molopo has purported to cancel the loan agreement, which cancellation is disputed by Tetra4 on the basis that the investment by MGE did not constitute a payment by Tetra4 to its parent in the sale. According to the Lead Times Bulletin for the High Court in Gauteng the soonest hearing date is estimated to only take place in four years and nine months, hence the loan continues to be classified as non-current.

DFC

Tetra4 entered into a US$40.0 million finance agreement with the DFC on 20 August 2019 ("Facility Agreement"). The first drawdown of US$20.0 million took place in September 2019, the second drawdown of US$12.5 million in June 2020 and the final drawdown of US$7.5 million on 28 September 2021. Tetra4 shall repay the loan in equal quarterly instalments of US$1.08 million (R19.9 million using the rate at 28 February 2025) on each payment date which began on 1 August 2022 and will end on 15 August 2031. The loan is secured by a pledge of the Group's assets under construction (see note 2), land and the Debt Service Reserve Account ("DSRA").

Interest

The first drawdown of $20.0 million attracts interest of 2.11% per annum. Interest on the second and final drawdowns is 1.49% and 1.24% per annum, respectively.

Interest is payable by Tetra4 to the DFC quarterly on 15 February, 15 May, 15 August and 15 November of each year (repayment dates) for the duration of the loan. Qualifying interest attributable to assets under construction, within PPE, is capitalised in line with the Group policy. Interest incurred during the year totalled US$0.5 million (R9.9 million) (2024: US$0.6 million (R11.7 million)).

Guarantee fee

A guarantee fee of 4% per annum is payable by Tetra4 to the DFC on any outstanding loan balance. The guarantee fee is payable quarterly on the repayment dates. Tetra4 incurred guarantee fees totalling US$1.2 million (R22.6 million) during the year under review (2024: US$1.4 million (R26.6 million)).

Commitment fees

A commitment fee of 0.5% per annum is payable by Tetra4 to the DFC on any undisbursed amounts under the Facility Agreement. Commitment fees were payable quarterly on the repayment dates. Tetra4 did not pay any commitment fees as there were no undrawn amounts during the year under review (2024: Rnil).

Facility fee

A once-off facility fee of US$0.4 million (R4.8 million) was paid by Tetra4 to the DFC prior to its first drawdown on 26 September 2019.

Maintenance fee

An annual maintenance fee of US$0.04 million is payable by Tetra4 to the DFC for the duration of the loan term and is payable on 15 November of each year (commenced on 15 November 2020). The maintenance fee covers administrative costs relating to the loan. Tetra4 incurred maintenance fees amounting to US$0.04 million (R0.6 million) during the year under review (2024: US$0.04 million (R0.7 million)).

8. **BORROWINGS (continued)**

Non-payment of quarterly DFC repayments

To preserve cash resources prior to completing the fundraising for Phase 1C, the Company engaged with the DFC and sought their approval beforehand to not remit the quarterly instalment due on 15 February 2025 which would have covered principal, interest and guarantee payments. Furthermore, the Company requested the DFC for exemption from maintaining the required funds in the DSRA. The non-payment of the quarterly repayment, deviation from the DSRA requirements and failure to make required notifications therefore resulted in default events under the terms of the loan agreement. Whilst the DFC was agreeable to the requests made by the Company and subsequently provided a default waiver after the reporting period (see note 18), effectively resolving cross-default issues related to the SBSA and IDC loan, the default event existed as at 28 February 2025. Under IFRS Accounting Standards liabilities must be classified as current if an entity lacks an unconditional right to defer settlement for at least 12 months after the reporting period (see waiver conditions below). As such, both the DFC and IDC loans were classified as current as at 28 February 2025. Other default events on the DFC loan as at 28 February 2025 included the following:

- reporting defaults arising from changes of ownership and changes in material contracts; and
- the reporting default arising from the Molopo litigation.

The conditional waiver provided by the DFC on 9 April 2025 (see note 18) stipulates the following:

- Settlement of the outstanding quarterly repayment and remediation of the DSRA requirements by 31 May 2025.
- No action or judgment is taken against Tetra4 with respect to the Molopo litigation.
- Successful completion of the construction of the VGP within agreed timelines.
- Sufficient equity contributions by Renergen to Tetra4 within the agreed timelines.
- Successful verification of the change in ownership.

The default on the DFC loan resulted in cross-defaults on the IDC and SBSA loans. As highlighted above, the Company secured waivers from the DFC, effectively resolving cross-default issues related to the SBSA and IDC loan. Like the DFC loan, the IDC loan was classified as current as at 28 February 2025. The SBSA loan, which is due within 12 months, was already classified as current.

Debt covenants

The following debt covenants apply to the DFC loan:

(a) Tetra4 is required to maintain at all times (i) a ratio of all interest-bearing debt to EBITDA of not more than 3.0 to 1; (ii) a ratio of current assets to current liabilities of not less than 1 to 1; and (iii) a reserve tail ratio of not less than 25%.

(b) Tetra4 is required to maintain at all times (i) a ratio of cash flow for the most recently completed four consecutive full fiscal quarters, taken as a single accounting period, to debt service for the most recently completed four (4) consecutive full fiscal quarters, taken as a single accounting period, of not less than 1.30 to 1; and (ii) a ratio of cash flow for the most recently completed four (4) consecutive full fiscal quarters, taken as a single accounting period, to debt service for the next succeeding four consecutive full fiscal quarters of not less than 1.3 to 1.

(c) Tetra4 is required to ensure that the DSRA is funded in the aggregate of all amounts due to the DFC within the next 6 months.

The covenants in (a) and (b) will apply from 15 August 2025. As of 28 February 2025 Tetra4 did not meet covenant (c). On 9 April 2025 the DFC provided a waiver to address this default as set out above. Tetra4, however, believes that it will be able to comply with the covenants throughout the tenure of the loan.

"Reserve tail ratio" means, for any calculation date, the quotient obtained by dividing (a) all of the borrower's remaining proved reserves as of such calculation date by (b) all of the borrower's proved reserves as of the date of this agreement.

8. **BORROWINGS (continued)**

IDC

Tetra4 entered into a R160.7 million loan agreement with the IDC on 17 December 2021. An amount of R158.8 million was drawn down on 22 December 2021 and is repayable in 102 equal monthly payments which commenced in July 2023. The loan terms included a 12-month interest capitalisation and an 18-month capital repayment moratorium. The loan accrues interest at the prime lending rate plus 3.5% (14.5% on 28 February 2025) and is secured by a pledge of Tetra4's assets under construction (see note 2), land and the DSRA. The IDC loan outstanding on 28 February 2025 amounted to R160.6 million (2024: R173.4 million) and interest accrued during the year amounted to R25.5 million (2024: R27.2 million). Qualifying interest attributable to assets under construction, within PPE, is capitalised in line with the policy of the Group.

The following debt covenants apply to the IDC loan:

(a) Tetra4 is required to maintain the following the same financial and reserve tail ratios, and a DSRA as mentioned under the DFC loan.

In addition, Tetra4 shall not make any shareholder dividend distribution, repay any shareholders' loans and/or pay any interest on shareholders' loans or make any payments whatsoever to its shareholders without the IDC's prior written consent, if:

(i) Tetra4 is in breach of any term of the loan agreement; or

(ii) the making of such payment would result in a breach of any one or more of the financial ratios above.

The covenants in (a) will apply from 15 August 2025. Tetra4 was in compliance with the covenant under (b) above for the year and believes that it will be able to comply with the covenants throughout the tenure of the loan. Tetra4 maintains a DSRA with respect to the IDC loan.

SBSA

Renergen obtained a R155.0 million secured loan from SBSA on 30 August 2024 ("SBSA Loan"). The first drawdown of R103.3 million occurred on 31 August 2024 and the second drawdown of R51.7 million occurred on 17 October 2024. Proceeds were used to fund the working capital and expansion of the VGP. Part of the proceeds of the SBSA Loan were also used to pay transaction costs attributable to the loan arrangement.

The SBSA Loan accrues interest at a rate linked to three-month JIBAR plus a variable margin (JIBAR plus the margin equated to 20.70% on 28 February 2025). Interest is compounded and capitalised to the principal amount owing. The SBSA Loan is repayable on the earlier of the receipt of proceeds from the proposed Renergen Nasdaq IPO or 30 August 2025.

The SBSA Loan is secured by a third ranking pledge of Tetra4's assets and shares held by Renergen in Tetra4. In addition, CRT Investments Proprietary Limited ("CRT") an associate of Mr Nicholas Mitchell, and MATC Investments Holdings Proprietary Limited ("MATC") an associate of Mr Stefano Marani, have entered into cession and pledge agreements ("Pledges") with SBSA, in terms of which CRT and MATC have pledged and ceded as security, which remains in CRT and MATC's possession unless called, collectively 17 314 575 Renergen ordinary shares ("Pledged Shares"), to and in favour of SBSA. CRT and MATC's potential liability under the security given in respect of such financial obligation is capped at the lower of the value of the Pledged Shares or R155.0 million.

The Molopo litigation and the need to procure the requisite equity injection by 24 January 2025 resulted in events of default with respect to the SBSA loan agreement. SBSA provided a waiver for the Molopo litigation default event but reserves all its rights with respect to the default on the equity injection. To date, no further remedies have been requested by SBSA due to the progress achieved in securing funding for the VGP. The SBSA Loan outstanding on 28 February 2025 amounted to R169.2 million (2024: R333.8 million) and interest accrued during the year amounted to R16.5 million (2024: R30.8 million). In light of the agreed forbearance of the DFC payment for the quarterly instalment for February 2025, a waiver was sought from SBSA and was issued to Tetra4 on 28 February 2025 in respect of the technical cross default provisions.

8. BORROWINGS (continued)

AIRSOL

Renergen entered into a US$7.0 million unsecured convertible debenture subscription agreement ("Subscription Agreement") with AIRSOL, an Italian wholly-owned subsidiary of SOL S.p.A, on 30 August 2023 for the subscription by AIRSOL in Renergen debentures in two tranches of US$3.0 million ("Tranche 1") and US$4.0 million ("Tranche 2"). Tranche 1 proceeds were received on 30 August 2023 and on 18 March 2024 AIRSOL subscribed for Tranche 2 debentures and Renergen received US$4.0 million (R74.6 million). This transaction is linked to the Nasdaq IPO.

The debentures initially had a maturity date of 28 February 2025, which has been extended to 31 August 2025, and accrue interest at a rate of 13% per annum, calculated and compounded semi-annually on the outstanding principal amount. Interest is payable on 28 February and 31 August of each year during the term of the debentures.

On maturity, the debentures can be settled in cash or converted to shares in Renergen at a conversion rate to be determined by dividing the outstanding principal amount by the conversion price. The conversion price has been agreed as follows:

- If the Nasdaq IPO has not been completed before the maturity date of the debentures, the conversion price will be 90% of the 30-day volume weighted average traded price of Renergen shares on the Johannesburg Stock Exchange.
- If the Nasdaq IPO has occurred before the maturity date of the debentures, and the shares to be issued are Renergen shares admitted to trading on the JSE, the conversion price with be 90% of the Rand equivalent of the deemed US$ price per share applicable in the IPO.
- If the Nasdaq IPO has occurred before the maturity date of the debentures and the shares to be issued are Renergen American Depositary Shares ("ADSs"), the conversion price with be 90% of the Rand equivalent of the US$ issue price per ADS.

Debentures outstanding on 28 February 2025 amounted to US$7.5 million (R137.6 million) (2024: US$3.0 million (R57.8 million)) and interest accrued during the year amounted to US$0.9 million (R16.5 million) (2024: US$0.2 million (R3.6 million)).

The debentures have been classified as short term as they have a maturity date of 31 August 2025. They do not have an equity component as they are convertible into variable number of shares.

The carrying values of the Molopo, IDC, DFC, SBSA and AIRSOL loans closely approximate fair values.

9. TRADE AND OTHER PAYABLES

R'000	2025	2024
Financial instruments:	**92 241**	**73 285**
Trade payables	70 206	53 367
Accrued expenses	22 035	19 918
Non-financial instruments:	**4 172**	**8 987**
Accrued leave pay	4 172	3 995
Accrued bonuses	–	4 445
Other	–	547
TOTAL	**96 413**	**82 272**

10. SEGMENTAL ANALYSIS

The Group has identified reportable segments that are used by the Group Executive Committee (chief operating decision-maker) to make key operating decisions, allocate resources and assess performance. For management purposes the Group is organised and analysed as follows:

(a) Corporate head office

Corporate head office is a segment where all investment decisions are made. Renergen is an investment holding company focussed on investing in prospective green projects. Green projects entail pursuing knowledge and practices that can lead to more environmentally friendly and ecologically responsible decisions and lifestyles which can help protect the environment and sustain its natural resources for current and future generations.

(b) Tetra4

Tetra4 explores for, produces and sells LNG and, subsequent to year end, it also commenced selling LHe. It operates in the Gauteng Province, Free State Province and Mpumalanga Province in the town of Evander. Tetra4's current customer base is in South Africa.

(c) Cryovation

Cryovation developed the ground-breaking Cryo-VaccTM technology, which enables the safe transportation of vaccines and biologics at extremely low temperatures without the need for electrical power. The Cryovation business model is undergoing refinement and further development with insights from experts from various fields with the intention of exploring several modifications that will improve the overall concept and operational performance to enhance its appeal for the more niche biologics and gene-therapy market internationally.

(d) Renergen US

Renergen US was incorporated on 16 August 2022 and assists with various fundraising and business development activities of the Group in the US market. Renergen US commenced operations in the prior year.

With the exception of Renergen US which carries out its operations in the United States of America ("USA"), all of the Group's segments are in South Africa. Therefore no additional geographical information is provided. For the year under review all sales of the Group were made by Tetra4 to two South African customers (2024: three South African customers).

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

10. **SEGMENTAL ANALYSIS (continued)**

The analysis of reportable segments as at 28 February 2025 is set out below:

2025 R'000	**Corporate Head Office**	**Tetra4**	**Cryovation**	**Renergen US**	**Total**	**Eliminations**	**Consolidated**
Revenue	**–**	**52 113**	**–**	**–**	**52 113**	**–**	**52 113**
External	–	52 113	–	–	52 113	–	52 113
Depreciation and amortisation	(4 015)	(58 542)	–	–	(62 557)	–	(62 557)
Share-based payment expenses	(2 398)	(717)	–	–	(3 115)	–	(3 115)
Employee costs	(7 065)	(19 813)	–	(7 397)	(34 275)	6 786	(27 489)
Consulting and advisory fees	(9 642)	(3 513)	(77)	(73)	(13 305)	362	(12 943)
Listing costs	(3 184)	–	–	–	(3 184)	–	(3 184)
Computer and IT expenses	(1 006)	(5 609)	–	–	(6 615)	913	(5 702)
Legal and professional fees	(6 063)	(4 026)	–	–	(10 089)	77	(10 012)
Audit fees	(1 341)	(862)	(50)	–	(2 253)	191	(2 062)
Security	–	(9 990)	–	–	(9 990)	–	(9 990)
Selling and distribution expenses	–	(10 942)	–	–	(10 942)	–	(10 942)
Repairs and maintenance	(153)	(28 928)	–	–	(29 081)	3	(29 078)
Insurance	–	(12 257)	–	–	(12 257)	–	(12 257)
Management fees charged to Tetra4	32 634	–	–	–	32 634	(32 634)	–
Management fees charged by Renergen US	(10 950)	(22 646)	–	–	(33 596)	33 596	–
Net foreign exchange gains/(losses)	2 701	(12 558)	–	–	(9 857)	–	(9 857)
Interest income	982	9 802	–	–	10 784		10 784
Imputed interest	–	(6 245)	–	–	(6 245)	–	(6 245)
Interest expense	(34 804)	(40 070)	–	–	(74 874)	–	(74 874)
Taxation	11 244	39 907	–	–	51 151	–	51 151
Loss for the year	**(50 268)**	**(196 508)**	**(220)**	**260**	**(246 736)**	**(192)**	**(246 928)**
Total Assets	**2 023 518**	**2 280 297**	**16 824**	**4 405**	**4 325 044**	**(1 975 870)**	**2 349 174**
Total Liabilities	**(342 700)**	**(898 888)**	**(5 927)**	**(747)**	**(1 248 262)**	**13 697**	**(1 234 565)**

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

10. SEGMENTAL ANALYSIS (continued)

2024 **R'000**	**Corporate Head Office**	**Tetra4**	**Cryovation**	**Renergen US**	**Total**	**Eliminations**	**Consolidated**
Revenue	**–**	**28 952**	**–**	**–**	**28 952**	**–**	28 952
External	–	28 952	–	–	28 952	–	28 952
Depreciation and amortisation	(1 991)	(17 978)	–	–	(19 969)	–	(19 969)
Share-based payment expenses	(6 275)	(1 767)	(32)	–	(8 074)	–	(8 074
Employee costs	(5 188)	(18 954)	(835)	(704)	(25 681)	–	(25 681)
Consulting and advisory fees	(7 692)	(3 910)	(80)	(82)	(11 764)	–	(11 764)
Listing costs	(1 979)	–	–	–	(1 979)	–	(1 979)
Computer and IT expenses	(291)	(5 118)	(1)	–	(5 410)	–	(5 410)
Marketing and advertising	(3 842)	(602)	–	(62)	(4 506)	–	(4 506)
Legal and professional fees	(1 652)	(1 982)	–	–	(3 634)	–	(3 634)
Audit fees	(1 648)	(528)	(50)	–	(2 226)	–	(2 226)
Security	–	(7 459)	–	–	(7 459)	–	(7 459)
Selling and distribution expenses	–	(7 910)	–	–	(7 910)	–	(7 910)
Repairs and maintenance	–	(17 022)	–	–	(17 022)	–	(17 022)
Net foreign exchange losses	(2 998)	(11 732)	–	–	(14 730)	–	(14 730)
Interest income	1 817	9 074	–	–	10 891	(38)	10 853
Imputed interest	–	(5 495)	–	–	(5 495)	–	(5 495)
Interest expense	(1 088)	(16 202)	–	–	(17 290)	38	(17 252)
Taxation	3 864	33 335	–	–	37 199	–	37 199
Loss for the year	**(36 051)**	**(70 997)**	**(1 092)**	**(1 652)**	**(109 792)**	**–**	**(109 792)**
Total Assets	**2 129 216**	**2 374 343**	**16 818**	**5 117**	**4 525 494**	**(1 816 367)**	**2 709 127**
Total Liabilities	**(438 246)**	**(951 143)**	**(5 704)**	**(1 848)**	**(1 396 941)**	**8 917**	**(1 388 024)**

10. SEGMENTAL ANALYSIS (continued)

The disaggregation of revenue by customer for the year ended 28 February 2025 is as follows:

- Customer A: R51.1 million or 98.1% (2024: R26.3 million or 90.7%);
- Customer B: R1.0 million or 1.9% (2024: R2.5 million or 8.6%); and
- Customer C: Rnil (2024: R0.2 million or 0.7%).

Therefore R52.1 million or 100% (2024: R28.8 million or 99.3%) of the Group's revenue depended on the sales of LNG to two customers. This revenue is reported under the Tetra4 operating segment.

Inter-segment balances are eliminated upon consolidation and are reflected in the "eliminations" column. There are no inter-segment revenues. The nature of the Group's revenue and its disaggregation are provided in note 11.

11. REVENUE

R'000	2025	2024
REVENUE FROM CONTRACTS WITH CUSTOMERS		
Sale of LNG	52 113	28 952
Total	**52 113**	**28 952**

All of the Group's revenue is recognised when products are delivered to the destination specified by the customer and the customer has gained control of the products through their ability to direct the use of and obtain substantially all the benefits from the products.

This note should be read together with note 10 which provides details on the concentration of revenue.

12. OTHER OPERATING EXPENSES

R'000	2025	2024
Consulting and advisory fees	12 943	11 764
Listing costs	3 184	1 979
Employee costs[1]	27 489	25 681
Pension costs – defined contribution plans	3 383	1 031
Depreciation and amortisation[2]	28 320	18 447
Computer and IT expenses	5 702	5 410
Security[4]	9 990	7 459
Selling and distribution expense[3]	10 942	7 910
Net foreign exchange losses	9 857	14 730
Loss on derecognition of leasing arrangement	-	74
Loss on remeasurement of finance lease receivables	-	11
Insurance[4]	12 257	3 643
Travel and accommodation	2 292	2 388
Repairs and maintenance[5]	29 078	17 022
Office expenses	3 047	4 343
Health and safety	3 528	3 848
Audit fees	2 062	2 226
Legal and professional fees[6]	10 012	3 634
Other operating costs	7 574	10 328
Directors fees – Non-executive	1 571	2 793
Executive directors' remuneration[7]	13 565	2 147
	196 796	**146 868**

1. Excludes employee costs amounting to R5.2 million (2024: R1.7 million) attributable to the processing of gas sold which are included in cost of sales.
2. Refer to the depreciation reconciliation provided in note 16.1.
3. Increase attributable to increased LNG operations relative to the prior year.
4. The increase in insurance is due to assets brought into use during the year for which the insurance expense is no longer capitalised.
5. The increase in repairs and maintenance costs is attributable to an increase in machine uptime and machine hours.
6. The increase in legal and professional fees is due to advisory fees for the Nasdaq IPO and for the legal matters.
7. Directors fees amounting to R6.7 million (2024: R15.2 million) were capitalised to assets under construction (note 2) during the year under review.

13. INTEREST EXPENSE AND IMPUTED INTEREST

R'000	2025	2024
Interest – leasing arrangements	1 918	998
Interest – borrowings	74 439	15 521
Imputed interest – rehabilitation provision	3 883	3 543
Interest – suppliers	869	2 682
Interest – other	10	3
Total	**81 119**	**22 747**

Interest paid as presented in the statement of cash flows comprises:

R'000	2025	2024
Interest – leasing arrangements	1 918	998
Interest – suppliers and other	879	2 685
Interest paid on leasing and other arrangements per the statement of cash flows	**2 797**	**3 683**

14. TAXATION

14.1 Income tax expense

R'000	2025	2024
MAJOR COMPONENTS OF THE TAX INCOME		
Deferred		
Originating and reversing temporary differences	51 151	37 199
Total	**51 151**	**37 199**
RECONCILIATION OF EFFECTIVE TAX RATE		
Accounting loss before taxation	(298 079)	(146 991)
Tax at the applicable tax rate of 27% (2024: 27%)	80 481	39 688
Tax effect of:		
Non-deductible expenses		
– Share-based payments	(841)	(2 180)
– Imputed interest expense	(2 735)	144
– Penalties	(29)	(46)
– Listing fees	(530)	–
– Legal	(3 196)	–
– Bursaries	–	(295)
Current year losses for which no deferred tax asset has been recognised	(38 778)	(25 544)
Special oil and gas allowances	15 731	25 303
Increase in rehabilitation guarantee	1 048	132
Other	–	(3)
Total	**51 151**	**37 199**

14. TAXATION (continued)

14.2 Deferred taxation

R'000	At 1 March 2024	Recognised in profit or loss	At 28 February 2025	Deferred tax asset	Deferred tax liability
Property, plant and equipment	(305 723)	(53 261)	(358 984)	–	(358 984)
Intangible assets	2 089	(7 109)	(5 020)	–	(5 020)
Lease liabilities	(117)	439	322	322	–
Finance lease receivables	(3 029)	(1 326)	(4 355)	–	(4 355)
Provisions	12 989	(94)	12 895	12 895	–
Deferred revenue	4 251	(175)	4 076	4 076	–
S24c allowance (future expenditure)	(716)	–	(716)	–	(716)
Unutilised tax losses	380 691	112 677	493 368	493 368	–
Total	**90 435**	**51 151**	**141 586**	**510 661**	**(369 075)**

The losses incurred by the Group are mainly attributable to its subsidiary, Tetra4. Phase 1 of the plant is now operating but has not reached nameplate capacity, and Tetra4 is producing and selling LNG under long-term contracts. Tetra4 also commenced selling LHe in March 2025 following the commissioning of the helium facility during the year under review.

As at 28 February 2025 the Group recognised a deferred tax asset attributable to estimated tax losses totalling R1 827.3 million (2024: R1 410.0 million). These tax losses do not expire unless the tax entity concerned ceases to operate for a period longer than a year. The tax losses are available to be off-set against future taxable profits. For tax years ending on or after 31 March 2023 companies with assessed losses will be entitled to set off a maximum of 80% of their assessed losses (subject to a minimum of R1.0 million) against taxable income in a specific year. Tax losses for which no deferred tax asset was recognised as at 28 February 2025 totalled R696.0 million (2024: R529.9 million).

A Group net deferred taxation asset of R141.6 million (2024: R90.4 million) has been recognised as it is estimated that future profits will be available against which the assessed losses can be utilised based on the latest financial projections prepared by Management. The key assumption used is the Group reaching nameplate capacity in the next financial year. Once achieved, the Group will move into a profitable, self-sustaining position from the revenue generated from the sale of LNG and LHe that will be produced from future operations, and the leasing of storage and related infrastructure to customers under eight-year contracts which came into effect during the 2023 financial year. Expected future profits (based on forecasts to 2043) underpin the valuation of the exploration and development assets amounting to R42.12 billion (2024: R42.12 billion).

15. LOSS PER SHARE

	2025 Cents	2024 Cents
Basic and diluted	(159.10)	(75.10)
	R'000	**R'000**
Loss attributed to equity holders of Renergen used in the calculation of basic and diluted loss per share	(236 120)	(110 273)
	000's	**000's**
Weighted average number of ordinary shares used in the calculation of basic loss per share:	**148 412**	**146 833**
Issued shares at the beginning of the year	147 529	144 748
Effect of shares issued during the year (weighted)	883	2 085
Weighted average number of ordinary shares used in the calculation of diluted loss per share	**148 412**	**146 833**

The share options and bonus scheme shares have not been included in the weighted average number of shares used to calculate the diluted loss per share or the diluted headline loss per share as they are anti-dilutive. These options are anti-dilutive because of the loss position of the Group.

Headline loss per share	2025 Cents	2024 Cents
Basic and diluted	(159.15)	(75.07)
Reconciliation of headline loss	**R'000**	**R'000**
Loss attributed to equity holders of Renergen	(236 120)	(110 273)
Loss on derecognition of leasing arrangement	–	74
Profit on disposal of property, plant and equipment	(120)	–
Adjustments attributable to NCI	7	(4)
Tax effect	30	(19)
Headline loss	**(236 203)**	**(110 222)**

The headline loss has been calculated in accordance with Circular 1/2023 issued by the South African Institute of Chartered Accountants.

16. NOTES TO THE CONSOLIDATED STATEMENT OF CASH FLOWS

16.1 Cash used in operations

R'000	Notes	2025	2024
Loss after taxation		(246 928)	(109 792)
Cash adjustments:			
Interest income – cash and cash equivalents		(5 574)	(5 107)
Interest income – finance lease receivables		(5 210)	(5 746)
Interest expense – suppliers and other		879	2 685
Interest expense – borrowings		68 194	10 026
Interest expense – leasing arrangements		1 918	998
Movement in restricted cash		–	(12 556)
Non-cash adjustments:			
Taxation		(51 151)	(37 199)
Imputed interest – borrowings		6 245	5 495
Imputed interest – rehabilitation provision		3 883	3 543
Depreciation and amortisation[1]		62 557	20 708
Share-based payments expense		3 115	8 074
Loss on lease remeasurement		–	11
Profit on disposal of property, plant and equipment		(120)	–
Loss on derecognition of leasing arrangement		–	74
Gain on remeasurement of financial liability		–	(9 571)
Increase/(reversal) of audit fee accrual		1 127	(100)
Increase in Non-executive Directors' fees accrual		918	474
Increase in leave pay accrual		209	906
Reversal in bonus accrual		(4 064)	–
Net foreign exchange losses		7 198	17 482
Changes in working capital:			
Inventory		(1 125)	(1 926)
Finance lease receivables	16.2.1	5 149	5 600
Trade and other receivables	16.2.2	9 585	(6 095)
Trade and other payables	16.2.3	(7 443)	47 316
Cash used in operations		**(150 638)**	**(64 700)**

1. A reconciliation of the depreciation and amortisation charges of the Group is provided below.

16. NOTES TO THE CONSOLIDATED STATEMENT OF CASH FLOWS (continued)

16.1 Cash used in operations (continued)

Depreciation and amortisation comprises:

	Notes	2025	2024
Depreciation of property, plant and equipment	2	60 644	18 174
Amortisation of intangible assets	3	1 913	2 534
Depreciation and amortisation as shown above		**62 557**	**20 708**

Depreciation and amortisation are recorded within these line items in the statement of profit or loss and other comprehensive loss:

	Notes	2025	2024
Operating expenses		28 320	19 186
Depreciation and amortisation	12	28 320	18 447
Repairs and maintenance	12	–	739
Cost of sales		34 237	1 522
Depreciation and amortisation as shown above		**62 557**	**20 708**

16.2 Changes in working capital

16.2.1 Finance lease receivables

For purposes of the cashflow statement the movement in finance lease receivables comprises:

R'000	2025	2024
Finance lease receivables at the beginning of the year	48 948	54 559
Eliminated in the cashflow statement:		
Lease remeasurement	–	(11)
Finance lease receivables at the end of the year	(43 799)	(48 948)
Movement in finance lease receivables	**5 149**	**5 600**

16.2.2 Trade and other receivables

For purposes of the cashflow statement the movement in trade and other receivables comprises:

R'000	2025	2024
Trade and other receivables at the beginning of the year	32 709	31 657
Creditors with debit balances	2 901	(5 043)
Trade and other receivables at the end of the year	(26 025)	(32 709)
Movement in trade and other receivables	**9 585**	**(6 095)**

16. NOTES TO THE CONSOLIDATED STATEMENT OF CASH FLOWS (continued)

16.2 Changes in working capital (continued)

16.2.3 Trade and other payables

For purposes of the cashflow statement the movement in trade and other payables comprises:

R'000	2025	2024
Trade and other payables at the beginning of the year	(82 272)	(92 313)
Eliminated in the cash flow statement:		
Accruals attributable to – share issue costs	(2 315)	2 208
– leave pay	(209)	(906)
– bonuses	4 064	–
– audit fees	(1 127)	100
– non-executive directors' fees	(918)	(474)
– assets under construction	(17 749)	54 422
– intangible assets	(327)	–
Net foreign exchange losses	(420)	(2 962)
Exchange differences on translation of foreign operations	318	(74)
Reclassification between debtors and creditors	(2 901)	5 043
Trade and other payables at the end of the year	96 413	82 272
Movement in trade and other payables	**(7 443)**	**47 316**

17. CONTINGENT LIABILITIES AND COMMITMENTS

Contingent liabilities

Management has assessed the likelihood of outflows in respect of the litigations disclosed in the Directors' Report as remote. Accordingly, there are no contingent liabilities as at 28 February 2025 attributable to any of the Group companies (2024: nil).

Commitments

2025 R'000	Spent to date	Contractual commitments	Total approved
Capital equipment, construction and drilling costs	158 931	81 957	240 888
TOTAL	**158 931**	**81 957**	**240 888**

The Board approved total project costs amounting to R1.9 billion (2024: R1.7 billion) relating to the construction of the Virginia Gas Plant. At 28 February 2025 the Group had contractual commitments totalling R82.0 million (2024: R122.5 million) for the procurement of capital equipment and services. As at the end of the reporting period there were no other material contractual commitments to acquire capital equipment.

18. EVENTS AFTER THE REPORTING PERIOD

Commercial liquid helium sales

On 14 March 2025 Renergen announced that Tetra4 had commenced sales of LHe to a customer.

Fund raising

Renergen has entered into an exclusive arrangement to negotiate a transaction with a third party. As part of those negotiations, Renergen has received an initial inflow of US$10 million – $5 million was received on 1 April 2025 and the balance on 8 April 2025. To the extent the negotiations proceed as planned, additional funding will be extended to Renergen.

DFC waiver

The DFC provided a default waiver to Tetra4 in April 2025 (see note 8).

18. EVENTS AFTER THE REPORTING PERIOD (continued)

High court ruling in the Company's favour against NERSA

On 2 May 2025 the High Court found that the Company does not require a NERSA licence for trading in gas (such as methane and helium) when such trading occurs outside the piped gas industry, i.e. not involving the national pipeline grid or downstream market regulated by NERSA. In addition, the judgment clarified that the Gas Act, 48 of 2001 regulates only hydrocarbon gases transported by pipeline and does not cover noble gases like helium. Thus, helium production and trading are outside NERSA's regulatory reach.

19. GOING CONCERN

The financial statements presented have been prepared on a going concern basis, which assumes the Group will be able to discharge its liabilities as they fall due. The following circumstances existed as at 28 February 2025:

- The Group was in default of the terms of the DFC, IDC and SBSA loan agreements. The default events are outlined in note 8 ("Default Events"). Details pertaining to the waivers granted post 28 February 2025 are also contained in this note.
- The Group's current liabilities exceed its current assets by R998.8 million impacted mainly by the classification of the DFC, IDC and SBSA loans as current liabilities as fully set out in note 8.
- The Group requires funding for the VGP to complete Phase 1 operations to name plate capacity and for the development of Phase 2 of the VGP.

In conducting its most recent going concern assessment, management has considered the period up to 30 April 2026 ("Assessment Period") as it has assessed that the Default Events will be remedied during the Assessment Period and that key funding initiatives will be concluded during this period. The Group has reviewed its cash flow projections for the Assessment Period ("Cash Forecast") and has performed stress testing of the base case projections. The stress case scenarios include downward variations in the selling prices of LNG and helium (20%), delays in operating at Phase 1 nameplate capacity and a 10% increase in operating costs. Management has also considered volatilities in the exchange rates, interest rates and energy prices in determining the Cash Forecast.

The Cash Forecast is underpinned by the following key assumptions:

- The availability of funding to settle amounts owed to the DFC under the terms of the waiver granted and under the terms of the original agreement. In this regard, to date, the Group has concluded an exclusive arrangement to negotiate a transaction with a third party. As part of those negotiations, in April 2025, the Group received an initial inflow of $10.0 million (see note 18). To the extent the negotiations proceed as planned, additional funding estimated at US$20.0 million will be extended to the Group.
- The Company's plans to complete the Nasdaq IPO have not changed and it still anticipates raising R2.9 billion (US$150.0 million) during the Assessment Period. The production and sale of LHe by Tetra4 were key milestones required to provide new investors with the comfort to proceed with this initiative. Shareholder approval for the issue of shares for the Nasdaq IPO was obtained on 11 April 2023, however the Nasdaq IPO is dependent on market conditions which will determine whether it is completed during the Assessment Period. The Nasdaq IPO is also subject to Securities and Exchange Commission and exchange control approvals, as well as shareholder re-approval in terms of the ASX rules.
- The Group expects to obtain debt funding amounting to $795.0 million from the DFC and SBSA, which includes the refinancing of Phase 1 debt, and is subject to the fulfillment of conditions precedent and other standard conditions. Management are confident that the approvals will be obtained shortly after these conditions are satisfied by the Group.
- The Group is also anticipating funding from various funding initiatives, which involve debt, equity and hybrid instruments. These initiatives are also geared towards both alleviating short-term funding requirements as well as long term commitments.

The Group continues to regularly monitor its liquidity position as part of its ongoing risk management programme. Various initiatives have come to fruition since 28 February 2025 which have resulted in cash inflows as well as increasing the certainty of future cash inflows including but not limited to the receipt of US$10.0 million as highlighted above.

After consideration of the Cash Forecast, the outcome of the stress testing performed and the developments after the reporting date, the Group has concluded that the going concern basis of preparation is appropriate. Management is cognisant of the following material uncertainties that exist which may cast doubt about the Group's ability to realise its assets and discharge its liabilities in the normal course of business and continue as a going concern:

- The Group's ability to conclude the funding initiatives outlined above within the Assessment Period.
- The Group's ability to remedy the Default Events within the times set out in the DFC waiver.
- The Group's ability to secure regulatory and other approvals required to conclude the Nasdaq IPO and other funding initiatives.

The Board has a reasonable expectation that funding initiatives and the remediation of Default Events will be concluded within the Assessment Period, and that the approvals required will be obtained. This will enable the Group to have adequate resources to meet its obligations and continue its operations in the normal course of business for the Assessment Period.

Renergen Limited

Consolidated Balance Sheets

R'000	Notes	2024	2023
Assets			
Non-current assets		**2 110 001**	**1 729 356**
Property, plant and equipment	2	1 877 132	1 371 748
Intangible assets	3	82 212	241 842
Deferred taxation	11.2	90 435	53 236
Restricted cash		17 243	14 435
Finance lease receivables		42 979	48 095
Current assets		**599 126**	**171 525**
Inventory		2 073	147
Restricted cash		87 300	77 552
Finance lease receivables		5 969	6 464
Trade and other receivables		32 709	31 657
Cash and cash equivalents	4	471 075	55 705
Total Assets		**2 709 127**	**1 900 881**
Equity and Liabilities			
Stated capital	5	1 170 059	1 134 750
Share-based payments reserve		26 445	21 099
Other reserves		628	598
Accumulated profit/(loss)		46 515	(316 243)
Equity attributable to equity holders of Renergen		**1 243 647**	**840 204**
Non-controlling interest	6	77 456	–
Total Equity		**1 321 103**	**840 204**
Liabilities			
Non-Current Liabilities		**816 467**	**860 323**
Borrowings	7	748 659	806 558
Lease liabilities		11 613	1 108
Deferred revenue		15 743	15 093
Provisions		40 452	37 564
Current Liabilities		**571 557**	**200 354**
Borrowings	7	487 470	104 457
Trade and other payables		82 272	92 313
Lease liabilities		1 815	1 184
Provisions		–	2 400
Total Liabilities		**1 388 024**	**1 060 677**
Total Equity and Liabilities		**2 709 127**	**1 900 881**

The accompanying notes are an integral part of these consolidated financial statements.

Renergen Limited

Consolidated Statements of Operations and Comprehensive Loss

R'000	Notes	2024	2023
Revenue	9	28 952	12 687
Cost of sales		(18 885)	(8 684)
Gross profit		**10 067**	**4 003**
Other operating income		9 778	13 630
Share-based payments expense		(8 074)	(10 278)
Other operating expenses	10	(146 868)	(42 879)
Operating loss		**(135 097)**	**(35 524)**
Interest income		10 853	3 675
Interest expense and imputed interest		(22 747)	(4 583)
Loss before taxation		**(146 991)**	**(36 432)**
Taxation	11.1	37 199	9 707
Loss for the year		**(109 792)**	**(26 725)**
Other comprehensive income:			
Items that may be reclassified to profit or loss in subsequent periods:			
Exchange differences on translation of foreign operation		(74)	–
Items that may not be reclassified to profit or loss in subsequent periods:			
Revaluation of properties		110	–
Other comprehensive income for the year		**36**	**–**
Total comprehensive income for the year		**(109 756)**	**(26 725)**
Loss attributable to:			
Owners of Renergen		(110 273)	(26 725)
Non-controlling interest		481	–
Loss for the year		**(109 792)**	**(26 725)**
Total comprehensive loss attributable to:			
Owners of Renergen		(110 243)	(26 725)
Non-controlling interest		487	–
Total comprehensive Loss for the year		**(109 756)**	**(26 725)**

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Changes in Stockholders' Equity

R'000	Share capital	Share-based payments reserve	Revaluation reserve	Foreign currency translation reserve	Accumulated profit/(loss)	Total equity attributable to equity holders of Renergen	Non-controlling interest ("NCI")	Total equity
Balance at 28 February 2022	**563 878**	**11 354**	**598**	**–**	**(289 518)**	**286 312**	**–**	**286 312**
Loss for the year	–	–	–	–	(26 725)	(26 725)	–	(26 725)
Total comprehensive loss for the year	**–**	**–**	**–**	**–**	**(26 725)**	**(26 725)**	**–**	**(26 725)**
Issue of shares	574 447	(533)	–	–	–	573 914	–	573 914
Share issue costs	(3 575)	–	–	–	–	(3 575)	–	(3 575)
Share-based payments expense	–	10 278	–	–	–	10 278	–	10 278
Balance at 28 February 2023	**1 134 750**	**21 099**	**598**	**–**	**(316 243)**	**840 204**	**–**	**840 204**
Loss for the year	–	–	–	–	(110 273)	(110 273)	481	(109 792)
Other comprehensive income for the year	–	–	104	(74)	–	30	6	36
Total comprehensive loss for the year	**–**	**–**	**104**	**(74)**	**(110 273)**	**(110 243)**	**487**	**(109 756)**
Sale of interest in Tetra4	–	–	–	–	473 031	473 031	76 969	550 000
Issue of shares	35 309	(2 728)	–	–	–	32 581	–	32 581
Share-based payments expense	–	8 074	–	–	–	8 074	–	8 074
Balance at 29 February 2024	**1 170 059**	**26 445**	**702**	**(74)**	**46 515**	**1 243 647**	**77 456**	**1 321 103**
Notes	8						6	

The accompanying notes are an integral part of these consolidated financial statements.

Renergen Limited

Consolidated Statements of Cash Flows

R'000	Notes	2024	2023
Cash flows used in operating activities		**(53 847)**	**(70 596)**
Cash used in operations	13	(64 700)	(72 903)
Interest received		10 853	2 307
Cash flows used in investing activities		**(303 740)**	**(440 781)**
Investment in property, plant and equipment	2	(221 874)	(352 448)
Disposal of property, plant and equipment		–	55
Investment in intangible assets	3	(81 866)	(88 388)
Cash flows from financing activities		**773 717**	**470 925**
Ordinary shares issued for cash	5	32 581	573 914
Share issue costs	5	(2 208)	(1 367)
Proceeds from part-disposal of interest in Tetra4	6	550 000	–
Repayment of borrowings – capital	7	(105 245)	(56 114)
Repayment of interest on borrowings	7	(69 999)	(43 072)
Interest paid on leasing and other arrangements		(3 683)	(308)
Proceeds from borrowings	7	373 972	–
Payment of lease liabilities – capital		(1 701)	(2 128)
Total cash movement for the year		**416 130**	**(40 452)**
Cash and cash equivalents at the beginning of the year	4	55 705	95 088
Effects of exchange rate changes on cash and cash equivalents		(760)	1 069
Total Cash and cash equivalents at the end of the year	4	**471 075**	**55 705**

The accompanying notes are an integral part of these consolidated financial statements.

Notes to Consolidated Financial Statements

1. BASIS OF PREPARATION

The consolidated financial statements have been prepared in accordance with the framework concepts, the recognition and measurement criteria of IFRS Accounting Standards and in accordance with and containing the information required by the International Accounting Standard 34: Interim Financial Reporting (IAS 34) as issued by the International Accounting Standards Board (IASB), the South African Reporting Requirements, the ASX Listing Rules and the requirements of the South African Companies Act of 2008, as amended. The consolidated financial statements have been prepared on the historical cost basis except for land that is carried at a revalued amount. Significant accounting policies applied in the preparation of the consolidated financial statements are in terms of IFRS and are consistent with those applied in the previous consolidated financial statements. Amendments to accounting standards and new accounting pronouncements which came into effect for the first time during the financial year did not have a material impact on the Group.

These consolidated financial statements have been prepared on a going concern basis. The consolidated financial statements are presented in South African Rand which is the Company's functional and presentation currency. All monetary information is rounded to the nearest thousand (R'000), except where otherwise stated.

2. PROPERTY, PLANT AND EQUIPMENT

	2024			2023		
R'000	**Cost or valuation**	**Accumulated depreciation**	**Net book value**	**Cost or valuation**	**Accumulated depreciation**	**Net book value**
Assets under construction	1 284 461	–	1 284 461	1 342 450	–	1 342 450
Development asset	238 962	(997)	237 965	–	–	–
Right-of-use asset – head office building	12 684	(1 101)	11 583	–	–	–
Land – at revalued amount	3 600	–	3 600	3 473	–	3 473
Plant and machinery	338 216	(24 446)	313 770	23 164	(13 504)	9 660
Furniture and fixtures	1 582	(982)	600	1 240	(846)	394
Motor vehicles	17 224	(4 458)	12 766	10 375	(1 924)	8 451
Office equipment	287	(162)	125	243	(135)	108
IT equipment	1 148	(986)	162	1 148	(772)	376
Right-of-use assets – motor vehicles	5 671	(3 475)	2 196	5 603	(2 488)	3 115
Office building	2 065	(888)	1 177	2 065	(682)	1 383
Lease hold improvements:						
Office equipment	142	(142)	–	142	(140)	2
Furniture and fixtures	10 321	(1 594)	8 727	3 064	(728)	2 336
TOTAL	**1 916 363**	**(39 231)**	**1 877 132**	**1 392 967**	**(21 219)**	**1 371 748**

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

2. PROPERTY, PLANT AND EQUIPMENT (continued)

2024 R'000	At 1 March 2023	Revaluation	Derecog- nition[1]	Environ- mental rehabilita- tion costs	Transfers[2]	Additions	Depreciation	At 29 February 2024
Assets under construction	1 342 450	–	–	(3 055)	(322 062)	267 128	–	1 284 461
Development asset[3]	–	–	–	–	238 962	–	(997)	237 965
Right-of-use asset – head office building	–	–	–	–	–	12 684	(1 101)	11 583
Land – at revalued amount	3 473	127	–	–	–	–	–	3 600
Plant and machinery	9 660	–	–	–	315 052	–	(10 942)	313 770
Furniture and fixtures	394	–	–	–	–	342	(136)	600
Motor vehicles	8 451	–	–	–	7 010	–	(2 695)	12 766
Office equipment	108	–	–	–	–	44	(27)	125
IT equipment	376	–	–	–	–	–	(214)	162
Right-of-use assets – motor vehicles	3 115	–	(915)	–	–	984	(988)	2 196
Office building	1 383	–	–	–	–	–	(206)	1 177
Lease hold improvements:								
Office equipment	2	–	–	–	–	–	(2)	–
Furniture and fixtures	2 336	–	–	–	–	7 257	(866)	8 727
TOTAL	**1 371 748**	**127**	**(915)**	**(3 055)**	**238 962**	**288 439**	**(18 174)**	**1 877 132**

1. The Group derecognised a leased motor vehicle with a book value of R0.9 million which was stolen during the year.
2. Plant and equipment and motor vehicles totalling R322.1 million were brought into use during the year under review resulting in transfers out of assets under construction to plant and equipment (R315.1 million) and motor vehicles (R7.0 million).
3. Costs amounting to R239.0 million were transferred from exploration and development costs due to the commercial viability of the extraction of LNG being demonstrable.

2. PROPERTY, PLANT AND EQUIPMENT (continued)

Pledge of assets

Tetra4 concluded finance agreements with the DFC on 20 August 2019 and the IDC on 17 December 2021 (see note 7). All assets under construction and the land are held as security for the debt under these agreements. Pledged assets under construction and land have a carrying amount of R1.3 billion as at 29 February 2024 (2023: R1.3 billion), representing 100% (2023: 100%) of each of these asset categories.

Additions and borrowing costs

Additions include foreign exchange differences attributable to the DFC loan and interest capitalised as part of borrowing costs in line with the Group's policy. These costs and exchange differences were capitalised within assets under construction. Additions also include non-cash additions to right-of-use assets. The Group's borrowings are disclosed in note 7.

A reconciliation of additions to exclude the impact of capitalised borrowing costs (inclusive of foreign exchange differences) and non-cash additions to right-of-use assets is provided below:

Capital commitments

Capital commitments attributable to assets under construction are disclosed in note 14.

R'000	2024	2023
Additions as shown above	288 439	610 667
Capitalised interest attributable to the DFC loan (note 7)	(32 927)	(38 846)
Unrealised foreign exchange losses attributable to the DFC loan (note 7)	(16 548)	(120 290)
Capitalised interest attributable to the IDC loan (note 7)	(23 398)	(23 950)
Capitalised interest attributable to the SBSA bridge loan (note 7)	(30 798)	–
Capitalised interest attributable to the AIRSOL debentures (note 7)	(3 648)	–
Net movement in accruals attributable to assets under construction	54 422	(74 057)
Non-cash additions to right-of-use assets	(13 668)	(1 076)
Additions as reflected in the cash flow statement	**221 874**	**352 448**

3. INTANGIBLE ASSETS

	2024			2023		
R'000	Cost	Accumulated amortisation and impairment	Net book value	Cost	Accumulated amortisation and impairment	Cost
Acquired intangible assets						
Exploration and development costs	56 031	(32)	55 999	217 459	(32)	217 427
Computer software	9 568	(3 907)	5 661	6 647	(1 373)	5 274
Internally developed intangible assets						
Development costs – Cryo-Vacc™	17 070	–	17 070	15 666	–	15 666
Development costs – Helium Tokens System	3 482	–	3 482	3 475	–	3 475
TOTAL	**86 151**	**(3 939)**	**82 212**	**243 247**	**(1 405)**	**241 842**

2024 R'000	At 1 March 2023	Additions – separately acquired	Additions – internally developed	Transfers[1]	Amortisation	At 29 February 2024
Exploration and development costs	217 427	77 534	–	(238 962)	–	55 999
Computer software	5 274	2 921	–		(2 534)	5 661
Development costs – Cryo-Vacc™	15 666	–	1 404	–	–	17 070
Development costs – Helium Tokens System	3 475	–	7	–	–	3 482
TOTAL	**241 842**	**80 455**	**1 411**	**(238 962)**	**(2 534)**	**82 212**

1 Costs amounting to R239.0 million were transferred to property, plant and equipment due to the commercial viability of the extraction of LNG being demonstrable.

Impairment of exploration and development costs

A Reserve and Resource Evaluation Report ("Evaluation Report") was completed as at 28 February 2023 by Sproule Incorporated ("Sproule"), an independent sub-surface consultancy based in Calgary, Canada (report was completed and issued in August 2023). The evaluation was both an engineering and an economic update, based on technical and economic data supplied by Tetra4, and has an effective date of 28 February 2023. Material changes to this Evaluation Report compared to the last one completed in 2021 were reservoir category changes; updates to capital expenditure and operating costs, currency exchange rates and methane and helium prices; and updates to the field development plan. The impairment assessment as at 29 February 2024 is based on the Evaluation Report (as at 28 February 2023), and management has not obtained an updated evaluation report due to the available headroom.

The independent Reserve and Resource estimates and associated economics contained in the Evaluation Report were prepared in accordance with SEC rules and guidance as well as generally accepted geoscience and petroleum engineering and evaluation principles. Proved Plus Probable Helium and Methane Reserves ("2P Gas Reserves") measured at 372.9 billion cubic feet ("BCF") as at 28 February 2023 (2021: 420.5 BCF) with a net present value of R42.12 billion (2021: R31.0 billion).

The net present value above equates to the recoverable amount which was determined using value-in-use calculations were future estimated cash flows attributable to the 2P Gas Reserves were discounted at 10% (2021: 15%). In order to determine whether the Group's exploration and evaluation assets were impaired as at 29 February 2024 the carrying amount of these assets of R56.0 million (2023: R217.4 million) was compared to the recoverable amount of R42.12 billion (2023: R31.0 billion) which resulted in no impairment charge being recognised for the year under review (2023: Rnil).

Management concluded that the impairment assessment is not sensitive to a change in the recoverable amount or other factors due to the significant headroom of R42.06 billion (2023: R30.8 billion), being the difference between the carrying amount of exploration and evaluation assets of R56.0 million (2023: R217.4 million) and their recoverable amount of R42.12 billion (2023: R31.0 billion).

The recoverable amount of R42.12 billion (2023: R31.0 billion) was determined from value-in-use calculations based on cash flow projections from formally approved budgets covering a fifteen-year period from commencement of operations, which takes into account the life of the VGP. The key assumptions used include: (i) estimated future production based on 2P Gas Reserves accordingly probability weighted, (ii) hydrocarbon prices estimated to be reasonable using empirical data, current prices and prices used in making its exploration and development decisions, and (iii) future operating and development costs as estimated by the Tetra4 and reviewed for reasonableness by Sproule.

Methane prices	A methane price of R357/Mmbtu which was held constant over the life of the project (2023: R250/Mmbtu which was escalated at the South African CPI of 3.2%/year (as reported in the March 2021 StatsSA Statistical Survey) and was held constant once the initial price had doubled).
Helium prices	The initial helium price of R5 904/Mcf which was held constant over the life of the project (2023: R3 555/Mcf (US$237/Mcf) was escalated at the average US CPI of 2.4%/year and was held constant once the initial price had doubled).
Discount rate	10% (2023: 15%). The discount rate was aligned with that used by other market participants in the USA where the Company intends to complete the Nasdaq IPO, previously prepared in accordance with the Society of Petroleum Engineers (SPE), Petroleum Resources Management (PRMS) guidance.

4. **CASH AND CASH EQUIVALENTS**

Cash and cash equivalents consist of:

R'000	2024	2023
Cash at banks and on hand	24 711	17 301
Short-term deposits	446 364	38 404
TOTAL	**471 075**	**55 705**

Cash at banks earns interest at floating rates. Short-term deposits are made for varying periods depending on the immediate cash requirements of the Group, and earn interest at the respective short-term deposit rates. Included in cash at banks and on hand is R0.3 million (2023: R5.8 million) denominated in Australian Dollars. The amounts denominated in US Dollars at 29 February 2024 are immaterial (2023: immaterial). The Group banks with financial institutions with a ba2 Moody's standalone credit rating.

5. STATED CAPITAL

Authorised number of shares	2024 '000	2023 '000
500 000 000 no par value shares	500 000	500 000
Reconciliation of number of shares issued:		
Balance at 1 March	144 748	123 934
Issue of shares – ordinary shares issued for cash	2 580	20 777
Issue of shares – share incentive scheme, non-cash	201	37
Balance at 29/28 February	**147 529**	144 748
Reconciliation of issued stated capital:	**R'000**	R'000
Balance at 1 March	1 134 750	563 878
Issue of shares	35 309	574 447
Issue of shares – ordinary shares issued for cash	32 581	573 914
Issue of shares – share incentive scheme, non-cash	2 728	533
Share issue costs [1]	-	(3 575)
Balance at 29/28 February	**1 170 059**	**1 134 750**

1 Share issue costs paid as at 28 February 2023 totalled R1.4 million as presented in the statement of cash flows and the remaining amount of R2.2 million was unpaid at year end (paid in the current financial year).

Shares issued for cash during the year under review comprise:

2024 Nature	Date	Number of shares issued '000	Issue price Rand	Value of shares issued R'000[2]
Issue of shares on the Johannesburg Stock Exchange	17 May 2023	545	18.30	10 000
Exercise of options[3]	Various	2 035	11.10	22 581
Total		**2 580**		**32 581**

2 The value of shares issued is impacted by rounding.

3 Issue price represents the average exercise price of the options exercised during the year.

6. NON-CONTROLLING INTEREST

Tetra4, a 94.5% owned subsidiary of the Company (as at 29 February 2024), has a material NCI. Tetra4 is the only subsidiary of the Company with a NCI.

On 27 February 2024, the Company disposed of a 2.85% interest in Tetra4 to MGE. The fair value of the consideration received was R285.0 million. On the same day, MGE acquired a further 2.65% interest in Tetra4 by subscribing for shares in Tetra4 for R265.0 million (fair value of consideration). The carrying amount of Tetra4's net assets on the 27 February 2024 was R1 399.4 million. The net assets attributable to a 5.5% interest on that date amounted to R77.0 million. Accordingly, the Group recognised an increase in NCI of R77.0 million and an increase in equity attributable to equity holders of Renergen amounting to R473.0 million.

Tetra4's summarised financial information, before intra-group eliminations, is presented below together with amounts attributable to NCI.

R'000	2024
Summarised statement of profit or loss and other comprehensive loss (100%)	
Revenue	28 952
Cost of sales	(18 885)
Gross profit	10 067
Other operating income	9 778
Share-based payments expense	(1 767)
Other operating expenses	(109 787)
Operating loss	(91 709)
Interest income	9 074
Interest expense and imputed interest	(21 697)
Taxation	33 335
Loss for the year	(70 997)
Other comprehensive loss for the year	–
Total comprehensive loss for the year	**(70 997)**
Summarised statement of financial position (100%)	
Non-current assets	2 064 920
Current assets	309 423
Non-current liabilities	(805 632)
Current liabilities	(145 511)
Summarised cash flows (100%)	
Cash flows used in operating activities	(27 116)
Cash flows used in investing activities	(295 077)
Cash flows generated from financing activities	470 219
Net increase in cash and cash equivalents	**148 026**

Tetra4 did not declare a dividend during the year under review (2023: Rnil). Tetra4's operations are included under the Tetra4 segment (see note 8).

The comprehensive loss attributed to the NCI is outlined below:

2024	NCI in subsidiary%	Total comprehensive income allocated to NCIR'000	Accumulated NCIR' 000
Tetra4	5.5	(487)	77 456

7. BORROWINGS

R'000	2024	2023
Non-current liabilities at amortised cost	**748 659**	806 558
Molopo Energy Limited ("Molopo")	46 960	51 036
DFC	540 957	598 394
IDC	160 742	157 128
Current liabilities at amortised cost	**487 470**	104 457
DFC	83 224	79 786
IDC	12 695	24 671
SBSA	333 798	–
AIRSOL	57 753	–
Total	**1 236 129**	**911 015**

The movement in borrowings for the year under review is as follows:

		Non-cash movements				Cash movements		
R'000	**At 1 March 2023**	**Re-measurement[4]**	**Interest[1]**	**Foreign exchange losses[2]**	**Additions**	**Repay-ments-capital[3]**	**Repay-ments-interest[3]**	**At 29 February 2024**
Molopo	51 036	(9 571)	5 495	–	–	–	–	46 960
DFC	678 180	–	38 933	27 884	–	(81 883)	(38 933)	624 181
IDC	181 799	–	27 189	–	–	(8 362)	(27 189)	173 437
MaxiConcepts	–	–	229	–	15 000	(15 000)	(229)	–
SBSA	–	–	30 798	–	303 000	–	–	333 798
AIRSOL	–	–	3 648	1 781	55 972	–	(3 648)	57 753
Total	**911 015**	**(9 571)**	**106 292**	**29 665**	**373 972**	**(105 245)**	**(69 999)**	**1 236 129**

1 Interest on the Molopo loan is imputed interest representing the unwinding of the discount applied on initial recognition of the loan. The Group capitalises interest which qualifies as borrowing costs attributable to the construction of qualifying assets. The interest presented above will therefore not correspond to amounts shown within the additions reconciliation for cash flow purposes as shown in note 2.

2 Foreign exchange losses reflect the impact of the weakening of the Rand against the US Dollar. Qualifying foreign exchange losses amounting to R16.5 million were capitalised to assets under construction within PPE (see note 2). Foreign exchange losses presented above therefore will not correspond to amounts shown within the additions reconciliation for cash flow statement purposes as shown in note 2.

3 Repayments of capital, interest and fees attributable to the DFC loan, IDC loan, MaxiConcepts loan and AIRSOL debentures are in line with loan terms. The Group shows repayments of interest under financing activities.

4 The remeasurement arose due to a change in the determination of the loan repayment date. The gain on remeasurement of this financial liability was recognised in other income in the statement of profit or loss and other comprehensive loss.

Molopo

Tetra4 entered into a R50.0 million loan agreement with Molopo on 11 May 2014. The loan term is for a period of 10 financial years and 6 months commencing on 1 July 2014 (repayable on 31 August 2024). During this period, the loan is unsecured and is interest free.

From the period commencing 1 September 2024, to the extent that the loan has not been repaid, it will accrue interest at the prime lending rate plus 2% and will still be unsecured. The loan is repayable based on amount equivalent to 36% of Tetra4's distributable profits. It is not expected that the loan will be repaid in the next 12 months given the unavailability of distributable profits based on Tetra4's most recent forecasts. As such, the loan is classified as long term. The loan is recognised at its present value and interest which represents the unwinding of the discount recognised on initial recognition of the loan is included in profit and loss and amounted to R4.0 million for the year (at an average rate of 12.75%) (2023: R4.3 million (at an average rate of 10.88%)). The Molopo loan outstanding on 29 February 2024 amounted to R47.0 million (2023: R51.0 million).

DFC

Tetra4 entered into a US$40.0 million finance agreement with the DFC on 20 August 2019 ("Facility Agreement"). The first draw down of US$20.0 million took place in September 2019, the second draw down of US$12.5 million in June 2020 and the final drawdown of US$7.5 million on 28 September 2021. Tetra4 shall repay the loan in equal quarterly instalments of US$1.08 million (R20.8 million using the rate at 29 February 2024) on each payment date which began on 1 August 2022 and ending on 15 August 2031. The loan is secured by a pledge of the Group's assets under construction (see note 2), land and the Debt Service Reserve Account.

Interest

The first drawdown of $20.0 million attracts interest of 2.11% per annum. Interest on the second and final drawdowns is 1.49% and 1.24% per annum, respectively.

Interest is payable by Tetra4 to the DFC quarterly on 15 February, 15 May, 15 August and 15 November of each year (Repayment Dates) for the duration of the loan. Qualifying interest attributable to assets under construction, within property, plant and equipment, is capitalised in line with the Group policy. Interest paid during the year totalled US$0.6 million (R11.7 million) (2023: US$0.7 million (R11.7 million)).

Guarantee fee

AA guarantee fee of 4% per annum is payable by Tetra4 to the DFC on any outstanding loan balance. The guaranty fee is payable quarterly on the Repayment Dates. Tetra4 paid guaranty fees totalling US$1.4 million (R26.6 million) during the year under review (2023: US$1.6 million (R26.6 million)).

Commitment fees

A commitment fee of 0.5% per annum is payable by Tetra4 to the DFC on any undisbursed amounts under the Facility Agreement. Commitment fees were payable quarterly on the Repayment Dates. Tetra4 did not pay any commitment fees as there were no undrawn amounts during the year under review. (2023: Rnil).

Facility fee

A once-off facility fee of US$0.4 million (2023: R4.8 million) was paid by Tetra4 to the DFC prior to is first drawdown on 26 September 2019.

Maintenance fee

An annual maintenance fee of US$0.04 million is payable by Tetra4 to the DFC for the duration of the loan term and is payable on 15 November of each year (commenced on 15 November 2020). The maintenance fee covers administrative costs relating to the loan. Tetra4 paid maintenance fees amounting to US$0.04 million (2023: R0.7 million) during the year under review (2023: US$0.04 million (R0.6 million)).

Debt covenants

The following debt covenants apply to the DFC loan:

a. Tetra4 is required to maintain at all times i) a ratio of all interest-bearing Debt to EBITDA of not more than 3.0 to 1; (ii) a ratio of Current Assets to Current Liabilities of not less than 1 to 1; and (iii) a Reserve Tail Ratio of not less than 25%.

b. Tetra4 is required to maintain at all times (i) a ratio of Cash Flow for the most recently completed four consecutive full fiscal quarters, taken as a single accounting period, to Debt Service for the most recently completed four consecutive full fiscal quarters, taken as a single accounting period, of not less than 1.30 to 1; and (ii) a ratio of Cash Flow for the most recently completed four (4) consecutive full fiscal quarters, taken as a single accounting period, to Debt Service for the next succeeding four consecutive full fiscal quarters of not less than 1.3 to 1.

c. Tetra4 is required to ensure that the Debt Service Reserve Account is funded in the aggregate of all amounts due to the DFC within the next 6 months.

The covenants in a) and b) will apply from 15 August 2025. The Group has complied with the covenant under c) above for the year under review and believes that it will be able to comply with the covenants throughout the tenure of the loan.

"Reserve Tail Ratio" means for any calculation date, the quotient obtained by dividing (a) all of the Borrower's remaining Proved Reserves as of such calculation date by (b) all of the Borrower's Proved Reserves as of the date of this Agreement.

IDC

Tetra4 entered into a R160.7 million loan agreement with the IDC on 17 December 2021. An amount of R158.8 million was drawn down on 22 December 2021 and is repayable in 102 equal monthly payments which commenced in July 2023. The loan terms included a 12-month interest capitalisation and an 18-month capital repayment moratorium. The loan accrues interest at the prime lending rate plus 3.5% (15.25% on 29 February 2024) and is secured by a pledge of the Group's assets under construction (see note 2), land and the Debt Service Reserve Account. The IDC loan outstanding on 29 February 2024 amounted to R173.4 million (2023: R181.8 million) and interest accrued during the year amounted to R27.2 million (2023: R24.0 million). Qualifying interest attributable to assets under construction, within property, plant and equipment, is capitalised in line with the policy of the Group.

The following debt covenants apply to the IDC loan.

a. Tetra4 is required to maintain the following the same financial and reserve tail ratios, and a Debt Service Reserve Account as mentioned under the DFC loan.

b. In addition, Tetra4 shall not make any shareholder dividend distribution, repay any shareholders' loans and/or pay any interest on shareholders' loans or make any payments whatsoever to its shareholders without the IDC's prior written consent, if:

   i. Tetra4 is in breach of any term of the loan agreement; or

   ii. the making of such payment would result in a breach of any one or more of the financial ratios above.

The covenants in a) relating to the financial and reserve tail ratios will apply from 15 August 2025. The Group has complied with the covenant under b) above for the year under review and believes that it will be able to comply with the covenants throughout the tenure of the loan. The Group maintains a Debt Service Reserve Account with respect to the IDC loan.

SBSA Bridge loan

Renergen entered into a R303.0 million secured bridge loan facility agreement with SBSA on 30 June 2023 ("SBSA Bridge Loan"). The SBSA Bridge Loan was fully drawn by Renergen on 30 June 2023 and proceeds were used to fund expansionary capital expenditure for the VGP. Part of the proceeds of the SBSA Bridge Loan were also used to pay transaction costs attributable to the loan arrangement.

The loan is repayable on or before 30 June 2025 and accrues interest at a rate equivalent to JIBAR plus a variable margin (JIBAR plus the variable margin equated to 15.4% on 29 February 2024). Interest is compounded and capitalised quarterly to the principal amount owing. Early settlement of the SBSA Bridge Loan before 30 June 2025 will become due on the earlier of the receipt of proceeds from either the Nasdaq IPO of Renergen or when the Project Investor Agreement ("PIA") becomes unconditional and Tetra4 has received funds due under the PIA. The PIA sets out terms and conditions for the acquisition of shares in Tetra4 by a selected investor.

The SBSA Bridge Loan is secured by a third ranking pledge of Tetra4's assets under construction, land, the global business account and shares held by Renergen in Tetra4. The SBSA Bridge Loan outstanding on 29 February 2024 amounted to R333.8 million and interest accrued during the year amounted to R30.8 million. Qualifying interest is capitalised to assets under construction, within property, plant and equipment, in line with the Group policy.

The loan has been classified as short term as the PIA has become unconditional and Renergen and Tetra4 have received the funds due under the PIA.

AIRSOL Unsecured Convertible Debentures

Renergen entered into a US$7.0 million unsecured convertible debenture subscription agreement ("Subscription Agreement") with AIRSOL, an Italian wholly-owned subsidiary of SOL S.p.A, on 30 August 2023 for the subscription by AIRSOL for Renergen debentures in two tranches of US$3.0 million ("Tranche 1") and US$4.0 million ("Tranche 2"). Tranche 1 proceeds were received on 30 August 2023 and AIRSOL will subscribe for Tranche 2 when the terms of the PIA have become unconditional and Tetra4 has received funds due under the PIA. This transaction is linked to the Nasdaq IPO.

The debentures have a maturity date of 28 February 2025 and accrue interest at a rate of 13% per annum, calculated and compounded semi-annually on the outstanding principal amount. Interest is payable on 28 February and 31 August of each year during the term of the debentures.

On maturity, the debentures can be settled in cash or converted to shares in Renergen at a conversion rate to be determined by dividing the outstanding principal amount by the conversion price. The conversion price has been agreed as follows:

- If the Nasdaq IPO has not been completed before the maturity date of the debentures, the conversion price will be 90% of the 30-day volume weighted average traded price of Renergen shares on the Johannesburg Stock Exchange.
- If the Nasdaq IPO has occurred before the maturity date of the debentures, and the shares to be issued are Renergen shares admitted to trading on the JSE, the conversion price with be 90% of the Rand equivalent of the deemed US$ price per share applicable in the IPO.
- If the Nasdaq IPO has occurred before the maturity date of the debentures, and the shares to be issued are Renergen American Depositary Shares ("ADSs"), the conversion price with be 90% of the Rand equivalent of the US$ issue price per ADS.

Tranche 1 debentures outstanding on 29 February 2024 amounted to US$3 million (R57.8 million) and interest accrued during the year amounted to US$0.2 million (R3.6 million). The debentures have been classified as short term as they have a maturity date of 28 February 2025.

The carrying values of the Molopo, IDC, DFC, SBSA and AIRSOL loans closely approximate fair values.

8. SEGMENTAL ANALYSIS

The Group has identified reportable segments that are used by the Group Executive Committee (chief operating decision-maker) to make key operating decisions, allocate resources and assess performance. For management purposes the Group is organised and analysed as follows:

Corporate head office

Corporate head office is a segment where all investment decisions are made. Renergen is an investment holding company focussed on investing in prospective green projects. Green projects entail pursuing knowledge and practices that can lead to more environmentally friendly and ecologically responsible decisions and lifestyles which can help protect the environment and sustain its natural resources for current and future generations.

Tetra4

Tetra4 explores, produces and sells LNG and will also be producing and selling LHe once the helium plant has been commissioned. Up until September 2022, Tetra4 also sold compressed natural gas locally. It operates in the Gauteng Province, Free State Province and Mpumalanga Province in the town of Evander. Tetra4's current customer base is in South Africa.

Cryovation

Cryovation developed the ground-breaking Cryo-VaccTM technology, which enables the safe transportation of vaccines and biologics at extremely low temperatures without the need for electrical power. The Cryovation business model is undergoing refinement and further development with insights from experts from various fields with the intention of exploring several modifications that will improve the overall concept and operational performance to enhance its appeal for the more niche biologics and gene-therapy market internationally.

Renergen US

Renergen US was incorporated on 16 August 2022 and assists with various fund raising and business development activities of the Group in the US market. Renergen US commenced operations in the current year was dormant in the prior year.

With the exception of Renergen US which carries out its operations in the United States of America ("USA"), all of the Group's segments are in South Africa. Therefore, no additional geographical information is provided. All sales of the Group are made by Tetra4 to two South African customers (2023: two customers (three up until September 2022)).

The analysis of reportable segments as at 29 February 2024 is set out below:

2024 R'000	Corporate Head Office	Tetra4	Cryovation	Renergen US	Total	Eliminations	Consolidated
Revenue	**–**	**28 952**	**–**	**–**	**28 952**	**–**	28 952
External	–	28 952	–	–	28 952	–	28 952
Depreciation and amortisation	(1 991)	(17 978)	–	–	(19 969)	–	(19 969)
Share-based payment expenses	(6 275)	(1 767)	(32)	–	(8 074)	–	(8 074)
Employee costs	(6 597)	(16 676)	(967)	(1 441)	(25 681)	–	(25 681)
Consulting and advisory fees	(7 692)	(3 910)	(80)	(82)	(11 764)	–	(11 764)
Listing costs	(1 979)	–	–	–	(1 979)	–	(1 979)
Computer and IT expenses	(291)	(5 118)	(1)	–	(5 410)	–	(5 410)
Marketing and advertising	(3 842)	(602)	–	(62)	(4 506)	–	(4 506)
Legal and professional fees	(3 300)	(2 510)	(50)	–	(5 860)	–	(5 860)
Security	–	(7 459)	–	–	(7 459)	–	(7 459)
Selling and distribution expenses	–	(7 910)	–	–	(7 910)	–	(7 910)
Repairs and maintenance	–	(17 022)	–	–	(17 022)	–	(17 022)
Net foreign exchange losses	(2 998)	(11 732)	–	–	(14 730)	–	(14 730)
Interest income	1 817	9 074	–	–	10 891	(38)	10 853
Imputed interest	–	(5 495)	–	–	(5 495)	–	(5 495)
Interest expense	(1 088)	(16 202)	–	–	(17 290)	38	(17 252)
Taxation	3 864	33 335	–	–	37 199	–	37 199
Loss for the year	**(36 051)**	**(70 997)**	**(1 092)**	**(1 652)**	**(109 792)**	**–**	**(109 792)**
Total Assets	**2 129 216**	**2 374 343**	**16 818**	**5 117**	**4 525 494**	**(1 816 367)**	**2 709 127**
Total Liabilities	**(438 246)**	**(951 143)**	**(5 704)**	**(1 848)**	**(1 396 941)**	**8 917**	**(1 388 024)**

2023 R'000	Corporate Head Office	Tetra4	Cryovation	Total	Eliminations	Consolidated
Revenue	**–**	**12 687**	**–**	**12 687**	**–**	**12 687**
External	–	12 687	–	12 687	–	12 687
Depreciation and amortisation	(194)	(5 218)	–	(5 412)	–	(5 412)
Share-based payment expenses	(7 905)	(2 373)	–	(10 278)	–	(10 278)
Employee costs[1]	(8 555)	5 712	–	(2 843)	–	(2 843)
Consulting and advisory fees	(2 151)	(2 787)	(81)	(5 019)	–	(5 019)
Listing costs	(2 769)	–	–	(2 769)	–	(2 769)
Computer and IT expenses	(49)	(3 751)	(1)	(3 801)	–	(3 801)
Marketing and advertising	(684)	(3 082)	–	(3 766)	–	(3 766)
Legal and professional fees	(1 822)	(1 651)	–	(3 473)	–	(3 473)
Net foreign exchange gains	818	8 751	–	9 569	–	9 569
Interest income	1 422	2 253	–	3 675	–	3 675
Imputed interest	–	(4 275)	–	(4 275)	–	(4 275)
Interest expense	(5)	(303)	–	(308)	–	(308)
Taxation	(235)	9 942	–	9 707	–	9 707
Loss for the year	**(25 513)**	**(1 040)**	**(172)**	**(26 725)**	**–**	**(26 725)**
Total Assets	**1 716 294**	**1 853 584**	**15 520**	**3 585 398**	**(1 684 517)**	**1 900 881**
Total Liabilities	**(29 928)**	**(2 069 626)**	**(3 284)**	**(2 102 838)**	**1 042 161**	**(1 060 677)**

1 Tetra4 employee costs impacted by the reversal of payroll related accruals.

- The disaggregation of revenue by customer for the year ended 29 February 2024 is as follows:
- Customer A: R26.3 million or 90.7% (2023: R8.4 million or 66.1%);
- Customer B: R2.5 million or 8.6% (2023: R2.7 million or 21.3%); and
- Customer C: R0.2 million or 0.7% (2023: Rnil).

Therefore R28.8 million or 99.3% (2023: R11.1 million or 87.4%) of the Group's revenue depended on the sales of LNG to two customers. This revenue is reported under the Tetra4 operating segment.

Inter-segment balances are eliminated upon consolidation and are reflected in the 'eliminations' column. There are no inter-segment revenues. The nature of the Group's revenue and its disaggregation are provided in note 9.

9. REVENUE

R'000	2024	2023
REVENUE FROM CONTRACTS WITH CUSTOMERS		
Sale of CNG	–	1 550
Sale of LNG	28 952	11 137
Total	**28 952**	**12 687**

All of the Group's revenue is recognised when products are delivered to the destination specified by the customer and the customer has gained control of the products through their ability to direct the use of and obtain substantially all the benefits from the products.

Tetra4 commenced sales of LNG in September 2022 and at the same time ceased its CNG operations to focus on its core LNG and LHe operations.

This note should be read together with note 8 which provides details on the concentration of revenue.

10. OTHER OPERATING EXPENSES

R'000	2024	2023
Consulting and advisory fees[1]	11 764	5 019
Listing costs	1 979	2 769
Employee costs[2]	25 681	2 843
Pension costs – defined contribution plans	1 031	–
Depreciation and amortisation[3]	18 447	2 977
Computer and IT expenses	5 410	3 801
Security[4]	7 459	322
Selling and distribution expense[5]	7 910	1 455
Marketing and advertising	4 506	3 766
Net foreign exchange losses[6]	14 730	–
Loss on derecognition of leasing arrangement	74	–
Loss on remeasurement of finance lease receivables	11	–
Insurance	3 643	1 245
Travel and accommodation	2 388	779
Repairs and maintenance[7]	17 022	384
Office expenses	4 343	2 969
Health and safety	3 848	1 331
Legal and professional fees	5 860	3 473
Other operating costs	5 822	4 335
Directors fees – Non-executive	2 793	2 161
Executive directors' remuneration[8]	2 147	3 250
	146 868	**42 879**

1 Increase attributable to public relations marketing and preparation for the Nasdaq listing.

2 Excludes employee costs amounting to R1.7 million (2023: R0.5 million) attributable to the processing of gas sold which are included in cost of sales. A reduction in capitalised employee costs is reflected in the increase in employee costs recorded in operating expenses.

3 The depreciation reconciliation is provided in note 13.

4 A reduction in capitalised security costs is reflected in the increase in security costs recorded in operating expenses.

5 Increase attributable to increased LNG operations relative to the prior year.

6 A reduction in capitalised exchange differences is reflected in the increase in net foreign exchange losses recorded in operating expenses.

7 Increase attributable to repairs of the primary mixed refrigerant compressors and the helium cold box.

8 Directors fees amounting to R15.2 million (2023: R13.0 million) were capitalised to assets under construction (note 2) during the year under review.

11. TAXATION

11.1 Income tax expense

R'000	2024	2023
MAJOR COMPONENTS OF THE TAX INCOME		
Deferred		
Originating and reversing temporary differences	37 199	9 707
Total	**37 199**	**9 707**
RECONCILIATION OF EFFECTIVE TAX RATE		
Accounting loss before taxation	(146 991)	(36 432)
Tax at the applicable tax rate of 27% (2023: 27%)	39 688	10 201
Tax effect of: Non-deductible expenses- Share-based payments	(2 180)	(2 869)
- Imputed interest expense	144	(1 197)
- Penalties	(46)	–
- Bursaries	(295)	(29)
Current year losses for which no deferred tax asset has been recognised	(25 544)	(22 762)
Special oil and gas allowances	25 303	24 093
Increase in rehabilitation guarantee	132	2 485
Other	(3)	
-Effect of change in tax rate	–	(215)
Total	**37 199**	**9 707**

11.2 Deferred taxation

R'000	At 1 March 2023	Recognised in profit or loss	At 29 February 2024	Deferred tax asset	Deferred tax liability
Property, plant and equipment	(186 700)	(119 023)	(305 723)	–	(305 723)
Intangible assets	(41 473)	43 562	2 089	2 089	–
Lease liabilities	(223)	106	(117)	–	(117)
Finance lease receivables	(1 827)	(1 202)	(3 029)	–	(3 029)
Provisions	12 773	216	12 989	12 989	–
Deferred revenue	4 075	176	4 251	4 251	–
S24c allowance (future expenditure)	(716)	–	(716)	–	(716)
Unutilised tax losses	267 327	113 364	380 691	380 691	–
Total	**53 236**	**37 199**	**90 435**	**400 020**	**(309 585)**

The losses incurred by the Group are mainly attributable to its subsidiary, Tetra4. Phase 1 of the plant is now operating at approximately 48% nameplate and Tetra4 is producing and selling LNG under long-term contracts.

As at 29 February 2024 the Group recognised a deferred tax asset attributable to estimated tax losses totalling R1 410.0 million (2023: R990.1 million). These tax losses do not expire unless the tax entity concerned ceases to operate for a period longer than a year. The tax losses are available to be offset against future taxable profits. For tax years ending on or after 31 March 2023, companies with assessed losses will be entitled to set off a maximum of 80% of their assessed losses (subject to a minimum of R1.0 million) against taxable income in a specific year. Tax losses for which no deferred tax asset was recognised as at 29 February 2024 totalled R529.9 million (2023: R460.7 million). A Group net deferred taxation asset of R90.4 million (2023: R53.2 million) has been recognised as it is estimated that future profits will be available against which the assessed losses can be utilised based on the latest financial projections prepared by management. These projections reflect expected profits from the sale of LNG, LHe and the leasing of storage and related infrastructure to customers under 8 year contracts which came into effect during the prior year. Expected future profits (based on forecasts to 2037) underpin the valuation of the exploration and development assets amounting to R42.12 billion (2023: R31.0 billion) (see note 3).

12. LOSS PER SHARE

	2024 Cents	2023 Cents
Basic and diluted	(75.10)	(19.86)
	R'000	**R'000**
Loss attributed to equity holders of Renergen used in the calculation of basic and diluted loss per share	(110 273)	(26 725)
	000's	**000's**
Weighted average number of ordinary shares used in the calculation of basic loss per share:	**146 833**	134 536
Issued shares at the beginning of the year	144 748	123 934
Effect of shares issued during the year (weighted)	2 085	10 602
Weighted average number of ordinary shares used in the calculation of diluted loss per share	**146 833**	**134 536**

The share options and bonus scheme shares have not been included in the weighted average number of shares used to calculate the diluted loss per share or the diluted headline loss per share as they are anti-dilutive. These options are anti-dilutive because of the loss position of the Group.

Headline loss per share	2024 Cents	2023 Cents
Basic and diluted	(75.07)	(19.89)
Reconciliation of headline loss	**R'000**	R'000
Loss attributed to equity holders of Renergen	(110 273)	(26 725)
Profit on disposal of property, plant and equipment	–	(55)
Loss on derecognition of leasing arrangement	74	–
Adjustments attributable to NCI	(4)	–
Tax effect	(19)	15
Headline loss	**(110 222)**	**(26 765)**

The headline loss has been calculated in accordance with Circular 1/2023 issued by the South African Institute of Chartered Accountants.

13. CASH USED IN OPERATIONS

R'000	2024	2023
Loss before taxation	(146 991)	(36 432)
Cash adjustments:		
Interest income – cash and cash equivalents	(5 107)	(2 307)
Interest income – finance lease receivables	(5 746)	–
Interest expense – suppliers and other	2 685	6
Movement in restricted cash	(12 556)	(53 992)
Interest expense – borrowings	10 026	–
Interest expense – leasing arrangements	998	302
Non-cash adjustments:		
Interest income – finance lease receivables	–	(1 368)
Imputed interest – borrowings	5 495	4 275
Imputed interest – rehabilitation provision	3 543	–
Depreciation and amortisation[1]	20 708	5 412
Share-based payments expense	8 074	10 278
Selling profit on finance lease receivables	–	(3 924)
Loss on lease remeasurement	11	–
Profit on disposal of property, plant and equipment	–	(55)
Loss on derecognition of leasing arrangement	74	–
Gain on remeasurement of financial liability	(9 571)	–
Reversal of audit fee accrual	(100)	–
Increase in Non-executive Directors' fees accrual	474	–
Increase in leave pay accrual	906	138
Increase in bonus accrual	–	1 877
Effects of exchange rate changes on cash and cash equivalents		
Net foreign exchange gains	17 482	(933)
Changes in working capital:		
Inventory	(1 926)	(147)
Deferred revenue	–	14 956
Finance lease receivables	5 600	1 042
Trade and other receivables	(6 095)	(4 462)
Trade and other payables	47 316	(7 569)
Cash used in operations	**(64 700)**	**(72 903)**

1 A reconciliation of the depreciation and amortisation charges of the Group is provided below.

Depreciation and amortisation comprises:

	Notes	2024	2023
Depreciation of property, plant and equipment	2	18 174	4 843
Amortisation of intangible assets	3	2 534	569
Depreciation and amortisation as shown above		**20 708**	**5 412**

Depreciation and amortisation is recorded within these line items in the statement of profit or loss and other comprehensive loss:

	Notes	2024	2023
Operating expenses		19 186	2 977
Depreciation and amortisation	10	18 447	2 977
Repairs and maintenance	10	739	–
Cost of sales		1 522	2 435
Depreciation and amortisation as shown above		**20 708**	**5 412**

14. CONTINGENT LIABILITIES AND COMMITMENTS

Contingent liabilities

There are no contingent liabilities as at 29 February 2024 (2023: nil) attributable to any of the Group companies.

Commitments

2024 **R'000**	**Spent to date**	**Contractual commitments**	**Total approved**
Capital equipment, construction and drilling costs	349 175	122 451	471 626
TOTAL	**349 175**	**122 451**	**471 626**

The Board approved total project costs amounting to R1.7 billion (2023: R1.5 billion) relating to the construction of the Virginia Gas Plant. At 29 February 2024 the Group had contractual commitments totalling R122.5 million (2023: R56.4 million) for the procurement of capital equipment. As at the end of the reporting period there were no other material contractual commitments to acquire capital equipment.

15. EVENTS AFTER THE REPORTING PERIOD

SBSA Bridge Loan

On 18 March 2024, Renergen settled in full the SBSA bridge loan (note 7).

Unsecured Convertible Debentures

On 18 March 2024, AIRSOL subscribed for the Tranche 2 debentures (see note 7) and Renergen received US$4.0 million.

Change in directors

On 11 April 2024 Renergen announced the resignation of Thembisa Skweyiya with effect from 10 April 2024. The Company also announced the retirement of Luigi Matteucci with effect from the Company's next annual general meeting scheduled for 30 May 2024.

16. **GOING CONCERN**

The financial statements presented have been prepared on a going concern basis, which assumes the Group will be able to discharge its liabilities as they fall due. The Group regularly monitors its liquidity position as part of its ongoing risk management programme. In conducting its most recent going concern assessment:

- The Group has considered the period up to 30 April 2025 ("Assessment Period") as it has assessed that key funding initiatives will be concluded during this period.
- The Group has reviewed its cash flow projections for the Assessment Period ("Cash Forecast") and has performed stress testing of the base case projections. The stress case scenarios include downward variations in the selling prices of LNG and helium (20%), delays in operating at Phase 1 nameplate capacity and a 10% increase in operating costs.
- The Group has considered volatilities in the exchange rates, interest rates and energy prices in determining the Cash Forecast.

After consideration of the Cash Forecast and the outcome of the stress testing performed, the Group has concluded that the going concern basis of preparation is appropriate. Various initiatives have come to fruition since 29 February 2024 which have resulted in cash inflows as well as increasing the certainty of future cash inflows. The Cash Forecast base case and stress case scenarios assume the following fund-raising initiatives ("Funding Initiatives") during the Assessment Period:

- The Company plans to complete the Nasdaq IPO and anticipates raising R2.9 billion (US$150.0 million) during the Assessment Period. Shareholder approval for the issue of shares for the Nasdaq IPO was obtained on 11 April 2023, however the Nasdaq IPO is dependent on market conditions which will determine whether it is completed during the Assessment Period. The Nasdaq IPO is also subject to Securities and Exchange Commission and exchange control approvals, as well as shareholder re-approval in terms of the ASX rules.
- The Group expects to obtain debt funding amounting to $795.0 million from the DFC and SBSA, which is subject to the fulfillment of conditions precedent, including the completion of the Nasdaq IPO, and other standard conditions. Management are confident that the approvals will be obtained shortly after these conditions are satisfied by the Group.
- The Group is looking to conclude the disposal of the remaining 4.5% stake in Tetra4 not subscribed for in the initial tranche subscribed for by Mahlako Gas Energy.
- The regulatory and other approvals highlighted above, and the completion of the Funding Initiatives during the Assessment Period represent material uncertainties which may cast significant doubt on the Group's ability to continue as a going concern. The Board has a reasonable expectation that the approvals will be obtained, and that the Funding Initiatives will be completed during the Assessment Period which enables the Group to have adequate resources to meet its obligations and continue its operations in the normal course of business for the Assessment Period.

EXTRACTS FROM THE CONSOLIDATED HISTORICAL FINANCIAL INFORMATION OF ASPI FOR THE FINANCIAL YEARS ENDED 31 DECEMBER 2024, 31 DECEMBER 2023 AND 31 DECEMBER 2022

Extracts of the consolidated historical financial information of the ASPI Group for the financial years ended 31 December 2022, 31 December 2023 and 31 December 2024 are set out below.

The directors of ASPI are responsible for the Historical Financial Information of ASPI included in this Circular.

The consolidated historical financial statements for the years ended 31 December 2022, 31 December 2023 and 31 December 2024 were prepared by ASPI under the supervision of the Chief Financial Officer, Heather Kiessling. The consolidated financial statements for the years ended 31 December 2022, 31 December 2023 and 31 December 2024, from which the information below was extracted, were audited by EISNERAMPER LLP in accordance with US GAAP, who issued an unqualified audit opinion on the financial statements.

For more information on the ASPI Group's historical financial information, accounting policies, principles or related matters, please refer to the Annual Report on Form 10-K, as amended by the Form 10-K/A, which is incorporated by reference in this Circular. Further, for more information on the management's discussion on the financial condition of ASPI, please refer to Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations on pages 53 – 63 of the 2024 Annual Report of Form 10-K which is incorporated by reference in this Circular.

ASP Isotopes Inc.

Consolidated Balance Sheets

	Notes	December 31 2024 USD ($)	2023 USD ($)	2022 USD ($)
Assets				
Current Assets:				
Cash and cash equivalents		61 890 048	7 908 181	2 389 140
Accounts receivable	3	706 925	216 504	–
Inventory		65 655	–	–
Receivable from non-controlling interest	11	27 556	721 548	–
Prepaid and other current assets		3 053 478	1 664 023	913 005
Total current assets		65 743 662	10 510 256	3 302 145
Property, plant and equipment, net	4	22 354 377	10 712 839	8 200 595
Operating lease right-of-use lease assets	9	1 122 134	1 258 701	853 889
Deferred tax assets	15	31 847	–	–
Goodwill	11	3 168 101	3 267 103	
Other noncurrent assets	8	1 927 867	1 793 014	139 636
Total Assets		**94 347 988**	**27 541 913**	**12 496 265**
Liabilities and Stockholders' Equity				
Current Liabilities: Accounts payable		1 021 393	1 111 819	1 354 903
Accrued expenses	5	2 275 681	1 311 245	361 246
Notes payable -current	6	939 110	470 396	33 854
Finance lease liabilities - current	9	125 862	61 941	
Operating lease liabilities - current	9	557 676	336 564	45 903
Deferred revenue	7	882 000	882 000	–
Other current liabilities	8	1 256 549	1 500 000	–
Share liability	12	–	–	140 455
Total current liabilities		7 058 271	5 673 965	1 936 361
Deferred Tax Liabilities		–	110 578	–
Convertible notes payable, at fair value	6	33 433 184	–	–
Notes payable -noncurrent	6	1 441 286	–	
Finance lease liabilities- noncurrent	9	560 328	207 092	–
Operating lease liabilities—noncurrent	9	688 479	1 066 647	742 443
Other liabilities	8	–	1 653 000	–
Total liabilities		**43 181 548**	**8 711 282**	**2 678 804**
Stockholders' Equity:				
Preferred stock, $0.01 par value; 10,000,000 shares authorized, no shares issued and outstanding as of December 31, 2024, 2023 and 2022	12	–	–	–
Common stock, par value of $0.01 per share; 500,000,000 shares authorized; 72,068,059, 48,923,276 and 35,907,127 shares issued and outstanding as of December 31, 2024, December 31, 2023 and December 31, 2022, respectively	12	720 681	489 233	359 071
Additional paid-in capital	12	105 515 005	40 567 003	16 756 426
Accumulated deficit		(56 172 881)	(23 839 300)	(7 553 066)
Accumulated other comprehensive loss		(2 164 313)	(920 982)	255 030
Total ASP Isotopes stockholders' equity		47 898 492	16 295 954	9 817 461
Equity attributable to non-controlling interests		3 267 948	2 534 677	–
Total stockholders' equity		51 166 440	18 830 631	9 817 461
Total Liabilities and Stockholders' Equity		**94 347 988**	**27 541 913**	**12 496 265**

The accompanying notes are an integral part of these consolidated financial statements.

ASP Isotopes Inc.

Consolidated Statements of Operations and Comprehensive Loss

		Year Ended December 31		
	Notes	**2024 USD ($)**	**2023 USD ($)**	**2022 USD ($)**
Revenue	3	4 144 226	433 026	–
Cost of Goods Sold		2 544 614	294 056	–
Gross Margin		**1 599 612**	**138 970**	**–**
Operating expenses: Research and development		3 138 978	764 581	1 273 536
Selling, general and administrative		24 814 288	15 416 388	3 825 512
Total operating expenses		27 953 266	16 180 969	5 099 048
Loss from operations		**(26 353 654)**	**(16 041 999)**	**(5 099 048)**
Other income (expenses)				
Foreign exchange transaction gain		69 865	45 753	–
Change in fair value of share liability		(132 273)	(194 540)	150 527
Change in FV of convertible note payable		(6 875 041)	–	
Interest expense		(258 867)	(118 547)	–
Interest income		1 238 691	9 074	3 382
Total other income		**(5 957 625)**	**(258 260)**	**153 909**
Loss before income tax benefit (expense)		**(32 311 279)**	**(16 300 259)**	**(4 945 139)**
Income tax benefit (expense)	15	(111 449)	6 133	–
Net loss before allocation to non-controlling interests		**(32 422 728)**	**(16 294 126)**	**(4 945 139)**
Less: Net income (loss) attributable to non-controlling interests		(89 147)	(7 892)	–
Net loss attributable to ASP Isotopes shareholders before deemed dividend from inducement warrant for common stock		(32 333 581)	(16 286 234)	(4 945 139)
Deemed dividend on inducement warrant to purchase common stock		(2 779 659)	–	–
Net loss attributable to ASP Isotopes shareholders		**(35 113 240)**	**(16 286 234)**	**(4 945 139)**
Net loss per common share attributable to ASP Isotopes shareholders, basic and diluted		(0.63)	(0.49)	(0.18)
Weighted average common units outstanding, basic and diluted		55 671 805	33 066 708	26 793 748
Comprehensive income (loss)				
Net loss before allocation to non-controlling interests		(32 422 728)	(16 294 126)	(4 945 139)
Currency translation		(1 243 331)	(1 176 012)	236 307
Comprehensive loss before allocation to non-controlling interests		**(33 666 059)**	**(17 470 138)**	**(4 708 832)**
Less: Comprehensive income (loss) attributable to non-controlling interests		(119 417)	27 255	–
Comprehensive loss attributable to ASP Isotopes Inc.		**(33 546 642)**	**(17 497 393)**	**(4 708 832)**

The accompanying notes are an integral part of these consolidated financial statements.

ASP Isotopes Inc.

Consolidated Statements of Changes in Stockholders' Equity

	Notes	Common Stock		Paid-In Capital	Accumulated Other Comprehensive (Loss) income	Accumulated Deficit	Non-controlling Interests	Total Stockholders' Equity
		Shares	Amount USD ($)	USD ($)	USD ($)	USD ($)	USD ($)	USD ($)
Balance as of December 31, 2021		**20 652 500**	**206 525**	**8 380 343**	**18 723**	**(2 607 927)**	**–**	**5 997 664**
Issuance of common stock, net of issuance costs of $380,747		1 559 780	15 598	2 723 214	–	–	–	2 738 812
Issuance of common stock in connection with initial public offering, net of issuance costs of $1,209,496		1 250 000	12 500	3 778 004	–	–	–	3 790 504
Issuance of common stock upon exercise of warrants		7 194 847	71 948	(71 948)	–	–	–	–
Issuance of restricted shares		5 250 000	52 500	(52 500)	–	–	–	–
Stock-based compensation expense		–	–	1 999 313	–	–	–	1 999 313
Foreign currency translation		–	–	–	236 307	–	–	236 307
Net loss		–	–	–	–	(4 945 139)	–	(4 945 139)
Balance as of December 31, 2022		**35 907 127**	**359 071**	**16 756 426**	**255 030**	**(7 553 066)**	**–**	**9 817 461**
Issuance of common stock, net of issuance costs of $563,473		13 117 067	131 171	13 434 851	–	–	–	13 566 022
Issuance of common stock for non-cash issuance costs		472 582	4 726	(4 726)	–	–	–	–
Issuance of common stock to settle share liability		150 000	1 500	226 500	–	–	–	228 000
Settlement of liability with related party		–	–	626 223	–	–	–	626 223
Settlement of liability with consultants		519 750	5 198	771 497	–	–	–	776 695
Cancellation of common stock received in exchange for issuance of convertible preferred stock in subsidiary		(3 000 000)	(30 000)	30 000	–	–	–	–
Issuance of restricted shares		1 756 750	17 567	(17 567)	–	–	–	–
Stock-based compensation expense		–	–	8 743 799	–	–	–	8 743 799
Non-controlling interest in ASP Rentals		–	–	–	–	–	721 548	721 548
Acquisition of PET Labs		–	–	–	–	–	1 821 021	1 821 021
Foreign currency translation		–	–	–	(1 176 012)	–	(1 176 012)	
Net loss		–	–	–	–	(16 286 234)	(7 892)	(16 294 126)
Balance as of December 31, 2023		**48 923 276**	**489 233**	**40 567 003**	**(920 982)**	**(23 839 300)**	**2 534 677**	**18 830 631**

	Notes	Common Stock Shares	Common Stock Amount USD ($)	Paid-In Capital USD ($)	Accumulated Other Comprehensive (Loss) income USD ($)	Accumulated Deficit USD ($)	Non-controlling Interests USD ($)	Total Stockholders' Equity USD ($)
Issuance of common stock, net of issuance costs of $3,648,385		16 554 250	165 542	49 277 260	–	–	–	49 442 802
Issuance of common stock from warrant exercise		3 316 298	33 163	5 804 500	–	–	–	5 837 663
Issuance of restricted common stock		2 523 554	25 236	(25 236)	–	–	–	–
Issuance of common stock to consultants		60 000	600	183 000	–	–	–	183 600
Issuance of common stock to board members		670 681	6 707	(6 707)	–	–	–	–
Retired unvested restricted shares		(325 000)	(3 250)	3 250	–	–	–	–
Settlement of liabilities with consultant		345 000	3 450	1 151 400	–	–	–	1 154 850
Board fee liabilities to be settled with shares		–	–	240 000	–	–	–	240 000
Commission fee liability settled with cash and common stock warrant		–	–	(1 006 763)	–	–	–	(1 006 763)
Settlement of commission fee liability payable in common stock warrant		–	–	765 894	–	–	–	765 894
Stock-based compensation expense		–	–	8 561 404	–	–	–	8 561 404
Contribution from non-controlling interest in VIE		–	–	–	–	–	920 336	920 336
Distribution to non-controlling interest of VIE		–	–	–	–	–	(97 918)	(97 918)
Foreign currency translation		–	–	–	(1 243 331)	–	–	(1 243 331)
Net loss		–	–	–	–	(32 333 581)	(89 147)	(32 422 728)
Balance as of December 31, 2024	**12**	**72 068 059**	**720 681**	**105 515 005**	**(2 164 313)**	**(56 172 881)**	**3 267 948**	**51 166 440**

The accompanying notes are an integral part of these consolidated financial statements.

ASP Isotopes Inc.

Consolidated Statements of Cash Flows

	Notes	Year Ended December 31 2024 USD ($)	2023 USD ($)	2022 USD ($)
Cash flows from operating activities:				
Net loss		(32 422 728)	(16 294 126)	(4 945 139)
Adjustments to reconcile net loss to net cash used in operating activities:				
Foreign exchange transaction loss (gain) from intercompany		42 407	(44 649)	–
Depreciation		471 421	37 433	–
Loss on disposal of property and equipment		1 666	–	–
Stock-based compensation		8 561 404	8 743 799	1 999 313
Convertible note payable for non-cash issuance costs		621 915	–	–
Share liability for non-cash consultant expense		1 314 200	669 700	50 000
Change in fair value of share liability		132 273	194 540	(150 527)
Change in fair value of convertible notes payable		6 875 041	–	–
Change in right-of-use lease assets		473 202	104 528	72 570
Change in deferred tax assets, net		(143 276)	16 655	–
Changes in operating assets and liabilities:				
Accounts receivable		(505 952)	237 952	–
Inventory		(67 639)	–	–
Prepaid expenses and other current assets		(1 356 761)	(546 097)	(671 924)
Other noncurrent assets		(9 190)	(59 324)	(146 435)
Accounts payable		(877 468)	(224 598)	570 600
Accrued expenses		909 873	873 705	319 048
Deferred revenue		–	882 000	–
Operating lease liability		(427 460)	(85 775)	(37 399)
Tax liability current		–	(22 787)	–
Other current liabilities		(288 293)	104 652	–
Net cash used in operating activities		**(16 695 365)**	**(5 412 392)**	**(2 939 893)**
Cash flows from investing activities:				
Purchases of property and equipment		(9 675 127)	(2 331 343)	(4 473 164)
Cash advance paid for property and equipment		(1 697 272)	–	–
Cash paid for acquisition of business, net of cash acquired		–	(121 848)	–
Net cash used in investing activities		**(11 372 399)**	**(2 453 191)**	**(4 473 164)**
Cash flows from financing activities:				
Proceeds from issuance of common stock		53 091 187	14 129 495	8 119 959
Common stock issuance costs		(3 648 385)	(563 473)	(1 465 461)
Proceeds from exercising warrants		5 837 663	–	–
Proceeds from non-controlling interest in VIE		920 336	–	–
Proceeds from collection of receivable from non-controlling interest in VIE		706 774	–	–
Distribution to non-controlling interest in VIE		(97 918)	–	–
Proceeds from issuance of convertible notes payable		25 936 228	–	–
Proceeds from issuance of notes payable		500 923	526 282	–
Payment of notes payable		(561 176)	(87 713)	–
Payment of bank loan		(51 381)	(609 499)	(13 046)
Payment of principal portion of finance leases		(100 611)	(9 601)	–
Net cash provided by financing activities		**82 533 640**	**13 385 491**	**6 641 452**
Net increase in cash and cash equivalents		**54 465 876**	**5 519 908**	**(772 005)**
Effect of exchange rate changes on cash and cash equivalents		(484 009)	(867)	207 424
Cash and cash equivalents-beginning of year		7 908 181	2 389 140	2 953 721
Cash and cash equivalents-end of year		**61 890 048**	**7 908 181**	**2 389 140**

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION

Description of Business

ASP Isotopes Inc. was incorporated in the state of Delaware on September 13, 2021 and has its principal operations in Washington, DC. ASP Isotopes Inc.'s subsidiary, ASP Isotopes Guernsey Limited ("ASP Guernsey"), has its principal operations in Guernsey. ASP Guernsey's subsidiary, ASP Isotopes Holdings South Africa Proprietary Limited ("ASP South Africa"), has its principal operations in South Africa. ASP Rentals Proprietary Limited ("ASP Rentals"), a variable interest entity ("VIE") of ASP South Africa, has its principal operations in South Africa. Enlightened Isotopes (Pty) Ltd ("Enlightened Isotopes"), an 80% owned subsidiary of ASP South Africa, was formed in March 2023 and began operations in January 2024. ASP Isotopes UK Ltd ("ASP UK"), a subsidiary of ASP Guernsey, was incorporated in July 2022. ASPI South Africa Asset Finance Proprietary Limited ("ASP SA Asset Finance"), a subsidiary of ASP South Africa, was incorporated in July 2024. PET Labs Global Nuclear Medicine SEZC ("PET Labs Global"), a subsidiary of ASP Guernsey, was incorporated in June 2024 in the Cayman Islands. PET Labs Pharmaceuticals Proprietary Limited ("PET Labs"), a 51% owned subsidiary of ASP Isotopes Inc. operates in South Africa. ASP Isotopes Inc.'s subsidiary, Quantum Leap Energy LLC, was formed in the state of Delaware in September 2023 and began operations in February 2024. Quantum Leap Energy LLC's subsidiary Quantum Leap Energy Proprietary Limited ("Quantum Leap Energy South Africa"), has its operations in South Africa. ASP Isotopes Inc., its subsidiaries and ASP Rentals are collectively referred to as "the Company" throughout these consolidated statements.

The Company is a development stage advanced materials company dedicated to the development of technology and processes that, if successful, will allow for the enrichment of natural isotopes into higher concentration products, which could be used in several industries. The Company's proprietary technologies, the Aerodynamic Separation Process ("ASP technology") and Quantum Enrichment technology ("QE technology"), are designed to enable the production of isotopes used in several industries. The Company's initial focus is on the production and commercialization of enriched Carbon-14 ("C-14"), Silicon-28 ("Si-28") and Ytterbium-176 ("Yb-176").

The Company has completed the commissioning phase and are commencing commercial production at the C-14 and Si-28 enrichment facilities located in Pretoria, South Africa. We are in the process of commissioning and commencing commercial production at our Yb-176 enrichment facility in Pretoria, South Africa. We expect our first three enrichment facilities to generate commercial supply during 2025. In addition, the Company has started planning additional isotope enrichment plants both in South Africa and in other jurisdictions. The Company believes the C-14 it may produce using the ASP technology may be used in the development of new pharmaceuticals and agrochemicals. The Company believes the Si-28 it may produce using the ASP technology may be used to develop advanced semiconductors and in quantum computing. The Company believes the Yb-176 we may produce using the QE technology may be used to create radiotherapeutics that treat various forms of oncology.

In addition, the Company is considering the future development of the ASP technology for the separation of Zinc-68, Xenon-129/136 for potential use in the healthcare end market, Germanium 70/72/74 for possible use in the semiconductor end market, and Chlorine-37 for potential use in the nuclear energy end market.

The Company is also considering the future development of QE technology for the separation of Nickel-64, Gadolinium-160, Lithium 6 and Lithium-7. The Company is also pursuing an initiative to apply our enrichment technologies to the enrichment of Uranium-235 ("U-235"). The Company believes the U-235 that it may produce using quantum enrichment technology may be commercialized as a nuclear fuel component for use in the new generation of high-assay low-enriched uranium (HALEU)-fueled small modular reactors that are now under development for commercial and government uses.

Liquidity

The Company has experienced net losses and negative cash flows from operating activities since its inception. The Company incurred net losses of $32.4 million and $16.3 million for the years ended December 31, 2024 and 2023, respectively. The Company currently expects that its cash and cash equivalents of $61.9 million as of December 31, 2024 will be sufficient to fund its operating expenses and capital requirements for more than 12 months from the date the financial statements are issued.

There can be no assurance that the Company will achieve or sustain positive cash flows from operations or profitability. The Company anticipates it will need to continue to raise capital through additional equity and/or debt financings and/or collaborative development agreements to fund its operations beyond the next year. However, such funding may not be available on a timely basis on terms acceptable to the Company, or at all. If the Company is unable to raise additional capital when required or on acceptable terms, the Company may be required to scale back or discontinue the advancement of product candidates, reduce headcount, reorganize, merge with another entity, or cease operations.

2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Use of Estimates

The Company's consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). The preparation of the Company's consolidated financial statements requires management to make estimates and assumptions that impact the reported amounts of assets, liabilities and expenses and disclosure in the Company's consolidated financial statements and accompanying notes. The most significant estimates in the Company's consolidated financial statements relate to stock-based compensation, fair value of convertible notes, loss contingencies and the accounting for the acquisition, including goodwill. Although these estimates are based on the Company's knowledge of current events and actions it may undertake in the future, actual results may materially differ from these estimates and assumptions.

Principles of Consolidation

The Company's consolidated financial statements include the accounts of ASP Isotopes Inc., its wholly-owned subsidiaries, the 80% owned Enlightened Isotopes, the 51% owned PET Labs and the 42% owned VIE ASP Rentals. All intercompany balances and transactions have been eliminated in consolidation.

Currency and Currency Translation

The consolidated financial statements are presented in U.S. dollars, the Company's reporting currency. The functional currency of ASP Isotopes Inc. and ASP Guernsey is the U.S. dollar. The functional currency of the Company's subsidiaries ASP South Africa and Quantum Leap Energy South Africa is the South African Rand. The functional currency of the 80% owned Enlighted Isotopes, the 51% owned PET Labs and the 42% owned VIE ASP Rentals is the South African Rand. Adjustments that arise from exchange rate changes on transactions of each group entity denominated in a currency other than the functional currency are included in other income and expense in the consolidated statements of operations and comprehensive loss. Assets and liabilities of the entities with functional currency of South African Rand are recorded in South African Rand and translated into the U.S. dollar reporting currency of the Company at the exchange rate on the balance sheet date. Revenue and expenses of the entities with functional currency of South African Rand are recorded in South African Rand and translated into the U.S. dollar reporting currency of the Company at the average exchange rate prevailing during the reporting period. Resulting translation adjustments are recorded separately in stockholders' equity as a component of accumulated other comprehensive (loss) income.

Concentration of Credit Risk and other Risks

Cash balances are maintained at U.S. financial institutions and may exceed the Federal Deposit Insurance Corporation ("FDIC") insurance limit of $250,000 per depositor, per insured bank for each account ownership category. Although the Company currently believes that the financial institutions with whom it does business, will be able to fulfill their commitments to the Company, there is no assurance that those institutions will be able to continue to do so. The Company has not experienced any credit losses associated with its balances in such accounts for the years ended December 31, 2024, 2023 and 2022.

The Company's foreign subsidiaries held cash of approximately $1,512,000, $1,963,000 and $38,000 as of December 31, 2024, 2023 and 2022, respectively, which is included in cash and cash equivalents on the consolidated balance sheets. Our strategic plan does not require the repatriation of foreign cash in order to fund our operations in the U.S., and it is our current intention to indefinitely reinvest our foreign cash outside of the U.S. If we were to repatriate foreign cash to the U.S., we would be required to accrue and pay U.S. taxes in accordance with applicable U.S. tax rules and regulations as a result of the repatriation.

The Company is potentially subject to concentrations of credit risk in accounts receivable as the following customer balances exceed 10% of accounts receivable in the consolidated balance sheet as December 31, 2024 and 2023. There were no balances in accounts receivable as at December 31, 2022.

	As of December 31, 2024		As of December 31, 2023	
	Accounts receivable	**% of Total accounts receivable**	**Accounts receivable**	**% of Total accounts receivable**
Customer A	$200 000	28%	$–	–
Customer B	$144 590	20%	$32 683	15%
Customer C	$–	–	$27 398	13%
Customer D	$–	–	$21 682	10%

Although the Company is directly affected by the financial condition of its customers, management does not believe significant credit risks exist at December 31, 2024. Generally, we do not require collateral or other securities to support its accounts receivable.

Revenues from one customer of the Company's specialist isotopes and related services segment represents approximately 14% or $592,000 of the Company's consolidated revenues for the year ended December 31, 2024. For the year ended December 31, 2023, there were no customers representing 10% or more of revenues. The Company had no revenues for the year ended December 31, 2022.

Cash and cash equivalents

The Company considers all highly liquid investments with original maturities at the date of purchase of three months or less to be cash equivalents. Cash and cash equivalents are stated at fair value and may include money market funds, U.S. Treasury and U.S. government-sponsored agency securities, corporate debt, commercial paper and certificates of deposit. The Company had no cash equivalents as of December 31, 2024, 2023 and 2022.

Fair Value of Financial Instruments

Accounting guidance defines fair value, establishes a consistent framework for measuring fair value, and expands disclosure for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the accounting guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1: Observable inputs such as quoted prices in active markets;

Level 2: Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

Level 3: Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The Company's share liability (Note 12) is measured at Level 1 fair value on a recurring basis. There was no share liability as of December 31, 2024 and 2023. The Company's share liability measured at Level 3 fair value on a recurring basis was $140,455 as of December 31, 2022. There was a transfer of the share liability from Level 3 to Level 1 as a result of our IPO in the year ended December 31, 2022. The following table provides a reconciliation of the Company's liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 1):

	Share liability
Balance as of December 31, 2021	$116 200
Additional liability for issuance of common stock	174 782
Fair value adjustment	(150 527)
Balance as of December 31, 2022	140 455
Additional liability for issuance of common stock	669 700
Settlement of share liability with issuance of common stock	(1 004 695)
Fair value adjustment	194 540
Balance as of December 31, 2023	$–

The Company's convertible notes payable (Note 6) is measured as a Level 3 fair value on a recurring basis and was $33,433,184 as of December 31, 2024. There were no transfers among Level 1, Level 2 or Level 3 categories in the year ended December 31, 2024. The following table provides a reconciliation of the Company's liabilities measured as a Level 3 at fair value on a recurring basis using significant unobservable inputs:

	Convertible Notes Payable
Balance as of December 31, 2023	–
Fair value at issuance	26 558 143
Fair value adjustment	6 875 041
Balance as of December 31, 2024	**$33 433 184**

The carrying amounts of accounts payable, accrued expenses and notes payable are considered to be representative of their respective fair values because of the short-term nature of those instruments.

Revenue Recognition

The Company's product revenue relates to PET Labs, in which the Company acquired a 51% ownership on October 31, 2023 (Note 11). The Company recognizes revenue in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 606, Revenue from Contracts with Customers ("ASC 606"). The Company enters into transactions with radiopharmacy companies that are within the scope of ASC 606. The terms of these transactions include payment for delivery of nuclear medical doses for PET scanning in South Africa.

Under ASC 606, an entity recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. To determine the appropriate amount of revenue to be recognized for arrangements determined to be within the scope of ASC 606, the Company performs the following five steps: (i) identification of the promised goods or services in the contract; (ii) determination of whether the promised goods or services are performance obligations including whether they are distinct in the context of the contract; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when (or as) the Company satisfies each performance obligation. The Company only applies the five-step model to contracts when it is probable that the entity will collect consideration it is entitled to in exchange for the goods or services it transfers to the customer.

The Company evaluates a transaction's performance obligations to determine if promised goods or services in a contract to transfer a distinct good or service to the customer and are considered distinct when (i) the customer can benefit from the good or service on its own or together with other readily available resources and (ii) the promised good or service is separately identifiable from other promises in the contract. In assessing whether promised goods or services are distinct, the Company considers whether the goods or services are integral or dependent to other goods or services in the contract.

The Company determines the transaction price based on the agreed government rates for the promised goods in the contract. The consideration is recognized as revenue when control is transferred for the related goods.

The Company evaluates the measure of progress in each reporting period and, if necessary, adjusts the measure of performance and related revenue recognition. The Company receives payments from its customers based on billing schedules established in each contract. Upfront payments and fees are recorded as deferred revenue upon receipt or when due until the Company performs its obligations under these arrangements. Amounts are recorded as accounts receivable when the Company's right to consideration is unconditional.

The Company's collaboration revenue relates to TerraPower LLC ("TerraPower") (Note 10). At contract execution, the Company analyzes its collaborative arrangements and license agreements to assess whether both parties are active participants in the activities and are exposed to significant risks and rewards and therefore are within the scope of ASC 808, Collaborative arrangements ("ASC 808"). ASC 808 does not address the recognition and measurement of payments from collaborative arrangements and instead refers companies to use other authoritative accounting literature. For collaboration arrangements within the scope of ASC 808 that contain multiple elements, the Company first determines which elements of the collaboration reflect a vendor-customer relationship and therefore are within the scope of ASC 606, Revenue from Contracts with Customers. When the Company determines elements of a collaboration agreement do not reflect a vendor-customer relationship, the Company consistently applies a reasonable and rational policy election made by analogizing to authoritative accounting literature. The Company evaluates the income statement classification for presentation of amounts due from or owed to other participants in a collaboration arrangement based on the nature of each separate activity.

Accounts Receivable

Accounts receivable are stated at the amount management expects to collect from outstanding balances. An allowance for expected credit losses is estimated for those accounts receivable considered to be uncollectable based upon historical experience and management's evaluation of outstanding accounts receivable. The Company assesses collectability by reviewing accounts receivable on a collective basis where similar characteristics exist and on an individual basis when the Company identifies specific customers with known disputes or collectability issues. In determining the amount of the allowance for credit losses, the Company considers historical collectability based on past due status and makes judgments about the creditworthiness of customers based on ongoing credit evaluations. The Company also considers customer-specific information, current market conditions, and reasonable and supportable forecasts of future economic conditions. Bad debts are written off against the allowance when identified. At December 31, 2024, 2023 and 2022 there was no allowance for expected credit losses.

Inventory

The Company uses the first in, first out inventory method to account for its inventory. As of December 31 2024, inventory consists of raw materials and is stated at the lower of cost or net realizable value. There was no inventory as of December 31, 2023 and 2022.

Property and Equipment

Property and equipment include costs of assets constructed, purchased or leased under a finance lease, related delivery and installation costs and interest incurred on significant capital projects during their construction periods. Expenditures for renewals and betterments are also capitalized, but expenditures for normal repairs and maintenance are expensed as incurred. Costs associated with yearly planned major maintenance are generally deferred and amortized over 12 months or until the same major maintenance activities must be repeated, whichever is shorter. The cost and accumulated depreciation applicable to assets retired or sold are removed from the respective accounts, and gains or losses thereon are included in the statement of operations and comprehensive loss.

The Company assigns the useful lives of our property and equipment based upon our internal engineering estimates, which are reviewed periodically. The estimated useful lives of the Company's property and equipment range from 3 to 10 years, or the shorter of the useful life or remaining life of the lease for leasehold improvements. Depreciation is recorded using the straight-line method.

Construction in progress (Note 4) is carried at cost and consists of specifically identifiable direct and indirect development and construction costs. While under construction, costs of the property are included in construction in progress until the property is placed in service, at which time costs are transferred to the appropriate property and equipment account, including, but not limited to, leasehold improvements or other such accounts.

Property and equipment acquired in the acquisition of PET Labs was measured at fair value on October 31, 2023. The fair value forms the new basis of these assets and is depreciated over the remaining estimated useful lives of the related assets.

Business Combination and Asset Acquisitions

The Company evaluates acquisitions of assets and other similar transactions to assess whether or not the transaction should be accounted for as a business combination or asset acquisition by first applying a screen to determine if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets. If the screen is met, the transaction is accounted for as an asset acquisition. If the screen is not met, further determination is required as to whether or not the Company has acquired inputs and processes that have the ability to create outputs, which would meet the requirements of a business. If determined to be a business combination, the Company accounts for the transaction under the acquisition method of accounting in accordance with ASC Topic 805 Business Combinations ("ASC 805"), which requires the acquiring entity in a business combination to recognize the fair value of all assets acquired, liabilities assumed, and any non-controlling interest in the acquiree and establishes the acquisition date as the fair value measurement point. Accordingly, the Company recognizes assets acquired and liabilities assumed in business combinations, including contingent assets and liabilities, and non-controlling interest in the acquiree based on the fair value estimates as of the date of acquisition. In accordance with ASC 805, the Company recognizes and measures goodwill as of the acquisition date, as the excess of the fair value of the consideration paid over the fair value of the identified net assets acquired.

The consideration for the Company's business acquisitions may include future payments that are contingent upon the occurrence of a particular event or events. The obligations for such contingent consideration payments are recorded at fair value on the acquisition date. The contingent consideration obligations are then evaluated in each reporting period. Changes in the fair value of contingent consideration, other than changes due to payments, are recognized as a gain or loss and recorded within change in the fair value of deferred and contingent consideration liabilities in the consolidated statements of comprehensive loss.

If determined to be an asset acquisition, the Company accounts for the transaction under ASC 805-50, which requires the acquiring entity in an asset acquisition to recognize assets acquired and liabilities assumed based on the cost to the acquiring entity on a relative fair value basis, which includes transaction costs in addition to consideration given. No gain or loss is recognized as of the date of acquisition unless the fair value of non-cash assets given as consideration differs from the assets' carrying amounts on the acquiring entity's books. Consideration transferred that is non-cash will be measured based on either the cost (which shall be measured based on the fair value of the consideration given) or the fair value of the assets acquired and liabilities assumed, whichever is more reliably measurable. Goodwill is not recognized in an asset acquisition and any excess consideration transferred over the fair value of the net assets acquired is allocated to the identifiable assets based on relative fair values.

Contingent consideration payments in asset acquisitions are recognized when the contingency is resolved and the consideration is paid or becomes payable (unless the contingent consideration meets the definition of a derivative, in which case the amount becomes part of the basis in the asset acquired). Upon recognition of the contingent consideration payment, the amount is included in the cost of the acquired asset or group of assets.

Goodwill

Goodwill represents the amount of consideration paid in excess of the fair value of net assets acquired as a result of the Company's business acquisitions accounted for using the acquisition method of accounting. Goodwill is not amortized and is subject to impairment testing at a reporting unit level on an annual basis or when a triggering event occurs that may indicate the carrying value of the goodwill is impaired. An entity is permitted to first assess qualitative factors to determine if a quantitative impairment test is necessary. Further testing is only required if the entity determines, based on the qualitative assessment, that it is more likely than not that the fair value of the reporting unit is less than its carrying amount. The Company performs its annual test for goodwill as of October 31. The result of the analysis performed as of October 31, 2024 did not indicate an impairment of goodwill.

Variable Interest Entities

The Company accounts for the investments it makes in certain legal entities in which equity investors do not have (1) sufficient equity at risk for the legal entity to finance its activities without additional subordinated financial support, or (2) as a group, the holders of the equity investment at risk do not

have either the power, through voting or similar rights, to direct the activities of the legal entity that most significantly impact the entity's economic performance, or (3) the obligation to absorb the expected losses of the legal entity or the right to receive expected residual returns of the legal entity. These certain legal entities are referred to as "variable interest entities" or "VIEs".

The Company would consolidate the results of any such entity in which it determined that it had a controlling financial interest. The Company would have a "controlling financial interest" in such an entity if the Company had both the power to direct the activities that most significantly affect the VIE's economic performance and the obligation to absorb the losses of, or right to receive benefits from, the VIE that could be potentially significant to the VIE. On a quarterly basis, the Company will reassess whether it has a controlling financial interest in any investments it has in these certain legal entities.

Convertible Notes Payable

Convertible notes payable are accounted for in accordance with ASC Topic 825, Financial Instruments ("ASC 825"). Upon issuance, the Company has elected the fair value option to account for the convertible notes payable. Changes in fair value during the reporting period are recognized in other income (expense) in the consolidated statement of operations and comprehensive loss.

Leases

The Company accounts for leases in accordance with ASC Topic 842, Leases ("ASC 842"). At the inception of an arrangement, the Company determines whether the arrangement is or contains a lease based on specific facts and circumstances, the existence of an identified asset(s), if any, and the Company's control over the use of the identified asset(s), if applicable. Operating lease liabilities and their corresponding right-of-use ("ROU") assets are recorded based on the present value of future lease payments over the expected lease term. The interest rate implicit in lease contracts is typically not readily determinable. As such, the Company will utilize the incremental borrowing rate, which is the rate incurred to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment, and considering the region in which the ROU asset and liabilities are located.

The Company has elected to combine lease and non-lease components as a single component. Operating leases are recognized on the balance sheet as ROU lease assets, lease liabilities current and lease liabilities non-current. Fixed rents are included in the calculation of the lease balances, while variable costs paid for certain operating and pass-through costs are excluded. Lease expense is recognized over the expected term on a straight-line basis.

Finance leases are recognized on the balance sheet as property and equipment, finance lease liabilities current and finance lease liabilities non-current. Finance lease ROU assets and the related lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. The finance lease ROU assets are amortized on a straight-line basis over the lease term with the related interest expense of the lease liability payment recognized over the lease term using the effective interest method.

Impairment of Long-lived Assets

Long-lived assets consist primarily of property and equipment. The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset is not recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the asset exceeds the fair value of the assets. Fair value would be assessed using discounted cash flows or other appropriate measures of fair value. The Company did not recognize any impairment losses for the years ended December 31, 2024, 2023 and 2022.

Research and Development Costs

Research and development costs consist primarily of fees paid to consultants, license fees and facilities costs. Nonrefundable advance payments for goods and services that will be used in future research and development activities are expensed when the activity has been performed or when the goods have been received rather than when the payment is made. All research and development costs are expensed as incurred.

Selling, General and Administrative Costs

Selling, general and administrative expenses consist primarily of salaries and related benefits, including stock-based compensation, related to our executive, finance, business development, legal, human resources and support functions. Other general and administrative expenses include professional fees for auditing, tax, consulting and patent-related services, rent and utilities and insurance.

Stock-based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation-Stock Compensation ("ASC 718"). Stock-based compensation expense represents the cost of the grant date fair value of employee stock awards recognized over the requisite service period of the awards (usually the vesting period) on a straight-line basis. The Company estimates the fair value of each stock-based award on the date of grant using the Black-Scholes option pricing model. The Black-Scholes option pricing model incorporates various assumptions, such as the value of the underlying common stock, the risk-free interest rate, expected volatility, expected dividend yield, and expected life of the options. Forfeitures are recognized as a reduction of stock-based compensation expense as they occur.

The Company also awards restricted stock to employees and directors. Restricted stock is generally subject to forfeiture if employment terminates prior to the completion of the vesting restrictions. The Company expenses the cost of the restricted stock, which is determined to be the fair market value of the shares of common stock underlying the restricted stock at the date of grant, ratably over the period during which the vesting restrictions lapse.

Stock-based compensation expense is classified in the statement of operations and comprehensive loss in the same manner in which the award recipients' payroll costs are classified or in which the award recipients' service payments are classified.

Prior to the Company's IPO, there was no public market of the Company's common stock. The fair value of the shares of common stock underlying the Company's share-based awards was estimated on each grant date by the Company's board of directors based on then current facts and circumstances. To determine the fair value of the Company's common stock underlying option grants, the board of directors considered, among other things, input from management and recent third-party financings consummated by the Company.

Income Taxes

Deferred income tax assets and liabilities arise from temporary differences associated with differences between the financial statements and tax basis of assets and liabilities, as measured by the enacted tax rates, which are expected to be in effect when these differences reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Prior to the acquisition of 51% of PET Labs in October 2023, the Company had generated net losses since inception and accordingly had not recorded a provision for income taxes. Subsequent to the acquisition of 51% of PET Labs, the Company records the provision for income taxes for the activity from PET Labs operations.

The Company follows the provisions of ASC 740-10, Uncertainty in Income Taxes, ("ASC 740-10"). The Company has not recognized a liability for any uncertain tax positions. A reconciliation of the beginning and ending amount of unrecognized tax benefits has not been provided since there is no unrecognized benefit since the date of adoption. The Company has not recognized interest expense or penalties as a result of the implementation of ASC 740-10. If there was an unrecognized tax benefit, the Company would recognize interest accrued related to unrecognized tax benefits and penalties in income tax expense.

The Company has identified the United States, South Africa and Guernsey as its major tax jurisdictions. Refer to Note 15 for further details.

Comprehensive Loss

Comprehensive loss is defined as a change in equity during a period from transactions and other events and circumstances from non-owner sources. The Company's comprehensive loss is comprised of net loss and the effect of currency translation adjustments.

Recently Adopted Accounting Pronouncements

In November 2023, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures ("ASU 2023-07"). ASU 2023-07 will improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses on an interim and annual basis. The ASU is effective for fiscal years beginning after December 15, 2023, and interim periods after December 15, 2024, with early adoption permitted. See Note 3 (Revenue and Segment Information) for additional disclosure.

Recently Issued Accounting Pronouncements

The Company has reviewed recently issued accounting pronouncements and plans to adopt those that are applicable to it. The Company does not expect the adoption of any recently issued pronouncements to have a material impact on its results of operations or financial position.

In December 2023, the FASB issued ASU 2023-09, "Income Taxes (Topic 740): Improvements to Income Tax Disclosures" ("ASU 2023-09"), which enhances the transparency and decision usefulness of income tax disclosures. Adjustments to the annual disclosure of income taxes include: (1) A tabular rate reconciliation comprised of eight specific categories, (2) Income taxes paid, disaggregated between significant national, state, and foreign jurisdictions, (3) Eliminating requirements to disclose the nature and estimate of reasonably possible changes to unrecognized tax benefits in the next 12 months or that an estimated range cannot be made, and (4) Adds a requirement to disclose income (or loss) from continuing operations before income tax expense (or benefit) and income tax expense (or benefit) from continuing operations disaggregated between domestic and foreign. The ASU is effective for public business entities for fiscal years beginning on or after December 15, 2024 with early adoption permitted. The amendments in ASU 2023-09 should be applied on a prospective basis and retrospective application is permitted. The Company is in the process of evaluating the impact of adoption of ASU 2023-09 on the Company's consolidated financial statements.

In November 2024, the FASB issued ASU 2024-03, Disaggregation of Income Statement Expenses ("ASU 2024-03") and is effective for annual reporting periods beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027. ASU 2024-03 requires disclosures about specific types of expenses included in the expense captions presented on the face of the income statement as well as disclosures about selling expenses. The Company is in the process of evaluating the impact of adopting ASU 2024-03 on the Company's consolidated financial statements.

3. REVENUE AND SEGMENT INFORMATION

In connection with our acquisition of the 51% ownership of PET Labs in October 2023, the Company manufactures and sells nuclear medical doses for PET scanning in South Africa. The Company recognized product revenue of $3,944,226 and $433,026, for the years ended December 31, 2024 and 2023, respectively. There was no revenue for the year ended December 31, 2022.

The following tables present changes in the Company's accounts receivable for the years ended December 31, 2024 and 2023:

	Balance as of December 31, 2023	Additions	Deductions	Balance as of December 31, 2024
Accounts receivable	$216 504	$4 144 226	$(3 653 805)	$706 925

	Balance as of October 31, 2023	Additions	Deductions	Balance as of December 31, 2023
Accounts receivable	$460 165	$ 433 026	$(676 687)	$216 504

Segment Information

As of December 31, 2023, the Company managed its operations as a single segment, specialist isotopes and related services. Beginning in 2024, primarily as a result of increased business activities of its subsidiary, Quantum Leap Energy LLC, the Company has two operating segments: (i) nuclear fuels, and (ii) specialist isotopes and related services.

The nuclear fuels segment is focused on research and development of technologies and methods used to produce high-assay low-enriched uranium (HALEU) and Lithium-6 for the advanced nuclear fuels target end market.

The specialist isotopes and related services segment is focused on research and development of technologies and methods used to separate high-value, low-volume isotopes (such as C-14, Mo-100 and Si-28) for highly specialized target end markets other than advanced nuclear fuels, including pharmaceuticals and agrochemicals, nuclear medical imaging and semiconductors, as well as services related to these isotopes, and this segment includes PET Labs.

The Company's chief operating decision maker ("CODM") is its chief executive officer. The segment revenue and segment net loss is regularly reviewed by the CODM in deciding how to allocate resources. The Company manages assets on a total company basis, not by operating segment, as the assets are shared or commingled. Therefore, the CODM does not regularly review any asset information by operating segment and, accordingly, asset information is not reported on a segment basis.

Select information from the consolidated statements of operations and comprehensive loss as of the years ended December 31, 2024 and 2023 is as follows:

	Revenues		**Net loss before allocation to non-controlling interest**	
	Year Ended December 31,		**Year Ended December 31,**	
Segment	**2024**	**2023**	**2024**	**2023**
Specialist isotopes and related services	$3 944 226	$433 026	$(21 367 787)	$(16 145 339)
Nuclear fuels	200 000	–	(10 881 084)	–
Corporate	–	–	(173 857)	(148 787)
	$4 144 226	**$433 026**	**$(32 422 728)**	**$(16 294 126)**

A reconciliation of total segment revenue to total consolidated revenue and of total segment gross profit and segment operating income to total consolidated income before income taxes, for the years ended December 31, 2024 and 2023, is as follows:

	Year Ended December 31, 2024			
	Specialist isotopes and related services	**Nuclear fuels**	**Corporate**	**Total**
Sales from external customers	$3 944 226	$–	$–	$3 944 226
Collaboration revenue	$–	200 000	$–	200 000
Less: cost of sales	(2 544 614)	$–	$–	(2 544 614)
Segment gross profit	1 399 612	200 000	$–	1 599 612
Personnel expenses	12 392 833	1 197 515	$–	13 590 348
Professional fees	6 108 271	1 631 772	$–	7 740 043
Other segment expenses	4 794 818	1 828 057	$–	6 622 875
Segment operating loss	(21 896 310)	(4 457 344)	$–	(26 353 654)
Foreign exchange transaction gain	$–	$–	69 865	69 865
Change in fair value of share liability	$–	$–	(132 273)	(132 273)
Change in fair value of convertible notes payable	$–	(6 875 041)	$–	(6 875 041)
Interest income (expense), net	528 523	451 301	$–	979 824
Loss before income tax expense	**$(21 367 787)**	**$(10 881 084)**	**$(62 408)**	**$(32 311 279)**

	Year Ended December 31, 2023			
	Specialist isotopes and related services	Nuclear fuels	Corporate	Total
Sales from external customers	$433 026	$–	$–	$433 026
Less: cost of sales	(294 056)	$–	$–	(294 056)
Segment gross profit	138 970	$–	$–	138 970
Personnel expenses	11 134 296	$–	$–	11 134 296
Professional fees	2 994 611	$–	$–	2 994 611
Other segment expenses	2 052 062	$–	$–	2 052 062
Segment operating loss	(16 041 999)	$–	$–	(16 041 999)
Foreign exchange transaction gain	$–	$–	45 753	45 753
Change in fair value of share liability	$–	$–	(194 540)	(194 540)
Interest income (expense), net	(109 473)	$–	$–	(109 473)
Loss before income tax expense	**$(16 151 472)**	**$–**	**$(148 787)**	**$(16 300 259)**

4. **PROPERTY AND EQUIPMENT**

Property and equipment as of December 31, 2024, 2023 and 2022 consisted of the following:

	Useful Lives (Years)	December 31,		
		2024	2023	2022
Construction in progress	–	$13 969 784	$9 108 923	$8 200 595
Tools, machinery and equipment	3 – 10	5 898 618	1 458 654	–
Plant	10	2 269 204	–	–
Computer equipment	3 – 4	145 225	60 447	–
Vehicles	5	292 498	39 849	–
Software	5	1 590	1 639	–
Office furniture	7 – 10	147 079	59 588	–
Leasehold improvements	5	115 890	21 446	–
Property and equipment, at cost		22 839 888	10 750 546	8 200 595
Less: accumulated depreciation		(485 511)	(37 707)	–
Property and equipment, net		**$22 354 377**	**$10 712 839**	**$8 200 595**

The Carbon-14 plant was completed in June 2024 and depreciation began in July 2024. The Company is currently building two other plants in Pretoria, South Africa: a multi-isotope plant and a laser isotope separation plant using quantum enrichment technology. Costs incurred for the other two plants are considered construction in progress because the work is not complete as of December 31, 2024. Costs incurred for the plants as of December 31, 2024, 2023 and 2022 are considered construction in progress. There was no depreciation expense as it relates to the construction in progress for the years ended December 31, 2024, 2023 and 2022. Depreciation expense for all other asset categories was $471,421 and $37,433 for the years ended December 31, 2024 and 2023, respectively. No depreciation expense was recorded for the year ended December 31, 2022.

5. **ACCRUED EXPENSES**

Accrued expenses as of December 31, 2024, 2023 and 2022 consisted of the following:

	December 31,		
	2024	**2023**	**2022**
Accrued professional	$671 314	$447 295	$247 125
Accrued salaries and other employee costs	1 584 273	845 344	98 875
Accrued other	20 094	18 606	15 246
Total accrued expenses	**$2 275 681**	**$1 311 245**	**$361 246**

6. **NOTES PAYABLE**

Debt consisted of the following as of December 31, 2024, 2023 and 2022:

	December 31,		
	2024	**2023**	**2022**
Promissory note	$409 696	$470 396	$33 854
Motor vehicle and equipment loans	1 970 700	–	—
Total notes payable	2 380 396	470 396	33 854
Less: current portion of notes payable	(939 110)	(470 396)	(33 854)
Long term portion of notes payable	**$1 441 286**	**$–**	**$–**

Promissory Note Payable

During 2021, the Company executed a promissory note payable with an aggregate principal balance of $33,500 (25,000 GBP). The note was due after a period of two months, followed by mutually agreed upon monthly extensions, and does not bear interest. As of December 31, 2024, 2023 and 2022, the promissory note payable balance was $31,380, $31,827 and $33,854, respectively, and continues to be automatically extended on a monthly basis.

In conjunction with the acquisition of 51% of PET Labs, ASP assumed a liability to a bank. Prior to December 31, 2023, the bank loan balance of $609,500 was paid off entirely.

In November 2024, the Company executed a promissory note payable with a finance company to fund its directors and officers' insurance policy for $500,923. This note bears interest at an annual rate of 8.45% with seven monthly payments beginning in December 31, 2024. In November 2023, the Company executed a promissory note payable with a finance company to fund its directors and officers' insurance policy for $526,282. This note bore interest at an annual rate of 8.74% with six monthly payments beginning in December 2023. The note was repaid in full in May 2024. For the years ended December 31, 2024 and 2023, the Company recorded interest expense of $17,872 and $2,249, respectively. As of December 31, 2024 and 2023, the promissory note payable balance was $378,316 and $438,569, respectively.

Motor Vehicle and Equipment Loans

During 2024, the Company entered into several loans to purchase motor vehicles and certain equipment totaling $2,020,511. These loans are secured by the underlying assets included in property and equipment. The loans have variable interest rates ranging from 10.40% to 12.25% and mature from September 2028 to December 2029. Minimum monthly payments total $40,120. Interest expense under the outstanding loans was $70,975 for the year ended December 31, 2024. As of December 31, 2024, motor vehicle and equipment loans totaled $1,970,700.

Convertible Notes Payable

In March 2024, the Company issued convertible notes payable ("March 2024 Convertible Notes") totaling $21,063,748 and received aggregate cash of $20,550,000. One of the notes totaling $513,748 was issued to the placement agent *in lieu* of cash issuance costs. Issuance costs paid in cash totaling $521,423 and the value of the note issued upon issuance to the placement agent were expensed in selling, general and administrative costs in the consolidated statement of operations and comprehensive loss for the year ended December 31, 2024.

In June 2024, the Company issued additional convertible notes payable ("June 2024 Convertible Notes") totaling $5,494,395 and received aggregate cash of $5,386,228. One of the notes totaling $108,167 was issued to the placement agent *in lieu* of cash issuance costs and was expensed in selling, general and administrative costs in the condensed consolidated statement of operations and comprehensive loss for the year ended December 31, 2024. Issuance costs paid in cash were negligible. The March 2024 Convertible Notes and the June 2024 Convertible Notes are collectively the "Convertible Notes".

The Convertible Notes are payable on demand in March 2029 and bear an annual interest rate of 6% through March 7, 2025 and 8% thereafter. Upon a qualified financing event the Convertible Notes convert into the shares issued in that qualified financing event at a price per share equal to 80% of the share price issued subject to a valuation cap. Upon a qualified transaction, the noteholders may elect to receive either 1.5x the principal and accrued interest balance in cash or convert into common shares.

The Convertible Notes are recorded on the consolidated balance sheet at their fair values. The fair value of the March Convertible Notes on the date of issuance was $21,063,748. The fair value of the June Convertible Notes on the date of issuance was $5,494,395. The fair value of the Convertible Notes as of December 31, 2024 has been determined to be $33,433,184 and the resultant change in fair value of $6,875,041 has been recorded in other income and expense in the consolidated statement of operations and comprehensive loss for the year ended December 31, 2024. As of December 31, 2024, the total principal and accrued interest of the Convertible Notes is $27,782,210 of which $1,224,067 is from the interest.

7. DEFERRED REVENUES

In June 2023, the Company entered into a Supply Agreement with a customer for the delivery of molybdenum-100 and molybdenum-98 beginning in 2024. In conjunction with the Supply Agreement, the Company received $882,000 in September 2023 as an advance towards future revenue. The Company has recorded $882,000 as deferred revenue on the balance sheet as of December 31, 2024 and 2023. No amount of deferred revenue was recorded as of January 1, 2023.

8. COMMITMENTS AND CONTINGENCIES

Purchase of Cyclotron

In November 2023, the cyclotron that the Company ordered was shipped. As of December 31, 2023, the equipment had not been delivered; however, the Company was obligated to purchase this equipment and recorded the full cost of $1,653,000 in other non-current assets and other non-current liabilities on the consolidated balance sheet as of December 31, 2023.

In March 2024, the cyclotron was received by the Company and is recorded as property and equipment. The financing company has paid the vendor. During 2024, the Company financed the cost of this equipment which is recorded in notes payable as of December 31, 2024.

Klydon Proprietary Limited

In November 2021, the Company entered into an agreement with Klydon Proprietary Limited ("Klydon") to design and build a plant to enrich Molybdenum in South Africa (the "Turnkey Contract"). The initial phase of the project included the building of a plant that can support the production of at least 5kgs of Mo-100. The contracted cost for this phase was $6,800,000. The second phase of the project included the production to be increased to 20kgs of Mo-100 with an additional cost of $6,000,000.

Klydon performed a portion of the services required under the Turnkey Contract; however, some services were incomplete and many of the services were not completed within the time frame required. As a result, Klydon and ASP South Africa entered into an Acknowledgement of Debt Agreement dated November 30, 2022, whereby Klydon (i) agreed to pledge its assets (the "Pledged Assets") to ASP South Africa to secure its performance of the Turnkey Contract by December 31, 2022, and (ii) acknowledged that ASP South Africa would suffer damages in the amount of $6,050,000 ("Damage Amount") should it fail to perform. Under the Acknowledgement of Debt Agreement, the Pledged Assets would serve as collateral for Klydon's obligation to pay the Damage Amount should Klydon fail to perform. In connection therewith, also on November 30, 2022, ASP South Africa and Klydon entered into a Deed of Security Agreement whereby, if Klydon failed to complete its obligations under the Turnkey Contract by December 31, 2022, all of Klydon's rights of any nature to and interests of any nature in the Pledged Assets would be transferred to ASP South Africa. Klydon failed to complete its obligations under the Turnkey Contract by

December 31, 2022, however, the Company did not perfect its interests in the assets until April 4, 2023. The Company did not believe that the amounts owed by Klydon were realizable, nor did the Company know the timing of any recovery payments. Therefore, a loss recovery receivable was not recorded at any time prior to April 4, 2023.

On April 4, 2023, the Company perfected its interest under the Acknowledgement of Debt Agreement, pursuant to which the Company acquired certain intellectual property from Klydon ("Klydon Settlement"). In addition, the Company acquired Klydon's interest in four entities which are inactive and in the process of being dissolved. The Company has concluded that the Klydon Settlement is accounted for as an asset acquisition under ASC 805 since the assets acquired were concentrated in a single identifiable asset from a related party. In conjunction with the Klydon Settlement, the Company recorded an increase to additional paid-in capital for the settlement of all liabilities owed to Klydon at the time of settlement totaling $626,223.

Two individuals who were officers and board members of Klydon, one who is now an officer of ASP Isotopes Inc. and the other who was a scientific advisor of ASP Isotopes Inc., received warrants to purchase common stock of the Company and therefore are considered related parties. See Notes 10 and 12. The individual who was a scientific advisor of ASP Isotopes Inc, has resigned from that role, given his age and deteriorating health.

Share Purchase Agreement relating to PET Labs

On October 31, 2023, the Company entered into a Share Purchase Agreement with Nucleonics Imaging Proprietary Limited, a company incorporated in the Republic of South Africa (the "Seller"), relating to the purchase and sale of ordinary shares in the issued share capital of PET Labs. PET Labs is a South African radiopharmaceutical operations company, dedicated to nuclear medicine and the science of radiopharmaceutical production.

Under the Purchase Agreement, the Company has agreed to purchase from the Seller 51 ordinary shares in the issued share capital of PET Labs (the "Initial Sale Shares") (representing 51% of the issued share capital of PET Labs) and has an option to purchase from the Seller the remaining 49 ordinary shares in the issued share capital of PET Labs (the "Option Shares") (representing the remaining 49% of the issued share capital of PET Labs). The Company agreed to pay to the Seller an aggregate of $2,000,000 for the Initial Sale Shares, of which aggregate amount of $500,000 was payable on the completion of the sale of the Initial Sale Shares and $1,500,000 is payable on demand after one calendar year from the agreement date. In January 2024, the Company agreed to pay $264,750 to the Seller. The balance due for the Initial Sale Shares as of December 31, 2024 is $1,235,250 and is recorded in other current liabilities on the consolidated balance sheet. If the Company exercises its option to purchase the Option Shares (which option is exercisable from the agreement date until January 31, 2027, provided that the Initial Sale Shares have been paid for in full), the Company has agreed to pay $2,200,000 for the Option Shares.

PET Labs Global

In August 2024, PET Labs Global entered into a three-year service agreement with Cayman Enterprise City and is licensed to operate from within the Cayman Islands' Special Economic Zone ("SEZ"). The service fee includes among other things the right to use certain office space and associated facilities within the SEZ. The Company has applied the guidance in ASC 842 and determined that this agreement is not a leasing arrangement. Management has determined that based on the nature of the combined services, the expense should be recognized as incurred. The Company recorded fees under this agreement totaling $26,459 for the year ended December 31, 2024.

Contingencies

From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of its business activities. The Company accrues liabilities for such matters when future expenditures are probable and such expenditures can be reasonably estimated.

On December 4, 2024, a purported stockholder of the Company filed a putative securities class action on behalf of purchasers of the Company's securities between October 30, 2024 through November 26, 2024 against ASP Isotopes Inc. and certain of its executive officers in the United States District Court for the Southern District of New York (*Corredor v. ASP Isotopes Inc., et al.*, Case No. 1:24-cv-09253 (S.D.N.Y)) (the "Securities Class Action"). The Securities Class Action alleges that the Company, its chief executive officer and chief financial officer ("Defendants") made materially misleading or false statements or omissions regarding the Company's business and asserts purported claims under §§ 10(b) and 20(a)

of the Securities Exchange Act of 1934 and SEC Rule 10b-5 promulgated thereunder. The complainant seeks unspecified compensatory damages, attorney's fees and costs. Defendants intend to vigorously defend against the Securities Class Action; however, we cannot be certain of the outcome and, if decided adversely to us, our business and financial condition may be adversely affected.

In addition to the matters described above, from time to time, we may become subject to arbitration, litigation or claims arising in the ordinary course of business. The results of any current or future claims or proceedings cannot be predicted with certainty, and regardless of the outcome, litigation can have an adverse impact on us because of defense and litigation costs, diversion of management resources, reputational harm and other factors.

9. LEASES

The Company accounts for facility leases in accordance with ASC 842 (Note 2). The Company is party to five facility leases in South Africa for office, manufacturing and laboratory space.

A lease for office and laboratory space in Pretoria, South Africa, commenced in October 2021 with the initial term set to expire in December 2030. The Company has applied the guidance in ASC 842 and has determined that it should be classified as an operating lease. The Company's incremental borrowing rate for this lease is 7.5% based on the remaining lease term of the applicable lease. Consequently, an ROU lease asset of $952,521 with a corresponding lease liability of $952,521 based on the present value of the minimum rental payments of such lease was recorded at the inception of the lease.

A lease for additional production space in Pretoria, South Africa, commenced in April 2023 with the initial term set to expire in March 2024. Effective February 1, 2024, this lease was amended such that the new term begins on February 1, 2024 and expires in February 2026. Prior to the amendment, the Company had applied the guidance in ASC 842 and determined that this lease was a short term lease and expensed the monthly payments as incurred. The Company has applied the guidance in ASC 842 to the amended lease and has determined that it should be classified as an operating lease. The Company's incremental borrowing rate for this lease is 10.6% based on the lease term of the applicable lease. A ROU lease asset of $364,458 with a corresponding lease liability of $364,458 based on the present value of the minimum rental payments of such lease was recorded at the commencement of the amended lease.

A lease for laboratory space in Pretoria, South Africa, commenced in November 2023 with the initial term set to expire in October 2026. The Company has applied the guidance in ASC 842 and has determined that it should be classified as an operating lease. The Company's incremental borrowing rate for this lease is 13.16% based on the remaining lease term of the applicable lease. Consequently, a ROU lease asset of $70,607 with a corresponding lease liability of $70,607 based on the present value of the minimum rental payments of such lease was recorded at the inception of the lease.

A lease for office and production space in Pretoria, South Africa, commenced prior to October 31, 2023 with the initial term set to expire in March 2026. The Company has applied the guidance in ASC 842 and has determined that it should be classified as an operating lease effective on the date of ASP Isotopes acquisition of 51% of PET Labs. The Company's incremental borrowing rate is approximately 12.875% based on the expected remaining lease term of the applicable lease. Consequently, a ROU lease asset of $592,304 which reflects an $84,858 unfavorable adjustment based on the fair value of the lease terms and a corresponding lease liability of $677,163 based on the present value of the minimum rental payments of such lease was recorded at the date of ASP Isotopes acquisition of 51% of PET Labs. Dr. Gerdus Kemp, an officer of PET Labs and an employee of ASP UK, is the sole owner of the facility under this lease agreement.

A summary of long-term leases in the consolidated balance sheet as of December 31, 2024 is as follows:

	ROU Asset	Operating lease liability – Current	Operating lease liability – Non-current	Total operating lease liability
Lease:				
Office and laboratory, Pretoria, South Africa	$538 942	$63 703	$554 332	$618 035
Additional production, Pretoria, South Africa	211 829	179 948	31 881	211 829
Laboratory, Pretoria, South Africa	45 433	23 653	23 674	47 327
Office and production, Pretoria, South Africa	325 930	290 372	78 592	368 964
Total	**$1 122 134**	**$557 676**	**$688 479**	**$1 246 155**

A summary of long-term leases in the consolidated balance sheet as of December 31, 2023 is as follows:

	ROU Asset	Operating lease liability – Current	Operating lease liability – Non-current	Total operating lease liability
Lease:				
Office and laboratory, Pretoria, South Africa	$626 548	$53 504	$637 348	$690 852
Laboratory, Pretoria, South Africa	68 089	19 608	48 805	68 413
Office and production, Pretoria, South Africa	564 064	263 452	380 494	643 946
Total	**$1 258 701**	**$336 564**	**$1 066 647**	**$1 403 211**

A lease for additional production space in Pretoria, South Africa, commenced prior to October 31, 2023 with the initial term expiring in March 2024 and the Company is maintaining the lease under the agreed upon monthly extensions. The Company has applied the guidance in ASC 842 and has determined that this lease is a short term lease effective on the date of ASP Isotopes acquisition of 51% of PET Labs and expensed the monthly payments for the years ended December 31, 2024 and 2023.

Quantitative information regarding the Company's operating lease liabilities is as follows:

	Year Ended December 31,		
	2024	2023	2022
Operating lease cost			
Operating lease cost	$663 662	$178 610	$125 667
Other information			
Operating cash flows paid for amounts included in the measurement of lease liabilities	$644 793	$153 988	$93 211
Operating lease liabilities arising from obtaining right-of-use assets	$364 458	$70 607	$–
Weighted average remaining lease term (years)	3.61	4.62	8.00
Weighted average discount rate	9.83%	10.24%	7.5%

Future lease payments under noncancelable operating lease liabilities are as follows as of December 31, 2024:

	Operating leases
Future lease payments	
2025	$651 437
2026	253 779
2027	124 770
2028	134 128
2029	144 188
Thereafter	155 002
Total lease payments	$1 463 304
Less: imputed interest	(217 149)
Total operating lease liabilities	$1 246 155
Less: current portion	(557 676)
Operating lease liability – non-current	**$688 479**

The Company records the expense from short term leases as incurred. The Company recorded lease expense from its short term leases of $31,746 and $121,312 for the year ended December 31, 2024 and 2023, respectively.

The Company accounts for finance leases in accordance with ASC 842 (Note 2). Subsequent to the acquisition of 51% of PET Labs on October 31, 2023, the Company is party to several ongoing finance leases in South Africa for certain fixed assets. In addition, In May and October 2024, the Company entered into new finance leases for additional equipment.

Quantitative information regarding the Company's finance lease liabilities is as follows:

	Year Ended December 31,		
	2024	2023	2022
Finance lease cost			
Interest on lease liabilities	$68 609	$5 059	$–
Other Information			
Operating cash flows paid for amounts included in the measurement of finance lease liabilities	$100 611	$9 601	$–
Amortization of right-of-use assets	$43 039	$6 445	$–
Weighted average remaining lease term (years)	4.4	3.9	–
Weighted average discount rate	13.1%	11.3%	–%

Future lease payments under noncancelable finance lease liabilities are as follows as of December 31, 2024:

	Finance leases
Future Lease Payments	
2025	$208 222
2026	211 913
2027	207 117
2028	170 443
2029	66 218
Thereafter	64 914
Total lease payments	$928 827
Less: imputed interest	(242 637)
Total lease liabilities	$686 190
Less current portion	(125 862)
Finance lease liability – non-current	**$560 328**

10. LICENSE AND COLLABORATION AGREEMENTS

Klydon Proprietary Ltd ("Klydon")

In September 2021, ASP South Africa licensed certain intellectual property from Klydon for the development, production distribution, marketing and sale of Mo-100. The license had a term of 999 years, unless terminated earlier by either party under certain provisions. Two individuals who are officers and board members of Klydon received warrants to purchase common stock of the Company (See Note 12). Effective July 26, 2022, the parties agreed to terminate the Mo-100 license, which was superseded and replaced by a new license agreement (described below).

In January 2022, ASP South Africa licensed certain intellectual property from Klydon for the development, production distribution, marketing and sale of uranium isotope U-235 ("U-235"). The license had a term of 999 years, unless terminated earlier by either party under certain provisions. The Company paid an upfront fee of $100,000, which was expensed to research and development expense. The Company was required to pay a nominal royalty per kg of product sold plus 10% royalties on product net profits over the term of the contract. One of the officers, who is also a board member of Klydon, became a board member and consultant of ASP Isotopes Inc. and an employee of ASP Guernsey in January 2022. Effective July 26, 2022, the parties agreed to terminate the U-235 license, which was superseded and replaced by a new license agreement (described below).

In July 2022, ASP UK entered into a license agreement with Klydon as licensor, pursuant to which ASP Isotopes UK Ltd acquired from Klydon an exclusive license to use, develop, modify, improve, subcontract and sublicense certain intellectual property rights relating to the ASP technology for the production, distribution, marketing and sale of all isotopes produced using the ASP technology (the "Klydon license agreement"). The Klydon license agreement superseded and replaced the Mo-100 license and U-235 license described in Note 8 above. The Klydon license agreement is royalty-free, has a term of 999 years and is worldwide for the development of the ASP technology and the distribution, marketing and sale of isotopes. Future production of isotopes is limited to member countries of the Nuclear Suppliers Group. In connection with the Klydon license agreement the Company agreed to make an upfront payment of $100,000 (to be included within the payments the Company makes under the Turnkey Contract) and deferred payments of $300,000 over 24 months, which was expensed to research and development expense.

In July 2022, ASP South Africa acquired assets comprising a dormant Silicon-28 aerodynamic separation processing plant from Klydon for ZAR 6,000,000 (which at the then current exchange rate was approximately $354,000), which was recorded to property and equipment, would have been payable to Klydon on the later of 180 days of the acquisition and the date on which the assets generate any revenues of any nature.

On April 4, 2023, the Company perfected its interest under the Acknowledgement of Debt Agreement (see Note 8), pursuant to which the Company acquired certain intellectual property from Klydon ("Klydon Settlement"). The Company concluded that the Klydon Acquisition is accounted for under ASC 805,

Business Combinations as an asset acquisition since the assets acquired were concentrated in a single identifiable asset from a related party. In conjunction with the Klydon Settlement, the Company recorded an increase to additional paid-in capital for the settlement of all liabilities owed to Klydon at the time of settlement totaling $626,223.

TerraPower, LLC

On April 4, 2024, the Company entered into an agreement with TerraPower to develop a conceptual design, refined cost/schedule/financing, risk register, and term sheet for a High Assay Low Enriched Uranium ("HALEU") facility (the "TerraPower Agreement"). The TerraPower Agreement may be terminated for (a) breach or default, (b) the Company's convenience or (c) TerraPower's convenience. TerraPower is obligated to make all payments for milestones completed by the Company and these payments are nonrefundable.

On October 18, 2024, the Company and TerraPower signed a term sheet (the "TerraPower Term Sheet") that provides for the execution of two definitive agreements: (1) an agreement pursuant to which TerraPower will provide funding for the Company's construction of a uranium enrichment facility capable of producing HALEU using the Company's proprietary aerodynamic separation process technology to be located in the Republic of South Africa and (2) An agreement pursuant to which the Company will deliver to TerraPower the full capacity of the enrichment facility.

The Company accounts for the TerraPower Agreement in accordance with ASC 808. The Company has concluded that other authoritative accounting literature does not apply directly to these payments from TerraPower, either directly or by analogy, including ASC 606 because TerraPower is not a customer. The Company has concluded that TerraPower is not a customer because TerraPower has not contracted with the Company to obtain goods or services that are an output of the Company's ordinary activities in exchange for consideration. The Company also has concluded that there is no other authoritative accounting literature that is appropriate to apply by analogy, and, accordingly, its accounting policy is to evaluate the income statement classification for presentation of amounts associated with each separate activity. As a result, the Company concludes that all portions of the net receivable from TerraPower are directly related to the conceptual design of the HALEU facility. Furthermore, the Company and TerraPower will jointly develop criteria for optimization of the HALEU facility's operations. TerraPower shares the risks and rewards of designing the HALEU facility since its successful completion will enable TerraPower to purchase output from the HALEU facility in the future.

For the year ended December 31, 2024, $200,000 has been recognized as collaboration revenue in the consolidated statements of operations and comprehensive loss.

11. ACQUISITIONS

PET Labs Pharmaceuticals

In October 2023, the Company completed the acquisition of PET Labs. The acquisition is intended to accelerate the distribution of the Company's pipeline. The acquisition of PET Labs has been accounted for as a business combination in accordance with ASC 805.

Pursuant to the terms of the agreement, the Company acquired 51% of the common shares issued and outstanding for total purchase consideration of $2,000,000 in cash of which $500,000 was paid upfront. In January 2024, the Company made a partial payment of $264,750 and the balance of $1,235,250 is expected to be paid in 2025 and is recorded in other current liabilities on the consolidated balance sheet.

In addition to the purchase consideration, the Company has an option to purchase the remaining 49% of the issued and outstanding shares for an agreed consideration totaling $2,200,000. No consideration or value relating to this option was recognized as it was not considered probable at the time of acquisition and as of December 31, 2024.

The Company incurred approximately $4,000 in transaction costs related to the acquisition of PET Labs, which is recorded in general and administrative expenses in the consolidated statement of operations and comprehensive loss for the year ended December 31, 2023.

Dr. Gerdus Kemp is an officer of PET Labs and, effective November 1, 2023, an employee of ASP UK. In addition, Dr. Kemp controls the remaining 49% ownership of PET Labs.

The following table summarizes the allocation of the purchase consideration to the fair value of the assets acquired and liabilities assumed:

Consideration	
Cash	$500 000
Present value of balance due	1 395 348
	$1 895 348
Recognized amounts of identifiable assets acquired and liabilities assumed	
Cash and cash equivalents	$378 152
Accounts receivable	460 165
Other current assets	184 457
Property and equipment	821 926
Right-of-use assets	592 304
Financial liabilities	(1 248 699)
Right-of-use liabilities	(677 163)
Total identifiable net assets	511 142
Non-controlling interest	(1 821 021)
Goodwill	3 205 227
	$1 895 348

Goodwill arising from the acquisition as of October 31, 2023 of $3,205,227 was attributable mainly to buyer specific synergies expected to arise from the acquisition. No goodwill from this acquisition is deductible for income tax purposes. The Company considered the contractual value of accounts receivable to be the same as the fair value and the full amount was collected. The results of PET Labs have been included in the consolidated financial statements from the date of the acquisition.

The Company accounts for business combinations in accordance with ASU No. 2015-16, Business Combinations (Topic 805), which requires an acquirer to retrospectively adjust provisional amounts recognized in a business combination during the measurement period (which represents a period not to exceed one year from the date of the acquisition), in the reporting period in which the adjustment is determined, as well as present separately on the face of the income statement or as a disclosure in the notes to the consolidated financial statements, the portion of the amount recorded in current period earnings that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date.

The changes to the carrying value of goodwill is as follows:

Balance as of October 31, 2023 (acquisition date)	$3 205 227
Translation adjustment	61 876
Balance as of December 31, 2023	$3 267 103
Translation adjustment	(99 002)
Balance as of December 31, 2024	**$3 168 101**

ASP Rentals

In December 2023, ASP South Africa entered into a Shareholders Agreement ("ASP Rentals Shareholders Agreement") with ASP Rentals, a newly formed equipment financing service provider formed for the sole purpose of providing financing to ASP South Africa for its significant asset purchases in South Africa. In accordance with the terms of the ASP Rentals Shareholders Agreement, ASP Rentals issued 24% of its capital stock to ASP South Africa for total consideration of ZAR 3,300,829 (which at the exchange rate as of December 31, 2023 was $180,387) and the remaining 76% of its capital stock was issued to two third party entities for combined consideration of ZAR 13,203,317 (which at the exchange rate as of December 31, 2023 was $721,548).

In June 2024, ASP Rentals issued additional capital stock to support additional financing to ASP South Africa and PET Labs. Per the terms of the ASP Rentals Shareholder Agreement, ASP Rentals issued 20% of the new capital to ASP South Africa for total consideration of ZAR 3,671,412 (which at the exchange rate as of June 30, 2024 was $201,994) and the remaining 80% of the new capital to one of the two original third party entities for a combined consideration of ZAR 18,357,063 (which at the exchange rate as of June 30, 2024 was $1,009,969).

In August 2024, ASP Rentals issued additional capital stock to support additional financing to PET Labs. Per the terms of the ASP Rentals Shareholder Agreement, ASP Rentals issued 20% of the new capital to ASP South Africa for total consideration of ZAR 369,965 (which at the exchange rate as of August 23, 2024 was $21,421) and the remaining 80% of the new capital to one of the two original third party entities for a combined consideration of ZAR 1,849,826 (which at the exchange rate as of August 23, 2024 was $104,925).

In December 2024, ASP Rentals issued additional capital stock to support additional financing to ASP South Africa. Per the terms of the ASP Rentals Shareholder Agreement, ASP Rentals issued 20% of the new capital to ASP South Africa for total consideration of ZAR 130,000 (which at the exchange rate as of December 31, 2024 was $6,889) and the remaining 80% of the new capital to one of the two original third party entities for a combined consideration of ZAR 650,000 (which at the exchange rate as of December 31, 2024 was $35,746).

As a result of the additional financings in 2024, ASP South Africa now controls 42% of ASP Rentals.

In addition to issuance of these shares, future ASP South Africa and PET Labs equipment purchases may also be financed by ASP Rentals through the issuance of additional shares. ASP South Africa will only be entitled to dividend distributions upon the two third party entities receiving a designated return on their investment.

In conjunction with the ASP Rental Shareholders Agreement, ASP South Africa and PET Labs have both entered into an Asset Sale Agreement and an Asset Rental Agreement with ASP Rentals in order to facilitate the financing of equipment recently purchased by ASP South Africa and PET Labs. As a result of the transactions contemplated by these agreements, collectively, ASP Rentals is considered a variable interest entity. In addition, since the only function of ASP Rentals is to provide financing to ASP South Africa and PET Labs, ASP Isotopes is considered to be the primary beneficiary of ASP Rentals. Therefore, ASP Rentals has been consolidated in accordance with ASC 810.

Pursuant to the terms of the ASP Rentals Shareholders Agreement, as of December 31, 2023, ASP South Africa was obligated to acquire and ASP Rentals was obligated to issue 24% of the common shares of ASP Rentals to be issued and outstanding for total purchase consideration of ZAR 3,300,829 (which at the exchange rate as of December 31, 2023 was $180,387). As of December 31, 2023 these amounts are eliminated in consolidation.

As of December 31, 2023, ASP Rentals had a receivable and an obligation to issue 76% of the common shares of ASP Rentals with non-affiliates for an aggregate of ZAR 13,203,317 (which at the exchange rate as of December 31, 2023 was $721,548). As of December 31, 2023, the Company had recorded $721,548 as a receivable from non-controlling interest in current assets and a non-controlling interest in equity. All consideration for these common shares of ASP Rentals was received in January 2024.

12. STOCKHOLDERS' EQUITY

Preferred stock

The Company has 10,000,000 shares of preferred stock authorized, of which no shares were issued and outstanding as of December 31, 2024, 2023 and 2022.

Common stock

The Company has 500,000,000 shares of common stock authorized, of which 72,068,059 and 48,923,276 shares were issued and outstanding as of December 31, 2024 and 2023, respectively. Common stockholders are entitled to one vote for each share of outstanding common stock held at all meetings of stockholders and written actions *in lieu* of meetings. Common stockholders are entitled to receive dividends for each share of outstanding common stock, if and when declared by the Board. No dividends have been declared or paid by the Company through December 31, 2024.

In March 2023, an officer and scientific advisor of the Company exchanged an aggregate of 3,000,000 shares of ASP Isotopes Inc. common stock for 2,500 shares of Enlightened Isotopes convertible preferred stock. In conjunction with the exchange, Enlightened Isotopes transferred the common shares of ASP Isotopes Inc. to ASP Isotopes and then ASP Isotopes immediately cancelled all 3,000,000 shares. The Company will report the non-controlling interest of future net income or loss on the consolidated balance sheet and statement of operations and comprehensive loss. As of December 31, 2023, negligible activity had been recorded for Enlightened Isotopes. Activities for Enlightened Isotopes began in 2024.

The Company's non-employee board members agreed to receive the 2022 and 2023 director fees totaling $240,000 in shares of common stock. In August 2024, 163,632 shares of common stock were issued and the value of the fees totaling $165,000 is recorded as par and additional paid-in capital on the consolidated balance sheet. In December 2024, 77,626 shares of common stock were issued and the value of the fees totaling $75,000 is recorded as additional paid-in capital on the consolidated balance sheet. The Company's non-employee board members received 429,423 shares of common stock during 2024, of which $400,000 and $100,000 was recorded as stock compensation expense in 2024 and 2023, respectively.

In March 2023, the Company issued 3,164,557 shares of the Company's common stock at a purchase price of $1.58 per share and warrants to purchase up to an aggregate of 3,164,557 shares of its common stock with an exercise price of $1.75 per share for gross proceeds of $5,000,000. The Company incurred $506,390 in cash issuance costs and issued warrants to purchase up to an aggregate of 221,519 shares of common stock with an exercise price of $1.975 per share to the placement agent with an initial fair value of $179,116.

In October 2023, the Company entered into Securities Purchase Agreements with certain institutional and other accredited investors and certain directors of the Company to issue and sell an aggregate of 9,952,510 shares of the Company's common stock, for aggregate cash consideration of $9,129,495, as follows: (i) 8,459,093 shares to investors at a purchase price per share of $0.9105, (ii) 1,190,239 shares to investors at a purchase price per share of $0.9548, and (iii) 303,178 shares to directors at a purchase price per share of $0.96. The Company incurred issuance costs equivalent to 5% of the gross proceeds from new investors which was settled in stock through the issuance of 472,582 shares to the placement agent and additional cash issuance costs totaling $57,083.

In July 2024, the Company issued 13,800,000 shares of common stock in a public offering at a public offering price of $2.50 per share for aggregate gross proceeds totaling $34,500,000. Issuance costs, including commissions and expenses totaled $2,194,041.

In November 2024, the Company issued an additional 2,754,250 shares of common stock in a public offering at a public offering price of $6.75 per share for aggregate gross proceeds totaling $18,591,187. Issuance costs, including commissions and expenses totaled $1,454,344.

The following shares were issued to consultants and vendors for the year ended December 31, 2024:

Description	Origination date	Shares	Fair value	Settlement date	Fair value at settlement	Change in fair value
Settlement of liability with consultants	January 2024	100 000	$195 000	September 2024	$219 500	$(24 500)
Settlement of liability with consultants	April 2024	60 000	240 600	June 2024	183 600	$57 000
Issuance of common stock to consultant	June 2024	60 000	183 600	June 2024	183 600	$–
Settlement of liability with consultants	July 2024	50 000	164 000	September 2024	109 750	$54 250
Issuance of restricted common stock to consultants	September 2024	150 000	–	September 2024	–	$–
Settlement of liability with consultants	December 2024	135 000	531 000	December 2024	642 000	$(111 000)
		555 000	**$1 314 200**		**$1 338 450**	**$(24 250)**

The following shares were issued to consultants and vendors for the year ended December 31, 2023:

Description	Origination date	Shares	Fair value	Settlement date	Fair value at settlement	Change in fair value
Issuance of common stock *in lieu* of commissions	October 2022	57 250	$90 455	March 2023	$75 570	$14 885
Settlement of liability with consultants	November 2022	12 500	50 000	August 2023	18 125	$31 875
Settlement of liability with consultants	February 2023	100 000	172 500	August 2023	145 000	$27 500
Settlement of liability with consultants	March 2023	100 000	93 700	August 2023	145 000	$(51 300)
Issuance of common stock to settle share liability	May 2023	100 000	65 100	November 2023	152 000	$(86 900)
Issuance of common stock to settle share liability	May 2023	50 000	30 900	November 2023	76 000	$(45 100)
Settlement of liability with consultants	July 2023	150 000	181 500	August 2023	248 000	$(66 500)
Settlement of liability with consultants	August 2023	100 000	126 000	August 2023	145 000	$(19 000)
		669 750	**$810 155**		**$1 004 695**	**$(194 540)**

During 2023 and 2024, the Company issued shares of common stock to consultants and vendors to settle share liabilities. The fair value of these shares is recorded to share liability in the consolidated balance sheet and the change in fair value upon settlement of the share liability is recorded to change in fair value of share liability in the consolidated statements of operations and comprehensive loss.

Activity of the share liabilities for the year ended December 31, 2024 is as follows:

	Share liabilities as of December 31, 2023	New share liabilities in 2024	Mark to market adjustments in 2024	Liabilities settled in 2024	Share liabilities as of December 31, 2024
Share liabilities	$–	$1 130 600	$24 250	$(1 154 850)	$–

Activity of the share liabilities for the year ended December 31, 2023 is as follows:

	Share liabilities as of December 31, 2022	New share liabilities in 2023	Mark to market adjustments in 2023	Liabilities settled in 2023	Share liabilities as of December 31, 2023
Share liabilities	$140 455	$669 700	$194 540	$(1 004 695)	$–

Common Stock Warrants

In September 2023, the Company issued warrants to purchase 3,386,076 shares of common stock. The fair value of these warrants was determined to be $2,882,621 and estimated based on the Black-Scholes model, using the following assumptions:

Expected volatility	60.3%
Weighted-average risk-free rate	3.44%
Expected term in years	5.5
Expected dividend yield	–%

In April 2024, a warrant to purchase 3,164,557 shares of common stock was exercised and the Company received gross proceeds of $5,537,975. As an inducement for the warrant holder to exercise in cash, a warrant to purchase 1,225,000 shares of common stock at an exercise price of $3.90 per share was issued to that same warrant holder for no consideration ("Inducement Warrant"). The Inducement Warrant vests in October 2024 and expires in October 2029. The Company evaluated the terms of the Inducement Warrant and determined that it should be accounted for as an equity-based warrant. The Company also evaluated the circumstances of the award and determined that the inducement should be treated as a deemed dividend.

The fair value of the Inducement Warrant was determined to be $2,779,659 and estimated based on the Black-Scholes model, using the following assumptions:

Expected volatility	73.5
Weighted-average risk-free rate	4.37%
Expected term in years	5.5
Expected dividend yield	–%

The fair value of the Inducement Warrant is considered a deemed dividend and the amount is reflected in the calculation of earnings (loss) per share on a basic and diluted basis.

In conjunction with the exercise of the warrant in April 2024, the Company is now obligated to issue to an underwriter, a warrant to purchase 221,519 shares of common stock ("Commission Warrant") in addition to a cash payment totaling $387,658. The Company evaluated the terms of the Commission Warrant and determined that it should be accounted for as an equity-based warrant. The fair value of the Commission Warrant was determined to be $657,871 and estimated based on the Black-Scholes model, using the following assumptions:

Expected volatility	73.5%
Weighted-average risk-free rate	4.60%
Expected term in years	5.5
Expected dividend yield	–%

The cash payment and the issuance of the Commission Warrant was settled in December 2024. The fair value of the Commission Warrant upon issuance was $765,894. The resulting change in fair value of share liability was a loss of $108,023 for the year ended December 31, 2024 and is included in change in fair value of share liability in the statement of operations and comprehensive loss.

In October 2024, a warrant to purchase 151,741 shares of common stock was exercised and the Company received gross proceeds of $299,688.

13. STOCK COMPENSATION PLAN

Equity Incentive Plan

In October 2021, the Company adopted the 2021 Stock Incentive Plan ("2021 Plan") that provided for the issuance of common stock to employees, non-employee directors, and consultants. Recipients of incentive stock options are eligible to purchase shares of common stock at an exercise price equal to no less than the estimated fair market value of such stock on the date of grant. The 2021 Plan provided for the grant of incentive stock options, non-statutory stock options, restricted stock, restricted stock units, stock awards and stock appreciation rights. The maximum contractual term of options granted under the 2021 Plan is ten years. The maximum number of shares initially available for issuance under the 2021 Plan was 6,000,000. No further options were available to be issued under the 2021 Plan.

In November 2022, the Company adopted the 2022 Equity Incentive Plan ("2022 Plan") that provides for the issuance of common stock to employees, non-employee directors, and consultants. Recipients of incentive stock options are eligible to purchase shares of common stock at an exercise price equal to no less than the estimated fair market value of such stock on the date of grant. The 2022 Plan provides for the grant of incentive stock options, non-statutory stock options, restricted stock, restricted stock units, stock awards and stock appreciation rights. The maximum contractual term of options granted under the 2022 Plan is ten years. The number of shares of the Company's common stock initially reserved for issuance under the 2022 Plan is equal to 5,000,000, subject to an annual increase, to be added on the first day of each fiscal year, beginning with the fiscal year ending December 31, 2023 and continuing

until, and including, the fiscal year ending December 31, 2033, equal to the lesser of 5% of the number of shares of the Company's common stock outstanding on such date or an amount determined by the Company's board of directors. On January 1, 2024, the Company added 2,446,164 shares to the 2022 Plan. As of December 31, 2024, 395,535 shares remain available for future grant under the Plan.

In June 2024, the Company adopted the 2024 Inducement Equity Incentive Plan ("2024 Plan"). The 2024 Plan will be used exclusively for the grant of equity awards to individuals who were not previously employees or directors of the Company, or following a bona fide period of non-employment, as an inducement material to such individuals entering into employment with the Company, pursuant to Nasdaq Listing Rule 5635(c)(4). Recipients of stock options are eligible to purchase shares of common stock at an exercise price equal to no less than the estimated fair market value of such stock on the date of grant. The 2024 Plan provides for the grant of non-statutory stock options, restricted stock, restricted stock units, stock awards and stock appreciation rights. The maximum contractual term of options granted under the 2024 Plan is ten years. The number of shares of the Company's common stock initially reserved for issuance under the 2024 plan is equal to 2,500,000. As of December 31, 2024, 1,825,000 shares remain available for future grant under the 2024 Plan.

Stock Options

The following table sets forth the activity for the Company's stock options during the periods presented:

	Number of Options	**Weighted-Average** Exercise Price per Share	**Weighted Average** Remaining Contractual Term (in Years)	**Aggregate Intrinsic** Value
Outstanding as of December 31, 2022	2 901 000	$1.91	9.4	$199 500
Granted	–	$–		
Forfeited	(135 000)	$2.00		
Outstanding as of December 31, 2023	2 766 000	$1.91	8.4	$231 000
Granted	–	$–		
Forfeited	(35 000)	$2.00		
Outstanding as of December 31, 2024	**2 731 000**	**$1.90**	**7.4**	**$7 171 930**
Exercisable as of December 31, 2024	2 339 807	$1.89	7.4	$6 182 213
Vested or expected to vest as of December 31, 2024	**2 731 000**	**$1.90**	**7.4**	**$7 171 930**

No options were granted in the years ended December 31, 2024 and 2023.

The Company recorded stock compensation from options of $783,145 and $973,844 for the year ended December 31, 2024 and 2023, respectively. As of December 31, 2024, there was $466,234 of unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Plan, which is expected to be recognized over a weighted average period of approximately 0.5 years.

Stock Awards

In October 2021, the Company issued 1,500,000 shares of restricted common stock to its Chief Executive Officer. The number of shares that vest is dependent on achieving certain performance conditions and dependent market conditions upon the third anniversary from the date of grant. The Company determined that the fair value of this award was $0.25 per share for a total value of $375,000. The Company determined the performance condition probable and recognized stock-based compensation expense of $375,000 for the year ended December 31, 2024.

The Company recorded stock-based compensation expense from stock awards totaling $7,778,259 and $7,669,955 for the years ended December 31, 2024 and 2023, respectively. As of December 31, 2024, there is $7,982,308 of unrecognized stock-based compensation expense related to the non-vested portion of restricted stock awards that is expected to be recognized over the next 2.2 years.

The following table summarizes awards and vesting of restricted common stock:

	Number of Shares	Weighted Average Grant Date Fair Value Per Share
Unvested as of December 31, 2022	7 000 000	$1.75
Granted	1 756 750	$1.52
Vested	(4 267 564)	$1.84
Unvested as of December 31 2023	4 489 186	$1.42
Granted	2 523 554	$3.79
Vested	(3 873 037)	$1.76
Forfeited and retired	(325 000)	$1.19
Unvested as of December 31 2024	**2 814 703**	**$3.24**

Of the 2,523,554 shares of restricted common stock granted in 2024, 150,000 shares were issued to consultants and 170,088 shares were issued to the Company's non-employee board members.

Stock-based Compensation Expense

Stock-based compensation expense for all stock awards recognized in the accompanying consolidated statements of operations is as follows:

	Year Ended December 31,		
	2024	2023	2022
Selling, general and administrative	$8 231 386	$8 378 875	$1 798 043
Research and development	330 018	364 924	201 270
Total	**$8 561 404**	**$8 743 799**	**$1 999 313**

14. NET LOSS PER SHARE

The Company has reported losses since inception and has computed basic net loss per share attributable to common stockholders by dividing net loss attributable to common stockholders by the weighted-average number of shares of Common Stock outstanding for the period, without consideration for potentially dilutive securities. The Company computes diluted net loss per share of Common Stock after giving consideration to all potentially dilutive shares of common stock, including options to purchase common stock and warrants to purchase common stock, outstanding during the period determined using the treasury-stock and if-converted methods, except where the effect of including such securities would be antidilutive. Because the Company has reported net losses since inception, these potential shares of Common Stock have been anti-dilutive and basic and diluted loss per share were the same for all periods presented.

The following table sets forth the computation of basic and diluted net loss per share:

	Year Ended December 31,		
	2024	2023	2022
Numerator:			
Net loss attributable to ASP Isotopes shareholders	$(35 113 240)	$(16 286 234)	$(4 945 139)
Denominator:			
Weighted average common stock outstanding, basic and diluted	55 671 805	33 066 708	26 793 745
Net loss per share, basic and diluted	**$(0.63)**	**$(0.49)**	**$(0.18)**

The following table sets forth the potentially dilutive securities that have been excluded from the calculation of diluted net loss per share because to include them would be anti-dilutive:

	Year Ended December 31,		
	2024	**2023**	**2022**
Options to purchase common stock	2 731 000	2 766 000	2 901 000
Restricted stock	2 814 703	4 489 186	7 000 000
Warrants to purchase common stock	1 516 297	3 386 076	–
Total shares of common stock equivalents	**7 062 000**	**10 641 262**	**9 901 000**

15. **INCOME TAXES**

The components of net loss before taxes are as follows:

	Year Ended December 31,		
	2024	**2023**	**2022**
Domestic	$(24 777 514)	$(12 892 377)	$(3 205 342)
Foreign	(7 533 765)	(3 407 882)	(1 739 797)
Total net loss before taxes	**$(32 311 279)**	**$(16 300 259)**	**$(4 945 139)**

Income tax (benefit) expense for the years ended December 31, 2024 and 2023 is comprised of the following:

	December 31,	
	2024	**2023**
Current:		
U.S. Federal	$60 253	$–
State	1 484	–
Foreign	193 045	–
Total Current	**254 782**	**–**
Deferred:		
Foreign	(143 333)	(6 133)
Total Deferred	**(143 333)**	**(6 133)**
Total income tax expense (benefit)	**$111 449**	**$(6 133)**

The effective tax rate of the Company's provision for income taxes differs from the federal statutory rate for the years ended December 31, 2024 and 2023 as follows:

	Year Ended December 31,	
	2024	**2023**
Tax computed at federal statutory rate	21.00%	21.00%
Earnings in jurisdictions taxed at rates different from the statutory U.S. federal tax rate	1.78%	(0.58)%
Return to provision	(3.88)%	–
Change in fair value of convertible notes	(4.47)%	–
Non-deductible stock compensation expense	(5.58)%	(11.19)%
Permanent differences	(0.09)%	0.24%
Other	–	(2.44)%
Valuation allowance	(9.10)%	(7.00)%
Income tax expense	**(0.34)%**	**0.03%**

Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating losses and tax credit carry forwards. Significant components of deferred tax assets (liabilities) are as follows:

	Year Ended December 31,		
	2024	**2023**	**2022**
Deferred tax assets:			
Net operating loss carry forwards	$5 261 986	$2 321 339	$496 751
Capitalized R&D costs	33 758	31 622	50 289
Share-based compensation	–	3 644	418 019
Accruals and reserves	142 146	12 647	–
Right-of-use lease liability	336 287	276 134	243 113
Total deferred tax assets	**5 774 177**	**2 645 386**	**1 208 172**
Deferred tax liabilities:			
Property and equipment, net	(315 806)	(256 315)	
Right-of-use lease asset	(325 246)	(339 850)	(230 550)
Total deferred tax liabilities	**(641 052)**	**(596 165)**	**(230 550)**
Total net deferred tax assets	5 133 125	2 049 221	977 622
Less: valuation allowance	(5 101 278)	(2 159 799)	(977 622)
Net deferred taxes (liabilities) assets	**$31 847**	**$(110 578)**	**$–**

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and deferred tax liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, the Company determines deferred tax assets and deferred tax liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and deferred tax liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes deferred tax assets to the extent that the Company believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, carryback potential if permitted under the tax law, and results of recent operations. If the Company determines that it would not be able to realize its deferred tax assets in the future in excess of the net recorded amount, the Company would make an adjustment to the deferred tax assets through recognizing a valuation allowance, which would increase the provision for income taxes.

The Company records uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (1) the Company determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

We recognize interest and penalties related to UTBs on the income tax expense line in the accompanying consolidated statement of operations. Accrued interest and penalties are included on the related tax liability line in the consolidated balance sheet.

Management assesses the available positive and negative evidence to estimate whether sufficient future taxable income will be generated to permit use of the existing DTAs. On the basis of this evaluation, as of December 31, 2024, a full valuation allowance has been recorded against the federal, state, and South Africa deferred tax assets, excluding PET Labs and ASP Rentals which have no valuation allowance recorded. The amount of the DTA considered realizable, however, could be adjusted if estimates of future taxable income during the carry-forward period are reduced or increased or if objective negative evidence in the form of cumulative losses becomes present and less weight is given to subjective evidence such as our projections for growth.

We are subject to taxation in the United States and various states and foreign jurisdictions. The statute of limitations remains open for all periods of taxable loss until the losses have been utilized.

16. SUBSEQUENT EVENTS

Effective on January 1, 2025, the Company added 3,603,403 shares to the 2022 Equity Incentive Plan.

The Company has evaluated subsequent events through March 31, 2025, the date on which the accompanying financial statements were issued, and no other events were noted.

PRO FORMA FINANCIAL INFORMATION IN RESPECT OF THE SCHEME

The definitions and interpretations commencing on page 21 of the Circular have been used throughout this **Annexure 5A**.

The *pro forma* financial information of ASPI in this **Annexure 5A** has been prepared to show the financial effects, including the associated transaction costs, of the Scheme.

The *pro forma* financial information has been prepared using the accounting policies of ASPI as at 31 December 2024, which are in compliance with US GAAP and are consistent with those in the published audited results of ASPI for the year ended 31 December 2024. The *pro forma* financial information is prepared in accordance with the applicable criteria of the South African Companies Regulations, 2011 ("**Companies Regulations**"), and the JSE Listings Requirements and in terms of the Guide on *Pro Forma* Financial Information issued by the South African Institute of Chartered Accountants.

The *pro forma* financial information illustrates the impact of the Scheme had it been effective on 31 December 2024, for purposes of the *pro forma* consolidated statement of financial position, and for the year beginning 1 January 2024, for purposes of the *pro forma* consolidated statement of operations and comprehensive loss.

The *pro forma* financial information, including the assumptions on which it is based, is the responsibility of the directors of ASPI.

The *pro forma* financial information should be read in conjunction with the independent reporting accountant's reasonable assurance report thereon, which is presented in **Annexure 6** of the Circular.

Pro forma Consolidated Balance Sheet at 31 December 2024

	ASP Isotopes Inc. 31 December 2024 US GAAP (USD'000)	Post balance sheet – Share issuance (USD'000)	ASP Isotopes Inc. 31 December 2024 US GAAP (USD'000) Adjusted	Renergen Limited 28 February 2025 IFRS Accounting Standards (ZAR'000)	Renergen Limited 28 February 2025 IFRS Accounting Standards (USD'000)	Subsequent event – Loan agreement (USD'000)	Presentation (Adjustments and Re-classifications) (USD'000)	Renergen Limited 28 February 2025 US GAAP (USD'000) Converted	Total after conversion (USD'000)	Business combination and elimination of loan (USD'000)	Transaction costs (USD'000)	ASP Isotopes Inc Pro Forma Combined US GAAP (USD'000)
	Audited	Unaudited	Unaudited	Audited	Audited	Unaudited	Unaudited	Unaudited	Unaudited	Unaudited	Unaudited	Unaudited
	Note 1	Note 2	Note 3	Note 4	Note 5	Note 6	Note 7	Note 8	Note 9	Note 10	Note 11	Note 12
CURRENT ASSETS:												
Cash and cash equivalents	61 890	46 772	108 662	28 317	1 530	20 000	–	21 530	130 192	(20 000)	–	110 192
Accounts receivables	707	–	707	26 025	1 406		–	1 406	2 113	–	–	2 113
Inventory	66	–	66	3 198	173		–	173	238	–	–	238
Receivable from non-controlling interest	28	–	28	–			–	–	28	–	–	28
Prepaid expenses and other current assets	3 053	–	3 053	–			–	–	3 053	–	–	3 053
Loans receivable	–	–	–						–	–		–
Restricted cash	–	–	–	49 497	2 675			2 675	2 675	–	–	2 675
Net investment in leases	–	–	–				330	330	330			330
Finance lease receivables	–	–	–	6 116	330		(330)	–	–	–	–	–
Total current assets	**65 744**	**46 772**	**112 516**	**113 153**	**6 114**	**20 000**	**–**	**26 114**	**138 630**	**(20 000)**	**–**	**118 630**

	ASP Isotopes Inc. 31 December 2024 US GAAP (USD'000)	Post balance sheet – Share issuance (USD'000)	ASP Isotopes Inc. 31 December 2024 US GAAP (USD'000) Adjusted	Renergen Limited 28 February 2025 IFRS Accounting Standards (ZAR'000)	Renergen Limited 28 February 2025 IFRS Accounting Standards (USD'000)	Subsequent event – Loan agreement (USD'000)	Presentation (Adjustments and Re-classifications) (USD'000)	Renergen Limited 28 February 2025 US GAAP (USD'000) Converted	Total after conversion (USD'000)	Business combination and elimination of loan (USD'000)	Transaction costs (USD'000)	ASP Isotopes Inc Pro Forma Combined US GAAP (USD'000)
	Audited Note 1	Unaudited Note 2	Unaudited Note 3	Audited Note 4	Audited Note 5	Unaudited Note 6	Unaudited Note 7	Unaudited Note 8	Unaudited Note 9	Unaudited Note 10	Unaudited Note 11	Unaudited Note 12
NON-CURRENT ASSETS:												
Property, plant and equipment, net	22 354	–	22 354	2 009 373	108 577		(5 197)	103 380	125 734	51	–	125 785
Operating lease right-of-use lease assets	1 122	-	1 122	–	–		745	745	1 867	–	–	1 867
Deferred tax assets	32	-	32	141 586	7 651		1 448	9 099	9 131	(1 908)		7 223
Goodwill	3 168	-	3 168	–	–		–	–	3 168	47 813	–	50 981
Other non-current assets	1 928	-	1 928	–	–		–	–	1 928	–	–	1 928
Intangible assets	–	-	-	24 300	1 313		(922)	391	391	7 026	–	7 416
Restricted cash	–	-	-	23 079	1 247			1 247	1 247	–	–	1 247
Net investments in leases		-	-				2 036	2 036	2 036			2 036
Finance lease receivables	–	-	-	37 683	2 036		(2 036)	–	–	–	–	–
Total assets	**94 348**	**46 772**	**141 120**	**2 349 174**	**126 938**	**20 000**	**(3 926)**	**143 011**	**284 131**	**32 982**	**–**	**317 113**

	ASP Isotopes Inc. 31 December 2024 US GAAP (USD'000)	Post balance sheet – Share issuance (USD'000)	ASP Isotopes Inc. 31 December 2024 US GAAP (USD'000) Adjusted	Renergen Limited 28 February 2025 IFRS Accounting Standards (ZAR'000)	Renergen Limited 28 February 2025 IFRS Accounting Standards (USD'000)	Subsequent event – Loan agreement (USD'000)	Presentation (Adjustments and Re-classifications) (USD'000)	Renergen Limited 28 February 2025 US GAAP (USD'000) Converted	Total after conversion (USD'000)	Business combination and elimination of loan (USD'000)	Transaction costs (USD'000)	ASP Isotopes Inc Pro Forma Combined US GAAP (USD'000)
	Audited Note 1	Unaudited Note 2	Unaudited Note 3	Audited Note 4	Audited Note 5	Unaudited Note 6	Unaudited Note 7	Unaudited Note 8	Unaudited Note 9	Unaudited Note 10	Unaudited Note 11	Unaudited Note 12
EQUITY AND LIABILITIES CURRENT LIABILITIES:												
Accounts payable	1 021	-	1 021	–	–		3 794	3 794	4 815	–	1 000	5 815
Accrued expenses	2 276	-	2 276	–	–		1 416	1 416	3 692	–	–	3 692
Notes payable – current	939	-	939	–	–		–	–	939	–	–	939
Finance lease liabilities – current	126	-	126	–	–		–	–	126	–	–	126
Operating lease liabilities – current	558	-	558	–	–		96	96	653	–	–	653
Deferred revenue	882	-	882	–	–		–	–	882	–	–	882
Other current liabilities	1 257	-	1 257	–	–		–	–	1 257	–	–	1 257
Borrowings	–	-	-	1 013 737	54 777	20 000	–	74 777	74 777	(20 000)	–	54 777
Trade and other payables	–	-	-	96 413	5 210		(5 210)	–	–	–	–	–
Lease liabilities	–	-	-	1 769	96		(96)	–	–	–	–	–
Total current liabilities	**7 058**	**-**	**7 058**	**1 111 919**	**60 083**	**20 000**	**–**	**80 083**	**87 141**	**(20 000)**	**1 000**	**68 141**

	ASP Isotopes Inc. 31 December 2024 US GAAP (USD'000)	Post balance sheet – Share issuance (USD'000)	ASP Isotopes Inc. 31 December 2024 US GAAP (USD'000) Adjusted	Renergen Limited 28 February 2025 IFRS Accounting Standards (ZAR'000)	Renergen Limited 28 February 2025 IFRS Accounting Standards (USD'000)	Subsequent event – Loan agreement (USD'000)	Presentation (Adjustments and Re-classifications) (USD'000)	Renergen Limited 28 February 2025 US GAAP (USD'000) Converted	Total after conversion (USD'000)	Business combination and elimination of loan (USD'000)	Transaction costs (USD'000)	ASP Isotopes Inc Pro Forma Combined US GAAP (USD'000)
	Audited Note 1	Unaudited Note 2	Unaudited Note 3	Audited Note 4	Audited Note 5	Unaudited Note 6	Unaudited Note 7	Unaudited Note 8	Unaudited Note 9	Unaudited Note 10	Unaudited Note 11	Unaudited Note 12
NON-CURRENT LIABILITIES:												
Convertible notes payable, at fair value	33 433	-	33 433	–			–	–	33 433	–	–	33 433
Notes payable – non-current	1 441	-	1 441	–			–	–	1 441	–	–	1 441
Finance lease liabilities – non-current	560	-	560	–			–	–	560	–	–	560
Operating lease liabilities – non-current	688	-	688	–			541	541	1 229	–	–	1 229
Borrowings	–	-	-	53 205	2 875		–	2 875	2 875	–	–	2 875
Lease liabilities	–	-	-	10 011	541		(541)	–	–	–	–	–
Deferred revenue	–	-	-	15 095	816		–	816	816	–	–	816
Provisions	–	-	-	44 335	2 396		–	2 396	2 396	–	–	2 396
Total liabilities	**43 182**	**-**	**43 182**	**1 234 565**	**66 710**	**20 000**	**–**	**86 710**	**129 891**	**(20 000)**	**1 000**	**110 891**

	ASP Isotopes Inc. 31 December 2024 US GAAP (USD'000)	Post balance sheet – Share issuance (USD'000)	ASP Isotopes Inc. 31 December 2024 US GAAP (USD'000) Adjusted	Renergen Limited 28 February 2025 IFRS Accounting Standards (ZAR'000)	Renergen Limited 28 February 2025 IFRS Accounting Standards (USD'000)	Subsequent event – Loan agreement (USD'000)	Presentation (Adjustments and Re-classifications) (USD'000)	Renergen Limited 28 February 2025 US GAAP (USD'000) Converted	Total after conversion (USD'000)	Business combination and elimination of loan (USD'000)	Transaction costs (USD'000)	ASP Isotopes Inc Pro Forma Combined US GAAP (USD'000)
	Audited Note 1	Unaudited Note 2	Unaudited Note 3	Audited Note 4	Audited Note 5	Unaudited Note 6	Unaudited Note 7	Unaudited Note 8	Unaudited Note 9	Unaudited Note 10	Unaudited Note 11	Unaudited Note 12
EQUITY												
Common stock, par value of USD 0.01 per share; 500,000,000 shares authorised; 72 068 059 and 48 923 276 shares issued and outstanding as of 31 December 2024 and 31 December 2023, respectively	721	75	796	–	–		–	–	796		–	796
Additional paid-in capital	105 515	46 697	152 212	–	–		–	–	152 212	122 579	–	274 791
Accumulated deficit	(56 173)	-	(56 173)	–	–		–	–	(56 173)		(1 000)	(57 173)
Accumulated other comprehensive loss	(2 164)	-	(2 164)	–	–		–	–	(2 164)	–	–	(2 164)
Stated capital	–	-	-	1 210 302	65 399		–	65 399	65 399	(65 399)	–	–
Share-based payment reserve	–	-	-	26 318	1 422		–	1 422	1 422	(1 422)	–	–
Other reserves	–	-	-	946	51		(38)	13	13	(13)	–	–
Accumulated (loss)/profit	–	-	-	(198 934)	(10 749)		(4 325)	(15 075)	(15 075)	15 075	–	–

	ASP Isotopes Inc. 31 December 2024 US GAAP (USD'000)	Post balance sheet – Share issuance (USD'000)	ASP Isotopes Inc. 31 December 2024 US GAAP (USD'000) Adjusted	Renergen Limited 28 February 2025 IFRS Accounting Standards (ZAR'000)	Renergen Limited 28 February 2025 IFRS Accounting Standards (USD'000)	Subsequent event – Loan agreement (USD'000)	Presentation (Adjustments and Re-classifications) (USD'000)	Renergen Limited 28 February 2025 US GAAP (USD'000) Converted	Total after conversion (USD'000)	Business combination and elimination of loan (USD'000)	Transaction costs (USD'000)	ASP Isotopes Inc Pro Forma Combined US GAAP (USD'000)
	Audited Note 1	Unaudited Note 2	Unaudited Note 3	Audited Note 4	Audited Note 5	Unaudited Note 6	Unaudited Note 7	Unaudited Note 8	Unaudited Note 9	Unaudited Note 10	Unaudited Note 11	Unaudited Note 12
Total ASP Isotopes/ Renergen stockholders' equity	**47 898**	**46 772**	**94 670**	**1 038 632**	**56 123**		**(4 363)**	**51 759**	**146 430**	**52 697**	**(1 000)**	**198 127**
Non-controlling interest	3 268	-	3 268	75 977	4 105		437	4 542	7 810	284	–	8 095
Total stockholders' equity	**51 166**	**46 772**	**97 938**	**1 114 609**	**60 228**		**(3 926)**	**56 302**	**154 240**	**52 982**	**(1 000)**	**206 221**
Total liabilities and stockholders' equity	**94 348**	**46 772**	**141 120**	**2 349 174**	**126 938**	**20 000**	**(3 926)**	**143 011**	**248 131**	**32 982**	**–**	**317 113**
TOTAL NUMBER OF SHARES IN ISSUE	**72 068 059**	**7 518 797**	**79 586 856**	**155 047 000**	**155 047 000**		**–**	**155 047 000**		**14 270 000**	**–**	**93 856 856**
NET ASSET VALUE PER SHARE	**0.71**	**-**	**-**	**7.19**	**–**		**–**	**0.36**		**–**	**–**	**2.20**
TANGIBLE NET ASSET VALUE PER SHARE	**0.67**	**-**	**-**	**7.03**	**–**		**–**	**0.36**		**–**	**–**	**1.57**

Notes and assumptions

Note 1. Presents the consolidated statement of financial position extracted, without adjustment, from ASPI's published Annual Report on Form 10-K (including audited annual financial statements) ("**Annual Report**") for the financial year ending 31 December 2024, prepared in terms of US GAAP.

Note 2. ASPI issued 7,518,797 shares of its common stock at a price of USD 6.65 per share to institutional investors in an underwritten registered direct offering ("Offering"). The gross proceeds from the offering, before deducting underwriting discounts and commissions and offering expenses, were approximately USD 50.0 million.

The underwriting discount was 6.0%, with associated offering expenses of approximately USD 228,050. The net proceeds to ASPI after deducting underwriting discounts, commissions, and associated offering expenses were approximately USD 46.8 million. In line with ASC 505-10, these costs have been treated as a reduction to additional paid-in capital and have not been expensed.

Note 3. Presents the ASPI adjusted balance sheet, after taking into account the post balance sheet – share issuance column.

Note 4. Presents the consolidated statement of financial position extracted, without adjustment, from Renergen's published annual financial statements for the financial year ending 28 February 2025, prepared in terms of IFRS Accounting Standards and presented in ZAR.

Note 5. Converts the consolidated statement of financial position in column 2 from ZAR to USD in terms of the US GAAP Standard ASC 830 Foreign Currency Matters. The exchange rates between USD and ZAR were obtained from the South African Reserve Bank website. The assets and liabilities balances were translated at the closing rate as at 28 February 2025 of ZAR 18.5065 to USD 1.

Note 6. Subsequent to 28 February 2025, the following corporate action occurred which is considered a material subsequent event. Therefore, it would be misleading if adjustments were not made to the Renergen *pro forma* financial information.

- Renergen and ASPI entered into an exclusivity agreement. Pursuant to this agreement, Renergen received a refundable exclusivity payment of the ZAR equivalent amount of USD 10 000 000. This exclusivity payment has since been converted into an advance as part of the USD 30 000 000 Loan Agreement subsequently concluded on 19 May 2025 between Renergen, ASPI SA and ASPI.
- The terms of the Loan Agreement are that interest will accrue at the prime rate of 11.0% and the loan is repayable on 30 September 2025, therefore it has been classified as a current liability.
- At the date of this Circular, USD 20 000 000 of the USD 30 000 000 facility had been advanced.

Note 7. The following adjustments pertain to the conversion of Renergen's *pro forma* financial information from IFRS Accounting Standards to US GAAP. Note that Renergen holds a 94.5% equity interest in Tetra4, with the remaining 5.5% attributable to non-controlling interests, which have been appropriately reflected in the adjustments:

(a) Foreign exchange currency losses amounting to USD 4 401 318 attributable to the loan with the United States International Development Finance Corporation ("**DFC Loan**") were capitalised to property, plant and equipment but have been adjusted to foreign exchange transaction loss as these costs should have been expensed under US GAAP. The impact is:
  - Decrease property, plant and equipment by USD 4 401 318;
  - Decrease opening accumulated profits by ZAR 3 036 249;
  - Decrease deferred tax liability by USD 1 188 356; and
  - Decrease non-controlling interest by USD 176 713.

(b) Property, plant and equipment: Land that had been revalued was reversed to align with ASPI's accounting policies, The impact is:
  - Decrease property, plant and equipment by USD 51 200;
  - Decrease revaluation reserve by USD 37 933;
  - Decrease deferred taxation liability by USD 11 059; and
  - Decrease in non-controlling interest USD 2 208.

(c) Intangible assets: Development costs relating to Cryo-Vacc were capitalised, but these costs should have been expensed in terms of US GAAP. The impact is:
  - Decrease intangible assets by USD 922 379;
  - Decrease in opening accumulated profits by USD 636 358;
  - Decrease in non-controlling interest by USD 36 979; and
  - Increase in deferred taxation asset by USD 249 042.

The following accounts in Renergen's *pro forma* financial results have been reclassified to align with similar line items included in ASPI's financial statements:

(d) Reclassification – finance lease receivables of USD 330 478 (current) and USD 2 036 203 (non-current) have been reclassified to current and non-current net investment in leases;

(e) Right-of-use assets of USD 744 549 have been reclassified from property, plant and equipment to operating lease right-of-use assets;

(f) Trade and other payables of USD 5 209 683 have been reclassified to accounts payable (USD 3 793 586) and accrued expenses (USD 1 416 097) to align with ASPI's presentation classifications;

(g) Lease liabilities of USD 95 588 (current) and USD 540 945 (non-current) have been reclassified to current and non-current operating lease liabilities to align with ASPI's presentation classifications.

Note 8. Presents the *pro forma* consolidated statement of financial position of Renergen that was converted from IFRS Accounting Standards to US GAAP.

Note 9. Presents the total after conversion of the combined column 3 (ASP Isotopes Inc, 31 December 2024 presented in US GAAP (USD'000), adjusted plus column 8 (Renergen Limited, 28 February 2025 in US GAAP, converted).

Note 10. For the purposes of the *pro forma* financial information it is assumed that ASPI will acquire 100% of Renergen's shares resulting in ASPI obtaining control of, and consolidating Renergen as at 31 December 2024. The amounts set out in the "Business combination and elimination of loan" column arise when ASPI consolidates Renergen and determines the purchase price allocation. The impact is set out as follows:

(a) Issues of shares of USD 104,5 million for the purchase of 100% of Renergen, being USD 0,14 million to common stock, and USD 104,3 million to additional paid-in capital;

(b) Elimination of Renergen's Stated Capital, Shared-Based Payment Reserve, Other Reserves, Accumulated losses and non-controlling interest totalling USD 51,8 million;

(c) Elimination of the Exclusivity Fee between ASPI and Renergen of USD 10 million (see note 4 above);

(d) The recognition of intangible assets of USD 7,0 million, and fair value adjustment of property, plant and equipment: Land of USD 0,05 million;

(e) The recognition of a deferred tax liability associated with the intangible assets and fair value of land of USD 1,9 million;

(f) The recognition of non-controlling interest of USD 0.3 million.

(g) ASPI is required to treat participants under the REN SAR Plan equitably in terms of the Companies Regulations. However, there is uncertainty regarding the mechanism that will be used for such equitable treatment. The directors of ASPI have assessed the market value of the REN SAR Plan as immaterial and, accordingly, no adjustment related to the REN SAR Plan has been made in the *pro forma* financial information.

In accordance with ASC 805: Business Combinations, a provisional purchase price allocation was performed at 31 December 2024 as follows:

	Ref	USD'000
Asset for share	(1)	104 456
Total consideration transferred		**104 456**
Carrying amount of total assets and liabilities assumed	(2)	56 302
Identifiable intangible assets: customer contracts	(3)	5 027
Identifiable intangible assets: mining rights	(3)	1 999
Fair value of property, plant and equipment: Land	(4)	51
Deferred tax liability on land fair value adjustment and intangible assets recognised at acquisition	(5)	(1 908)
Fair value of net identifiable assets acquired		**61 471**
Non-controlling interest	(6)	4 827
Goodwill	**(7)**	**47 813**

1. *Calculated as 100% of REN Shares being 155 170 891 (which includes the shares issued relating to the vesting of the REN Bonus Share Plan) at the Entitlement Ratio of 0.09196 equaling approximately 14 270 000 ASPI Common Stock at ASPI share price at the Last Practicable Date of [USD7.32].*
2. *Extracted from the US GAAP converted Renergen Limited financial results for the year ended 28 February 2025 as calculated in Pro Forma Consolidated Statement of Financial Position.*
3. *Based on a provisional identification and indicative valuation, intangible assets related to customer contracts and mining rights have been recognised at USD 7,026 million. Customer contracts will be amortised over 18 years, and mining rights over 18 years.*
4. *Based on a provisional identification and indicative valuation of property, plant and equipment: Land has been recognised at USD 51 thousand.*
5. *A deferred tax liability of 27% for intangible assets and 27% for fair value of Land, amounting to USD 1,908 million has been included in the purchase price allocation.*
6. *Renergen holds a 94.5% equity interest in Tetra4, a subsidiary of Renergen, with the remaining 5.5% attributable to non-controlling interests. USD 4 827 represents the non-controlling proportional share of the net identifiable assets acquired.*
7. *Represents the goodwill recognised at acquisition.*

Note 11. Transaction costs of circa USD 1 000 000 have been fully disclosed in the Pre-Listing Statement (refer to Section 6, paragraph 24). Per ASC 805, transaction costs are expensed in a business combination. The total transaction costs of USD 1 000 000 equate to ZAR 18 506 500 at the conversion rate of ZAR 18.5065 per USD 1.

Note 12. Presents the ASP Isotopes Inc pro forma combined in US GAAP, which takes the total after conversion column, plus the business combination and elimination of loan, and the transaction costs added together.

Note 13. There are no other material subsequent events that require adjustments to the *pro forma* financial information.

***Pro forma* Consolidated Statement of Operations and Comprehensive Loss for the year ended 31 December 2024**

	ASP Isotopes Inc. 31 December 2024 US GAAP (USD'000)	Renergen Limited 28 February 2025 IFRS Accounting Standards (ZAR'000)	Renergen Limited 28 February 2025 IFRS Accounting Standards (USD'000)	Presentation (Adjustments and Re-classifications) (USD'000)	Renergen Limited 28 February 2025 US GAAP (USD'000) Converted	Total after conversion (USD'000)	Accounting for business combination (USD'000)	Transaction costs (USD'000)	ASP Isotopes Inc *Pro Forma* Combined US GAAP (USD'000)
	Audited	Audited	Audited	Unaudited	Unaudited	Unaudited	Unaudited	Unaudited	Unaudited
	Note 1	Note 2	Note 3	Note 4	Note 5	Note 6	Note 7	Note 8	Note 9
Product Revenue	3 944	52 113	2 851	–	2 851	6 796	–	–	6 796
Collaboration Revenue	200	–	–	–	–	200	–	–	200
Total Revenue	**4 144**	**52 113**	**2 851**	**–**	**2 851**	**6 996**			**6 996**
Cost of goods sold	(2 545)	(80 173)	(4 387)	–	(4 387)	(6 931)	(390)	–	(7 322)
Gross profit	**1 600**	**(28 060)**	**(1 535)**	**–**	**(1 535)**	**64**	**–**	**–**	**(326)**
Other operating expenses									
Research and development	(3 139)	–	–	–	–	(3 139)	–	–	(3 139)
Selling, general and administrative	(24 814)	(196 796)	(10 768)	–	(10 768)	(35 582)	–	(1 000)	(36 582)
Total operating expenses	**(27 953)**	**(196 796)**	**(10 768)**	**–**	**(10 768)**	**(38 721)**	**–**	**(1 000)**	**(39 721)**
Loss from operations	**(26 354)**	**(224 856)**	**(12 303)**	**–**	**(12 303)**	**(38 657)**	**–**	**(1 000)**	**(40 047)**

	ASP Isotopes Inc. 31 December 2024 US GAAP (USD'000)	Renergen Limited 28 February 2025 IFRS Accounting Standards (ZAR'000)	Renergen Limited 28 February 2025 IFRS Accounting Standards (USD'000)	Presentation (Adjustments and Re-classifications) (USD'000)	Renergen Limited 28 February 2025 US GAAP (USD'000) Converted	Total after conversion (USD'000)	Accounting for business combination (USD'000)	Transaction costs (USD'000)	ASP Isotopes Inc *Pro Forma* Combined US GAAP (USD'000)
	Audited	**Audited**	**Audited**	**Unaudited**	**Unaudited**	**Unaudited**	**Unaudited**	**Unaudited**	**Unaudited**
	Note 1	**Note 2**	**Note 3**	**Note 4**	**Note 5**	**Note 6**	**Note 7**	**Note 8**	**Note 9**
Other income (expenses)									
Foreign exchange transaction gain	70	–	–	(1 983)	(1 983)	(1 913)	–	–	(1 913)
Other operating income	–	227	12	–	12	12	–	–	12
Change in fair value of share liability	(132)	(3 115)	(170)	–	(170)	(303)	–	–	(303)
Change in FV of convertible note payable	(6 875)	–	–	–	–	(6 875)	–	–	(6 875)
Interest expense	(259)	(81 119)	(4 438)	–	(4 438)	(4 697)	–	–	(4 697)
Interest income	1 239	10 784	590	–	590	1 829	–	–	1 829
Total other expense	**(5 958)**	**(73 223)**	**(4 006)**	**–**	**(5 990)**	**(11 947)**	**–**	**–**	**(11 947)**
Loss before income tax	**(32 311)**	**(298 079)**	**(16 309)**	**–**	**(18 293)**	**(50 604)**	**–**	**(1 000)**	**(51 994)**
Income tax expense	(111)	51 151	2 799	535	3 334	3 223	105		3 328
Net loss before allocation to non-controlling interests	**(32 423)**	**(246 928)**	**(13 511)**		**(14 958)**	**(47 381)**	**–**	**(1 000)**	**(48 666)**
Less: Net income (loss) attributable to non-controlling interests	(89)	(10 808)	(591)	139	(453)	(542)	16	–	(526)

	ASP Isotopes Inc. 31 December 2024 US GAAP (USD'000)	Renergen Limited 28 February 2025 IFRS Accounting Standards (ZAR'000)	Renergen Limited 28 February 2025 IFRS Accounting Standards (USD'000)	Presentation (Adjustments and Re-classifications) (USD'000)	Renergen Limited 28 February 2025 US GAAP (USD'000) Converted	Total after conversion (USD'000)	Accounting for business combination (USD'000)	Transaction costs (USD'000)	ASP Isotopes Inc *Pro Forma* Combined US GAAP (USD'000)
	Audited	Audited	Audited	Unaudited	Unaudited	Unaudited	Unaudited	Unaudited	Unaudited
	Note 1	Note 2	Note 3	Note 4	Note 5	Note 6	Note 7	Note 8	Note 9
Net loss attributable to ASP Isotopes/ Renergen shareholders before deemed dividend from inducement warrant for common stock	(32 334)	(236 120)	(12 919)	–	(14 506)	(46 839)	–	(1 000)	(48 140)
Deemed dividend on inducement warrant to purchase common stock	(2 780)	–	–	–	–	(2 780)	–	–	(2 780)
Net loss attributable to ASP Isotopes/ Renergen shareholders	(35 113)	(236 120)	(12 919)	–	(14 506)	(49 619)	–	(1 000)	(50 919)
Comprehensive loss									
Net loss before allocation to non-controlling interests	(32 423)	(246 928)	(13 511)	–	(15 494)	(47 381)	–	(1 000)	(48 666)
Foreign currency translation	(1 243)	318	17	–	17	(1 226)	–	–	(1 226)
Total comprehensive loss before allocation to non-controlling interests	(33 666)	(246 610)	(13 493)	–	(15 476)	(48 607)	–	(1 000)	(49 892)

	ASP Isotopes Inc. 31 December 2024 US GAAP (USD'000)	Renergen Limited 28 February 2025 IFRS Accounting Standards (ZAR'000)	Renergen Limited 28 February 2025 IFRS Accounting Standards (USD'000)	Presentation (Adjustments and Re-classifications) (USD'000)	Renergen Limited 28 February 2025 US GAAP (USD'000) Converted	Total after conversion (USD'000)	Accounting for business combination (USD'000)	Transaction costs (USD'000)	ASP Isotopes Inc *Pro Forma* Combined US GAAP (USD'000)
	Audited	Audited	Audited	Unaudited	Unaudited	Unaudited	Unaudited	Unaudited	Unaudited
	Note 1	Note 2	Note 3	Note 4	Note 5	Note 6	Note 7	Note 8	Note 9
Less: Comprehensive (loss) income attributable to non-controlling interests	(119)	(10 808)	(591)	–	(591)	(711)	–	–	(711)
Comprehensive loss attributable to ASP Isotopes Inc/ Renergen.	**(33 547)**	**(235 802)**	**(12 902)**	**–**	**(14 885)**	**(47 896)**	**–**	**(1 000)**	**(49 181)**
Loss per share (Basic and diluted)	**(0.63)**	**(1.59)**	**–**	**–**	**–**	**–**	**–**	**–**	**(0.73)**
Headline loss per share (Basic and diluted)	**(0.63)**	**(1.59)**	**–**	**–**	**–**	**–**	**–**	**–**	**(0.73)**

Notes and assumptions

Note 1. Presents the consolidated statement of operations and comprehensive loss extracted, without adjustment, from ASPI's published Annual Report for the financial year ending 31 December 2024, prepared in terms of US GAAP.

Note 2. Presents the consolidated statement of profit or loss and other comprehensive loss extracted, without adjustment, from Renergen's published annual financial statements for the financial year ending 28 February 2025, prepared in terms of IFRS Accounting Standards and presented in ZAR.

Note 3. Converts the consolidated statement of profit or loss and other comprehensive loss in column 2 from ZAR to USD in terms of the US GAAP Standard ASC 830 Foreign Currency Matters. The exchange rates between USD and ZAR were obtained from the South African Reserve Bank website. The consolidated statement of profit or loss and other comprehensive loss amounts were translated at the average rate of ZAR 18.2767 to USD 1 for the year.

Note 4. The following adjustments pertain to the conversion of Renergen's financial information from IFRS Accounting Standards to US GAAP, to align with ASPI's financial information:

(a) Foreign exchange currency losses of USD 1,983,303 attributable to the DFC Loan that was capitalised to property, plant and equipment during the current financial year have been adjusted to foreign exchange transaction loss USD 1,983,303, as these costs should have been expensed in terms of US GAAP. Deferred tax of USD 535,492 and non-controlling interest of USD 138,534, relating to this adjustment have also been reversed.

(b) Property, land and equipment: The reversal of the revaluation of land has no income statement impact as land is not depreciated and

(c) Intangible assets: development costs relating to Cryo-Vacc: No adjustment has been made for the amortisation relating to the intangible asset as it is immaterial.

Note 5. Presents the *pro forma* consolidated profit or loss and other comprehensive loss of Renergen that was converted from IFRS Accounting Standards to US GAAP.

Note 6. Presents the total after conversion of the combined column 1 (ASP Isotopes Inc, 31 December 2024 presented in US GAAP) plus column 5 (Renergen Limited, 28 February 2025 in US GAAP, converted).

Note 7. In accordance with ASC 805: Business Combinations, a provisional purchase price allocation was performed at 31 December 2024 which identified additional Intangible assets relating to customer and mining rights of USD 7,025,817. The amortisation for the period is assumed to have been USD 390,323 and has been recognised as an expense. Deferred tax relating to this amortisation of USD 105,387 at a tax rate of 27%, have also been reversed. An adjustment of USD 15,671 relates to the non-controlling interest in these transactions.

All adjustments, except the transaction costs are expected to have a continuing effect.

Note 8. Transaction costs of circa USD 1,000,000 have been fully disclosed in the Pre-listing Statement (refer to Section 6, paragraph 24). Per ASC 805, transaction costs are expensed in a business combination. The total transaction costs of USD 1,000,000 equate to ZAR 18,506,500 at the conversion rate of ZAR 18.5065 per USD 1.

Note 9. Presents the ASP Isotopes Inc pro forma combined in US GAAP, which takes the total after conversion column, plus the accounting for business combination, and the transaction costs added together.

Note 10. ASPI is required to treat participants under the REN SAR Plan equitably in terms of the Companies Regulations. However, there is uncertainty regarding the mechanism that will be used for such equitable treatment. The directors of ASPI have assessed the market value of the REN SAR Plan as immaterial and, accordingly, no adjustment related to the REN SAR Plan has been made in the *pro forma* financial information.

Reconciliation of issued stock in ASPI

The following relates to issuances of common stock made by ASPI post 31 December 2024. The directors deem only the issue of stock under the Offering to be material, and hence have adjusted only for this item. The remaining issuances are immaterial and have not been adjusted for in pro forma financial information.

Description	Date	Number of shares
Total issued stock (opening)	31 December 2024	72 068 059
Stock-based compensation	April, 2025	2 993 783
Exercise of warrants	May, 2025	1 294 778
Issue of stock under the Offering	June, 2025	7 518 797
Total issued stock (closing)	Last practicable date	83 875 417

There are no other material subsequent events that require adjustments to the *pro forma* financial information.

Note 11. The following shows the headline losses attributable to shareholders as a result of the Scheme:

	ASP Isotopes Inc. 31 December 2024 US GAAP (USD'000)	Renergen Limited 28 February 2025 US GAAP (USD'000) Converted	Accounting for business combination (USD'000)	Transaction costs (USD'000)	ASP Isotopes Inc Pro Forma Combined US GAAP (USD'000)
Basic and diluted loss per share					
Loss attributable to equity holders	(35 113)	(14 506)	(301)	(1 000)	(50 919)
Weighted number of ordinary shares in issue	55 671 805	148 412 000	14 270 000	–	77 460 602
Loss per share (basic and diluted)	**(0.63)**	**(0.10)**	**–**	**–**	**(0.66)**
Reconciliation of headline loss per share					
Loss attributable to equity holders	(35 113)	(14 506)	(301)	(1 000)	(50 919)
Profit on disposal of property, plant and equipment	–	(7)		–	**(7)**
Adjustments attributable to NCI	–	0.4		–	**0.4**
Tax effects	–	2		–	**2**
Headline loss attributable to equity holders	**(35 113)**	**(14 510)**	**(301)**	**(1 000)**	**(50 924)**
Headline loss per share (basic and diluted)	**(0.63)**	**(0.10)**	**–**	–	**(0.66)**

PRO FORMA FINANCIAL INFORMATION IN RESPECT OF THE STANDBY OFFER

The definitions and interpretations commencing on page 21 of the Circular have been used throughout **Annexure 5B**.

The *pro forma* financial information of ASPI in this **Annexure 5B** has been prepared to show the financial effects, including the associated transaction costs, of the Standby Offer.

The *pro forma* financial information has been prepared using the accounting policies of ASPI as at 31 December 2024, which are in compliance with US GAAP and are consistent with those in the published audited results of ASPI for the year ended 31 December 2024. The *pro forma* financial information is prepared in accordance with the applicable criteria of the South African Companies Regulations, 2011 ("**Companies Regulations**"), JSE Listings Requirements and in terms of the Guide on *Pro Forma* Financial Information issued by the South African Institute of Chartered Accountants.

The *pro forma* financial information illustrates the impact of the Standby Offer had it been effective on 31 December 2024, for purposes of the *pro forma* consolidated statement of financial position, and for the year beginning 1 January 2024, for purposes of the *pro forma* consolidated statement of operations and comprehensive loss.

The *pro forma* financial information, including the assumptions on which they are based, is the responsibility of the directors of ASPI.

The *pro forma* financial information should be read in conjunction with the independent reporting accountant's reasonable assurance report thereon, which is presented in **Annexure 6** of this Circular.

Pro Forma Consolidated Balance Sheet at 31 December 2024

	ASP Isotopes Inc. 31 December 2024 US GAAP (USD'000)	Post-balance sheet – Loan agreement and share issuance (USD'000)	Acquisition of associate (USD'000)	Transaction costs (USD'000)	ASP Isotopes Inc *Pro Forma* Combined US GAAP (USD'000)
	Audited	**Unaudited**	**Unaudited**	**Unaudited**	**Unaudited**
	Note 1	**Note 2**	**Note 3**	**Note 4**	
CURRENT ASSETS:					
Cash and cash equivalents	61 890	26 772		–	88 662
Accounts receivables	707			–	707
Inventory	66	–		–	66
Receivable from non-controlling interest	28	–		–	28
Prepaid expenses and other current assets	3 053	–		–	3 053
Loans receivable		20 000			20 000
Total current assets	**65 744**	**46 772**		**–**	**112 516**
NON-CURRENT ASSETS:					
Property, plant and equipment, net	22 354			–	22 354
Operating lease right-of-use lease assets	1 122			–	1 122
Deferred tax assets	32				32
Goodwill	3 168			–	3 168
Other non-current assets	1 928			–	1 928
Investment in associate			36 560		36 560
Total assets	**94 348**	**46 772**	**36 560**	**–**	**177 680**
EQUITY AND LIABILITIES					
CURRENT LIABILITIES:					
Accounts payable	1 021	–		1 000	2 021
Accrued expenses	2 276	–		–	2 276
Notes payable – current	939	–		–	939
Finance lease liabilities – current	126	–		–	126
Operating lease liabilities – current	558	–		–	558
Deferred revenue	882	–		–	882
Other current liabilities	1 257	–		–	1 257
Total current liabilities	**7 058**	**–**	**–**	**1 000**	**8 058**
NON-CURRENT LIABILITIES:					
Convertible notes payable, at fair value	33 433	–		–	33 433
Notes payable – non-current	1 441	–		–	1 441
Finance lease liabilities – non-current	560	–		–	560
Operating lease liabilities –non-current	688	–		–	688
Total liabilities	**43 182**	**–**	**–**	**1 000**	**44 182**

	ASP Isotopes Inc. 31 December 2024 US GAAP (USD'000)	Post-balance sheet – Loan agreement and share issuance (USD'000)	Acquisition of associate (USD'000)	Transaction costs (USD'000)	ASP Isotopes Inc *Pro Forma* Combined US GAAP (USD'000)
	Audited	**Unaudited**	**Unaudited**	**Unaudited**	**Unaudited**
	Note 1	**Note 2**	**Note 3**	**Note 4**	
EQUITY					
Common stock, par value of USD 0.01 per share; 500,000,000 shares authorised; 72,068,059 and 48,923,276 shares issued and outstanding as of December 31, 2024 and December 31, 2023, respectively	721	75	50	–	846
Additional paid-in capital	105 515	46 697	36 510	–	188 722
Accumulated deficit	(56 173)			(1 000)	(57 173)
Accumulated other comprehensive loss	(2 164)			–	(2 164)
Total ASP Isotopes stockholders' equity	**47 898**	**46 772**	**36 560**	**(1 000)**	**130 230**
Non-controlling interest	3 268			–	3 268
Total stockholders' equity	**51 166**	**46 772**	**36 560**	**(1 000)**	**133 498**
Total liabilities and stockholders' equity	**94 348**	**46 772**	**36 560**	**–**	**177 680**
TOTAL NUMBER OF SHARES IN ISSUE	72 068 059	7 518 797	4 994 500	–	84 581 356
NET ASSET VALUE PER SHARE	0.71	–		–	1.58
TANGIBLE NET ASSET VALUE PER SHARE	0.67	–		–	1.54

Notes and assumptions

Note 1. Presents the consolidated statement of financial position extracted, without adjustment, from ASPI's published Annual Report on Form 10-K (including audited annual financial statements) ("**Annual Report**") for the financial year ending 31 December 2024, prepared in terms of US GAAP.

Note 2. Subsequent to 28 February 2025, the following corporate actions occurred which are considered material subsequent events. Therefore, it would be misleading if adjustments were not made to the ASPI and Renergen *pro forma* financial information.

Issue of stock

ASPI issued 7 518 797 shares of its common stock at a price of USD 6.65 per share to institutional investors in an underwritten registered direct offering ("Offering"). The gross proceeds from the offering, before deducting underwriting discounts and commissions and offering expenses, were approximately USD 50.0 million.

The underwriting discount was 6.0%, with associated offering expenses of approximately USD 228 050. The net proceeds to ASPI after deducting underwriting discounts, commissions, and associated offering expenses were approximately USD 46.8 million. In line with ASC 505-10, these costs have been treated as a reduction to additional paid-in capital and have not been expensed.

Exclusivity and loan agreement

- Renergen and ASPI entered into an exclusivity agreement. Pursuant to this agreement, Renergen received a refundable exclusivity payment of the ZAR equivalent amount of USD 10 000 000. This exclusivity payment has since been converted into an advance as part of the USD 30 000 000 Loan Agreement subsequently concluded on 19 May 2025 between Renergen, ASPI SA and ASPI.
- The terms of the bridge loan agreement are that interest will accrue at the prime rate of 11.0% and the loan is repayable on 30 September 2025, therefore it has been classified as a current liability.
- At the date of this Circular, USD 20 000 000 of the USD 30 000 000 facility had been withdrawn.

Note 3. In terms of the Standby Offer, and assuming that only the Renergen shareholders who provided irrevocable undertakings to sell their shares in terms of the Standby Offer, ASPI will acquire a minimum of 35% of Renergen's shares. In this case, ASPI would have significant influence over Renergen. ASPI will apply equity accounting for its investment in Renergen in terms of ASC 323. This will result in the recognition of an investment in associate at cost of USD 36,560 million, calculated as 35% of Renergen's shares (54 309 812), multiplied by the Entitlement Ratio of 0.09196, resulting in approximately 4 994 500 ASPI common shares at the Last Practicable Date, valued at USD 7.32 per share.

Note 4. Transaction costs of circa USD 1 000 000 have been fully disclosed in the Pre-listing Statement (refer to Section 6, paragraph 24). Per ASC 323, transaction costs that are directly attributable to acquiring an equity method investment must be capitalised to the initial cost of the investment. The transaction costs are however primarily incurred for the purpose of the Scheme and therefore while there may be some incidental costs relating to the acquisition of the associate these are immaterial, and the transaction costs are expensed. The total transaction costs of USD 1,000,000 equate to ZAR 18 506 500 at the conversion rate of ZAR 18.5065 per USD 1.

Note 5. ASPI is required to treat participants under the REN SAR Plan equitably in terms of the Companies Regulations. However, there is uncertainty regarding the mechanism that will be used for such equitable treatment. The directors of ASPI have assessed the market value of the REN SAR Plan as immaterial and, accordingly, no adjustment related to the REN SAR Plan has been made in the *pro forma* financial information.

Reconciliation of issued stock in ASPI

The following relates to issuances of common stock made by ASPI post 31 December 2024. The directors deem only the issue of stock under the Offering to be material, and hence have adjusted only for this item. The remaining issuances are immaterial and have not been adjusted for in pro forma financial information .

Description	Date	Number of shares
Total issued stock (opening)	31 December 2024	72 068 059
Stock-based compensation	April, 2025	2 993 783
Exercise of warrants	May, 2025	1 294 778
Issue of stock under the Offering	June, 2025	7 518 797
Total issued stock (closing)	Last practicable date	83 875 417

There are no other material subsequent events that require adjustments to the *pro forma* financial information.

***Pro Forma* Consolidated Statement of Operations and Comprehensive Loss for the year ended 31 December 2024**

	ASP Isotopes Inc. 31 December 2024 US GAAP (USD'000)	Acquisition of associate (USD'000)	Transaction costs (USD'000)	ASP Isotopes Inc *Pro Forma* Combined US GAAP (USD'000)
	Audited	**Unaudited**	**Unaudited**	**Unaudited**
	Note 1	**Note 2**	**Note 3**	
Product Revenue	3 944		–	3 944
Collaboration Revenue	200		–	200
Total Revenue	**4 144**			**4 144**
Cost of goods sold	(2 545)		–	(2 545)
Gross profit	**1 600**		–	**1 600**
Other operating expenses	–		–	–
Research and development	(3 139)		–	(3 139)
Selling, general and administrative	(24 814)		(1 000)	(25 814)
Total operating expenses	**(27 953)**	**–**	**(1 000)**	**(28 953)**
Loss from operations	**(26 354)**	**–**	**(1 000)**	**(27 354)**
Other income (expenses)			–	
Foreign exchange transaction gain	70		–	70
Other operating income	–		–	–
Change in fair value of share liability	(132)		–	(132)
Change in FV of convertible note payable	(6 875)		–	(6 875)
Share of profit/(loss) of associate		(5 077)		(5 077)
Interest expense	(259)		–	(259)
Interest income	1 239		–	1 239
Total other expense	**(5 958)**	**(5 077)**	**–**	**(11 035)**
Loss before income tax	**(32 311)**	**(5 077)**	**(1 000)**	**(38 388)**
Income tax expense	(111)			(111)
Net loss before allocation to non-controlling interests	**(32 423)**	**(5 077)**	**(1 000)**	**(38 500)**
Less: Net income (loss) attributable to non-controlling interests	(89)	–	–	(89)
Net loss attributable to ASP Isotopes shareholders before deemed dividend from inducement warrant for common stock	(32 334)	–	–	(32 334)
Deemed dividend on inducement warrant to purchase common stock	(2 780)		–	(2 780)
Net loss attributable to ASP Isotopes shareholders	**(35 113)**	(5 077)	(1 000)	**(41 190)**
Net loss before allocation to non-controlling interests	**(32 423)**	**(5 077)**	**(1 000)**	**(38 500)**
Foreign currency translation	(1 243)		–	(1 243)
Total comprehensive loss before allocation to non-controlling interests	**(33 666)**	**(5 077)**	**(1 000)**	**(39 743)**
Less: Comprehensive (loss) income attributable to non-controlling interests	(119)	–	–	(119)
Comprehensive loss attributable to ASP Isotopes Inc.	**(33 547)**	**(5 077)**	**(1 000)**	**(39 624)**
Loss per share (Basic and diluted)	**(0.63)**		–	**(0.60)**
Headline loss per share (Basic and diluted)	**(0.63)**		–	**(0.60)**

Notes and assumptions

Note 1. Presents the consolidated statement of operations and comprehensive loss extracted, without adjustment, from ASPI's published Annual Report for the financial year ending 31 December 2024, prepared in terms of US GAAP.

Note 2. In terms of the Standby Offer, and assuming that only the Renergen shareholders who provided irrevocable undertakings to sell their shares in terms of the Standby Offer, ASPI will acquire a minimum of 35% of Renergen's shares. In this case, ASPI would have significant influence over Renergen. ASPI will apply equity accounting for its investment in Renergen in terms of ASC 323. Renergen's adjusted loss after tax in terms of US GAAP was USD 14,506 million of which ASPI's 35% share was USD 5,077 million.

	Renergen Limited 28 February 2025 IFRS (ZAR'000)	Renergen Limited 28 February 2025 IFRS (USD'000)	Presentation (Adjustments and Reclassifications) (ZAR'000)	Renergen Limited 28 February 2025 US GAAP (USD'000) Converted
	Audited	**Audited**	**Unaudited**	**Unaudited**
	Note 2.1	**Note 2.2**	**Note 2.3**	
Product Revenue	52 113	2 851	–	2 851
Collaboration Revenue	–	–	–	–
Total Revenue	**52 113**	**2 851**	**–**	**2 851**
Cost of goods sold	(80 173)	(4 387)	–	(4 387)
Gross profit	**(28 060)**	**(1 535)**	–	**(1 535)**
			–	–
Other operating expenses	–	–	–	–
Research and development	–	–	–	–
Selling, general and administrative	(196 796)	(10 768)	–	(10 768)
Total operating expenses	**(196 796)**	**(10 768)**	–	**(10 768)**
Loss from operations	**(224 856)**	**(12 303)**	–	**(12 303)**
Other income (expenses)		–	–	–
Foreign exchange transaction gain	–	–	(1 983)	(1 983)
Other operating income	227	12	–	12
Change in fair value of share liability	(3 115)	(170)	–	(170)
Interest expense	(81 119)	(4 438)	–	(4 438)
Interest income	10 784	590	–	590
Total other expense	**(73 223)**	**(4 006)**	–	**(5 990)**
Loss before income tax	**(298 079)**	**(16 309)**	–	**(18 293)**
Income tax expense	51 151	2 799	535	3 334
Net loss before allocation to non-controlling interests	**(246 928)**	**(13 511)**		**(14 958)**
Less: Net income (loss) attributable to non-controlling interests	(10 808)	(591)	139	(453)
Net loss attributable shareholders before deemed dividend from inducement warrant for common stock	(236 120)	(12 919)	–	(14 506)
Net loss attributable to shareholders	**(236 120)**	**(12 919)**	–	**(14 506)**
Net loss before allocation to non-controlling interests	**(246 928)**	**(13 511)**	–	**745**
Foreign currency translation	318	17	–	17
Total comprehensive loss before allocation to non-controlling interests	**(246 610)**	**(13 493)**	–	**762**
Less: Comprehensive (loss) income attributable to non-controlling interests	(10 808)	(591)	–	(591)
Comprehensive loss attributable to shareholders.	**(235 802)**	**(12 902)**	–	**1 353**

Note 2.1. Presents the consolidated statement of profit or loss and other comprehensive loss extracted, without adjustment, from Renergen's published annual financial statements for the financial year ending 28 February 2025, prepared in terms of IFRS Accounting Standards and presented in ZAR.

Note 2.2. Converts the consolidated statement of profit or loss and other comprehensive loss from ZAR to USD in terms of the US GAAP Standard ASC 830 Foreign Currency Matters. The exchange rates between USD and ZAR were obtained from the South African Reserve Bank website. The consolidated statement of profit or loss and other comprehensive loss amounts were translated at the average rate of ZAR 18.2767 to USD 1 for the year ended 28 February 2025.

Note 2.3. The following adjustment pertain to the conversion of Renergen's financial information from IFRS to US GAAP, to align with ASPI's financial information:

(a) Foreign exchange currency gains and losses of USD 1 983 303 attributable to the DFC Loan that was capitalised to property, plant and equipment during the current financial year have been adjusted to foreign exchange transaction loss USD 1 983 303 as these costs should have been expensed in terms of US GAAP. Deferred tax of USD 535 492 and non-controlling interest of USD 138 534, relating to this adjustment also been reversed.

(b) Property, land and equipment: The reversal of the revaluation of land has no income statement impact land is not depreciated and

(c) Intangible assets: development costs relating to Cryo-Vacc: No adjustment has been made for the amortisation relating to the intangible asset as it is immaterial.

Note 3. Transaction costs of circa USD 1 000 000 have been fully disclosed in the Pre-listing Statement (refer to Section 6, paragraph 24). Per ASC 323, transaction costs that are directly attributable to acquiring an equity method investment must be capitalised to the initial cost of the investment. The transaction costs are however primarily incurred for the purpose of the Scheme and therefore while there may be some incidental costs relating to the acquisition of the associate these are immaterial, and the transaction costs are expensed. The total transaction costs of USD 1,000,000 equate to ZAR 18 506 500 at the conversion rate of ZAR 18.5065 per USD 1.

Note 4. The following shows the headline losses attributable to shareholders as a result of the Standby Offer:

	ASP Isotopes Inc. 31 December 2024 US GAAP (USD'000)	**Post-balance sheet – Loan agreement (USD'000)**	**Acquisition of associate (USD'000)**	**Transaction costs (USD'000)**	**ASP Isotopes Inc *Pro Forma* Combined US GAAP (USD'000)**
Basic and diluted loss per share					
Loss attributable to equity holders	(35 113)		(5 077)	(1 000)	(41 190)
Weighted number of ordinary shares in issue	55 671 805	–	4 994 500	–	68 185 102
Loss per share (basic and diluted)	**0.63**	–	**–**	**–**	**0.60**
Reconciliation of headline loss per share					
Loss attributable to equity holders	(35 113)	–	(5 077)	(1 000)	(41 190)
ASPI's share of headline adjustments to Renergen's earnings		–	(1.6)	–	(1.6)
Headline loss attributable to equity holders	**(35 113)**	**–**	**(5 079)**	**(1 000)**	**(41 192)**
Headline loss per share (basic and diluted)	**0.63**	**–**	**–**	**–**	**0.60**

Note 5. ASPI is required to treat participants under the REN SAR Plan equitably in terms of the Companies Regulations. However, there is uncertainty regarding the mechanism that will be used for such equitable treatment. The directors of ASPI have assessed the market value of the REN SAR Plan as immaterial and, accordingly, no adjustment related to the REN SAR Plan has been made in the *pro forma* financial information.

Reconciliation of issued stock in ASPI

The following relates to issuances of common stock made by ASPI post 31 December 2024. The directors deem only the issue of stock under the S-3 to be material, and hence have adjusted only for this item. The remaining issuances are immaterial and have not been adjusted for in pro forma financial information.

Description	**Date**	**Number of shares**
Total issued stock (opening)	31 December 2024	72 068 059
Stock-based compensation	April, 2025	2 993 783
Exercise of warrants	May, 2025	1 294 778
Issue of stock under the S-3	June, 2025	7 518 797
Total issued stock (closing)	Last practicable date	83 875 417

There are no other material subsequent events that require adjustments to the *pro forma* financial information.

INDEPENDENT REPORTING ACCOUNTANT'S REPORT ON THE *PRO FORMA* FINANCIAL INFORMATION IN RESPECT OF THE SCHEME AND THE STANDBY OFFER

12 June 2025

To the Directors of **ASP ISOTOPES INC**

INDEPENDENT REPORTING ACCOUNTANTS' ASSURANCE REPORT ON THE COMPILATION OF THE PRO FORMA FINANCIAL INFORMATION OF ASP ISOTOPES INC ("ASPI")

We have completed our assurance engagement to report on the compilation of *pro forma* financial information of ASPI by the directors of ASPI (the "**ASPI Directors**"). The *pro forma* financial information, as set out in **Annexure 5A** and **Annexure 5B** of the Circular, consists of the *pro forma* balance sheet as at 31 December 2024, the *pro forma* consolidated statements of operations and comprehensive profit or loss for the year 31 December 2024 and related notes. The applicable criteria on the basis of which the ASPI Directors have compiled the *pro forma* financial information are specified in the JSE Limited ("**JSE**") Listings Requirements, Regulation 106(6)(d)(ii) of the Companies Act Regulations, 2011 ("**Companies Regulations**") and described in paragraph 17 and **Annexure 5A** and **Annexure 5B** of the Circular.

The *pro forma* financial information has been compiled by the ASPI Directors to illustrate the impact of the corporate actions or events, described in paragraph 17 and **Annexure 5A** and **Annexure 5B** of the Circular, on ASPI's financial position as at 31 December 2024, as if the corporate action or event had taken place at 31 December 2024 for the balance sheet and 1 January 2024 for the statement of operations and comprehensive profit or loss purposes. As part of this process, information about ASPI's financial position and performance has been extracted by the ASPI Directors from ASPI's US GAAP published audited consolidated financial information for the year ended 31 December 2024.

ASPI Directors' responsibility for the *pro forma* financial information

The ASPI Directors are responsible for compiling the *pro forma* financial information on the basis of the applicable criteria specified in the JSE Listings Requirements, Regulation 106(6)(d)(ii) of the Companies Regulations and described in paragraph 17 and **Annexure 5A** and **Annexure 5B** of the Circular.

Our independence and quality control

We have complied with the independence and other ethical requirements of the Code of Professional Conduct for Registered Auditors issued by the Independent Regulatory Board for Auditors (IRBA Code), which is founded on fundamental principles of integrity, objectivity, professional competence and due care, confidentiality and professional behaviour. The IRBA Code is consistent with the corresponding sections of the International Ethics Standards Board for Accountants' International Code of Ethics for Professional Accountants (including International Independence Standards).

The firm applies International Standard on Quality Management 1, Quality Management for Firms that Perform Audits or Reviews of Financial Statements, or Other Assurance or Related Services Engagements, which requires the firm to design, implement and operate a system of quality management, including policies or procedures regarding compliance with ethical requirements, professional standards and applicable legal and regulatory requirements.

Reporting accountants' responsibility

Our responsibility is to express an opinion about whether the *pro forma* financial information has been compiled, in all material respects, by the ASPI Directors on the basis specified in the JSE Listings Requirements and Companies Regulations based on our procedures performed.

We conducted our engagement in accordance with the International Standard on Assurance Engagements (ISAE) 3420, *Assurance Engagements to Report on the Compilation of Pro Forma Financial Information included in a Prospectus* issued by the International Auditing and Assurance Standards Board. This standard requires that we plan and perform procedures to obtain reasonable assurance about whether the *pro forma* financial information has been compiled, in all material respects, on the basis specified in the JSE Listings Requirements and Companies Regulations.

For purposes of this engagement, we are not responsible for updating or reissuing any reports or opinions on any historical financial information used in compiling the *pro forma* financial information, nor have we, in the course of this engagement, performed an audit or review of the financial information used in compiling the *pro forma* financial information.

The purpose of *pro forma* financial information is solely to illustrate the impact of a significant event or transaction on unadjusted financial information of ASPI as if the event had occurred or the transaction had been undertaken at an earlier date selected for purposes of the illustration. Accordingly, we do not provide any assurance that the actual outcome of the event or transaction would have been as presented.

A reasonable assurance engagement to report on whether the *pro forma* financial information has been compiled, in all material respects, on the basis of the applicable criteria involves performing procedures to assess whether the applicable criteria used in the compilation of the *pro forma* financial information provides a reasonable basis for presenting the significant effects directly attributable to the corporate action or event, and to obtain sufficient appropriate evidence about whether:

- the related *pro forma* adjustments give appropriate effect to those criteria; and
- the *pro forma* financial information reflects the proper application of those adjustments to the unadjusted financial information.

Our procedures selected depend on our judgment, having regard to our understanding of the nature of ASPI, the corporate action or event in respect of which the *pro forma* financial information has been compiled, and other relevant engagement circumstances.

Our engagement also involves evaluating the overall presentation of the *pro forma* financial information.

We believe that the evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Opinion

In our opinion, the *pro forma* financial information has been compiled, in all material respects, on the basis of the applicable criteria specified by the JSE Listings Requirements, Regulation 106(6)(d)(ii) of the Companies Regulations and as described in paragraph 17 and **Annexure 5A** and **Annexure 5B** of the Circular.

Yours faithfully

BDO South Africa Incorporated
Chartered Accountants (SA)
Registered Auditors

per J Barradas
Chartered Accountant (SA)
Registered Auditor
JSE Reporting Accountant Specialist

FOREIGN RENERGEN SHAREHOLDERS AND EXCHANGE CONTROL REGULATIONS

1. FOREIGN RENERGEN SHAREHOLDERS

1.1 The Offer may be affected by the Laws of the relevant jurisdiction of a Foreign Renergen Shareholder. A Foreign Renergen Shareholder should acquaint itself with and observe any applicable legal requirements of such jurisdiction in relation to all aspects of this Circular that may affect it. It is the responsibility of each Foreign Renergen Shareholder to satisfy itself as to the full observance of the Laws and regulatory requirements of the relevant jurisdiction in connection with the Offer, including the obtaining of any governmental, exchange control or other consents, the making of any filings which may be required, the compliance with other necessary formalities and the payment of any taxes or other requisite payments due in such jurisdiction.

1.2 Any Foreign Renergen Shareholder who is in doubt as to its position, should consult an appropriate independent professional advisor in the relevant jurisdiction without delay.

2. SOUTH AFRICAN EXCHANGE CONTROL REGULATIONS

2.1 The Scheme and the Standby Offer are governed by the Laws of South Africa and are subject to any applicable Laws and regulations, including the Exchange Control Regulations.

2.2 The following is a summary of the Exchange Control Regulations which may apply to Scheme Participants and Standby Offer Participants. It is intended as a guide only and is not a comprehensive statement of the Exchange Control Regulations which may apply to Scheme Participants or Standby Offer Participants, nor advice in relation thereto. Scheme Participants or Standby Offer Participants who have any queries regarding the Exchange Control Regulations should contact their own independent professional advisors without delay.

2.3 It is a condition of the Offer that approval be obtained from the Financial Surveillance Department of the South African Reserve Bank for the Offer, which must include approval for the inward listing of the ASPI Common Shares on the JSE.

2.4 Approved inward listed shares are classified as domestic investments, which implies that Scheme Participants and Standby Offer Participants who are residents will be entitled to acquire the inward listed ASPI Common Shares without restriction. However, the settlement on disposal of the inward listed shares will be in ZAR.

2.5 Non-resident Scheme Participants and Standby Offer Participants will not be required to hold their ASPI Common Stock via the JSE and could hold their ASPI Common Stock directly on the NASDAQ.

2.6 **Residents of the Common Monetary Area**

In the case of:

2.6.1 Scheme Participants or Standby Offer Participants holding Certificated Renergen Shares whose registered address in the Register are within the Common Monetary Area and whose Documents of Title are not restrictively endorsed in terms of the Exchange Control Regulations, the Consideration Shares will be transferred to such Scheme Participants or Standby Offer Participants in accordance with paragraph 5.7 of this Circular; or

2.6.2 Scheme Participants or Standby Offer Participants holding Dematerialised Renergen Shares whose registered addresses in the Register are within the Common Monetary Area and whose accounts with their CSDP or Broker have not been restrictively designated in terms of the Exchange Control Regulations, the Consideration Shares will be transferred to such Scheme Participants or Standby Offer Participants in accordance with paragraph 5.7 of this Circular.

2.7 **Former Residents of the Common Monetary Area**

In the case of Scheme Participants or Standby Offer Participants who are former residents of (and whose registered addresses in the Register are outside) the Common Monetary Area (**"Former Residents"**) and whose Renergen Shares form part of their blocked assets, the ASPI Common Stock will:

2.7.1 in the case of Scheme Participants or Standby Offer Participants holding Certificated Renergen Shares whose Documents of Title are restrictively endorsed in terms of the Exchange Control Regulations, be forwarded to the authorised dealer in South Africa controlling such Scheme Participants or Standby Offer Participants' remaining assets in terms of the Exchange Control Regulations. The Documents of Title will be endorsed 'non-resident' in terms of the Exchange Control Regulations. The Form of Surrender, Transfer and Acceptance *(blue)* makes provision for details of the authorised dealer concerned to be given; or

2.7.2 in the case of Scheme Participants or Standby Offer Participants holding Dematerialised Renergen Shares, be credited to their CSDP controlling their remaining assets in terms of the Exchange Control Regulations.

2.8 **All other non-residents of the Common Monetary Area**

The Consideration Shares accruing to non-resident Scheme Participants or Standby Offer Participants whose registered addresses are outside the Common Monetary Area and who are not Former Residents will:

2.8.1 in the case of Scheme Participants or Standby Offer Participants holding Certificated Renergen Shares whose Documents of Title have been restrictively endorsed in terms of the Exchange Control Regulations, be posted to their registered address, unless written instructions to the contrary are received and an address provided. The Documents of Title will be endorsed 'non-resident' in terms of the Exchange Control Regulations. The Form of Surrender, Transfer and Acceptance *(blue)* makes provision for a substitute address or bank details; or

2.8.2 in the case of Scheme Participants or Standby Offer Participants holding Dematerialised Renergen Shares, be credited to their duly appointed CSDP controlling the particular non-resident's remaining assets.

2.9 **Information not provided**

If the information regarding the authorised dealer is not given, or the instruction are not given and no bank account or address details for the Scheme Participant or Standby Offer Participants in question appears in the Register, the Scheme Consideration will be held in trust by Renergen (or its agent) in accordance with paragraph 5.7 of the Circular.

WORDING OF SECTION 115, SECTION 124 AND SECTION 164 OF THE COMPANIES ACT

"Section 115 : Required approval for transactions contemplated in Part A

(1) Despite section 65, and any provision of a company's Memorandum of Incorporation, or any resolution adopted by its board or holders of its securities, to the contrary, a company may not dispose of, or give effect to an agreement or series of agreements to dispose of, all or the greater part of its assets or undertaking, implement an amalgamation or a merger, or implement a scheme of arrangement, unless:–

(a) the disposal, amalgamation or merger, or scheme of arrangement:

(i) has been approved in terms of this section; or

(ii) is pursuant to or contemplated in an approved business rescue plan for that company, in terms of Chapter 6; and

(b) to the extent that Parts B and C of this Chapter and the Takeover Regulations, apply to a company that proposes to:

(iii) dispose of all or the greater part of its assets or undertaking;

(iv) amalgamate or merge with another company; or

(v) implement a scheme of arrangement,

the Panel has issued a compliance certificate in respect of the transaction, in terms of section 119 (4)(b), or exempted the transaction in terms of section 119(6).

(2) A proposed transaction contemplated in subsection (1) must be approved:–

(a) by a special resolution adopted by persons entitled to exercise voting rights on such a matter, at a meeting called for that purpose and at which sufficient persons are present to exercise, in aggregate, at least 25% of all of the voting rights that are entitled to be exercised on that matter, or any higher percentage as may be required by the company's Memorandum of Incorporation, as contemplated in section 64(2); and

(b) by a special resolution, also adopted in the manner required by paragraph (a), by the shareholders of the company's holding company if any, if:–

(vi) the holding company is a company or an external company;

(vii) the proposed transaction concerns a disposal of all or the greater part of the assets or undertaking of the subsidiary; and

(viii) having regard to the consolidated financial statements of the holding company, the disposal by the subsidiary constitutes a disposal of all or the greater part of the assets or undertaking of the holding company; and

(c) by the court, to the extent required in the circumstances and manner contemplated in subsections (3) to (6).

(3) Despite a resolution having been adopted as contemplated in subsections (2)(a) and (b), a company may not proceed to implement that resolution without the approval of a court if:–

(a) the resolution was opposed by at least 15% of the voting rights that were exercised on that resolution and, within five business days after the vote, any person who voted against the resolution requires the company to seek court approval; or

(b) the court, on an application within 10 business days after the vote by any person who voted against the resolution, grants that person leave, in terms of subsection (6), to apply to a court for a review of the transaction in accordance with subsection (7).

(4) For the purposes of subsections (2) and (3), any voting rights controlled by an acquiring party, a person related to an acquiring party, or a person acting in concert with either of them, must not be included in calculating the percentage of voting rights:–

(a) *required to be present, or actually present, in determining whether the applicable quorum requirements are satisfied; or*

(b) *required to be voted in support of a resolution, or actually voted in support of the resolution.*

(4A) *In subsection (4), 'act in concert' has the meaning set out in section 117(1)(b).*

(5) *If a resolution requires approval by a court as contemplated in terms of subsection (3)(a), the company must either:*

(a) *within 10 business days after the vote, apply to the court for approval, and bear the costs of that application; or*

(b) *treat the resolution as a nullity.*

(6) *On an application contemplated in subsection (3)(b), the court may grant leave only if it is satisfied that the applicant:–*

(a) *is acting in good faith;*

(b) *appears prepared and able to sustain the proceedings; and*

(c) *has alleged facts which, if proved, would support an order in terms of subsection (7).*

(7) *On reviewing a resolution that is the subject of an application in terms of subsection (5)(a), or after granting leave in terms of subsection (6), the court may set aside the resolution only if:–*

(a) *the resolution is manifestly unfair to any class of holders of the company's securities; or*

(b) *the vote was materially tainted by conflict of interest, inadequate disclosure, failure to comply with the Act, the Memorandum of Incorporation or any applicable rules of the company, or other significant and material procedural irregularity.*

(8) *The holder of any voting rights in a company is entitled to seek relief in terms of section 164 if that person:–*

(a) *notified the company in advance of the intention to oppose a special resolution contemplated in this section; and*

(b) *was present at the meeting and voted against that special resolution.*

(9) *If a transaction contemplated in this Part has been approved, any person to whom assets are, or an undertaking is, to be transferred, may apply to a court for an order to effect:–*

(a) *the transfer of the whole or any part of the undertaking, assets and liabilities of a company contemplated in that transaction;*

(b) *the allotment and appropriation of any shares or similar interests to be allotted or appropriated as a consequence of the transaction;*

(c) *the transfer of shares from one person to another;*

(d) *the dissolution, without winding-up, of a company, as contemplated in the transaction;*

(e) *incidental, consequential and supplemental matters that are necessary for the effectiveness and completion of the transaction; or*

(f) *any other relief that may be necessary or appropriate to give effect to, and properly implement, the amalgamation or merger.*

Section 164 : Dissenting shareholders appraisal rights

(1) *This section does not apply in any circumstances relating to a transaction, agreement or offer pursuant to a business rescue plan that was approved by shareholders of a company, in terms of section 152.*

(2) *If a company has given notice to shareholders of a meeting to consider adopting a resolution to:–*

(a) *amend its Memorandum of Incorporation by altering the preferences, rights, limitations or other terms of any class of its shares in any manner materially adverse to the rights or interests of holders of that class of shares, as contemplated in section 37(8); or*

(b) *enter into a transaction contemplated in section 112, 113, or 114,*

that notice must include a statement informing shareholders of their rights under this section.

(3) At any time before a resolution referred to in subsection (2) is to be voted on, a dissenting shareholder may give the company a written notice objecting to the resolution.

(4) Within 10 business days after a company has adopted a resolution contemplated in this section, the company must send a notice that the resolution has been adopted to each shareholder who:–

(a) gave the company a written notice of objection in terms of subsection (3); and

(b) has neither:–

(i) withdrawn that notice; or

(ii) voted in support of the resolution.

(5) A shareholder may demand that the company pay the shareholder the fair value for all of the shares of the company held by that person if:–

(a) the shareholder:–

(ix) sent the company a notice of objection, subject to subsection (6); and

(x) in the case of an amendment to the company's Memorandum of Incorporation, holds shares of a class that is materially and adversely affected by the amendment;

(b) the company has adopted the resolution contemplated in subsection (2); and

(c) the shareholder:–

(i) voted against that resolution; and

(ii) has complied with all of the procedural requirements of this section.

(6) The requirement of subsection (5)(a)(i) does not apply if the company failed to give notice of the meeting, or failed to include in that notice a statement of the shareholders rights under this section.

(7) A shareholder who satisfies the requirements of subsection (5) may make a demand contemplated in that subsection by delivering a written notice to the company within:–

(a) 20 business days after receiving a notice under subsection (4); or

(b) if the shareholder does not receive a notice under subsection (4), within 20 business days after learning that the resolution has been adopted.

(8) A demand delivered in terms of subsections (5) to (7) must also be delivered to the Panel, and must state:–

(a) the shareholder's name and address;

(b) the number and class of shares in respect of which the shareholder seeks payment; and

(c) a demand for payment of the fair value of those shares.

(9) A shareholder who has sent a demand in terms of subsections (5) to (8) has no further rights in respect of those shares, other than to be paid their fair value, unless:–

(a) the shareholder withdraws that demand before the company makes an offer under subsection (11), or allows an offer made by the company to lapse, as contemplated in subsection (12)(b);

(b) the company fails to make an offer in accordance with subsection (11) and the shareholder withdraws the demand; or

(c) the company, by a subsequent special resolution, revokes the adopted resolution that gave rise to the shareholder's rights under this section.

(10) If any of the events contemplated in subsection (9) occur, all of the shareholder's rights in respect of the shares are reinstated without interruption.

(11) Within five business days after the later of:–

(a) the day on which the action approved by the resolution is effective;

(b) the last day for the receipt of demands in terms of subsection (7)(a); or

(c) the day the company received a demand as contemplated in subsection (7)(b), if applicable, the company must send to each shareholder who has sent such a demand a written offer to pay an amount considered by the company's directors to be the fair value of the relevant shares, subject to subsection (16), accompanied by a statement showing how that value was determined.

(12) *Every offer made under subsection (11):–*

(a) *in respect of shares of the same class or series must be on the same terms; and*

(b) *lapses if it has not been accepted within 30 business days after it was made.*

(13) *If a shareholder accepts an offer made under subsection (12):–*

(a) *the shareholder must either in the case of:*

(i) *shares evidenced by certificates, tender the relevant share certificates to the company or the company's transfer agent; or*

(ii) *uncertificated shares, take the steps required in terms of section 53 to direct the transfer of those shares to the company or the company's transfer agent; and*

(b) *the company must pay that shareholder the agreed amount within 10 business days after the shareholder accepted the offer and:*

(i) *tendered the share certificates; or*

(ii) *directed the transfer to the company of uncertificated shares.*

(14) *A shareholder who has made a demand in terms of subsections (5) to (8) may apply to a court to determine a fair value in respect of the shares that were the subject of that demand, and an order requiring the company to pay the shareholder the fair value so determined, if the company has:–*

(a) *failed to make an offer under subsection (11); or*

(b) *made an offer that the shareholder considers to be inadequate, and that offer has not lapsed.*

(15) *On an application to the court under subsection (14):–*

(a) *all dissenting shareholders who have not accepted an offer from the company as at the date of the application must be joined as parties and are bound by the decision of the court;*

(b) *the company must notify each affected dissenting shareholder of the date, place and consequences of the application and of their right to participate in the court proceedings; and*

(c) *the court:–*

(i) *may determine whether any other person is a dissenting shareholder who should be joined as a party;*

(ii) *must determine a fair value in respect of the shares of all dissenting shareholders, subject to subsection (16);*

(iii) *in its discretion may:–*

(aa) *appoint one or more appraisers to assist it in determining the fair value in respect of the shares; or*

(bb) *allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective, until the date of payment;*

(iv) *may make an appropriate order of costs, having regard to any offer made by the company, and the final determination of the fair value by the court; and*

(v) *must make an order requiring:–*

(aa) *the dissenting shareholders to either withdraw their respective demands or to comply with subsection (13)(a); and*

(bb) *the company to pay the fair value in respect of their shares to each dissenting shareholder who complies with subsection (13)(a), subject to any conditions the court considers necessary to ensure that the company fulfils its obligations under this section.*

(15A) *At any time before the court has made an order contemplated in subsection (15)(c)(v), a dissenting shareholder may accept the offer made by the company in terms of subsection (11), in which case:–*

(a) *that shareholder must comply with the requirements of subsection 13(a); and*

(b) *the company must comply with the requirements of subsection 13(b).*

(16) *The fair value in respect of any shares must be determined as at the date on which, and time immediately before, the company adopted the resolution that gave rise to a shareholder's rights under this section.*

(17) *If there are reasonable grounds to believe that compliance by a company with subsection (13)(b), or with a court order in terms of subsection (15)(c)(v)(bb), would result in the company being unable to pays its debts as they fall due and payable for the ensuing 12 months:–*

(a) *the company may apply to a court for an order varying the company's obligations in terms of the relevant subsection; and*

(b) *the court may make an order that:*

(i) *is just and equitable, having regard to the financial circumstances of the company; and*

(ii) *ensures that the person to whom the company owes money in terms of this section is paid at the earliest possible date compatible with the company satisfying its other financial obligations as they fall due and payable.*

(18) *If the resolution that gave rise to a shareholder's rights under this section authorised the company to amalgamate or merge with one or more other companies, such that the company whose shares are the subject of a demand in terms of this section has ceased to exist, the obligations of that company under this section are obligations of the successor to that company resulting from the amalgamation or merger.*

(19) *For greater certainty, the making of a demand, tendering of shares and payment by a company to a shareholder in terms of this section do not constitute a distribution by the company, or an acquisition of its shares by the company within the meaning of section 48, and therefore are not subject to:–*

(a) *the provisions of that section; or*

(b) *the application by the company of the solvency and liquidity test set out in section 4.*

(20) *Except to the extent:–*

(a) *expressly provided in this section; or*

(b) *that the Panel rules otherwise in a particular case,*

a payment by a company to a shareholder in terms of this section does not obligate any person to make a comparable offer under section 125 to any other person.

124. Compulsory acquisitions and squeeze out.

(1) *If, within four months after the date of an offer for the acquisition of any class of securities of a regulated company, that offer has been accepted by the holders of at least 90% of that class of securities, other than any such securities held before the offer by the offeror, a related or inter-related person, or persons acting in concert, or a nominee or subsidiary of any such person or persons:*

(a) *within two further months, the offeror may notify the holders of the remaining securities of the class, in the prescribed manner and form:–*

(i) *that the offer has been accepted to that extent; and*

(ii) *that the offeror desires to acquire all remaining securities of that class; and*

(b) *subject to subsection (2), after giving notice in terms of paragraph (a), the offeror is entitled, and bound, to acquire the securities concerned on the same terms that applied to securities whose holders accepted the original offer.*

(2) *Within 30 business days after receiving a notice in terms of subsection (1) (a), a person may apply to a court for an order:–*

(a) *that the offeror is not entitled to acquire the applicant's securities of that class; or*

(b) *imposing conditions of acquisition different from those of the original offer.*

(3) *If an offer to acquire the securities of a particular class has not been accepted to the extent contemplated in subsection (1):–*

(a) *the offeror may apply to a court for an order authorising the offeror to give a notice contemplated in subsection (1) (a); and*

(b) the court may make the order applied for, if:–

(i) after making reasonable enquiries, the offeror has been unable to trace one or more of the persons holding securities to which the offer relates;

(ii) by virtue of acceptances of the original offer, the securities that are the subject of the application, together with the securities held by the person or persons referred to in subparagraph (i), amount to not less than the minimum specified in subsection (1);

(iii) the consideration offered is fair and reasonable; and

(iv) the court is satisfied that it is just and equitable to make the order, having regard, in particular, to the number of holders of securities who have been traced but who have not accepted the offer.

(4) If an offer for the acquisition of any class of securities of a regulated company has resulted in the acquisition by the offeror or a nominee or subsidiary of the offeror, or a related or inter-related person of any of them, individually or in aggregate, of sufficient securities of that class such that, together with any other securities of that class already held by that person, or those persons in aggregate, they then hold at least 90% of the securities of that class:–

(a) the offeror must notify the holders of the remaining securities of the class that the offer has been accepted to that extent;

(b) within three months after receiving a notice in terms of paragraph (a), a person may demand that the offeror acquire all of the person's securities of the class concerned; and

(c) after receiving a demand in terms of paragraph (b), the offeror is entitled, and bound, to acquire the securities concerned on the same terms that applied to securities whose holders accepted the original offer.

(5) If an offeror has given notice in terms of subsection (1), and no order has been made in terms of subsection (3), or if the offeror has received a demand in terms of subsection (4) (b):–

(a) six weeks after the date on which the notice was given or, if an application to a court is then pending, after the application has been disposed of, or after the date on which the demand was received, as the case may be, the offeror must:–

(i) transmit a copy of the notice to the regulated company whose securities are the subject of the offer, together with an instrument of transfer, executed on behalf of the holder of the those securities by any person appointed by the offeror; and

(ii) pay or transfer to that company the consideration representing the price payable by the offeror for the securities concerned,

(b) subject to the payment of prescribed fees or duties, the company must thereupon register the offeror as the holder of those securities.

(6) An instrument of transfer contemplated in subsection (5) is not required for any securities for which a share warrant is for the time being outstanding.

(7) A regulated company must deposit any consideration received under this section into a separate interest bearing bank account with a banking institution registered under the Banks Act and, subject to subsection (8), those deposits must be:–

(a) held in trust by the company for the person entitled to the securities in respect of which the consideration was received; and

(b) paid on demand to the person contemplated in paragraph (a), with interest to the date of payment.

(8) If a person contemplated in subsection (7) (a) fails for more than three years to demand payment of an amount held in terms of that paragraph, the amount, together with any accumulated interest, must be paid to the benefit of the Guardian's Fund of the Master of the High Court, to be held and dealt with in accordance with the rules of that Fund.

(9) In this section any reference to a "holder of securities who has not accepted the offer" includes any holder who has failed or refused to transfer their securities to the offeror in accordance with the offer.

TABLE OF ENTITLEMENTS

The table below sets out the number of Consideration Shares to which Scheme Participants or Standby Offer Participants will be entitled, should the Scheme be implemented or should they accept the Standby Offer. Scheme Participants or Standby Offer Participants will be entitled to 0.09196 Consideration Shares for every 1 (one) Renergen Share disposed of, rounded down to the nearest whole number, as illustrated below:

Number of Renergen Shares held	Consideration Share entitlement	Number of Renergen Shares held	Consideration Share entitlement	Number of Renergen Shares held	Consideration Share entitlement
1	0	41	3	81	7
2	0	42	3	82	7
3	0	43	3	83	7
4	0	44	4	84	7
5	0	45	4	85	7
6	0	46	4	86	7
7	0	47	4	87	8
8	0	48	4	88	8
9	0	49	4	89	8
10	0	50	4	90	8
11	1	51	4	91	8
12	1	52	4	92	8
13	1	53	4	93	8
14	1	54	4	94	8
15	1	55	5	95	8
16	1	56	5	96	8
17	1	57	5	97	8
18	1	58	5	98	9
19	1	59	5	99	9
20	1	60	5	100	9
21	1	61	5	125	11
22	2	62	5	150	13
23	2	63	5	175	16
24	2	64	5	200	18
25	2	65	5	1 000	91
26	2	66	6	5 000	459
27	2	67	6	10 000	919
28	2	68	6	20 000	1 839
29	2	69	6	50 000	4 598
30	2	70	6	100 000	9 196
31	2	71	6	200 000	18 392
32	2	72	6	300 000	27 588
33	3	73	6	400 000	36 784
34	3	74	6	500 000	45 980
35	3	75	6	1 000 000	91 960
36	3	76	6	2 000 000	183 920
37	3	77	7	3 000 000	275 880
38	3	78	7	4 000 000	367 840
39	3	79	7	5 000 000	459 800
40	3	80	7	10 000 000	919 600

DEALINGS BY PROVIDERS OF IRREVOCABLE UNDERTAKINGS

To the best of the knowledge of Renergen, the providers of Irrevocable Undertakings had no dealings in Renergen securities during the period from 19 November 2024 (being six months prior to the publication of the Firm Intention Announcement) up to the Last Practicable Date, other than as set out below:

Provider of Irrevocable Undertakings	Date	Nature of transaction	Number of Renergen Shares	Price[(1)]
Ivy Asset Management	2024/11/20	Acquired	20,000	ZAR9.06
Mazi Asset Management (Pty) Ltd on behalf of its clients	2025/01/17	Subscription	7,376,433	ZAR5.33
	2025/03/17	Disposed of	26,745	ZAR8.242
	2025/05 27	Disposed of	1,080	ZAR11.65
Anchor Capital (Pty) Ltd on behalf of its clients	2024/11/26	Disposed of	772,990	ZAR8.99
	2024/12/11	Acquired	374,556	ZAR7.9511
	2024/12/12	Acquired	89,542	ZAR7.8612
	2024/12/19	Disposed of	500,000	ZAR7.37
	2025/01/13	Disposed of	110,465	ZAR5.0217
	2025/01/14	Disposed of	270,000	ZAR4.6867
	2025/01/15	Disposed of	166,668	ZAR4.3999
	2025/01/17	Disposed of	127,867	ZAR4.4674
	2025/01/20	Disposed of	230,000	ZAR4.5098
	2025/01/21	Disposed of	361,300	ZAR4.7114
	2025/01/24	Disposed of	895,603	ZAR5.30
	2025/02/26	Disposed of	70,000	ZAR4.08
	2025/03/19	Acquired	15,226	ZAR7.7470
	2025/03/25	Acquired	299,829	ZAR7.4424
	2025/03/26	Acquired	126,052	ZAR6.7791
	2025/04/02	Disposed of	12,125	ZAR7.2861
	2025/04/03	Disposed of	21,055	ZAR6.8073
	2025/04/04	Disposed of	248,892	ZAR6.2754
	2025/04/15	Disposed of	3,378	ZAR6.8
	2025/05/20	Disposed of	49,632	ZAR9.8595
	2025/05/21	Acquired	486,750	ZAR10.2711
	2025/05/21	Disposed of	54,612	ZAR10.0183
	2025/05/22	Acquired	127,400	ZAR10.8336
	2025/05/27	Acquired	88,300	ZAR11.6989

Notes:

(1) In instances where Renergen Shares were acquired or disposed of in multiple transactions, the price reported is a weighted average price.

RENERGEN

RENERGEN LIMITED

(Incorporated in the Republic of South Africa)
(Registration number 2014/195093/06)
JSE and A2X Share code: REN
ISIN: ZAE000202610
LEI: 378900B1512179F35A69
Australian Business Number (ABN): 93 998 352 675
ASX Share code: RLT
("**Renergen**")

NOTICE OF GENERAL MEETING OF RENERGEN SHAREHOLDERS

NOTICE IS HEREBY GIVEN that a hybrid General Meeting of Renergen Shareholders will be held in person at 2nd Floor, Sandton Gate, 25 Minerva Ave, Glenadrienne, Sandton, 2196 and conducted virtually via electronic communication for Renergen Shareholders who are unable to attend in person, at 10:00 SAST on Thursday, 10 July 2025.

Purpose

The purpose of the General Meeting of Renergen Shareholders is to consider and, if deemed fit, to approve, with or without modification, the special and ordinary resolutions set out in this Notice of General Meeting.

Note:

- *The definitions and interpretations commencing on page 21 of the Circular to which this Notice of General Meeting is attached ("**the Circular**") (i) apply, unless the context clearly indicates otherwise, mutatis mutandis to this notice and to the resolutions set out below, and (ii) are hereby incorporated into this notice by reference thereto.*
- *For Special Resolution Number 1 to be approved by Renergen Shareholders, it must be supported by at least 75% of the votes exercised on the resolution by Renergen Shareholders. No Renergen Shareholders will be excluded from voting on the resolution.*
- *For Special Resolution Number 2 to be approved by Renergen Shareholders, it must be supported by at least 75% of the votes exercised on the resolution.*
- *For Ordinary Resolution Number 1 to be approved by Renergen Shareholders it must be supported by more than 50% of the votes exercised on the resolution by Renergen Shareholders.*
- *Quorum requirements: The General Meeting may not begin unless (i) at least three Renergen Shareholders entitled to attend and vote are present or represented at the General Meeting; and (ii) sufficient Persons are present or represented at the General Meeting to exercise, in aggregate, at least 25% of all the voting rights that are entitled to be exercised in respect of at least one matter to be decided at the General Meeting. Further, a matter to be decided at the General Meeting may not begin to be considered unless at the time the matter is called on the agenda (a) at least three Renergen Shareholders entitled to attend and vote on that matter are present or represented at the General Meeting; and (b) sufficient Persons are present or represented at the meeting to exercise, in aggregate, at least 25% of all of the voting rights that are entitled to be exercised on that matter.*
- *The date on which Renergen Shareholders must have been recorded as such in the Register for purposes of being entitled to receive this notice is Friday, 30 May 2025.*

SPECIAL RESOLUTION NUMBER 1 – Approval of the Scheme in terms of sections 114 and 115 of the Companies Act

"**RESOLVED THAT** the scheme of arrangement in terms of section 114(1)(d) of the Companies Act (as more fully set out in the Circular and as same may be amended or varied as contemplated in the Circular) proposed by the Renergen Board between Renergen and the holders of Renergen Shares in terms of which, *inter alia*, if such scheme of arrangement becomes Operative:

- ASPI will acquire, on the terms and subject to the conditions set out in the Circular (as same may be amended or varied as contemplated in the Circular), all the Scheme Shares; and
- each Scheme Participant will receive the Scheme Consideration,

be and is hereby approved as a special resolution in terms of section 115(2)(a) of the Companies Act."

Reason for and effect of Special Resolution Number 1

The reason for and, if passed, the effect of Special Resolution Number 1 is to obtain Renergen Shareholder approval, as required in terms of section 114 read with section 115 of the Companies Act, for the Scheme proposed by the Renergen Board between Renergen and the Scheme Participants. Renergen Shareholders are referred to the content of the Circular for more information relating to the reason for and effect of Special Resolution Number 1.

SPECIAL RESOLUTION NUMBER 2 – Revocation of Special Resolution Number 1

"**RESOLVED THAT** in terms of section 164(9) of the Companies Act, if Special Resolution Number 1 is adopted, but thereafter any Condition to the Scheme fails or the Scheme otherwise lapses or fails, then at the time of the occurrence of such event, Special Resolution Number 1 will be deemed to have been revoked; and accordingly each Dissenting Shareholder which has, pursuant to the adoption of the revoked Special Resolution Number 1, sent a demand to Renergen in terms of sections 164(5) to (8) of the Companies Act to be paid the fair value of its Renergen Shares, shall cease to have, and be deemed not to have had, any right, pursuant to the adoption of the revoked Special Resolution Number 1, to be paid under section 164 of the Companies Act."

Reason for and effect of Special Resolution Number 2

The reason for and, if passed, the effect of Special Resolution Number 2 is to remove Dissenting Shareholders' right to payment under section 164 of the Companies Act in certain circumstances set out in the resolution. The effect of Special Resolution Number 2 is to remove a Dissenting Shareholder's right to payment under section 164 of the Companies Act in such circumstances.

ORDINARY RESOLUTION NUMBER 1 – Implementation

"**RESOLVED THAT** each director and/or the company secretary of Renergen be and is hereby authorised to do all such things, including signing all such documentation, as are necessary or desirable to give effect to the ordinary and special resolutions passed at the General Meeting."

Reason and effect of Ordinary Resolution Number 1

The reason for and, if passed, the effect of Ordinary Resolution Number 1 is to authorise each director and/or the company secretary of Renergen to do all such things, including signing of documents and entering into of agreements, to give effect to and implement the special and ordinary resolutions approved at the General Meeting.

VOTING AND PROXIES

The date on which Renergen Shareholders must be recorded, as such in the Register for purposes of being entitled to receive this notice is Friday, 30 May 2025.

The date on which Renergen Shareholders must be recorded in the Register for purposes of being entitled to attend and vote at the General Meeting is Friday, 4 July 2025. Accordingly, the last day to trade to be entitled to attend and vote at the General Meeting is Tuesday, 1 July 2025.

Section 63(1) of the Companies Act requires that meeting participants provide reasonably satisfactory identification. Meeting participants will be required to provide proof of identification to the reasonable satisfaction of the Chairman of the General Meeting and must accordingly bring a copy of their identity document, passport or driver's license to the General Meeting. If in doubt as to whether any document will be regarded as satisfactory proof of identification, meeting participants should contact the Transfer Secretaries for guidance.

Renergen Shareholders entitled to attend and vote at the General Meeting, may appoint one or more proxies to attend, speak and vote in his/her stead. A proxy need not be a shareholder of Renergen. The Form of Proxy *(yellow)*, in which the relevant instructions for its completion are set out, is enclosed for use by a Certificated Renergen Shareholder or Dematerialised Renergen Shareholder with "Own-name" Registration only, who wish to be represented at the General Meeting. Completion of the Form of Proxy *(yellow)* will not preclude such Renergen Shareholder from attending (in person or electronically) and voting (in preference to that Renergen Shareholder's proxy) at the General Meeting.

The Scheme Voting Record Date, being the date on which Renergen Shareholders must be recorded in the Register to be entitled to attend and vote at the General Meeting is Friday, 4 July 2025. The last day to trade in order to be entitled to attend and vote at the General Meeting is Tuesday, 1 July 2025.

In terms of section 63(1) of the Companies Act, all General Meeting participants will be required to provide identification reasonably satisfactory to the Transfer Secretaries, by submitting the written application (the form of which is attached to the Notice of General Meeting) and the relevant documentation by post or by e-mail, as the case may be.

The Transfer Secretaries must be reasonably satisfied that the right of that person to participate in, speak and vote at the General Meeting as a Renergen Shareholder, as proxy or as a representative of a Renergen Shareholder, has been reasonably verified. Accepted forms of identification include certified copies of South

African drivers' licenses, green barcoded identity documents or barcoded identification smart cards issued by the South African Department of Home Affairs, as well as passports.

The instrument appointing a proxy and the authority (if any) under which it is signed must reach the Transfer Secretaries, at the addresses given below, to be received by them preferably by no later than 10:00 SAST on Tuesday, 8 July 2025, provided that any Form of Proxy *(yellow)* not delivered to the Transfer Secretaries by this time may be emailed to the Transfer Secretaries (who will provide same to the chairman of the General Meeting) or handed to the chairman of the General Meeting at any time before the appointed proxy exercises any Renergen Shareholder rights at the General Meeting.

Dematerialised Renergen Shareholders, other than Own-Name Dematerialised Renergen Shareholders, who wish to participate (in person or electronically) in the General Meeting, will need to request their CSDP or Broker to provide them with the necessary letter of representation in terms of the Custody Agreement entered into between such Renergen Shareholders and the CSDP or Broker.

Dematerialised Renergen Shareholders, other than Own-Name Dematerialised Renergen Shareholders, who are unable to attend the General Meeting in person or virtually and who wish to be represented thereat, must provide their CSDP or Broker with their voting instructions in terms of the Custody Agreement entered into between themselves and the CSDP or Broker in the manner and time stipulated therein.

Renergen Shareholders attending or represented by proxy or authorised representative shall, on a poll, have one vote in respect of each Share held.

APPRAISAL RIGHTS

Renergen Shareholders are hereby advised of their Appraisal Rights in terms of section 164 of the Companies Act. Their attention is drawn to the full provisions of that section which are set out in **Annexure 8** to the Circular.

As detailed in paragraph 5.2 of the Circular, it is a Condition to the Scheme that no Renergen Shareholders exercise their Appraisal Rights in terms of section 164 of the Companies Act, provided that ASPI shall be entitled (in its sole discretion) to waive such Condition.

ELECTRONIC PARTICIPATION

The Renergen Board has determined that it is appropriate that the General Meeting will be a hybrid meeting, held in person at the offices of Renergen, Sandton Gate, 2nd Floor, 25 Minerva Avenue, Glenadrienne, Sandton, 2196 and conducted virtually via electronic communication for Renergen Shareholders who are unable to attend in person.

Renergen has retained the services of The Meeting Specialist Proprietary Limited ("**TMS**") to host the virtual General Meeting. The virtual hosting will be on an electronic communication platform that will facilitate remote participation by Renergen Shareholders. TMS will also act as scrutineer for purposes of the General Meeting.

Renergen Shareholders who wish to participate in the virtual General Meeting via electronic communication are required to:

- Contact TMS as soon as possible, but in any event, no later than 10:00 SAST on Tuesday, 8 July 2025, either by email at proxy@tmsmeetings.co.za or by telephone at Farhana Adam +27 84 433 4836/ Izzy van Schoor +27 81 711 4255 / Michael Wenner +27 61 440 0654.
- TMS will follow a verification process to verify each applicant's entitlement to participate in the virtual General Meeting.

Valid identification will be required:

- If the Renergen Shareholder is an individual, a certified copy of their identity document, driver's license and/or passport.
- If the Renergen Shareholder is not an individual, a certified copy of a resolution by the relevant entity and a certified copy of the identity documents and/or passports of the persons who passed the relevant resolution, specifying the name of the individual that is authorised to represent the relevant entity at the virtual General Meeting by way of electronic communication.

The participant indemnifies Renergen and the Renergen Directors, employees, company secretary, transfer secretary, service providers (including TMS) and advisors against any loss, injury, damage, penalty, or claim arising in any way from the use or possession of the electronic facility, whether or not the problem is caused by any act or omission on the part of the participants or anyone else. In particular, but not exclusively, the participant acknowledges that he/she will have no claim against Renergen and the Renergen Directors, employees, company secretary, transfer secretary, service providers (including TMS) and advisors, whether for consequential damages or otherwise, arising from the use of the electronic facility or any defect in it or from total or partial failure of the electronic facility and connections linking the electronic facility to the General Meeting.

TMS is obliged to validate, in consultation with the Renergen, its transfer secretaries, and the relevant CSDP, each Renergen Shareholder's entitlement to participate in the virtual General Meeting before providing a Renergen Shareholder with the necessary means to access the electronic communication platform. TMS will assist Renergen Shareholders with the requirements for participation in the General Meeting via electronic communication.

By order of the Renergen Board

SIGNED ON 12 JUNE 2025 BY DAVID KING ON BEHALF OF THE INDEPENDENT BOARD OF RENERGEN, IN TERMS OF POWERS OF ATTORNEY SIGNED BY MEMBERS OF THE INDEPENDENT BOARD

Dr David King
Chairman of the Independent Board

Company Secretary
Acorim Proprietary Limited
(Registration number 2014/195093/06)
13th Floor, Illovo Point,
68 Melville Road, Illovo,
Sandton, 2196

Transfer Secretaries
Computershare Investor Services Proprietary Limited
(Registration number 2004/003647/07)
First floor, Rosebank Towers
15 Biermann Avenue
Rosebank
Johannesburg, 2196
(Private Bag X9000, Saxonwold, 2132)
Telephone number 011 370 5000
Email address proxy@computershare.co.za

PRINTED BY INCE (PTY) LTD
REF. JOB030081

RENERGEN

RENERGEN LIMITED

(Incorporated in the Republic of South Africa)
(Registration number 2014/195093/06)
JSE and A2X Share code: REN
ISIN: ZAE000202610
LEI: 378900B1512179F35A69
Australian Business Number (ABN): 93 998 352 675
ASX Share code: RLT
("**Renergen**")

FORM OF PROXY IN RESPECT OF THE GENERAL MEETING OF RENERGEN SHAREHOLDERS *(for use by Certificated Renergen Shareholders and Own-Name Dematerialised Renergen Shareholders only)*

*The definitions and interpretations commencing on page 21 of the Circular to which this Form of Proxy is attached ("**the Circular**") shall, unless the context clearly requires otherwise, apply to this Form of Proxy.*

For use by Renergen Shareholders at the hybrid General Meeting which will be held in person at 2nd Floor, Sandton Gate, 25 Minerva Ave, Glenadrienne, Sandton, 2196 and conducted virtually via electronic communication for Renergen Shareholders who are unable to attend in person, at 10:00 SAST on Thursday, 10 July 2025 or any adjourned or postponed meeting.

Dematerialised Renergen Shareholders holding Renergen Shares other than with Own-Name Registration, must inform their CSDP or Broker of their intention to attend the General Meeting and request their CSDP or Broker to issue them with the necessary letter of representation and/or proxy form to attend the General Meeting (in person or electronically) and vote (or abstain from voting) or provide their CSDP or Broker with their instructions should they not wish to attend the General Meeting. Letters of representation must be lodged with Computershare by the commencement of the General Meeting (including any adjournment or postponed meeting). Such Renergen Shareholders must not use this Form of Proxy.

I/We (Please PRINT names in full):

of (address):

Telephone number: Cellphone number:

E-mail address:

being the holder(s) of: Renergen Shares

do hereby appoint (see notes 1 and 2):

1. or failing him/her,

2. or failing him/her,

3. the chairperson of the General Meeting

as my/our proxy to attend, speak and vote for me/us at the General Meeting (or any postponement or adjournment thereof) for purposes of considering and, if deemed fit, passing, with or without modification, the resolutions to be proposed thereat and at each postponement or adjournment thereof and to vote for and/or against the resolutions and/or abstain from voting in respect of the Renergen Shares registered in my/our name(s), in accordance with the following instructions and otherwise in accordance with the Companies Act, the MOI and the terms of the attached notes:

	For	Against	Abstain
Special Resolution Number 1: Approval of the Scheme in terms of sections 114 and 115 of the Companies Act			
Special Resolution Number 2: Revocation of Special Resolution Number 1			
Ordinary Resolution Number 1: Implementation			

* One vote per Renergen Share held by Renergen Shareholders. Renergen Shareholders must insert the relevant number of votes they wish to vote in the appropriate box provided or "X" should they wish to vote all Renergen Shares held by them. If no instruction is provided, the proxy (if not the chairperson of the General Meeting) shall be entitled to vote or abstain from voting as he/she deems fit, provided that if the proxy is the chairperson of the General Meeting, he shall be deemed to be instructed to vote in favour of the resolutions set out above, in respect of all shares held by the Renergen Shareholder.

Signed at: on:

Signature:

Capacity of signatory (where applicable):

Note: Authority of signatory to be attached – see notes 8 and 9.

Assisted by me (where applicable):

Full name:

Capacity:

Signature:

SUMMARY OF RIGHTS CONTAINED IN SECTION 58 OF THE COMPANIES ACT

In terms of section 58 of the Companies Act:

- *A shareholder of a company may, at any time and in accordance with the provisions of section 58 of the Companies Act, appoint any individual (including an individual who is not a shareholder) as a proxy to participate in, and speak and vote at, a shareholders' meeting on behalf of such shareholder.*
- *A shareholder may appoint two or more persons concurrently as proxies and may appoint more than one proxy to exercise voting rights attached to different securities held by the shareholder.*
- *A proxy may delegate his authority to act on behalf of a shareholder to another person, subject to any restriction set out in the instrument appointing such proxy.*
- *Irrespective of the form of instrument used to appoint a proxy, the appointment of a proxy is suspended at any time and to the extent that the relevant shareholder chooses to act directly and in person in the exercise of any of such shareholder's rights as a shareholder.*
- *Any appointment by a shareholder of a proxy is revocable, unless the form of instrument used to appoint such proxy states otherwise.*
- *If an appointment of a proxy is revocable, a shareholder may revoke the proxy appointment by (i) cancelling it in writing, or making a later inconsistent appointment of a proxy and (ii) delivering a copy of the revocation instrument to the proxy and to the relevant company.*
- *A proxy appointed by a shareholder is entitled to exercise, or abstain from exercising, any voting right of such shareholder without direction, except to the extent that the relevant company's memorandum of incorporation, or the instrument appointing the proxy, provides otherwise.*
- *If the instrument appointing a proxy or proxies has been delivered by a shareholder to a company, then, for so long as that appointment remains in effect, any notice that is required in terms of the Companies Act or such company's memorandum of incorporation to be delivered to a shareholder must be delivered by such company to:*
  - the relevant shareholder; or
  - the proxy or proxies, if the relevant shareholder has: (i) directed such company to do so, in writing and (ii) paid any reasonable fee charged by such company for doing so.

Notes:

1. Renergen Shareholders who hold Dematerialised Renergen Shares other than with Own-Name Registration:

   1.1 who wish to attend the General Meeting electronically may do so by requesting the registered holder, being their CSDP, Broker or nominee, to issue them with a letter of representation;

   1.2 who do not wish to attend the General Meeting in person but wish to vote (or abstain from voting) thereat must provide the registered holder, being the CSDP, Broker or nominee, with their instructions. The instructions must reach the registered holder in sufficient time to allow the registered holder to exercise such vote on their behalf.

2. Each Renergen Shareholder is entitled to appoint one (or more) proxies (none of whom need be a Renergen Shareholder) to attend, speak and vote in place of that Renergen Shareholder at the General Meeting.

3. A Renergen Shareholder entitled to attend and vote at the General Meeting may insert the name of a proxy or the names of two alternative proxies of the Renergen Shareholder's choice in the space/s provided with or without deleting "the chairperson of the General Meeting" but the Renergen Shareholder must initial any such deletion. The person whose name stands first on the Form of Proxy and who is present at the General Meeting will be entitled to act as proxy to the exclusion of those whose names follow. In the event that no names are indicated, the proxy shall be exercised by the chairperson of the General Meeting.

4. Completed Forms of Proxy and the authority (if any) under which they are signed must be (i) lodged with or posted to the Transfer Secretaries (Rosebank Towers, 15 Biermann Avenue, Rosebank, 2196 or Private Bag X9000, Saxonwold, 2132), or emailed to proxy@computershare.co.za to Computershare, to be received by them, for administrative purposes, by no later than 10:00 SAST on Tuesday, 8 July 2025, provided that any Form of Proxy not delivered to the Transfer Secretaries by this time may be emailed to the Transfer Secretaries (who will provide same to the chairman of the General Meeting) or delivered to the chairman of the General Meeting at any time before the appointed proxy exercises any rights of the Renergen Shareholder at such General Meeting.

5. The completion and lodging of this Form of Proxy will not preclude the relevant Renergen Shareholder from attending in person or connecting electronically to the General Meeting and speaking and voting thereat to the exclusion of any proxy appointed in terms hereof, should such Renergen Shareholder wish to do so.

6. The chairperson of the General Meeting may accept or reject any Form of Proxy not completed and/or received in accordance with these notes or with the MOI.

7. Any alteration or correction made to this Form of Proxy must be initialled by the signatory/ies.

8. Documentary evidence establishing the authority of a person signing this Form of Proxy in a representative capacity (e.g. for a company, close corporation, trust, pension fund, deceased estate, etc.) must be attached to this Form of Proxy, unless previously recorded by Renergen.

9. Where this Form of Proxy is signed under power of attorney, such power of attorney must accompany this Form of Proxy, unless it has been registered by Renergen or waived by the chairperson of the General Meeting.

10. Where Renergen Shares are held jointly, all joint holders are required to sign this Form of Proxy.

11. A minor Renergen Shareholder must be assisted by his/her parent/guardian, unless the relevant documents establishing his/her legal capacity are produced or have been registered by Renergen.

12. This Form of Proxy shall be valid at any resumption of an adjourned or postponed meeting to which it relates although this Form of Proxy shall not be used at the resumption of an adjourned or postponed meeting if it could not have been used at the General Meeting of Renergen Shareholders from which it was adjourned or postponed for any reason other than it was not lodged timeously for the meeting from which the adjournment took place.

13. This Form of Proxy shall in addition to the authority conferred by the Companies Act except insofar as it provides otherwise, be deemed to confer the power generally to act at the General Meeting of Renergen Shareholders in question, subject to any specific direction contained in this Form of Proxy as to the manner of voting.

14. A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the death or mental disorder of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Renergen Shares in respect of which the proxy is given, provided that no notification in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by Renergen before the commencement of the meeting or adjourned meeting at which the proxy is used.

15. Any proxy appointed pursuant to this Form of Proxy may not delegate her or his authority to act on behalf of the relevant Renergen Shareholder.

16. In terms of section 58 of the Companies Act, unless revoked, an appointment of a proxy pursuant to this Form of Proxy remains valid only until the end of the General Meeting of Renergen Shareholders or any adjournment of such General Meeting or any postponed meeting.

RENERGEN LIMITED

(Incorporated in the Republic of South Africa)
(Registration number 2014/195093/06)
JSE and A2X Share code: REN
ISIN: ZAE000202610
LEI: 378900B1512179F35A69
Australian Business Number (ABN): 93 998 352 675
ASX Share code: RLT
("**Renergen**")

FORM OF SURRENDER, TRANSFER AND ACCEPTANCE
(for use by Certificated Renergen Shareholders only)

*The definitions and interpretations commencing on page 21 of the Circular to which this Form of Surrender, Transfer and Acceptance is attached ("**the Circular**"), apply, unless the context clearly indicates otherwise, to this Form of Surrender, Transfer and Acceptance.*

This form should be read in conjunction with the Circular.

DEMATERIALISED RENERGEN SHAREHOLDERS MUST *NOT* COMPLETE THIS FORM OF SURRENDER, TRANSFER AND ACCEPTANCE.

Instructions:

1. A separate Form of Surrender, Transfer and Acceptance is required for each Renergen Shareholder. Renergen Shareholders must complete this form in BLOCK CAPITALS.
2. Part A must be completed by all Renergen Shareholders who return this form and **relates to the surrender of Documents of Title.**
3. Part B must be completed by Renergen Shareholders **who are former residents of or non-residents of** the Common Monetary Area (see note 2).
4. Part C must be completed by all Renergen Shareholders who return this form and relates to the **acceptance of the Standby Offer.**
5. Part D must be completed by all Renergen Shareholders who return this form and **relates to the settlement of the Scheme Consideration or the Standby Offer Consideration, as applicable.**

Please also read the notes overleaf.

To: Computershare Investor Services Proprietary Limited

Hand deliveries to:	**Postal deliveries to:**
Computershare Investor Services (Pty) Ltd First floor, Rosebank Towers 15 Biermann Avenue Rosebank Johannesburg, 2196	**Computershare Investor Services (Pty) Ltd** Private Bag X3000, Saxonwold, 2132

Dear Sirs/Madams

PART A – SURRENDER OF DOCUMENTS OF TITLE

ALL RENERGEN SHAREHOLDERS WHO RETURN THIS FORM MUST PLEASE COMPLETE PART A.

Certificated Renergen Shareholders who wish to anticipate the Scheme becoming Operative and expedite settlement of the Scheme Consideration, should complete Part A and return this form to Computershare together with their Document(s) of Title by no later 12:00 on the Scheme Consideration Record Date.

Should the Scheme not become Operative, relevant Documents of Title surrendered to and held by Computershare will be returned to such Renergen Shareholders by Computershare, at such Renergen Shareholders' own risk, by registered post within 5 (five) Business Days from the date of receipt of the Documents of Title or the date on which it becomes known that the Scheme will not become Operative, whichever is the later.

Surname or Name of corporate body:

First names (in full):

Title:

Address: Postal code:

Country:

Telephone: ( )

Cellular telephone number:

Email address:

Please note: In order to comply with the requirements of the Financial Intelligence Centre Act, No 38 of 2001 ("**FICA**"), Computershare will not be able to record any change of address mandated unless the relevant FICA documentation as advised by Computershare is received from the relevant Renergen Shareholder. Renergen Shareholders are required to contact Computershare directly on 086 1100 634 (or +27 11 370 5000) in order for Computershare to advise them of the specific FICA documentation required.

I/WE HEREBY SURRENDER THE ENCLOSED SHARE CERTIFICATE/S, CERTIFIED TRANSFER DEED/S AND/OR OTHER DOCUMENTS OF TITLE, DETAILS OF WHICH HAVE BEEN COMPLETED BELOW.

Share certificate/s and/or other Document(s) of Title to be surrendered (as enclosed)

Name of registered holder (separate form for each holder)	Certificate number(s) (in numerical order)	Number of Renergen Shares covered by each certificate
	Total	

Signature of UCP Shareholder:	Stamp and address of agent lodging this form
Assisted by me (if applicable):	
State full name and capacity:	
Date: 2025	
Telephone number (Home): ( )	
Telephone number (Work): ( )	
Cell phone number: ( )	

Signatories may be called upon for evidence of their authority or capacity to sign this form.

PART B – FORMER RESIDENTS OF THE COMMON MONETARY AREA

1. **To be completed only by Certificated Renergen Shareholders who are former residents of the Common Monetary Area. NB: PART A must also be completed.**

   The Scheme Consideration will be forwarded to the authorised dealer nominated below for its control and credited to the former resident's blocked account. Accordingly, a non-resident who is a former resident of South Africa must provide the following information:

   Name and address of authorised dealer in South Africa or substitute instruction

   ____

   ____

   ____

   ____

   Account number

   ____

   ____

2. **To be completed only by all other non-resident Renergen Shareholders who wish to provide a substitute address.**

   The Scheme Consideration or Standby Offer Consideration, as applicable, will be posted to the registered address of the non-resident concerned, unless written instructions to the contrary are received and a substitute address provided below:

   Substitute address

   ____

   ____

   ____

3. If no nomination is made in terms of 1 above, the Scheme Consideration or the Standby Offer Consideration, if applicable, will be held in trust by the Transfer Secretaries.

PART C – STANDBY OFFER

Please tick the appropriate box:

1. I/We, by ticking the box below, hereby irrevocably accept the Standby Offer, if made, in respect of the Standby Offer Shares held by me/us as represented by the Documents of Title enclosed herewith, or all the share certificates for Renergen Shares currently held by Renergen on my behalf, (as the case may be) which Renergen Shares are hereby surrendered with this form of surrender, transfer and acceptance.

   ☐ Please tick this box if you ACCEPT the Standby Offer. By ticking this box, Renergen Shareholders acknowledge that once they have accepted the Standby Offer, they will no longer be able to deal in their Renergen Shares or have the surrendered Documents of Title returned until such time as the Standby Offer (if made) fails.

   ALTERNATIVELY, I/We, by ticking the box below, hereby reject the Standby Offer:

   ☐ Please tick this box if you REJECT the Standby Offer.

2. The following portion of Part C only needs to be completed by those Renergen Shareholders who have accepted the Standby Offer by ticking the applicable box at 1 above.

   ☐ Please tick this box if you accept the Standby Offer in respect of ALL the Renergen Shares held by you.

   ALTERNATIVELY, should you only accept the Standby Offer in respect of some of the Renergen Shares held by you, kindly state the number of Renergen Shares in respect of which the Standby Offer is accepted:

   (insert number of Renergen Shares)

   ____

   Please note that, as the default position, it is assumed that a Renergen Shareholder that has accepted the Standby Offer, has accepted the Standby Offer in respect of ALL the Renergen Shares held by that Renergen Shareholder. Accordingly, should an Renergen Shareholder have accepted the Standby Offer by ticking the applicable box at 1 above, but such Renergen Shareholder has neither ticked the applicable box in 2 above nor inserted the number of Renergen Shares in respect of which the Standby Offer is accepted, such Renergen Shareholder shall be deemed to have accepted the Standby Offer in respect of all the Renergen Shares held by that Renergen Shareholder.

PART D – SETTLEMENT OF SCHEME CONSIDERATION OR STANDBY OFFER CONSIDERATION

In order to comply with recent legislative changes, the Consideration Shares may only be issued in Dematerialised form.

All Renergen Shareholders should kindly complete the section below, dealing with the settlement of the Consideration Shares, in the event that the Renergen Shareholder becomes entitled to the Consideration Shares, whether as a result of the Scheme or the Standby Offer (as applicable) becoming Operative.

1. ☐ Please tick this box if you have an account with a Broker or CSDP and wish such account to be credited with the Consideration Shares, and insert the details of such Broker or CSDP account below:

Name of account holder:	
Name of Broker:	
Name of CSDP:	
Account number of Broker:	
Account number of CSDP:	
Telephone number of Broker/CSDP:	
SCA number of Broker/CSDP:	

Please note: Should the account details provided by you above be incorrect or incomplete, it will not be possible to credit such account with the Consideration Shares, in which case you will be issued with a statement of allocation, confirming the number of Consideration Shares due to you. The statement of allocation will be sent to you, at your risk, at the address provided by you in Part A above.

2. ☐ Please tick this box if you do not have an account with a Broker or CSDP. It will be necessary for you to appoint a Broker or CSDP before the Consideration Shares can be credited to your Broker or CSDP account. In the meantime, you will be issued with a statement of allocation, confirming the number of Consideration Shares due to you. The statement of allocation will be sent to you, at your risk, at the address provided by you in Part A above.

3. ☐ Please tick this box if you do NOT wish to receive the Consideration Shares in Dematerialised form and instead wish to "withdraw" the Dematerialised Consideration Shares due to you and replace these with a physical Document of Title (share statement). The Document of Title (share statement) for the Consideration Shares will be sent you, at your risk, at the address provided by you in Part A above.

Should the account details provided by you above be incorrect or incomplete, it will not be possible to credit such account with the Consideration Shares, in which case your Consideration Shares will be held with Computershare until such time as correct information is received.

Notes:

1. Former residents of the Common Monetary Area must complete Part B.
2. All other non-residents of the Common Monetary Area must complete Part B if they wish the Scheme Consideration or the Standby Offer Consideration, if applicable, to be sent to an address other than their address in the Register.
3. If Part B is not properly completed, the Scheme Consideration or the Standby Offer Consideration, if applicable, (in the case of former residents) will be held in trust by the Transfer Secretaries pending receipt of the necessary nomination or instruction.
4. The Scheme Consideration or the Standby Offer Consideration, if applicable, will not be sent to Renergen Shareholders unless and until Documents of Title in respect of the relevant Renergen Shares have been surrendered to the Transfer Secretaries.
5. If an Renergen Shareholder produces evidence to the satisfaction of Renergen and ASPI that Documents of Title in respect of Renergen Shares have been lost or destroyed, Renergen may waive the surrender of such Documents of Title against delivery of a duly executed indemnity in a form and on terms and conditions approved by Renergen and ASPI, or may in their discretion waive such indemnity.
6. If this form of surrender, transfer and acceptance is not signed by the Renergen Shareholder, the Renergen Shareholder will be deemed to have irrevocably appointed the company secretary of Renergen to implement that Renergen Shareholder's obligations under the Scheme or the Standby Offer, as the case may be, on his/her behalf.
7. Persons who have acquired Renergen Shares after the date of posting of the Circular to which this form of surrender, transfer and acceptance is attached, can obtain copies of the form of surrender, transfer and acceptance and the Circular from Renergen's company secretary at 13th Floor, Illovo Point, 68 Melville Road, Illovo Sandton, 2196, South Africa and from the Transfer Secretaries at Computershare Investor Services Proprietary Limited, Rosebank Towers, 15 Biermann Avenue, Rosebank Johannesburg, 2196, South Africa (Private Bag X3000, Saxonwold, 2132).
8. No receipts will be issued for documents lodged, unless specifically requested. In compliance with the requirements of the JSE, lodging agents are requested to prepare special transaction receipts. Signatories may be called upon for evidence of their authority or capacity to sign this form.
9. Any alteration to this form of surrender, transfer and acceptance must be signed in full and should not be merely initialled.
10. If this form of surrender, transfer and acceptance is signed under a power of attorney, then such power of attorney, or a notarially certified copy hereof, must be sent with this form for noting (unless it has already been noted by Renergen or the Transfer Secretaries).
11. Where the Renergen Shareholder is a company or a close corporation, unless it has already been registered with Renergen or the Transfer Secretaries, a certified copy of the directors' or members' resolution authorising the signing of this form of surrender, transfer and acceptance must be submitted if so requested by Renergen.
12. Note 11 above does not apply in the event of this form bearing the stamp of a broking member of the JSE.
13. Where Renergen Shares are held jointly, all joint holders are required to sign this form of surrender, transfer and acceptance.